Form 10-K405, Exhibit 13
period 1996-09-30
PITTSBURGH HOME FINANCIAL CORP
filed 1996-12-27
CIK 1003936

                                                                    Exhibit 13


                              FINANCIAL HIGHLIGHTS

At year end September 30,                                       1996                      1995                       1994
----------------------------------------------    ------------------       -------------------         ------------------
                                             (Dollar amounts in thousands, except per share data)
Total assets                                                $195,330                  $157,570                   $130,646

Loans receivable, net                                        135,552                   102,938                     65,341

Deposits                                                     124,342                   115,497                    110,394

FHLB Advances                                                 36,500                    29,000                      8,500

Shareholders' equity                                          30,372                    10,610                      9,905

Book value per share                                           13.92                       N/A                        N/A


For the year ended September 30,
----------------------------------------------

Net interest income                                         $  5,441                  $  4,162                   $  3,839

Net income                                                       772                       705                        351
Net income (1)                                                 1,245

Earnings per share (beginning April 1, 1996)                    0.15                       N/A                        N/A
Earnings per share (beginning April 1, 1996)(1)                 0.38

Dividends per share                                             0.05                       N/A                        N/A


Selected Ratios
-----------------------------------------------

Return on average equity                                        3.80%                     6.83%                      3.60%
Return on average equity(1)                                     6.14%                      N/A                        N/A

Return on average assets                                        0.44%                     0.51%                      0.26%
Return on average assets(1)                                     0.71%                      N/A                        N/A

Interest rate spread                                            2.64%                     2.78%                      2.73%

Net interest margin                                             3.22%                     3.09%                      2.90%

Operating expenses as a percent of average assets               2.47%                     2.14%                      2.02%
Operating expenses as a percent of average assets(1)            2.05%                      N/A                        N/A

Efficiency ratio(2)                                            73.94%                    65.23%                     65.46%
Efficiency ratio(1)(2)                                         61.31%                      N/A                        N/A

Nonperforming assets to total assets                            1.22%                     1.47%                      1.66%

Allowance for loan losses to nonperforming assets              50.27%                    39.70%                     32.73%

(1) - Excludes one time special Savings Association Insurance Fund ("SAIF") assessment of $739,000 or $473,000 after tax ($.23 per share) incurred in the September 1996 quarter to recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC").

(2) - The efficiency ratio represents noninterest expense as a percentage of the sum of net interest income and noninterest income.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The selected consolidated financial and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein.

                                                                        As of or For the
                                                                    Year Ended September 30,
                                       --------------------------------------------------------------------------------
                                            1996             1995             1994             1993             1992
                                       ------------     ------------     ------------     ------------     ------------
                                                                     (Dollars in Thousands)
SELECTED FINANCIAL AND OTHER DATA:
Total assets                                $195,330         $157,570         $130,646         $135,403         $129,661
Investment securities                         22,481           18,758           21,999           32,576           18,853
Mortgage-backed securities                    23,825           27,458           25,858           26,764           22,366
Loans receivable, net                        135,552          102,938           65,341           67,432           75,431
Cash and cash equivalents                      7,562            3,545           13,347            4,653            8,874
Deposits                                     124,342          115,497          110,394          114,377          115,200
FHLB advances                                 36,500           29,000            8,500            9,500            4,000
Shareholders' equity                          30,372           10,610            9,905            9,554            8,618
Non-performing assets(1)                       2,377            2,320            2,172            1,822            1,840
Full-service offices at end of
  period                                           6                5                5                5                5

SELECTED OPERATING DATA:
Interest income                              $12,933          $ 9,998         $  8,756         $  9,233         $  9,948
Interest expense                               7,492            5,836            4,917            5,176            6,246
                                             -------          -------         --------         --------         --------
Net interest income                            5,441            4,162            3,839            4,057            3,702
Provision for losses on loans                    300              304              135              249               55
                                             -------          -------         --------         --------         --------
Net interest income after
  provision for losses on loans                5,141            3,858            3,704            3,808            3,647
Noninterest income (loss)                        369              333            (362)              555              364
Special SAIF assessment(2)                       739              N/A              N/A              N/A              N/A
Other noninterest expenses                     3,557            2,932            2,761            2,765            2,695
                                             -------          -------         --------         --------         --------
Income before income taxes                     1,214            1,259              581            1,598            1,316
Income taxes                                     442              554              230              673              484
                                             -------          -------         --------         --------         --------
Net income                                   $   772(2)       $   705         $    351         $    925         $    832
                                             =======          =======         ========         ========         ========

PER COMMON SHARE:
Net income                                   $   .15(2)           N/A              N/A              N/A              N/A
Cash dividends                                   .05              N/A              N/A              N/A              N/A

SELECTED OPERATING RATIOS(3):
Average yield earned on
  interest-earning assets                       7.66%            7.42%            6.63%            7.19%            8.24%
Average rate paid on interest-
  bearing liabilities                           5.02             4.64             3.90             4.21             5.39
Average interest rate spread(4)                 2.64             2.78             2.73             2.98             2.85
Net interest margin(4)                          3.22             3.09             2.90             3.16             3.07
Ratio of interest-earning assets
  to interest-bearing liabilities             113.19           107.12           104.82           104.47           104.27

Net interest income to
  operating expenses                            1.27             1.40             1.39             1.47             1.37
Operating expenses as a
  percent of average assets                     2.47(2)          2.14             2.02             2.08             2.16
Return on average assets                         .44(2)           .51              .26              .70              .67
Return on average equity                        3.80(2)          6.83             3.60            10.31            10.35
Ratio of average equity to
  average assets                               11.68             7.43             7.14             6.76             6.46

ASSET QUALITY RATIOS(3):
Non-performing loans as a percent
  of total loans                                1.55%            2.09%            3.05%            2.56%            2.32%
Non-performing assets as a percent
  of total assets                               1.22             1.47             1.66             1.35             1.42
Allowance for loan losses as a
  percent of total loans                         .78              .83             1.00              .85              .47
Allowance for loan losses as a
  percent of non-performing loans              50.27            39.70            32.73            32.82            20.09

CAPITAL RATIOS(5):
Tier 1 risk-based capital ratio                24.33%           14.87%           19.88%           19.07%             N/A
Total risk-based capital ratio                 25.58            16.12            21.13            20.27              N/A
Tier 1 leverage capital ratio                  11.55             6.73             7.58             7.06              N/A


                                                   (Footnotes on following page)

------------------

(1) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non-performing loans consist of non-accrual loans and accruing loans 90 days or more overdue, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(2) Per common share data have been stated only for a partial period because of the Company's conversion to stock form on April 1, 1996. Without giving effect to the one-time special Savings Association Insurance Fund ("SAIF") assessment of $739,000 or $473,000 after tax ($.23 per share) incurred in the September 1996 quarter to recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC"), net income and net income per share would have been $1.25 million and $.38, respectively, and operating expenses as a percent of average assets, return on average assets and return on average equity would have been 2.05%, .71% and 6.14%, respectively.

(3) Asset Quality Ratios and Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.

(4) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Prior to fiscal 1993, the Company operated the Savings Bank as a mutual savings and loan association. As such, the Savings Bank was subject to the capital ratios of the Office of Thrift Supervision and not those of the FDIC and was at all times in capital compliance therewith.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Pittsburgh Home Financial Corp. (the "Company") is a Pennsylvania corporation organized in September 1995 by Pittsburgh Home Savings Bank (the "Savings Bank") for the purpose of acquiring all of the capital stock of the Savings Bank issued in the conversion (the "Conversion") of the Savings Bank from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank. The Conversion was completed on April 1, 1996. The only significant assets of the Company are the capital stock of the Savings Bank, the Company's loan to an employee stock ownership plan, and the balance of the net Conversion proceeds retained by the Company.

     The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earning assets, which consist principally of loans, investment securities and other investments, and interest expense on interest-bearing liabilities, which consist principally of deposits and borrowings. The Savings Bank's net income also is affected by its provision for loan losses, as well as the level of its other operating income, including loan fees and service charges and its other operating expenses, including salaries and employee benefits, occupancy expense, federal deposit insurance premiums and miscellaneous other expenses, and income taxes.

CHANGES IN FINANCIAL CONDITION

     The Company's assets increased by $37.6 million or 23.9% from $157.6 million at September 30, 1995 to $195.3 million at September 30, 1996. The increase in total assets was primarily attributable to increased residential mortgage and residential construction loan originations, as the Company continued a more aggressive approach to originations in these loan categories. The Company's loans receivable, net, increased by $32.7 million or 31.8% from $102.9 million at September 30, 1995 to $135.6 million at September 30, 1996. The increase is primarily attributable to residential mortgage originations, which increased $30.3 million or 35.0%, as the Company expanded its relationships with local mortgage brokers and offered more competitive mortgage rates and to construction loan originations, which increased $1.8 million or 18.6%, as the Company also expanded its relationships with contractors. Investment securities and mortgage-backed securities increased by $100,000 or
 .2% and cash and cash equivalents increased by $4.1 million or 117.1% between September 30, 1995 and 1996, attributable to the proceeds from the stock offering which were offset by the funding of the Company's increased level of lending during fiscal 1996. The increase in loan originations were also funded by a $7.5 million or 25.9% increase in advances from the Federal Home Loan Bank of Pittsburgh ("FHLB") as well as from an $8.8 million or 7.6% increase in deposits. The increase in advances from the FHLB were used primarily to fund the origination of one-to-four family mortgage loans as well as to fund the origination of construction loans. The increase in deposits during fiscal 1996 was primarily as a result of an increase in rates offered by the Company as well as a general increase in market interest rates. Shareholders' equity increased $19.8 million or 186.3% to $30.4 million at September 30, 1996, as a result of the Company's net income for fiscal 1996 and the completion of the stock offering.

     AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table sets forth, for the periods and at the date indicated, information regarding Company's average balance sheet. Information is based on average daily balances during the periods presented.

                                        At                                  Year Ended September 30,
                                   September 30,  ---------------------------------------------------------------------------------
                                       1996                       1996                                    1995
                                  --------------  -------------------------------------   -------------------------------------
                                     Average                                  Average                                 Average
                                      Yield/        Average                   Yield/        Average                   Yield/
                                     Rate(1)        Balance     Interest       Rate         Balance     Interest       Rate
                                  --------------  -----------  -----------  -----------   -----------  -----------  -----------
                                                                            (Dollars in Thousands)
Interest-earning assets:
  Investment securities                  6.07%       $ 18,868       1,124       5.96%      $ 21,236      $1,129         5.32%
  Mortgage-backed securities             6.76          25,597       1,703       6.65         28,956       1,808         6.24
  Loans receivable(1):
    First mortgage loans                 8.20         109,032       8,991       8.25         73,401       6,197         8.44
    Other loans                          9.13           6,745         609       9.03          6,683         614         9.19
                                                     --------      ------                  --------      ------
      Total loans receivable             8.22         115,777       9,600       8.29         80,084       6,811         8.50
                                                     --------      ------                  --------      ------
  Other interest-earning assets          5.80           8,695         506       5.82          4,444         250         5.63
                                                     --------      ------                  --------      ------
    Total interest-earning assets        7.95%        168,937      12,933       7.66%       134,720      $9,998         7.42%
                                         ====                      ======       ====                     ======         ====

Noninterest-earning assets                              4,810                                 4,278
                                                     --------                              --------
    Total assets                                     $173,747                              $138,998
                                                     ========                              ========

Interest-bearing liabilities:
  Deposits                               4.66%       $114,377       5,373       4.70%      $109,209      $4,806         4.40%
  FHLB advances                          6.40          30,092       2,012       6.69         14,129         981         6.94
  Escrows                                2.00           4,777         107       2.24          2,425          49         2.02
                                         ----        --------       -----                  --------      ------         ----
    Total interest-bearing               5.04%        149,246       7,492       5.02%       125,763      $5,836         4.64%
      liabilities                        ====                       =====                                ======         ====

Noninterest-bearing liabilities                         4,216                                 2,907
                                                     --------                              --------
    Total liabilities                                 153,462                               128,670
Shareholders' equity                                   20,285                                10,328
                                                     --------                              --------
    Total liabilities and retained
      earnings                                       $173,747                              $138,998
                                                     ========                              ========
Net interest-earning assets                          $ 19,691                              $  8,957
                                                     ========                              ========
Net interest income/interest
  rate spread                            2.91%                      $5,441      2.64%                    $4,162         2.78%
                                         ====                       ======      ====                     ======         ====
Net interest margin(2)                                                          3.22%                                   3.09%
                                                                                ====                                    ====
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                                                113.19%                                 107.12%
                                                                              ======                                  ======



                                                                    Year Ended September 30,
                                                          -------------------------------------------
                                                                              1994
                                                          -------------------------------------------
                                                                                            Average
                                                            Average                          Yield/
                                                            Balance        Interest           Rate
                                                          -----------    -----------     ------------
Interest-earning assets:
  Investment securities                                      $ 34,944         $1,648             4.72%
  Mortgage-backed securities                                   28,226          1,522             5.39
  Loans receivable(1):
    First mortgage loans                                       59,779          4,987             8.34
    Other loans                                                 5,107            430             8.42
                                                             --------         ------
      Total loans receivable                                   64,886          5,417             8.35
                                                             --------         ------
  Other interest-earning assets                                 4,104            169             4.12
                                                             --------         ------
    Total interest-earning assets                             132,160         $8,756             6.63%
                                                                              ======             ====

Noninterest-earning assets                                      4,289
                                                             --------
    Total assets                                             $136,449
                                                             ========

Interest-bearing liabilities:
  Deposits                                                   $111,751         $4,093             3.66%
  FHLB advances                                                12,020            776             6.46
  Escrows                                                       2,314             48             2.07
                                                             --------         ------             ----
    Total interest-bearing                                    126,085         $4,917             3.90%
      liabilities                                                             ======             ====

Noninterest-bearing liabilities                                   624
                                                             --------
    Total liabilities                                         126,709
Shareholders' equity                                            9,740
                                                             --------
    Total liabilities and retained
      earnings                                               $136,449
                                                             ========

Net interest-earning assets                                  $  6,075
                                                             ========
Net interest income/interest
  rate spread                                                                 $3,839             2.73%
                                                                              ======             ====
Net interest margin(2)                                                                           2.90%
                                                                                                 ====
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                                                                 104.82%
                                                                                               ======

(1) Includes non-accrual loans.

(2) Net interest income divided by interest-earning assets.

     RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume.

                                                                        Year Ended September 30,
                                            ----------------------------------------------------------------------
                                                                      1996 vs. 1995
                                            ----------------------------------------------------------------------
                                                                Increase
                                                            (Decrease) Due to
                                            -----------------------------------------------
                                                                                                 Total Increase
                                                 Rate            Volume        Rate/Volume         (Decrease)
                                            ------------     ------------     -------------     ----------------
Interest-earnings assets:

  Investment securities                         $ 136           $  (126)         $ (15)               $   (5)
  Mortgage-backed securities                      119              (210)           (14)                 (105)
  Loans receivable, net                          (154)            3,013            (70)                2,789
  Other interest-earning assets                     9               239              8                   256
                                                -----            ------          -----                ------
    Total interest-earning assets                 110             2,916            (91)                2,935
                                                -----            ------          -----                ------

Interest-bearing liabilities

  Deposits                                        324               228             15                   567
  FHLB advances                                   (36)            1,108            (41)                1,031
  Escrows                                           5                48              5                    58
                                                -----            ------          -----                ------
    Total interest-bearing liabilities            293             1,384            (21)                1,656
                                                -----            ------          -----                ------
Increase (decrease) in net interest income      $(183)           $1,532          $ (70)               $1,279
                                                =====            ======          =====                ======

                                                              Year Ended September 30,
                                          ----------------------------------------------------------------
                                                                    1995 vs. 1994
                                          ----------------------------------------------------------------
                                                             Increase
                                                         (Decrease) Due to
                                          ----------------------------------------------
                                                                                             Total Increase
                                              Rate            Volume         Rate/Volume       (Decrease)
                                          -----------     ------------      ------------     --------------
Interest-earnings assets:

  Investment securities                        $ 210           $ (646)            $ (83)           $ (519)
  Mortgage-backed securities                     240               39                 7               286
  Loans receivable, net                           99            1,269                26             1,394
  Other interest-earning assets                   62               14                 5                81
                                               -----           ------             -----            ------
    Total interest-earning assets                611              676               (45)            1,242
                                               -----           ------             -----            ------

Interest-bearing liabilities

  Deposits                                       825              (93)              (19)              713
  FHLB advances                                   59              136                10               205
  Escrows                                         --                1                --                 1
                                                ----           ------             -----            ------
    Total interest-bearing liabilities           884               44                (9)              919
                                               -----           ------             -----            ------
Increase (decrease) in net interest income     $(273)          $  632             $ (36)           $  323
                                               =====           ======             =====            ======

RESULTS OF OPERATIONS

     NET INCOME. The Company reported net income of $772,000, $705,000 and $351,000 for the fiscal years ended September 30, 1996, 1995 and 1994, respectively. Without the one-time special assessment described below, the Company's net income during fiscal 1996 would have been $1.25 million. For fiscal 1996, the $67,000 or 9.5% increase in net income from fiscal 1995 was attributable to a $1.3 million or 30.7% increase in net interest income, a $36,000 or 10.9%, increase in noninterest income and a reduction in the provision for income taxes of $112,000 or 20.2%. These increases in income during fiscal 1996 were offset by an increase of $1.4 million or 46.5% in noninterest expense, from $2.9 million in fiscal 1995 to $4.3 million in fiscal 1996. A one-time $739,000 pre-tax charge for the amount of the Federal Deposit Insurance Corporation ("FDIC") special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") is the primary component of the increase in noninterest expense. Excluding the special assessment, which affected all banking institutions with SAIF insured deposits, the Company's noninterest expense for the year ended September 30, 1996 increased $625,000 or 21.3% from the year ended September 30, 1995. This increase in noninterest expense is attributable to opening and operating a denovo supermarket branch office, an increase in professional fees related to operating the Company as a public reporting entity, additional hiring of personnel, implementation of a 401k and employee stock ownership plan, and the implementation of a local area computer network at the Company's headquarters.

     For fiscal 1996, the Company's net interest margin increased to 3.22% from 3.09% in fiscal 1995 and the Company's interest rate spread decreased 14 basis points to 2.64% from 2.78% for fiscal 1995. The yield earned on the Company's interest-earning assets increased 24 basis points to 7.66% from 7.42%, while the Company's average cost of interest-bearing liabilities increased 38 basis points to 5.02% in 1996 from 4.64% in 1995. The increase in the Company's yield earned was attributable to having a greater portion of its interest-earning assets in higher yielding first mortgage loans. The increase in the average cost of liabilities reflects more aggressive pricing on the Company's certificate of deposit accounts, coupled with increased borrowings from the FHLB. The improvement in the Company's net interest margin is also attributable to the overall increase in interest-earning assets purchased with the proceeds from the stock offering.

     For fiscal 1995, the Company's net interest margin increased to 3.09% from 2.90% in fiscal 1994 and the Company's interest rate spread increased 5 basis points to 2.78% from 2.73% for fiscal 1994 from 6.63% to 7.42%. The yield earned on the Company's interest-earning assets increased 79 basis points, which offset a 74 basis point increase in the Company's average cost of interest-bearing liabilities, from 3.90% to 4.64%. The increase in the Company's yield earned was attributable to having a greater portion of its interest-earning assets in higher yielding first mortgage loans. The increase in the average cost of liabilities reflects the impact of seven Federal Reserve Board rate increases during 1994 and the first quarter of 1995 and the corresponding increase in rates offered by the Savings Bank on deposit products to respond to rates offered by other financial institutions in its market area. The increase in rates paid on deposits and other interest-bearing liabilities at the end of fiscal 1995 rose more rapidly than the rates earned on interest-earning assets. As a result, the Company's interest rate spread declined to 2.64% at September 30, 1995.

     NET INTEREST INCOME. Net interest income before the provision for losses on loans increased $1.3 million or 30.7% during fiscal 1996 compared to the prior fiscal year, due to a $34.2 million or 25.4% increase in the average balance of interest-earning assets, primarily attributable to a 44.6% increase in average loans receivable. The increase in interest-earning assets over interest-bearing liabilities was primarily attributable to the proceeds from the Company's stock offering. Another contributing factor was an increase in the average yield earned on interest-earning assets to 7.66% in 1996 from 7.42% in 1995. The increases in both average balances and yield on earnings assets more than offset an increase of $23.5 million in average interest-bearing liabilities, from $125.8 million with a related cost of 4.64% in 1995 to $149.2 million with a related cost of 5.02% in 1996. In fiscal 1995, net interest income before provision for losses on loans increased $323,000 or 8.4% compared to the prior fiscal year, due to a $2.6 million or 1.9% increase in the average balance of interest-earning assets, primarily attributable to a 23.4% increase in average loans receivable, which more than offset a $919,000 or 18.7% increase in total interest expense, due to a 74 basis point increase in the average rate paid on interest-bearing liabilities.

     During fiscal 1996, total interest income increased by $2.9 million or 29.4% compared to fiscal 1995, primarily due to a $2.8 million or 41.0% increase in interest earned on loans receivable, a $33,000 or 2.8% increase in interest earned on investments, and a $217,000 or 114.7% increase in interest earned on interest-bearing deposits, which more than offset a $105,000 or 5.8% decrease in interest earned on mortgage-backed securities. The increase in interest on loans receivable was due to an increase in the average balance of loans receivable outstanding increasing 44.6% to $115.8 million during fiscal 1996 as compared to $80.0 million during fiscal 1995. This increase in the average outstanding balance more than offset a decrease in the yield on loans receivable of 21 basis points to 8.3% during 1996 from 8.5% during 1995. The decrease of 21 basis points can be attributed to an increase in originations in the Company's adjustable rate mortgage (ARM) and balloon mortgage products. At September 30, 1995, total ARM and balloon mortgages totaled $67.4 million; at September 30, 1996, these mortgages products totaled $106.2 million, a $38.8 or 57.5% increase. ARM and balloon mortgages are priced lower than the conventional 30 year fixed rate mortgage product due to their repricing features. The Company continues to expand its construction loan program by slowly increasing the number of home builders that are approved to deal with the Company. The core group of builders that have a relationship with the Company continued to finance new home projects; this group has been expanded in part through the use of a Small Business Association (SBA) program that enables newer and less established builders an opportunity to develop a relationship with the Company. The Company's exposure to these entities is limited due to the fact that these loans are substantially insured against default by the SBA. The Company continued to utilize local mortgage brokers in the acquisition of new loan customers in addition to its emphasis on internally generated product. The increase in interest earned on interest-bearing deposits relates primarily to the investment in a liquid cash fund that invests in overnight repurchase agreements. The decrease in interest earned on mortgage-backed securities relates to less emphasis placed by the Company on purchasing mortgage related investments due to the improved ability of the Company to generate mortgage originations.

     During fiscal 1996, interest expense increased $1.7 million or 28.4% over the prior comparable year, due to a $567,000 or 11.8% increase in interest expense on deposits as well as a $1.1 million or 105.7% increase in interest on FHLB advances and other borrowings. The increase in interest expense on deposits was primarily attributable to an increase in average deposits of $5.2 million or 4.7% from 1995 to 1996. A contributing factor was a 30 basis point increase in the average cost of savings from 4.40% in 1995 to 4.70% in 1996. The increase in interest paid on FHLB advances was due to an increase in the average balance of $16.0 million or 113.0%, which was partially offset by a decrease in the related borrowing cost of 25 basis points from 6.94% in 1995 to 6.69% in 1996. The increased borrowings were used to fund the increased loan demand.

     Net interest income before provision for losses on loans increased $323,000 or 8.4% during fiscal 1995 compared to the prior fiscal year, due to a $2.6 million or 1.9% increase in the average balance of interest-earning assets, primarily attributable to a 23.4% increase in average loans receivable, which more than offset a $919,000 or 18.7% increase in total interest expense, due to a 74 basis point increase in the average rate paid on interest-bearing liabilities.

     During fiscal 1995, total interest income increased by $1.2 million or 14.2% compared to fiscal 1994, primarily due to a $1.4 million or 25.7% increase in interest earned on loans receivable, which more than offset a $152,000 or 4.6% decrease in interest earned on investment securities, mortgage-backed securities and interest-bearing deposits held by the Savings Bank. The increase in interest on loans receivable was due to the combined effect of both a $15.2 million or 23.4% increase in the average balance of loans receivable and a 15 basis point increase in average yield earned. The increase in the average yield resulted primarily from the origination of higher yielding residential loans and a general increase in market interest rates during fiscal 1995. The increase in the average balance of loans was due to a general increase in originations of primarily residential mortgage loans and, to a lesser extent, residential construction loans, during fiscal 1995, as the Savings Bank began to utilize a wider network of local mortgage brokers and building contractors. The decrease in interest earned on investment securities, mortgage-backed securities and interest-bearing deposits held by the Savings Bank was primarily due to a decrease of $13.7 million or 39.2% in the average balance of investment securities, the proceeds of which were used to fund loan originations.

     During fiscal 1995, interest expense increased $919,000 or 18.7% over the prior comparable year, due to a $713,000 or 17.4% increase in interest expense on deposits as well as a $206,000 or 25% increase in interest on FHLB advances and other interest expenses. The increase in interest expense on deposits was primarily attributable to a 74 basis point increase in the average rate paid thereon. This increase was due to an increase in rates offered by the Savings Bank in response to a general increase in market interest rates as well as to respond to rates offered by other financial institutions in its market area. The increase in interest rates also contributed to a shift in customer deposits from passbook and money market accounts into certificates of deposits bearing higher rates. The increase in interest paid on FHLB advances was due to an increase in average balance of $2.1 million or 17.5% as well as a 48 basis point increase in the average interest rate paid thereon. The increased borrowings were used to fund the increased loan demand, while the increase in the rate paid thereon reflects the increase in market interest rates during fiscal 1995.

     PROVISION FOR LOSSES ON LOANS. The Company establishes provisions for losses on loans, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by the Company, industry standards, past due loans, economic conditions in the Company's market area generally and other factors related to the collectibility of the Company's loan portfolio. For the fiscal years ended September 30, 1996, 1995 and 1994, provisions for losses on loans amounted to $300,000, $304,000 and $135,000, respectively. The increased provisions for fiscal 1996 and 1995 over fiscal 1994 reflects the increase in the level of loans originated during the years as well as the percentage increase in construction loans which have greater inherent credit risk than residential mortgage loans. At September 30, 1996, the Company's allowance for loan losses amounted to 50.3% of total non-performing loans and 0.8% of total loans outstanding.

     Although management utilizes its best judgment in providing for possible loan losses, there can be no assurance that the Company will not have to increase its provisions for losses on loans in the future as a result of future increases in non-performing loans or for other reasons, which could adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examinations process, periodically review the Company's provision for losses on loans and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination. The Company was last examined by the FDIC as of December 31, 1995. The Company was not required to increase its provision for losses on loans or adjust the carrying value of its other non-performing assets as a result of such examination.

     NONINTEREST INCOME. Total noninterest income increased $36,000 or 10.9% during fiscal 1996 over the prior fiscal year. The increase was primarily attributable to income from services charges and other fees related to the larger number of Company customers.

     Total noninterest income increased $695,000 or 192.0% during fiscal 1995 over the prior fiscal year. The increase was primarily attributable to there being no losses on the sale of securities during fiscal 1995 compared to a loss during fiscal 1994 of $740,000, which improvement was partially offset by a decrease of $40,000 or 11.3% in income from services charges and other fees as well as a decrease of $6,000 or 25% in other income.

     NONINTEREST EXPENSE. Total noninterest expense increased $1.4 million or 46.5% during fiscal 1996 compared to the prior fiscal year. As noted previously, the SAIF special assessment of $739,000 accounted for 54.2% of this increase in 1996. The other reasons for the increase were an increase in compensation and employee benefits of $396,000 or 26.0%, which is attributable to the hiring a controller and a consumer loan manager in addition to new personnel to staff the branch office opened in October, 1995, along with the implementation of a 401k and employee stock ownership plan. Premises, occupancy and equipment costs increased $85,000 or 22.8% due primarily to operating the new branch facility coupled with additional depreciation expense related to building and equipment improvements. Other expenses increased $107,000 or 22.3% primarily as the result of additional costs related to operating the Company as a public reporting entity. Professional fees increased $74,000 or 56.7%, and printing related costs increased $14,000 or 28.5%. The Company also underwent a data processing conversion during 1996 resulting in additional fees of $18,000 or 18.6%.

     Total noninterest expenses increased by $171,000 or 6.2% during fiscal 1995 compared to the prior fiscal year. The primary reasons for the increase were a $92,000 or 23.6% increase in other expenses, due in part to the Company's payment of MAC(C) ATM operation charges and other related ATM expenses as well as increased expenses related to a new checking account program, a $32,000 or 2.2% increase in compensation and employee benefits and a $38,000 or 32.8% increase in advertising expense. The increase in compensation and employee benefits was due to ordinary annual increases in such expenses. The increase in advertising expense reflects the Company's increased efforts to promote its products and services to help maintain its market share. The increases were partially offset by a decrease of $5,000 or 1.9% decrease in federal deposit insurance premiums due to a lower deposit base for assessment purposes.

     PROVISION FOR INCOME TAXES. The Company incurred a provision for income taxes of $442,000, $554,000 and $230,000 for the fiscal years ended September 30, 1996, 1995 and 1994, respectively. The effective tax rate during each of the foregoing respective fiscal years was 36.4%, 44.0% and 39.6%.

ASSET AND LIABILITY MANAGEMENT

     The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets during a given time period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of September 30, 1996, the amount of the Company's interest-earning assets which were estimated to mature or reprice within one year exceeded the Company's interest-bearing liabilities with the same characteristics by $6.3 million or 3.2% of the Company's total assets.

     The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Asset/Liability Management Committee of the Board of Directors. This Committee meets quarterly to, among other things, set interest rate risk targets and review the Company's current composition of assets and liabilities in light of the prevailing interest rate environment. The Committee assesses its interest rate risk strategy quarterly, which is reviewed by the full Board of Directors.

     The Company has historically emphasized the origination of long-term fixed-rate residential real estate loans for retention in its portfolio. At September 30, 1996, $58.7 million or 42.9% of the Company's total loan portfolio consisted of fixed-rate residential mortgage loans. However, as of such date, the Company also held in its loan portfolio $11.5 million of construction loans which reprice annually and $36.3 million of long-term residential mortgage loans which have interest rate adjustment features at seven years and 15 years. Although the Company anticipates that a majority of its loan portfolio will continue to consist of fixed-rate loans, the Company has recently attempted to mitigate the interest rate risk of holding a significant portion of fixed-rate loans in its portfolio through the origination of ARMs and short-term construction and consumer loans. At September 30, 1996, $22.4 million or 11.5% of the Company's total assets consisted of investment securities, 61.5% of which have terms to maturity of less than five years. In addition, the Company has invested in adjustable rate mortgage-backed securities. At September 30, 1996, $19.0 million or 80.4% of the Company's mortgage-backed securities portfolio was comprised of ARMs. As of December 31, 1995, the Company reclassified its entire investment securities and mortgage-backed securities portfolios as available for sale which will permit the Company to sell such securities if deemed appropriate in response to, among other things, changes in interest rates.

     Management presently monitors and evaluates the potential impact of interest rate changes upon the market value of the Company's portfolio equity
(MVPE) and the level of net interest income on a quarterly basis. MVPE is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company utilizes an outside banking consultant for assistance in modeling its interest rate risk position.

     The following table presents the Company's MVPE as of September 30, 1996:

                                               Market Value of Portfolio Equity
----------------------------------------------------------------------------------------------------------------------------
                                                          Estimated
       Change in                                          MVPE as a
    Interest Rates             Estimated                 Percentage                    Amount
    (basis points)               MVPE                     of Assets                  of Change                 Percent
-------------------      -------------------     -------------------------      ------------------      --------------------
                                                   (Dollars in Thousands)
         +400                  24,154.2                      12.3%                  (10,244.5)                 (29.8)%
         +300                  27,116.0                      13.9                    (7,282.7)                 (21.2)
         +200                  29,807.4                      15.2                    (4,591.3)                 (13.3)
         +100                  32,421.7                      16.6                    (1,977.0)                  (5.7)
          --                   34,398.7                      17.6                        --                      --
         -100                  35,499.0                      18.1                     1,100.3                    3.2
         -200                  35,552.5                      18.2                     1,153.8                    3.4
         -300                  35,662.8                      18.2                     1,264.1                    3.7
         -400                  36,283.1                      18.5                     1,884.4                    5.5


     As noted on the above table, significant increases in interest rates may adversely affect the Company's net interest income and/or MVPE because of the excess of interest-bearing liabilities over interest-earning assets within shorter periods and because the Company's adjustable-rate, interest-earning assets generally are not as responsive to changes in interest rates as its interest-bearing liabilities due to terms which generally permit only annual adjustments to the interest rate and which generally limit the amount which interest rates thereon can adjust at such time and over the life of the related asset. In addition, the proportion of adjustable-rate loans and assets in the Company's loan and investment portfolio could decrease in future periods if market rates of interest remain at or decrease below current levels.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds are deposits, advances from the FHLB, repayments, prepayments and maturities of outstanding loans, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Company manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. In addition, the Company invests in short-term investment securities and interest-earning assets which provide liquidity to meet lending requirements. Although the Company's deposits have historically represented the majority of its total liabilities, the Company also utilizes other borrowing sources, primarily advances from the FHLB.

     Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, and U.S. Government agency securities. On a longer-term basis, the Company invests in various loans, mortgage-backed securities, and investment securities. The Company uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. At September 30, 1996, the total approved loan commitments outstanding (excluding undisbursed portions of loans in process) amounted to $9.2 million. At the same date, the unadvanced portion of loans in process approximated $7.7 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1996 totalled $8.4 million. Management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Company.

     As of September 30, 1996, the Company had regulatory capital which was in excess of applicable limits.

RECAPITALIZATION OF SAIF

     The deposits of the Savings Bank are currently insured by the SAIF. Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers commercial bank deposits, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF fund met its target reserve level in September 1995, but the SAIF was not expected to meet its target reserve level until at least 2002. Consequently, in late 1995, the FDIC approved a final rule regarding deposit insurance premiums which, effective with respect to the semiannual premium assessment beginning January 1, 1996, reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to an annual minimum of $2,000) for institutions in the lowest risk category. Deposit insurance premiums for SAIF members were maintained at their existing levels (23 basis points for institutions in the lowest risk category).

     On September 30, 1996, President Clinton signed into law legislation which will eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The legislation provides that all SAIF member institutions pay a one-time special assessment to recapitalize the SAIF, which in the aggregate will be sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. The legislation also provides for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

     Effective October 8, 1996, FDIC regulations imposed a one-time special assessment of 65.7 basis points on SAIF-assessable deposits as of March 31, 1995, which was collected on November 27, 1996. The Company's one-time special assessment amounted to $739,000 pre-tax. The payment of such special assessment had the effect of immediately reducing the Company's capital by $473,000 after tax. Nevertheless, management does not believe that this one-time special assessment will have a material adverse effect on the Company's consolidated financial condition or cause non-compliance with the Savings Bank's regulatory capital requirements.

     On October 16, 1996, the FDIC proposed to lower assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective SAIF rates would range from zero basis points to 27 basis points. From 1997 through 1999, SAIF members will pay
6.4 basis points to fund the Financing Corporation while BIF member institutions will pay approximately 1.3 basis points. The Company's deposit insurance premiums, which have amounted to 23 basis points will be reduced to
6.4 basis points. Based upon the $126.5 million of assessable deposits at September 30, 1996, the Company would expect to pay approximately $52,000 less in insurance premiums per quarter during 1997, or $.03 per share.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

ERNST & YOUNG LLP                             One Oxford Centre
                                              Pittsburgh, Pennsylvania 15219
                                              Phone: 412-644-7800

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Pittsburgh Home Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Pittsburgh Home Financial Corp. and its subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of Pittsburgh Home Financial Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Pittsburgh Home Financial Corp. and its subsidiary at September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                                     /s/ ERNST & YOUNG LLP


November 8, 1996

                        Pittsburgh Home Financial Corp.

                 Consolidated Statements of Financial Condition

                                                                                       SEPTEMBER 30
                                                                                1996                  1995
                                                                        --------------------------------------------
ASSETS
Cash                                                                          $    915,326          $  1,417,548
Interest-bearing deposits                                                        6,646,384             2,127,055
                                                                        --------------------------------------------
                                                                                 7,561,710             3,544,603

Investment securities available for sale (cost of $46,381,706)                  46,305,705                    --
Investment securities held to maturity (fair value of $46,280,873)                      --            46,215,620
Loans receivable, net of allowance of $1,128,279 in 1996 and $920,685
   in 1995                                                                     135,551,534           102,937,733
Accrued interest receivable                                                      1,243,462             1,071,033
Premises and equipment, net                                                      1,900,149             1,919,162
Federal Home Loan Bank stock--at cost                                            1,875,000             1,450,000
Deferred income taxes                                                              523,632               178,763
Foreclosed real estate                                                             133,256                    --
Other assets                                                                       235,317               252,757
                                                                        --------------------------------------------
Total assets                                                                  $195,329,765          $157,569,671
                                                                        ============================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                                      $124,341,573          $115,497,198
Advances from Federal Home Loan Bank                                            36,500,000            29,000,000
Advances by borrowers for taxes and insurance                                    1,847,815             1,687,301
Accrued income taxes payable                                                       496,029                18,555
Other liabilities                                                                1,772,332               756,781
                                                                        --------------------------------------------
Total liabilities                                                              164,957,749           146,959,835

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 5,000,000 shares authorized, none
   issued                                                                               --                    --
Common stock $.01 par value, 10,000,000 shares authorized (2,182,125
   shares issued and outstanding)                                                   21,821                    --
Additional paid-in capital                                                      20,958,806                    --
Unearned shares of ESOP                                                         (1,831,720)                   --
Net unrealized loss on securities available for sale, net of tax                   (50,000)                   --
Retained earnings (substantially restricted)                                    11,273,109            10,609,836
                                                                        --------------------------------------------
Total shareholders' equity                                                      30,372,016            10,609,836
                                                                        --------------------------------------------
Total liabilities and shareholders' equity                                    $195,329,765          $157,569,671
                                                                        ============================================


See notes to consolidated financial statements.

                        Pittsburgh Home Financial Corp.

                       Consolidated Statements of Income

                                                                      YEAR ENDED SEPTEMBER 30
                                                              1996             1995              1994
                                                        ----------------------------------------------------
Interest income:
   Loans receivable                                          $ 9,600,096      $6,810,497        $5,417,439
   Investment securities:
     Taxable                                                   2,742,092       2,997,988         3,225,930
     Tax-exempt                                                  183,968              --                --
   Interest-bearing deposits                                     406,650         189,362           112,770
                                                        ----------------------------------------------------
Total interest income                                         12,932,806       9,997,847         8,756,139

Interest expense:
   Deposits                                                    5,372,817       4,806,047         4,092,591
   Advances from Federal Home Loan Bank and other

                                                               2,118,983       1,030,213           824,027
                                                        ----------------------------------------------------
Total interest expense                                         7,491,800       5,836,260         4,916,618
                                                        ----------------------------------------------------
Net interest income                                            5,441,006       4,161,587         3,839,521

Provision for loan losses                                        300,000         304,000           135,331
                                                        ----------------------------------------------------
Net interest income after provision for loan losses            5,141,006       3,857,587         3,704,190

Noninterest income (loss):
   Service charges and other fees                                340,625         314,404           354,062
   Loss on sale of securities                                         --              --          (739,969)
   Other income                                                   28,246          18,161            23,726
                                                        ----------------------------------------------------
Total noninterest income (loss)                                  368,871         332,565          (362,181)

Noninterest expense:
   Compensation and employee benefits                          1,915,520       1,519,970         1,487,793
   Premises and occupancy costs                                  458,379         373,409           371,522
   Federal insurance premium                                     288,551         257,384           262,482
   SAIF assessment                                               738,961              --                --
   Marketing                                                     154,636         154,068           116,124
   Data processing costs                                         149,703         144,490           132,851
   Other expenses                                                589,808         482,331           390,169
                                                        ----------------------------------------------------
Total noninterest expense                                      4,295,558       2,931,652         2,760,941
                                                        ----------------------------------------------------
Income before income taxes                                     1,214,319       1,258,500           581,068
Income taxes                                                     441,941         554,000           230,000
                                                        ----------------------------------------------------
Net income                                                   $   772,378     $   704,500       $   351,068
                                                        ====================================================
Earnings per share (beginning April 1, 1996)                 $       .15             N/A               N/A


See notes to consolidated financial statements.

                        Pittsburgh Home Financial Corp.

           Consolidated Statements of Changes in Shareholders' Equity

                 Years ended September 30, 1996, 1995, and 1994

                                                                               NET
                                                                           UNREALIZED
                                                                             LOSS ON
                                           ADDITIONAL        UNEARNED       SECURITIES                        TOTAL
                             COMMON         PAID-IN           SHARES        AVAILABLE       RETAINED      SHAREHOLDERS'
                             STOCK          CAPITAL          OF ESOP        FOR SALE        EARNINGS         EQUITY
                          -----------------------------------------------------------------------------------------------
September 30, 1993           $    --       $        --     $        --        $     --    $ 9,554,268       $ 9,554,268
  Net income                      --                --              --              --        351,068           351,068
                          -----------------------------------------------------------------------------------------------
September 30, 1994                --                --              --              --      9,905,336         9,905,336
  Net income                      --                --              --              --        704,500           704,500
                          -----------------------------------------------------------------------------------------------
September 30, 1995                --                --              --              --     10,609,836        10,609,836
  Issuance of stock
     April 1, 1996            21,821        20,959,429              --              --             --        20,981,250
  Stock acquired by ESOP          --                --      (1,928,082)             --             --        (1,928,082)
  ESOP shares released            --              (623)         96,362              --             --            95,739
  Change in unrealized
     loss on investment
     securities
     available for
     sale, net of taxes           --                --              --         (50,000)            --           (50,000)
  Net income                      --                --              --              --        772,378           772,378
  Cash dividends
     declared on common
     stock of $.05 per
     share                        --                --              --              --       (109,105)         (109,105)
                          -----------------------------------------------------------------------------------------------
September 30, 1996           $21,821       $20,958,806     $(1,831,720)       $(50,000)   $11,273,109       $30,372,016
                          ===============================================================================================


See notes to consolidated financial statements.

                        Pittsburgh Home Financial Corp.

                     Consolidated Statements of Cash Flows

                                                                                     YEAR ENDED SEPTEMBER 30
                                                                              1996             1995            1994
                                                                         -------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                $    772,378     $    704,500     $    351,068
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation                                                              172,083          132,279          133,239
     Loss on sale of securities and other assets, net                               --               --          739,969
     Amortization and accretion of premiums and discounts on assets and
       deferred loan fees                                                      149,762         (135,716)         142,711
     Provision for loan losses                                                 300,000          304,000          135,331
     Release of ESOP shares                                                     95,739               --               --
     Deferred tax benefit                                                     (310,868)         (52,763)         (42,863)
     Other, net                                                              1,498,550          534,771         (289,520)
                                                                         -------------------------------------------------
Net cash provided by operating activities                                    2,677,644        1,487,071        1,169,935

CASH FLOWS FROM INVESTING ACTIVITIES
Loan originations                                                          (65,962,930)     (58,691,649)     (20,865,776)
Loan principal repayments                                                   31,099,129       17,995,368       17,221,061
Proceeds from sale of FHA/VA loans at cost                                   1,935,500        3,009,250        5,592,350
Purchases of:
   Available-for-sale securities                                           (18,656,078)      (5,152,989)     (12,413,795)
   Held-to-maturity securities                                                      --       (6,306,741)      (8,312,996)
Proceeds from maturities and principal repayments of:
   Available-for-sale securities                                            17,955,731        7,814,500        6,572,100
   Held-to-maturity securities                                                      --        4,622,964        5,833,297
Proceeds from sale of securities                                                    --               --       19,003,747
Purchases of premises and equipment                                           (153,070)        (183,670)        (149,142)
Other, net                                                                    (167,257)              --           26,337
                                                                         -------------------------------------------------
Net cash (used) provided by investing activities                           (33,948,975)     (36,892,967)      12,507,183

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in checking, passbook, and money market
   deposit accounts                                                         (2,223,204)     (12,771,943)      (3,177,855)
Net increase (decrease) in certificates of deposit                          11,067,579       17,874,967         (804,690)
Increase (decrease) in advances from the Federal Home Loan Bank              7,500,000       20,500,000       (1,000,000)
Proceeds from issuance of stock, net of shares acquired by ESOP             19,053,168               --               --
Cash dividends paid to shareholders                                           (109,105)              --               --
                                                                         -------------------------------------------------
Net cash provided (used) by financing activities                            35,288,438       25,603,024       (4,982,545)
                                                                         -------------------------------------------------

Net increase (decrease) in cash and cash equivalents                         4,017,107       (9,802,872)       8,694,573
Cash and cash equivalents at beginning of year                               3,544,603       13,347,475        4,652,902
                                                                         -------------------------------------------------
Cash and cash equivalents at end of year                                  $  7,561,710     $  3,544,603     $ 13,347,475
                                                                         =================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest (includes interest credited on deposits of $5,006,336,
     $3,552,250, and $3,128,249 in 1996, 1995, and 1994, respectively)    $  7,300,703     $  5,702,391     $  4,900,987
   Income taxes                                                                393,016          405,000          581,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Foreclosed mortgage loans transferred to real estate owned                $    133,256     $    124,821     $     51,226

See notes to consolidated financial statements.

                        Pittsburgh Home Financial Corp.

                   Notes to Consolidated Financial Statements

                               September 30, 1996

1. BASIS OF PRESENTATION AND ORGANIZATION

The consolidated financial statements include the accounts of Pittsburgh Home Financial Corp. (the Company) and its wholly owned subsidiary, Pittsburgh Home Savings Bank (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

The Bank is a state-chartered stock savings bank headquartered in Pittsburgh, Pennsylvania, and conducts business from six offices in Allegheny and Butler counties. The Bank is primarily engaged in attracting retail deposits from the general public and using such deposits to originate loans. The Company and Bank are subject to the regulations of certain federal and state agencies and periodic examinations by certain regulatory authorities.

In September 1995, the Bank formed Pittsburgh Home Financial Corp., to acquire 100% of the capital stock of the Bank upon its conversion from the mutual to stock form of ownership. The Bank's conversion and the Company's common stock offering were completed on April 1, 1996, with the sale of 2,182,125 shares of $.01 par value common stock at $10 per share. The Company received proceeds of $20,981,250 (net of $840,000 of organization and stock offering costs). In conjunction with the conversion and offering, the Company established an Employee Stock Ownership Plan (ESOP) (see Note 9) which acquired 8% of the shares issued, or 174,570 shares for $1,928,082.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reported period. Actual results could differ from those estimates.

CASH AND NONINTEREST-EARNING DEPOSITS

The Bank is required by the Federal Reserve Bank to maintain cash and reserve balances. The reserve calculation is 0% of the first $4.3 million of checking deposits, 3% of the next $47.7 million of checking deposits and 10% of total checking deposits over $52.0 million. These required reserves, net of allowable credits, amounted to $268,000 at September 30, 1996.

                        Pittsburgh Home Financial Corp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT SECURITIES AVAILABLE FOR SALE

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses. No securities have been classified as trading.

INVESTMENT SECURITIES HELD TO MATURITY

Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity securities below their amortized cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses.

LOANS

Loans are reported at their outstanding principal adjusted for any chargeoffs, the allowance for loan losses, and any deferred fees or costs on originated loans. Loan origination and commitment fees and certain direct origination costs have been deferred and recognized as an adjustment of the yield of the related loan, adjusted for anticipated loan prepayments.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes more than 90 days past due. An allowance for the loss of accrued but uncollected interest is established at the time the interest accrual is discontinued. Interest ultimately collected is credited to income in the period of recovery.

Effective October 1, 1995, the Company adopted Statement of Financial Accounting Standards (FAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." These statements require impaired loans to be identified and measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, or at the loan's

                        Pittsburgh Home Financial Corp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS (CONTINUED)

observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses.

Impaired loans consist of nonhomogenous loans in which management has determined based on the evaluation of current information and events, that it is probable that the Bank will not be able to collect all of the amounts due on these loans in accordance with the contractual terms of the loan agreements. For purposes of the statements, nonaccrual, substandard and doubtful commercial and other real estate loans are evaluated for impairment under the provisions of FAS No. 114 and FAS No. 118. The adoption of these statements did not have a material impact on the overall allowance for loan losses and did not affect the Company's chargeoff or income recognition policies.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are recorded at the lower of the carrying amount of the loan or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues and expenses and changes in the valuation allowance are included in the statement of income. Gains and losses upon disposition are reflected in earnings as realized.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on the straight-line method with asset lives ranging from three to thirty years. Maintenance and repairs are charged to expense as incurred.

                        Pittsburgh Home Financial Corp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STATEMENTS OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash, certificates of deposit and interest-bearing deposits.

EARNINGS PER SHARE

The Company completed its initial stock offering on April 1, 1996, and accordingly, earnings per share for 1996 is computed on net income and common stock outstanding from that date. Earnings per share is calculated by dividing net income since April 1, 1996 of $310,768 by the number of weighted average common shares outstanding. As discussed in Note 9, the Company accounts for the 174,570 shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account. The weighted number of common and common equivalent shares outstanding for the period April 1 through September 30, 1996 was 2,011,919.

EFFECT OF NEW ACCOUNTING STANDARDS

In October 1995, the Financial Accounting Standards Board (FASB) issued FAS No. 123, "Accounting for Stock-Based Compensation." FAS No. 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in Accounting Principles Board Opinion (Opinion) No. 25, "Accounting for Stock Issued to Employees." If an entity elects to continue to use the accounting in Opinion No. 25, pro forma disclosures of net income and earnings per share must be made as if the fair value method of accounting, as defined by FAS No. 123 had been applied. FAS No. 123 is effective for the Company's fiscal year ending September 30, 1997. On October 15, 1996, the Company's shareholders approved the adoption of a stock option plan (see Note 9). The Company is presently evaluating the impact of the new pronouncement and has not yet determined whether it will adopt the statement for expense recognition purposes.

                        Pittsburgh Home Financial Corp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EFFECT OF NEW ACCOUNTING STANDARDS (CONTINUED)

In June 1996, the FASB issued FAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Under the FASB's "financial components" approach, both the transferor and transferee would recognize the asset and liabilities (or components thereof) that it controls in a physical sense and "derecognize" the assets and liabilities that were surrendered or extinguished in the transfer. Prior rules emphasize the economic risks or rewards of ownership of the assets. This statement is effective for transactions occurring after December 31, 1996. The Company does not anticipate any material impact on statements of income and financial condition from the adoption of this statement.

3. INVESTMENT SECURITIES

In May 1993, FASB issued FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and, as permitted by the Statement, the Company elected to adopt the provisions of FAS No. 115 at September 30, 1994. In accordance with the standard, prior period financial statements have not been restated to reflect the change in accounting principle. All investment securities were classified as held to maturity at September 30, 1995.

On November 15, 1995, FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide). The Guide provided a one-time opportunity for companies to reassess the classification of securities under FAS No. 115 beginning November 15, 1995, with any resulting reclassification being made without calling into question the propriety of a company's stated intent in prior or subsequent periods. The Company elected to take advantage of this opportunity and, as a result, reclassified its entire held-to-maturity investment portfolio to available-for-sale as of October 1, 1995. This reclassification was made primarily in order to allow the Company maximum flexibility to respond to changes in market conditions, manage interest rate risk, and to provide liquidity. The amortized cost and net unrealized gain on the securities transferred were $46,215,620 and $65,253, respectively, at the time of transfer.

                        Pittsburgh Home Financial Corp.

Securities classified by type at September 30, 1996 and 1995, respectively, are summarized below by scheduled maturity. Mortgage-backed securities are based on the payment patterns of the underlying collateral, and, therefore, there are no stated maturity reflected below for these securities.

                                                                     SEPTEMBER 30, 1996
                                                ---------------------------------------------------------------------------
                                                   AMORTIZED      UNREALIZED     UNREALIZED        MARKET        AMORTIZED
                                                     COST            GAIN           LOSS           VALUE           COST
                                                ---------------------------------------------------------------------------
U.S. Government and agency obligations due:
    Within 12 months                             $ 4,522,607       $  1,948       $  6,883        $ 4,517,672  $ 5,993,873
    Beyond 12 months but within 5 years            8,658,939         17,484         69,367          8,607,056    8,367,065
    Beyond 5 years but within 10 years             3,663,422         11,093         55,906          3,618,609    2,696,008
    Beyond 10 years                                5,058,622         18,630         47,079          5,030,173           --

Corporate obligations due:
    Within 12 months                                      --             --             --                 --    1,203,117
    Beyond 12 months but within 5 years              498,901          9,067             --            507,968      497,960
    Beyond 5 years but within 10 years                    --             --             --                 --           --
    Beyond 10 years                                       --             --             --                 --           --
                                                ---------------------------------------------------------------------------
                                                  22,402,491         58,222        179,235         22,281,478   18,758,023
Mortgage-backed securities:
   Government National Mortgage
     Association                                  11,881,295         47,727             --         11,929,022   12,917,823
   Federal National Mortgage Association           4,787,002             --          5,899          4,781,103    5,748,353
   Federal Home Loan Mortgage Corporation          7,131,555             --         16,828          7,114,727    8,791,421
                                                ---------------------------------------------------------------------------
                                                  23,799,852         47,727         22,727         23,824,852   27,457,597

Equity securities                                    179,363         20,012             --            199,375           --
                                                ---------------------------------------------------------------------------
Total investment securities                      $46,381,706       $125,961       $201,962        $46,305,705  $46,215,620
                                                ===========================================================================

                                                    SEPTEMBER 30, 1995
                                             ------------------------------------------------
                                                 UNREALIZED     UNREALIZED        MARKET
                                                    GAIN           LOSS           VALUE
                                             ------------------------------------------------
U.S. Government and agency obligations due:
    Within 12 months                              $  3,050       $ 35,175      $ 5,961,748
    Beyond 12 months but within 5 years             34,657        100,281        8,301,441
    Beyond 5 years but within 10 years              31,064          7,614        2,719,458
    Beyond 10 years                                     --             --               --

Corporate obligations due:
   Within 12 months                                    329          7,570        1,195,876
   Beyond 12 months but within 5 years              19,541             --          517,501
   Beyond 5 years but within 10 years                   --             --               --
   Beyond 10 years                                      --             --               --
                                             ------------------------------------------------
                                                    88,641        150,640       18,696,024
Mortgage-backed securities:
   Government National Mortgage
     Association                                   151,652         38,594       13,030,881
   Federal National Mortgage Association            78,300         61,160        5,765,493
   Federal Home Loan Mortgage                       60,883         63,829        8,788,475
     Corporation
                                             ------------------------------------------------
                                                   290,835        163,583       27,584,849

Equity securities                                       --             --               --
                                             ------------------------------------------------
Total investment securities                       $379,476       $314,223      $46,280,873
                                             ================================================

U.S. Government obligations carried at approximately $1,000,000 at September 30, 1996 were pledged to secure deposits and for other purposes required or permitted by law.

                        Pittsburgh Home Financial Corp.

There were no sales of securities in 1996 or 1995. Proceeds from sales of investment securities were $15,892,802 for the year ended September 30, 1994. Gross losses of $560,442 were realized on those sales. Additionally, proceeds from sales of mortgage-backed securities were $3,110,945 for the year ended September 30, 1994. Gross losses of $179,527 were realized on those sales.

4. LOANS RECEIVABLE, NET

Loans receivable, net at September 30, 1996 and 1995, are summarized below:


                                                   1996                1995
                                           -----------------------------------------
First mortgage loans:
   Secured by 1-4 family residence               $114,310,658         $ 85,108,528
   Construction                                    19,265,055           16,586,300
   Other                                            2,592,566            1,527,201
                                           -----------------------------------------
                                                  136,168,279          103,222,029
Less:
   Loans in process                                 7,745,464            6,926,107
   Deferred loan fees (costs)                         (14,502)              21,859
                                           -----------------------------------------
Total first mortgage loans                        128,437,317           96,274,063

Home equity loans and lines                         5,311,682            4,312,142
Other loans                                         2,930,814            3,272,213
Less allowance for loan losses                      1,128,279              920,685
                                           -----------------------------------------
                                                 $135,551,534         $102,937,733
                                           =========================================

Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                 1996              1995             1994
                                           -----------------------------------------------------
Balance at beginning of year                   $  920,685          $711,212         $598,157
Provision charged to income                       300,000           304,000          135,331
Chargeoffs                                       (113,347)         (103,837)         (29,363)
Recoveries                                         20,941             9,310            7,087
                                           -----------------------------------------------------
Balance at end of year                         $1,128,279          $920,685         $711,212
                                           =====================================================

                        Pittsburgh Home Financial Corp.

4. LOANS RECEIVABLE, NET (CONTINUED)

Real estate loans in arrears three months or more or in process of foreclosure at September 30, 1996 and 1995 were as follows:

                    NUMBER                            % OF REAL
                   OF LOANS           AMOUNT         ESTATE LOANS
               ------------------------------------------------------
1996                  65             $1,796,003         1.49%
1995                  66              1,897,266         2.12

The Bank had outstanding loan origination commitments of $9,203,459 and $9,138,261, including $1,863,967 and $1,964,701 available on lines of credit, at September 30, 1996 and 1995, respectively. Included in loans receivable are $283,350 and $318,100 of FHA and VA loans at September 30, 1996 and 1995, respectively, which the Company has committed to sell at par.

The Bank utilizes established loan underwriting procedures which generally require the taking of collateral to secure loans and does not believe it has a significant concentration of credit risk to any one borrower but does estimate that essentially all of its loans are located within and around Allegheny and Butler counties in Pennsylvania.

5. PREMISES AND EQUIPMENT

Premises and equipment and the related accumulated depreciation at September 30, 1996 and 1995 consist of the following:

                                       1996             1995
                                 -----------------------------------
Land                                 $   517,573      $   517,573
Buildings and improvements             1,611,803        1,545,712
Furniture and equipment                1,118,586          858,746
Construction in progress                      --          172,861
                                 -----------------------------------
                                       3,247,962        3,094,892

Less accumulated depreciation         (1,347,813)      (1,175,730)
                                 -----------------------------------
                                      $1,900,149       $1,919,162
                                 ===================================

                        Pittsburgh Home Financial Corp.

5. PREMISES AND EQUIPMENT (CONTINUED)

The Company leases office space under noncancelable operating leases. Future minimum lease commitments under these operating lease agreements are as follows:

  YEAR ENDING SEPTEMBER 30
-------------------------------
1997                                        $  64,286
1998                                           66,300
1999                                           68,415
2000                                           70,636
2001                                           72,968
2002 and thereafter                           217,050
                                       ------------------
Total minimum payments                       $559,655
                                       ==================

Total rental expense for these leases charged to earnings was $62,367, $36,540, and $37,500 for the years ended September 30, 1996, 1995, and 1994, respectively.

6. DEPOSITS

Deposits at September 30, 1996 and 1995 are summarized as follows:

                                                          1996                                1995
                                           ------------------------------------------------------------------------
        BALANCES BY INTEREST RATE                 AMOUNT            PERCENT           AMOUNT            PERCENT
-------------------------------------------------------------------------------------------------------------------
Savings accounts:
   Regular checking                              $  2,807,808         2.3%           $  2,062,464          1.8%
   Interest checking                                6,795,122         5.5               5,469,045          4.7
   Regular passbook                                11,690,296         9.4              13,488,604         11.7
   Bonus/tiered passbook                           14,350,721        11.5              16,518,147         14.3
   Variable money market                            3,345,539         2.7               3,674,430          3.2
                                           ------------------------------------------------------------------------
                                                   38,989,486        31.4              41,212,690         35.7
Certificate accounts:
   0%--3.49%                                             2,246          --                      --           --
   3.50%--4.49%                                         68,500         0.1                 217,051           .2
   4.50%--5.49%                                     38,658,993        31.1              23,814,532         20.6
   5.50%--6.49%                                     36,978,137        29.7              41,149,042         35.6
   6.50%--7.49%                                      9,434,554         7.6               8,921,599          7.7
   7.50%--8.99%                                        209,657         0.1                 182,284           .2
                                           ------------------------------------------------------------------------
                                                    85,352,087        68.6              74,284,508         64.3
                                           ------------------------------------------------------------------------
                                                  $124,341,573       100.0%           $115,497,198        100.0%
                                           ========================================================================

                        Pittsburgh Home Financial Corp.

6. DEPOSITS (CONTINUED)

Individual retirement accounts totaled $11,698,433 and $11,394,488 at September 30, 1996 and 1995, respectively.

Accrued interest payable on deposits included in other liabilities was $275,153 and $143,981 at September 30, 1996 and 1995, respectively.

The contractual maturity of certificate accounts are as follows:

                                             SEPTEMBER 30
                                      1996                  1995
                              --------------------------------------------
Less than one year                  $53,021,739           $43,805,710
One to two years                     17,425,218             7,623,733
Two to three years                    3,954,565            11,754,054
Three to four years                   3,457,260             1,488,097
Thereafter                            7,493,305             9,612,914
                              --------------------------------------------
                                    $85,352,087           $74,284,508
                              ============================================

Certificate accounts of $100,000 or more at September 30, 1996 and 1995 were $8,381,679 and $5,391,838, respectively.

The weighted average interest rates for all deposits at September 30, 1996 and 1995 was 4.67% and 4.73%, respectively.

The following schedule sets forth interest expense by fiscal year by type of deposit:

                                                    1996              1995             1994
                                            -----------------------------------------------------
Checking and money market accounts               $  192,839        $  220,105       $  300,268
Passbook accounts                                   791,561           976,135        1,269,722
Certificates                                      4,388,417         3,609,807        2,522,601
                                            -----------------------------------------------------
                                                 $5,372,817        $4,806,047       $4,092,591
                                            =====================================================

                        Pittsburgh Home Financial Corp.

7. ADVANCES FROM FEDERAL HOME LOAN BANK (FHLB)

The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank has the ability to borrow "advances" which are collateralized by certain mortgages and securities. The Bank is also required to maintain an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh in an amount not less than 1% of its outstanding residential loans or 5% of its outstanding advances (whichever is greater), if any, payable to the Federal Home Loan Bank of Pittsburgh as calculated at December 31 of each year.

Advances from the FHLB consist of the following:

                                SEPTEMBER 30, 1996                   SEPTEMBER 30, 1995
                         -------------------------------------------------------------------------
                            WEIGHTED                              WEIGHTED
                            AVERAGE                               AVERAGE
                              RATE             AMOUNT               RATE              AMOUNT
                         -------------------------------------------------------------------------
Less than 12 months           5.50%            $ 8,000,000         6.36%            $11,000,000
One to two years              6.27%              1,750,000         6.55%              1,750,000
Two to three years            6.46%              7,700,000         7.12%              1,950,000
Three to four years           7.09%              2,800,000         7.09%              2,800,000
Thereafter                    6.71%             16,250,000         6.79%             11,500,000
                                          ------------------                   -------------------
                              6.40%            $36,500,000         6.66%            $29,000,000
                                          ==================                   ===================

Advances from the Federal Home Loan Bank of Pittsburgh are secured by the Bank's stock in the Federal Home Loan Bank of Pittsburgh, qualifying residential mortgage loans, U.S. Government securities, U.S. agency securities, and mortgage-backed securities issued or guaranteed by GNMA, FHLMC, and FNMA to the extent that the defined statutory value must be at least equal to the advances outstanding. The maximum remaining borrowing capacity at September 30, 1996 is approximately $84,500,000. The advances are subject to restrictions or penalties in the event of prepayment.

                        Pittsburgh Home Financial Corp.

8. INCOME TAXES

Income tax expense in the consolidated statements of income for the years ended September 30, 1996, 1995, and 1994 includes the following components:

                              1996              1995             1994
                        -----------------------------------------------------
Federal:
   Current                    $697,035          $561,305         $270,163
   Deferred                   (310,868)          (52,763)         (42,863)
State:
   Current                      55,774            45,458            2,700
                        -----------------------------------------------------
                              $441,941          $554,000         $230,000
                        =====================================================

A reconciliation from the expected federal statutory income tax provision to the effective tax provision expressed as a percentage of pretax income is as follows:

                                                               PERCENTAGE OF PRETAX INCOME
                                                     ---------------------------------------------
                                                                 YEAR ENDED SEPTEMBER 30
                                                            1996            1995          1994
                                                     ---------------------------------------------
Expected federal tax rate                                   34.0%           34.0%          34.0%
State income taxes, net of federal income tax effect         3.0             3.6             .3
Tax-exempt interest income                                  (4.1)             --             --
Other, net                                                   3.5             6.4            5.3
                                                     ---------------------------------------------
Actual effective tax rate                                   36.4%           44.0%          39.6%
                                                     =============================================

                        Pittsburgh Home Financial Corp.

8. INCOME TAXES (CONTINUED)

Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of deferred federal income tax assets and liabilities as of September 30, 1996 and 1995 are as follows:

                                                                1996                1995
                                                          ---------------------------------------
Deferred federal income tax assets:
   Allowance for loan losses                                    $415,032            $313,033
   Accrued insurance fund assessment                             251,246                   -
   Unrealized loss on securities                                  26,000                   -
   Other                                                          (1,686)              7,431
                                                          ---------------------------------------
Total deferred federal income tax assets                         690,592             320,464

Deferred federal income tax liabilities:
   Tax-based bad debt reserve in excess of base year             166,960             109,006
   Other                                                               -              32,695
                                                          ---------------------------------------
Total deferred federal income tax liabilities                    166,960             141,701
                                                          ---------------------------------------
Net deferred federal income tax assets                          $523,632            $178,763
                                                          =======================================

Retained earnings at September 30, 1996 include financial statement tax bad debt reserves of $3,385,000. The Small Business Job Protection Act of 1996 passed on August 20, 1996 eliminated the special bad debt deduction previously granted solely to thrifts. This results in the recapture of past taxes for permanent deductions arising from the "applicable excess reserve," which is the total amount of the Bank's reserve over its base year reserve as of September 30, 1987. The recapture tax is to be paid in six equal annual installments beginning after September 30, 1996. However, deferral of these payments will be permitted for up to two years, contingent upon the Bank satisfying a specified mortgage origination test for 1996 and/or 1997. At September 30, 1996, the Bank had $493,000 in excess of the base year reserves, and subject to prevailing corporate tax rates, the Bank will owe $167,000 in federal taxes, which is reflected as a deferred tax liability. No provision is required to be made for the $2,892,000 of base year reserves.

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5% of earnings based on generally accepted accounting principles with certain adjustments.

                        Pittsburgh Home Financial Corp.

9. EMPLOYEE COMPENSATION PLANS

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

The Company has an Employee Stock Ownership Plan for the benefit of employees who meet eligibility requirements which include having completed one year of service with the Bank and having attained age 21. The ESOP Trust purchased 174,570 shares of common stock in connection with the Company's initial public offering with the proceeds from a loan from the Company. The Company makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make required loan payments to the Company.

The ESOP note bears a fixed rate of interest equal to 8.5%, with equal payments of interest and principal payable quarterly over ten years. The loan is secured by the shares of stock purchased.

The Company accounts for its ESOP in accordance with Statement of Position 93-6. As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as deferred ESOP shares in the statement of financial position. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt.

Deferred compensation expense for the ESOP was $95,739 for the year ended September 30, 1996. The following summarizes the status of the ESOP shares at September 30, 1996:

         Allocated shares                                     -
         Shares released for allocation                   8,728
         Shares distributed                                   -
         Unreleased shares                              165,842
                                               -------------------
         Total ESOP shares                              174,570
                                               ===================
         Fair value of unreleased shares
           at September 30, 1996                     $1,969,373
                                               ===================

                        Pittsburgh Home Financial Corp.

9. EMPLOYEE COMPENSATION PLANS (CONTINUED)

STOCK OPTION PLAN

At a special meeting of the shareholders held on October 15, 1996, the Company's shareholders adopted a Stock Option Plan which is designed to provide directors, officers, and key employees with a proprietary interest in the Company as an incentive to contribute to its success. A total of 218,212 shares of common stock has been reserved for issuance pursuant to the plan, which represents 10% of the common stock issued in connection with the Company's public offering. All options granted to participants under the plan shall become vested and exercisable at the rate of 20% per year on each annual anniversary date.

RECOGNITION AND RETENTION PLAN AND TRUST

The shareholders of the Company approved at the same meeting a Recognition and Retention Plan and Trust, the objective of which is to retain qualified personnel in key positions of the Company. Directors, officers, and key employees will be eligible to receive benefits under the Plan. The Trust will acquire common stock equal to 87,285 shares, or 4% of the shares issued in conjunction with the Company's public offering necessary to establish the plan. Shares awarded under the Recognition and Retention Plan shall become vested and exercisable at the rate of 20% per year on each annual anniversary date.

THRIFT PLAN

Effective October 1, 1996, the Bank provided eligible employees participation in a 401(k) contributory defined contribution plan. The Bank matches 50% of an employee's contribution up to 6% of an employee's compensation.

PENSION PLAN

The Bank participates in the Financial Institutions Retirement Fund (the Plan), a multiemployer pension plan administrator. The Plan provides defined pension benefits to substantially all of the Bank's employees. The Bank charged $60,000, $60,000, and $62,000 to pension expense for the years ended September 30, 1996, 1995, and 1994, respectively.

                        Pittsburgh Home Financial Corp.

10. SHAREHOLDERS' EQUITY

Under federal regulations, the Bank is required to maintain specific amounts of capital. The following table sets forth certain information concerning the Bank's regulatory capital:

                                                                       September 30, 1996
                                                   ------------------------------------------------------------
                                                       Tier I                Tier I                 Total
                                                      Leverage             Risk-Based            Risk-Based
                                                       Capital               Capital               Capital
                                                   ------------------------------------------------------------
                                                                             (000s)
Equity capital (1)                                      $ 21,817            $21,817                  $21,817
Plus general valuation allowances (2)                         --                 --                    1,123
                                                   ------------------------------------------------------------
Total regulatory capital                                  21,817             21,817                   22,940
Minimum required capital                                   7,553              3,586                    7,173
                                                   ------------------------------------------------------------
Excess regulatory capital                               $ 14,264            $18,231                  $15,767
                                                   ============================================================
Adjusted total assets                                   $188,832            $89,671                  $89,671
                                                   ============================================================

Regulatory capital as a percentage                         11.55%             24.33%                   25.58%
Minimum capital required as a percentage                    4.00               4.00                     8.00
                                                   ------------------------------------------------------------
Excess regulatory capital as a percentage                   7.55%             20.33%                   17.58%
                                                   ============================================================
Well capitalized requirement                                5.00%              6.00%                   10.00%
                                                   ============================================================

                                                                       September 30, 1995
                                                   -------------------------------------------------------------
                                                     Tier I Leverage            Tier I               Total
                                                         Capital          Risk-Based Capital      Risk-Based
                                                                                                    Capital
                                                   -------------------------------------------------------------
                                                                               (000s)
Equity capital (1)                                       $10,610              $10,610              $10,610
Plus general valuation allowances (2)                         --                   --                  892
                                                   -------------------------------------------------------------
Total regulatory capital                                  10,610               10,610               11,502
Minimum required capital                                   6,303                2,854                5,708
                                                   -------------------------------------------------------------
Excess regulatory capital                               $  4,307             $  7,756             $  5,794
                                                   =============================================================
Adjusted total assets                                   $157,150              $71,347              $71,347
                                                   =============================================================

Regulatory capital as a percentage                        6.73%              14.87%                16.12%
Minimum capital required as a percentage                  4.00                4.00                  8.00
                                                   -------------------------------------------------------------
Excess regulatory capital as a percentage                 2.73%              10.87%                 8.12%
                                                   =============================================================

 Well capitalized requirement                             5.00%               6.00%                10.00%
                                                   =============================================================

(1) Represents equity capital of the Bank as reported to the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

(2) Limited to 1.25% of risk adjusted total assets.

                        Pittsburgh Home Financial Corp.

The Bank is also subject to more stringent Pennsylvania Department of Banking capital guidelines. Although not adopted in regulation form, the Department utilizes capital standards requiring a minimum of 6% leverage capital and 10% risk-based capital.

In connection with the Bank's stock conversion, the Bank segregated and restricted $11,167,000 of retained earnings, the amount of its regulatory capital at that date, in a liquidation account for the benefit of eligible savings account holders who continue to maintain their accounts at the Bank after conversion. In the event of a complete liquidation of the Bank subsequent to conversion, each eligible account holder will be entitled to receive a distribution from the liquidation account in the amount proportionate to the current adjusted balances of all qualifying deposits then held before any liquidation distribution may be made with respect to the stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of such capital.

Subsequent to the conversion, neither the Bank nor the Company may declare or pay cash dividends on any of their shares of common stock if the effect would be to reduce shareholders' equity below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.

11. LOANS TO RELATED PARTIES

The Bank has granted loans to certain directors and officers of the Bank and to their affiliates. Such loans are made in the ordinary course of business at the Bank's normal credit terms and do not represent more than normal risk of collection. These loans aggregated approximately $51,880 and $277,563 at September 30, 1996 and 1995, respectively. There were $30,402 new loans granted and repayments approximated $256,084 in fiscal 1996.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of FAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The market value of investments and mortgage-backed securities, as presented in Note 3, are based primarily upon quoted market prices. For substantially all other financial instruments, the fair values are management's estimates of the values at which the instruments could be exchanged in a transaction between willing parties. In accordance with FAS No. 107, fair values are based on estimates using present value and other valuation techniques in instances where quoted prices are not available. These techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. As such, the derived fair value estimates cannot be substantiated by comparison to independent markets, and further, may not be realizable in an immediate settlement of the instruments. FAS No. 107 also excludes certain items from its

                        Pittsburgh Home Financial Corp.

12.    FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent, and should not be construed to represent, the underlying value of the Company.

Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments:

   Cash and interest-bearing deposits in financial institutions: The carrying amounts reported in the balance sheet for cash and interest-bearing deposits approximate those assets' fair value.

   Investment securities, including mortgage-backed securities and equity securities: Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted prices of comparable instruments (see Note 3).

   Loans receivable: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for all other loans are estimated using discounted cash flow analysis, using comparable interest rates offered for loans with similar terms to borrowers of similar credit quality.

   Deposit liabilities: The fair values disclosed for interest checking, money market, and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow analysis, applying a comparable Federal Home Loan Bank advance rate to the aggregated weighted average maturity on time deposits.

   Borrowings: Fair values for the Company's variable rate FHLB advances and other borrowings are deemed to equal carrying value. Fair values for fixed rate borrowings are estimated using a discounted cash flow analysis similar to that used in valuing fixed rate deposit liabilities.

   Off-balance sheet instruments: Fair values for the Company's commitments to extend credit are based on their carrying value, taking into account the remaining terms and conditions of the agreements.

                        Pittsburgh Home Financial Corp.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

                                                          SEPTEMBER 30, 1996
                                                ---------------------------------------
                                                      CARRYING             FAIR
                                                        VALUE              VALUE
                                                ------------------- -------------------
ASSETS
Cash and interest-bearing deposits                 $    7,561,710      $    7,561,710
Investment securities available for sale               46,305,705          46,305,705
Loans receivable, net                                 135,551,534         137,780,005
Federal Home Loan Bank stock                            1,875,000           1,875,000

LIABILITIES
Deposits                                              124,341,573         124,429,486
Advances from Federal Home Loan Bank                   36,500,000          36,209,000
Advance payments by borrowers                           1,847,815           1,847,815

13. SUBSEQUENT EVENT

BRANCH ACQUISITION

During July 1996, Pittsburgh Home Savings Bank entered into a definitive agreement to purchase a branch office of another financial institution with total deposits of $10.5 million. The transaction was consummated in December 1996.

                        Pittsburgh Home Financial Corp.

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly consolidated statements of income are as follows (dollar amounts in thousands, except per share data):

                                                     Three Months Ended
                         -------------------------------------------------------------  Year Ended
                            December        March           June         September      September
                              1995           1996           1996            1996           1996
                         ----------------------------------------------------------------------------
Total interest income       $2,986          $3,090         $3,255         $3,602         $12,933
Total interest expense       1,886           1,863          1,781          1,962           7,492
                         ----------------------------------------------------------------------------
Net interest income          1,100           1,227          1,474          1,640           5,441
Provision for loan
 losses                         60              60             90             90             300
                         ----------------------------------------------------------------------------
Net interest income
  after provision
  for loan losses            1,040           1,167          1,384          1,550           5,141

Total noninterest income        93              87             90             98             368
Total noninterest
 expense                       779             869            908          1,739           4,295
                         ----------------------------------------------------------------------------
Income (loss) before
 income taxes                  354             385            566            (91)          1,214
Income taxes                   134             143            197            (32)            442
                         ----------------------------------------------------------------------------
Net income (loss)           $  220          $  242         $  369         $  (59)        $   772
                         ============================================================================
Net income (loss) per
   share                       N/A             N/A         $  .18         $ (.03)        $   .15
                         ============================================================================

                                                       Three Months Ended
                          --------------------------------------------------------------  Year Ended
                             December         March           June         September      September
                               1994            1995           1995           1995            1995
                         ------------------------------------------------------------------------------
Total interest income        $2,196           $2,383         $2,605         $2,814          $9,998
Total interest expense        1,201            1,328          1,583          1,724           5,836
                         ------------------------------------------------------------------------------
Net interest income             995            1,055          1,022          1,090           4,162
Provision for loan
 losses                          24               24             29            227             304
                         ------------------------------------------------------------------------------

Net interest income
  after provision for
  loan losses                   971            1,031            993            863           3,858

Total noninterest income         78               81             81             93             333

Total noninterest
 expense                        729              743            706            754           2,932
                         ------------------------------------------------------------------------------
Income (loss) before
 income taxes                    20              369            368            202           1,259
Income taxes                    115              141            138            160             554
                         ------------------------------------------------------------------------------
Net income (loss)            $  205           $  228         $  230         $   42          $  705
                         ==============================================================================
Net income (loss) per
   share                        N/A              N/A            N/A            N/A             N/A
                         ==============================================================================

                        Pittsburgh Home Financial Corp.

15. CONSOLIDATED FINANCIAL INFORMATION OF PITTSBURGH HOME FINANCIAL CORP. (PARENT ONLY)

Pittsburgh Home Financial Corp. was organized in September 1995 and began operations on April 1, 1996. The Company's balance sheet as of September 30, 1996 and related statements of income and cash flows from inception to September 30, 1996 are as follows:

BALANCE SHEET

ASSETS
Cash and cash equivalents                                              $ 5,400,097
Investment securities available for sale                                 3,190,632
Investment in Pittsburgh Home Savings Bank                              21,752,396
Other assets                                                                40,566
                                                                  -------------------
Total assets                                                           $30,383,691
                                                                  ===================

LIABILITIES AND SHAREHOLDERS' EQUITY
Total liabilities                                                      $    11,675
Total shareholders' equity                                              30,372,016
                                                                  -------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $30,383,691
                                                                  ===================

STATEMENT OF INCOME
Interest income                                                        $   237,131
Noninterest expense                                                        151,814
                                                                  -------------------
Income before income taxes and equity in earnings of subsidiary             85,317
Income tax expense                                                          29,875
                                                                  -------------------
Income before equity in earnings of subsidiary                              55,442
Equity in earnings of Pittsburgh Home Savings Bank                         255,326
                                                                  ===================
Net income                                                             $   310,768


                        Pittsburgh Home Financial Corp.

15. CONSOLIDATED FINANCIAL INFORMATION OF PITTSBURGH HOME FINANCIAL CORP. (PARENT ONLY) (CONTINUED)

STATEMENT OF CASH FLOWS

OPERATING ACTIVITIES
Net income                                                                                           $    310,768

ADJUSTMENT TO RECONCILE NET INCOME TO NET CASH PROVIDED IN OPERATIONS
Equity in earnings of Pittsburgh Home Savings Bank                                                       (255,326)
Release of ESOP shares                                                                                     95,739
Change in other assets and liabilities                                                                    (28,891)
                                                                                                  -------------------
Net cash provided by operating activities                                                                 122,290

INVESTING ACTIVITIES
Investment in Pittsburgh Home Savings Bank                                                            (10,425,624)
Investment purchases                                                                                   (3,240,632)
                                                                                                  -------------------
Net cash used by investing activities                                                                 (13,666,256)

FINANCING ACTIVITIES
Proceeds from sale of common stock                                                                     19,053,168
Cash dividend on common stock                                                                            (109,105)
                                                                                                  -------------------
Net cash provided by financing activities                                                              18,944,063
                                                                                                  -------------------
Ending cash and cash equivalents                                                                     $  5,400,097
                                                                                                  -------------------
