Form 10-K405, Exhibit 13
period 1997-09-30
PITTSBURGH HOME FINANCIAL CORP
filed 1997-12-24
CIK 1003936

                                                                     EXHIBIT 13

-------------------------------------------------------------------------------

                              FINANCIAL HIGHLIGHTS

                   AT YEAR END SEPTEMBER 30,                         1997         1996         1995
-----------------------------------------------------------------------------------------------------
                                                                     (DOLLAR AMOUNTS IN THOUSANDS,
                                                                         EXCEPT PER SHARE DATA)
Total assets                                                       $273,304     $195,330     $157,570
Loans receivable, net                                               181,339      135,552      102,938
Deposits                                                            138,731      124,342      115,497
FHLB Advances                                                       101,700       36,500       29,000
Stockholders' equity                                                 28,814       30,372       10,610
Stockholders' equity to assets                                        10.54%       15.55%        6.73%
Book value per share                                               $  14.63     $  13.92          N/A

FOR THE YEAR ENDED SEPTEMBER 30,
-----------------------------------------------------------------------------------------------------
Net interest income                                                $  7,156     $  5,441     $  4,162
Net income                                                            1,983          772          705
Net income(1)                                                         1,782        1,245
Earnings per share                                                     1.04         0.15          N/A
Earnings per share(1)                                                  0.94         0.38
Dividends per share                                                    0.29         0.05          N/A

SELECTED RATIOS
-----------------------------------------------------------------------------------------------------
Return on average equity                                               6.95%        3.80%        6.83%
Return on average equity(1)                                            6.26         6.14
Return on average assets                                               0.84         0.44         0.51
Return on average assets(1)                                            0.75         0.71
Interest rate spread                                                   2.49         2.64         2.78
Net interest margin                                                    3.10         3.22         3.09
Operating expenses as a percent of average assets                      1.88         2.47         2.14
Operating expenses as a percent of average assets(1)                                2.05
Efficiency ratio                                                      56.60        73.94        65.23
Efficiency ratio(1)                                                   58.93        61.31

---------------

(1) - Ratio or calculation for 1997 excludes trading account gains of $310,000 or $201,000 after tax ($.10). For 1996, ratio or calculation excludes one time special Savings Association Insurance Fund ("SAIF") assessment of $739,000 or $473,000 after tax ($.23 per share) incurred in the September 1996 quarter to recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC").

--------------------------------------------------------------------------------

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein.

                                                                             AS OF OR FOR THE
                                                                         YEAR ENDED SEPTEMBER 30,
                                                     ----------------------------------------------------------------
                                                       1997          1996          1995          1994          1993
---------------------------------------------------------------------------------------------------------------------
                                                                          (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL AND OTHER DATA:
Total assets                                         $273,304      $195,330      $157,570      $130,646      $135,403
Investment securities                                  37,145        22,481        18,758        21,999        32,576
Mortgage-backed securities                             38,216        23,825        27,458        25,858        26,764
Loans receivable, net                                 181,339       135,552       102,938        65,341        67,432
Cash and cash equivalents                               5,224         7,562         3,545        13,347         4,653
Deposits                                              138,731       124,342       115,497       110,394       114,377
FHLB advances                                         101,700        36,500        29,000         8,500         9,500
Stockholders' equity                                   28,814        30,372        10,610         9,905         9,554
Non-performing assets(1)                                4,612         2,377         2,320         2,172         1,822
Full-service offices at end of period                       7             6             5             5             5
---------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest income                                      $ 17,964      $ 12,933      $  9,998      $  8,756      $  9,233
Interest expense                                       10,808         7,492         5,836         4,917         5,176
---------------------------------------------------------------------------------------------------------------------
Net interest income                                     7,156         5,441         4,162         3,839         4,057
Provision for losses on loans                             360           300           304           135           249
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on
  loans                                                 6,796         5,141         3,858         3,704         3,808
Gain (loss) on trading/sale of securities                 310            --            --          (740)          (36)
Other noninterest income                                  419           369           333           378           591
Special SAIF assessment(2)                                N/A           739           N/A           N/A           N/A
Other noninterest expenses                              4,464         3,557         2,932         2,761         2,765
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                              3,061         1,214         1,259           581         1,598
Income taxes                                            1,078           442           554           230           673
---------------------------------------------------------------------------------------------------------------------
Net income                                           $  1,983      $    772(2)   $    705      $    351      $    925
---------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
Net income                                           $   1.04      $    .15(2)        N/A           N/A           N/A
Cash dividends                                            .29           .05           N/A           N/A           N/A
---------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING RATIOS(3):
Average yield earned on interest-earning assets          7.78%         7.66%         7.42%         6.63%         7.19%
Average rate paid on interest-bearing liabilities        5.29          5.02          4.64          3.90          4.21
Average interest rate spread(4)                          2.49          2.64          2.78          2.73          2.98
Net interest margin(4)                                   3.10          3.22          3.09          2.90          3.16
Ratio of interest-earning assets to
  interest-bearing liabilities                         113.05        113.19        107.12        104.82        104.47
Net interest income to operating expenses                1.60          1.27          1.40          1.39          1.47
Operating expenses as a percent of average
  assets                                                 1.88          2.47(2)       2.14          2.02          2.08
Return on average assets                                  .84           .44(2)        .51           .26           .70
Return on average equity                                 6.95          3.80(2)       6.83          3.60         10.31
Ratio of average equity to average assets               12.02         11.68          7.43          7.14          6.76
---------------------------------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS(3):
Non-performing loans as a percent of
  total loans                                            1.92%         1.55%         2.09%         3.05%         2.56%
Non-performing assets as a percent of
  total assets                                           1.69          1.22          1.47          1.66          1.35
Allowance for loan losses as a percent of total
  loans                                                   .74           .78           .83          1.00           .85
Allowance for loan losses as a percent of
  non-performing loans                                  38.30         50.27         39.70         32.73         32.82
BANK CAPITAL RATIOS:
Tier 1 risk-based capital ratio                         18.91%        24.33%        14.87%        19.88%        19.07%
Total risk-based capital ratio                          20.04         25.58         16.12         21.13         20.27
Tier 1 leverage capital ratio                            8.80         11.55          6.73          7.58          7.06

                                                   (Footnotes on following page)

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL

The Company is a Pennsylvania corporation organized in September 1995 by the Bank for the purpose of acquiring all of the capital stock of the Bank issued in the conversion (the "Conversion") of the Bank from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank. The Conversion was completed on April 1, 1996. The only significant assets of the Company are the capital stock of the Bank and assets purchased with the balance of the net Conversion proceeds retained by the Company. The business of the Company consists primarily of the business of the Bank.

The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earning assets, which consist principally of loans, investment securities and other investments, and interest expense on interest-bearing liabilities, which consist principally of deposits and borrowings. The Bank's net income also is affected by its provision for loan losses, as well as the level of its other operating income, including loan fees and service charges and its other operating expenses, including salaries and employee benefits, occupancy expense, federal deposit insurance premiums and miscellaneous other expenses, and income taxes.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Company operates), the impact of competition for the Company's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which the Company has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q to be filed by the Company in 1998 and any Current Reports on Form 8-K filed by the Company.

CHANGES IN FINANCIAL CONDITION

The Company's assets increased by $78.0 million or 39.9%, from $195.3 million at September 30, 1996 to $273.3 million at September 30, 1997. The increase in total assets was primarily attributable to increased residential mortgage and residential construction loan originations, as the Company continued a more aggressive approach to originations in these loan categories, as well as from increases in mortgage-backed and U.S. Government and agency securities. During fiscal 1997, the Company adopted a leveraged asset policy in order to utilize its excess capital. The Company invested in mortgage-backed securities and U.S. Government and agency securities at a positive spread over advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh.

The Company's loans receivable, net increased $45.7 million or 33.7% from $135.6 million at September 30, 1996 to $181.3 million at September 30, 1997. Investments and mortgage-backed securities increased an aggregate of $29.1 million or 62.9%, from $46.3 million at September 30, 1996 to $75.4 million at September 30, 1997. Increased loan originations, investments and mortgage-backed securities were funded by a $65.2 million or 178.6% increase in advances from the FHLB of Pittsburgh as well as from a $14.4 million or 11.6% increase in deposits. The increase in deposits during fiscal 1997 was primarily a result of the Bank's assumption of the deposits (as well as all equipment and real estate) of the branch of another financial institution. Stockholders' equity totaled $28.8 million, representing 10.5% of assets, at September 30, 1997.

--------------------------------------------------------------------------------

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table sets forth, for the periods at the date indicated, information regarding the Company's average balance sheet. Information is based on average daily balances during the periods presented.

                                                                  YEAR ENDED SEPTEMBER 30,
                AT          -----------------------------------------------------------------------------------------------------
           SEPTEMBER 30,
               1997                      1997                               1996                               1995
           -------------    -------------------------------    -------------------------------    -------------------------------
              AVERAGE                               AVERAGE                            AVERAGE                            AVERAGE
              YIELD/        AVERAGE                 YIELD/     AVERAGE                 YIELD/     AVERAGE                 YIELD/
              RATE(1)       BALANCE     INTEREST     RATE      BALANCE     INTEREST     RATE      BALANCE     INTEREST     RATE
---------------------------------------------------------------------------------------------------------------------------------
                                                                   (DOLLARS IN THOUSANDS)
Interest-earning
  assets:
Investment
securities       6.89%      $ 31,942    $  2,214      6.93%    $ 18,868    $  1,124      5.96%    $ 21,236     $ 1,129      5.32%
  Mortgage-backed
    securities   7.13         31,449       2,194      6.98       25,597       1,703      6.65       28,956       1,808      6.24
  Loans
  receivable(1):
    First
  mortgage
     loans       8.30        150,099      12,351      8.23      109,032       8,991      8.25       73,401       6,197      8.44
    Other
     loans       8.80          9,461         826      8.73        6,745         609      9.03        6,683         614      9.19
---------------------------------------------------------------------------------------------------------------------------------
     Total
     loans
receivable       8.35        159,560      13,177      8.26      115,777       9,600      8.29       80,084       6,811      8.50
---------------------------------------------------------------------------------------------------------------------------------
  Other
  interest-earning
    assets       5.75          7,987         380      4.76        8,695         506      5.82        4,444         250      5.63
---------------------------------------------------------------------------------------------------------------------------------
    Total
    interest-earning
    assets       7.90%       230,938    $ 17,965      7.78%     168,937    $ 12,933      7.66%     134,720     $ 9,998      7.42%
=================================================================================================================================
Noninterest-earning
  assets                       6,348                              4,810                              4,278
---------------------------------------------------------------------------------------------------------------------------------
    Total
    assets                  $237,286                           $173,747                           $138,998
=================================================================================================================================
Interest-bearing
  liabilities:
  Deposits       4.81%      $132,280    $  6,437      4.87%    $114,377    $  5,373      4.70%    $109,209     $ 4,806      4.40%
  FHLB
  advances       6.01         69,268       4,312      6.23       30,092       2,012      6.69       14,129         981      6.94
  Escrows        2.00          2,734          59      2.16        4,777         107      2.24        2,425          49      2.02
---------------------------------------------------------------------------------------------------------------------------------
    Total
    interest-bearing
    liabilities  5.31%       204,282    $ 10,808      5.29%     149,246    $  7,492      5.02%     125,763     $ 5,836      4.64%
=================================================================================================================================
Noninterest-bearing
  liabilities                  4,489                              4,216                              2,907
---------------------------------------------------------------------------------------------------------------------------------
    Total
    liabilities              208,771                            153,462                            128,670
Shareholders'
  equity                      28,515                             20,285                             10,328
---------------------------------------------------------------------------------------------------------------------------------
    Total
    liabilities
    and retained
    earnings                $237,286                           $173,747                           $138,998
=================================================================================================================================
Net
interest-earning
  assets                    $ 26,656                           $ 19,691                           $  8,957
=================================================================================================================================
Net
  interest
  income/interest
  rate
  spread         2.59%                  $  7,157      2.49%                $  5,441      2.64%                 $ 4,162      2.78%
=================================================================================================================================
Net
  interest
 margin(2)                                            3.10%                              3.22%                              3.09%
=================================================================================================================================
Ratio of
  average
  interest-earning
  assets to average
  interest-bearing
  liabilities                                       113.05%                            113.19%                            107.12%
=================================================================================================================================

(1) Includes non-accrual loans.

(2) Net interest income divided by interest-earning assets.

--------------------------------------------------------------------------------

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

                                                                            YEAR ENDED SEPTEMBER 30,
                                               ----------------------------------------------------------------------------------
                                                            1997 VS. 1996                              1996 VS. 1995
                                               ---------------------------------------    ---------------------------------------
                                               INCREASE (DECREASE) DUE TO                 INCREASE (DECREASE) DUE TO
                                               --------------------------     TOTAL       --------------------------     TOTAL
                                                                  RATE/      INCREASE                        RATE/      INCREASE
                                               RATE     VOLUME    VOLUME    (DECREASE)    RATE     VOLUME    VOLUME    (DECREASE)
---------------------------------------------------------------------------------------------------------------------------------
Interest-earnings assets:
  Investment securities                        $ 184    $  779    $ 127       $1,090      $ 136    $ (126)    $(15)      $   (5)
  Mortgage-backed securities                      83       389       19          491        119      (210)     (14)        (105)
  Loans receivable, net                          (39)    3,631      (15)       3,577       (154)    3,013      (70)       2,789
  Other interest-earning assets                  (93)      (41)       8         (126)         9       239        8          256
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                135     4,758      139        5,032        110     2,916      (91)       2,935
Interest-bearing liabilities:
  Deposits                                       193       841       30        1,064        324       228       15          567
  FHLB advances                                 (139)    2,620     (181)       2,300        (36)    1,108      (41)       1,031
  Escrows                                         (4)      (46)       2          (48)         5        48        5           58
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities            50     3,415     (149)       3,316        293     1,384      (21)       1,656
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net interest income     $  85    $1,343    $ 288       $1,716      $(183)   $1,532     $(70)      $1,279
=================================================================================================================================

RESULTS OF OPERATIONS

Net Income. The Company reported net income of $1.98 million, $772,000, and $705,000 for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. Results for 1996 were affected by a $473,000 after-tax charge relating to the recapitalization of the Savings Association Insurance Fund ("SAIF"). Exclusive of this one-time charge, net income would have been $1.25 million for the year ended September 30, 1996. For fiscal 1997, the $1.21 million or 156.5% increase in net income from fiscal 1996 was attributable to a $1.7 million or 31.5% increase in net interest income and a $361,000 or 97.8% increase in noninterest income. These increases in income during fiscal 1997 were offset by an increase of $200,000 or 4.65% in noninterest expense, which increased from $4.3 million in fiscal 1996 to $4.5 million in fiscal 1997. For the fiscal year ended 1996, the one-time $739,000 pre-tax charge for the special assessment to recapitalize the SAIF is the primary reason for the increase in noninterest expense.

For fiscal 1997, the Company's net interest margin decreased to 3.10% from 3.22% in fiscal 1996 and the Company's interest rate spread decreased 15 basis points to 2.49% from 2.64% for fiscal 1996. The yield earned on the Company's interest-earning assets increased 12 basis points to 7.78% from 7.66%, while the Company's average cost of interest-bearing liabilities increased 27 basis points to 5.29% in 1997 from 5.02% in 1996. The increase in the Company's yield earned was attributable to having a greater portion of its interest-earning assets in higher yielding first mortgage loans and higher yielding investments. The increase in the average cost of liabilities reflects more aggressive pricing on the Company's certificate of deposit accounts, coupled with increased borrowings from the FHLB.

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

Net Interest Income. Net interest income before the provision for losses on loans increased $1.7 million or 31.5% during fiscal 1997 compared to the prior fiscal year, due to a $62.0 million or 36.7% increase in the average balance of interest-earning assets, primarily attributable to a 42.6% increase in average investments and mortgage-backed securities and a 37.8% increase in average loans receivable. As noted, the increase in interest-earning assets over interest-bearing liabilities was attributable to an increase in the average yield earned on interest-earning assets. The increases in both average

--------------------------------------------------------------------------------

balances and yield on earnings assets more than offset an increase of $55.0 million in average interest-bearing liabilities, from $149.2 million with a related cost of 5.02% in 1996 to $204.3 million with a related cost of 5.29% in 1997.

During fiscal 1997, total interest income increased by $5.0 million or 38.9% compared to fiscal 1996, primarily due to a $3.6 million or 37.3% increase in interest earned on loans receivable, a $1.1 million or 88.5% increase in interest earned on investments and a $491,000 or 28.8% increase in interest earned on mortgage-backed securities, which was offset by an $118,000 or 29.1% decrease in interest earned on interest-bearing deposits. The increase in interest on loans receivable was due to an increase in the average balance of loans receivable outstanding, which increased 37.8% or $43.8 million during fiscal 1997. One-to-four family residential loans increased by $41.3 million or 32.9% as the Company continued to utilize local mortgage brokers in the acquisition of new loan customers in addition to its emphasis on internally generated product. In addition, the Company continues to expand its construction loan program by slowly increasing the number of home builders that are approved to deal with the Company. The decrease in interest earned on interest-bearing deposits relates to the ability of the Company to generate mortgage originations and alternative investments.

During fiscal 1997, interest expense increased $3.3 million or 44.0% over the prior comparable year, due to a $1.0 million or 18.5% increase in interest expense on deposits as well as a $2.3 million or 109.5% increase in interest on FHLB advances and other borrowings. The increase in interest expense on deposits was primarily attributable to an increase in average deposits of $17.9 million or 15.7% from 1996 to 1997. A contributing factor was a 17 basis point increase in the average cost of savings from 4.70% in 1996 to 4.87% in 1997. The increase in interest paid on FHLB advances was due to an increase in the average balance of $39.2 million or 130.2%, which was partially offset by a decrease in the related borrowing cost of 46 basis points from 6.69% in 1996 to 6.23% in 1997. The increased borrowings were used to fund the increased loan demand and to fund the purchase of mortgage-backed and investment securities as part of the Company's leveraged asset strategy.

During fiscal 1996, total interest income increased by $2.9 million or 29.4% compared to fiscal 1995, primarily due to a $2.8 million or 41.0% increase in interest earned on loans receivable, a $33,000 or 2.8% increase in interest earned on investments, and a $217,000 or 114.7% increase in interest earned on interest-bearing deposits, which more than offset a $105,000 or 5.8% decrease in interest earned on mortgage-backed securities. The increase in interest on loans receivable was due to an increase in the average balance of loans receivable outstanding increasing 44.6% to $115.8 million during fiscal 1996 as compared to $80.0 million during fiscal 1995. This increase in the average outstanding balance more than offset a decrease in the yield on loans receivable of 21 basis points to 8.3% during 1996 from 8.5% during 1995. The decrease of 21 basis points can be attributed to an increase in originations in the Company's adjustable rate mortgage (ARM) and balloon mortgage products. At September 30, 1995, total ARM and balloon mortgages totaled $67.4 million; at September 30, 1996, these mortgages products totaled $106.2 million, a $38.8 million or 57.5% increase. ARM and balloon mortgages are priced lower than the conventional 30 year fixed rate mortgage product due to their repricing features.

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

Net interest income before provision for losses on loans increased $1.3 million or 30.7% during fiscal 1996 compared to the prior fiscal year, due to a $34.2 million or 25.4% increase in the average balance of interest-earning assets, primarily attributable to a 44.6% increase in average loans receivable, which more than offset a $1.7 million or 28.4% increase in total interest expense, due to a 38 basis point increase in the average rate paid on interest-bearing liabilities.

Provision for Losses on Loans. The Company establishes provisions for losses on loans, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by the Company, industry standards, past due loans, economic conditions in the Company's market area generally and other factors related to the collectibility of the Company's loan portfolio. For the fiscal years ended September 30, 1997, 1996 and 1995, provisions for losses on loans amounted to $360,000, $300,000 and $304,000, respectively. During the last half of fiscal 1997, management increased its provisions for loan losses from $75,000 per quarter to $105,000 per quarter. The Company provided an aggregate of

--------------------------------------------------------------------------------

$360,000 to the allowance for loan losses during fiscal 1997. Effective with the first quarter of fiscal 1998, the Company will be providing $120,000 per quarter. The increase in the amount of the Company's provision for loan losses is due to both the increased levels of loan originations as well as the increase in the Company's non-performing assets. At September 30, 1997, the Company's allowance for loan losses amounted to 38.3% of total non-performing loans and 0.8% of total loans outstanding.

Although management utilizes its best judgment in providing for possible loan losses, there can be no assurance that the Company will not have to increase its provisions for losses on loans in the future as a result of future increases in non-performing loans or for other reasons, which could adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examinations process, periodically review the Company's provision for losses on loans and the carrying value of its other nonperforming assets based on their judgments about information available to them at the time of their examination.

Noninterest Income. Total noninterest income increased $361,000 or 97.8% during fiscal 1997 over the prior fiscal year. The primary reason for the gain was due to gains associated with the Company's newly established trading account. Pursuant to its trading account strategy, the Company recognized a $310,000 net gain. The investments purchased were primarily equity securities of financial institutions. Total noninterest income increased $36,000 or 10.9% during fiscal 1996 over the prior fiscal year. The increase was primarily attributable to income from services charges and other fees related to the larger number of Company customers.

Noninterest Expense. Total noninterest expense increased $200,000 or 4.65% during fiscal 1997 compared to the prior fiscal year. Compensation and employee benefits increased $700,000 or 36.8% which is attributable to the implementation of the Recognition and Retention Plan and a full year of expense related to the employee stock ownership plan, acquiring the branch of another financial institution, the hiring of a Senior Vice President of Strategic Planning for the Bank, and the addition of two new board members at the Bank level. Data processing expenses increased $138,000 or 92.0% as the Company upgraded its data processing system. Additionally, the Company is working towards full compliance with year 2000 issues. Other expenses increased $297,000 or 50.4% of which $267,000 consisted of professional fees primarily related to operating the Company as a public reporting entity.

Total noninterest expense increased $1.4 million or 46.5% during fiscal 1996 compared to the prior fiscal year. As noted previously, the SAIF special assessment of $739,000 accounted for 54.2% of this increase in 1996. The other reasons for the increase were an increase in compensation and employee benefits of $396,000 or 26.0%, which is attributable to the hiring a controller and a consumer loan manager in addition to new personnel to staff the branch office opened in October, 1995, along with the implementation of the 401(k) Plan and employee stock ownership plan. Premises, occupancy and equipment costs increased $85,000 or 22.8%, due primarily to operating a new branch facility coupled with additional depreciation expense related to building and equipment improvements. Other expenses increased $107,000 or 22.3%, primarily as the result of additional costs related to operating the Company as a public reporting entity. Professional fees increased $74,000 or 56.7%, and printing related costs increased $14,000 or 28.5%. The Company also incurred additional data processing costs during 1996 of $18,000 or 18.6%.

Provision for Income Taxes. The Company incurred a provision for income taxes of $1.1 million, $442,000, and $554,000 for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. The effective tax rate during each of the foregoing respective fiscal years was 35.2%, 36.4%, and 44.0%. See Note 8 to Consolidated Financial Statements for additional information relating to income taxes.

ASSET AND LIABILITY MANAGEMENT

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets during a given time period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income

--------------------------------------------------------------------------------

while a positive gap within shorter maturities would have the opposite effect. As of September 30, 1997, the amount of the Company's interest-bearing liabilities which were estimated to mature or reprice within one year exceeded the Company's interest-earning assets with the same characteristics by $19.4 million or 7.1% of the Company's total assets.

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

The Company has historically emphasized the origination of long-term fixed-rate residential real estate loans for retention in its portfolio. At September 30, 1997, $121.6 million or 63.1% of the Company's total loan portfolio consisted of fixed-rate or balloon residential mortgage or construction loans. However, as of such date, the Company also held in its loan portfolio $15.1 million of construction loans which reprice annually and $51.4 million of long-term residential mortgage loans which have interest rate adjustment features at seven years and fifteen years. Although the Company anticipates that a majority of its loan portfolio will continue to consist of fixed-rate loans, the Company has recently attempted to mitigate the interest rate risk of holding a significant portion of fixed-rate loans in its portfolio through the origination of ARMs and short-term construction and consumer loans. At September 30, 1997, ARMs comprised $45.8 million or 23.8% of the total loan portfolio and construction and consumer loans aggregated $35.5 million or 18.4% of the total loan portfolio. At September 30, 1997, $37.1 million or 13.6% of the Company's total assets consisted of investment securities, 30.9% of which have terms to maturity of less than five years. In addition, the Company has invested in adjustable rate mortgage-backed securities. At September 30, 1997, $18.5 million or 48.4% of the Company's mortgage-backed securities portfolio was comprised of ARMs. At September 30, 1997, the Company classified $65.3 million or 86.7% of its investment and mortgage-backed securities portfolios as available for sale, which permits the Company to sell such securities if deemed appropriate in response to, among other things, changes in interest rates.

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

The following table presents the Company's MVPE as of September 30, 1997:

                  MARKET VALUE OF PORTFOLIO EQUITY
---------------------------------------------------------------------
                                 ESTIMATED
   CHANGE IN                     MVPE AS A
INTEREST RATES     ESTIMATED     PERCENTAGE      AMOUNT
(BASIS POINTS)       MVPE        OF ASSETS      OF CHANGE     PERCENT
---------------    ---------     ----------     ---------     -------
                          (DOLLARS IN THOUSANDS)
     +400           $ 16,159         5.9%        ($18,010)     (52.7)%
     +300             21,175         7.7          (12,993)     (38.0)
     +200             25,838         9.5           (8,330)     (24.4)
     +100             30,499        11.2           (3,669)     (10.7)
      --              34,168        12.5               --         --
     -100             36,262        13.3            2,094        6.1
     -200             37,201        13.6            3,033        8.9
     -300             38,258        14.0            4,090       12.0
     -400             40,340        14.8            6,172       18.1

As noted on the above table, significant increases in interest rates may adversely affect the Company's net interest income and/or MVPE because of the excess of interest-bearing liabilities over interest-earning assets repricing within shorter periods and because the Company's adjustable-rate, interest-earning assets generally are not as responsive to changes in interest rates as its interest-bearing liabilities due to terms which generally permit only annual adjustments to the interest rate and which generally limit the amount which interest rates thereon can adjust at such time and over the life of the related asset. In addition, the proportion of adjustable-rate loans and assets in the Company's loan and investment portfolio could decrease in future periods if market rates of interest remain at or decrease below current levels.

--------------------------------------------------------------------------------

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

Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, and U.S. Government agency securities. On a longer-term basis, the Company invests in various loans, mortgage-backed securities, and investment securities. The Company uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. At September 30, 1997, the total approved loan commitments outstanding (excluding undisbursed portions of loans in process) amounted to $9.2 million. At the same date, the unadvanced portion of loans in process approximated $10.0 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1997 totalled $64.7 million. Management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Company.

As of September 30, 1997, the Company had regulatory capital which was in excess of applicable limits.

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

                           [ERNST & YOUNG LETTERHEAD]


                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Pittsburgh Home Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Pittsburgh Home Financial Corp. and its subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of Pittsburgh Home Financial Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Pittsburgh Home Financial Corp. and its subsidiary at September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                                  /s/ ERNST & YOUNG LLP

October 29, 1997

                        PITTSBURGH HOME FINANCIAL CORP.

                 Consolidated Statements of Financial Condition

                                                                                 SEPTEMBER 30
                                                                         -----------------------------
                                                                             1997             1996
------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                     $  1,844,534     $    915,326
Interest-bearing deposits                                                   3,379,240        6,646,384
------------------------------------------------------------------------------------------------------
                                                                            5,223,774        7,561,710
Investment securities trading (cost of $904,875)                              955,587               --
Investment securities available for sale (cost of $63,483,368 in 1997
  and $46,381,706 in 1996)                                                 64,387,368       46,305,705
Investment securities held to maturity (fair value of $10,054,039)         10,017,166               --
Loans receivable, net of allowance of $1,419,196 in 1997 and
  $1,128,279 in 1996                                                      181,338,949      135,551,534
Accrued interest receivable                                                 2,026,718        1,243,462
Premises and equipment, net                                                 2,699,396        1,900,149
Goodwill                                                                      302,632               --
Federal Home Loan Bank stock--at cost                                       5,110,000        1,875,000
Deferred income taxes                                                         142,119          523,632
Foreclosed real estate                                                        907,398          133,256
Other assets                                                                  192,673          235,317
------------------------------------------------------------------------------------------------------
Total assets                                                             $273,303,780     $195,329,765
------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits                                                                 $138,730,862     $124,341,573
Advances from Federal Home Loan Bank                                      101,700,000       36,500,000
Advances by borrowers for taxes and insurance                               1,649,312        1,847,815
Accrued income taxes payable                                                  275,749          496,029
Other liabilities                                                           2,133,472        1,772,332
======================================================================================================
Total liabilities                                                         244,489,395      164,957,749

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 5,000,000 shares authorized, none
  issued                                                                           --               --
Common stock $.01 par value, 10,000,000 shares authorized (2,182,125
  shares issued and outstanding in 1997 and 1996)                              21,821           21,821
Additional paid-in capital                                                 21,017,411       20,958,806
Treasury stock--at cost, 212,756 shares                                    (2,948,004)              --
Unearned shares of ESOP                                                    (1,669,498)      (1,831,720)
Unearned shares of Recognition and Retention Plan                            (868,250)              --
Net unrealized gain (loss) on securities available for sale, net of
  tax                                                                         597,000          (50,000)
Retained earnings (substantially restricted)                               12,663,905       11,273,109
------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                 28,814,385       30,372,016
------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                               $273,303,780     $195,329,765
======================================================================================================

                See notes to consolidated financial statements.

                        PITTSBURGH HOME FINANCIAL CORP.

                     Consolidated Statements of Operations

                                                                       YEAR ENDED SEPTEMBER 30
                                                             -------------------------------------------
                                                                1997            1996            1995
--------------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                           $13,176,737     $ 9,600,096     $ 6,810,497
  Investment securities:
     Taxable                                                   4,180,561       2,742,092       2,997,988
     Tax-exempt                                                  318,919         183,968              --
  Interest-bearing deposits                                      288,290         406,650         189,362
--------------------------------------------------------------------------------------------------------
Total interest income                                         17,964,507      12,932,806       9,997,847
Interest expense:
  Deposits                                                     6,436,932       5,372,817       4,806,047
  Advances from Federal Home Loan Bank and other               4,371,324       2,118,983       1,030,213
--------------------------------------------------------------------------------------------------------
Total interest expense                                        10,808,256       7,491,800       5,836,260
--------------------------------------------------------------------------------------------------------
Net interest income                                            7,156,251       5,441,006       4,161,587
Provision for loan losses                                        360,000         300,000         304,000
--------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses            6,796,251       5,141,006       3,857,587
Noninterest income (loss):
  Service charges and other fees                                 388,892         340,625         314,404
  Gain on trading account securities                             310,071              --              --
  Loss on sale of foreclosed real estate                         (11,222)             --              --
  Other income                                                    41,966          28,246          18,161
--------------------------------------------------------------------------------------------------------
Total noninterest income                                         729,707         368,871         332,565
Noninterest expense:
  Compensation and employee benefits                           2,550,712       1,915,520       1,519,970
  Premises and occupancy costs                                   466,119         458,379         373,409
  Amortization of goodwill                                        27,512              --              --
  Federal insurance premium                                       66,143         288,551         257,384
  SAIF assessment                                                     --         738,961              --
  Marketing                                                      178,943         154,636         154,068
  Data processing costs                                          287,761         149,703         144,490
  Other expenses                                                 887,172         589,808         482,331
--------------------------------------------------------------------------------------------------------
Total noninterest expense                                      4,464,362       4,295,558       2,931,652
--------------------------------------------------------------------------------------------------------
Income before income taxes                                     3,061,596       1,214,319       1,258,500
Income taxes                                                   1,078,300         441,941         554,000
--------------------------------------------------------------------------------------------------------
Net income                                                   $ 1,983,296     $   772,378     $   704,500
========================================================================================================
Beginning April 1, 1996
  Earnings per share                                         $      1.04     $       .15             N/A
  Dividends per share                                        $       .29     $       .05             N/A
  Average shares outstanding                                   1,903,542       2,011,919             N/A

                See notes to consolidated financial statements.

                        PITTSBURGH HOME FINANCIAL CORP.

           Consolidated Statements of Changes in Stockholders' Equity

                 Years ended September 30, 1997, 1996, and 1995

                                                                                               NET
                                                                                            UNREALIZED
                                                                                              GAIN
                                                                                            (LOSS) ON
                                     ADDITIONAL                   UNEARNED      UNEARNED    SECURITIES                  TOTAL
                          COMMON      PAID-IN      TREASURY        SHARES        SHARES      AVAILABLE    RETAINED   STOCKHOLDERS'
                           STOCK      CAPITAL       STOCK          OF ESOP      OF RRP       FOR SALE     EARNINGS      EQUITY
---------------------------------------------------------------------------------------------------------------------------------
October 1, 1994          $    --   $        --  $        --    $        --    $        --    $     --   $ 9,905,336   $ 9,905,336
  Net income                  --            --           --             --             --          --       704,500       704,500
---------------------------------------------------------------------------------------------------------------------------------
September 30, 1995            --            --           --             --             --          --    10,609,836    10,609,836
  Issuance of stock
   April 1, 1996          21,821    20,959,429           --             --             --          --            --    20,981,250
  Stock acquired
   by ESOP                    --            --           --     (1,928,082)            --          --            --    (1,928,082)
  ESOP shares
   released                   --          (623)          --         96,362             --          --            --        95,739
  Change in
   unrealized loss
   on investment
   securities
   available
   for sale,
   net of taxes               --            --           --             --             --     (50,000)           --       (50,000)
Net income                    --            --           --             --             --          --       772,378       772,378
  Cash dividends
   declared on
   common stock
   of $.05
   per share                  --            --           --             --             --          --      (109,105)     (109,105)
---------------------------------------------------------------------------------------------------------------------------------
September 30, 1996        21,821    20,958,806           --     (1,831,720)            --     (50,000)   11,273,109    30,372,016
  Treasury stock
   purchased                  --            --   (2,948,004)            --             --          --            --    (2,948,004)
  Stock acquired
   for the RRP                --            --           --             --     (1,063,170)         --            --    (1,063,170)
  ESOP shares
   released                   --        58,605           --        162,222             --          --            --       220,827
  RRP amortization            --            --           --             --        194,920          --            --       194,920
  Change in
   unrealized gain
   on investment
   securities
   available for
   sale, net
   of taxes                   --            --           --             --             --     647,000            --       647,000
  Net income                  --            --           --             --             --          --     1,983,296     1,983,296
  Cash dividends
   declared on
   common stock
   of $.29
   per share                  --            --           --             --             --          --      (592,500)     (592,500)
---------------------------------------------------------------------------------------------------------------------------------
September 30,  1997      $21,821   $21,017,411  $(2,948,004)   $(1,669,498)   $  (868,250)   $597,000   $12,663,905   $28,814,385
=================================================================================================================================


                See notes to consolidated financial statements.

                        PITTSBURGH HOME FINANCIAL CORP.

                     Consolidated Statements of Cash Flows

                                                                                 YEAR ENDED SEPTEMBER 30,
                                                                      ----------------------------------------------
                                                                          1997             1996             1995
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                            $  1,983,296     $    772,378     $    704,500
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation and goodwill amortization                                 205,664          172,083          132,279
    Amortization and accretion of premiums and discounts on assets
      and deferred loan fees                                             1,250,836          149,762         (135,716)
    Amortization of ESOP                                                   162,222               --               --
    Amortization of RRP                                                    194,920               --               --
    Provision for loan losses                                              360,000          300,000          304,000
    Purchase of equity securities, trading                              (4,327,987)              --               --
    Sale of equity securities, trading                                   3,423,112               --               --
    Release of ESOP shares                                                  58,605           95,739               --
    Deferred tax benefit                                                    40,514         (310,868)         (52,763)
    Other, net                                                            (507,965)       1,498,550          534,771
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                2,843,217        2,677,644        1,487,071

CASH FLOWS FROM INVESTING ACTIVITIES
Loan originations                                                      (81,963,200)     (65,962,930)     (58,691,649)
Loan principal repayments                                               40,085,559       31,099,129       17,995,368
Proceeds from loan sales                                                   617,700        1,935,500        3,009,250
Purchases of:
  Available-for-sale securities                                        (36,627,877)     (18,656,078)      (5,152,989)
  Held-to-maturity securities                                          (10,000,000)              --       (6,306,741)
Proceeds from sales, maturities and principal repayments of:
  Available-for-sale securities                                          9,802,735       17,955,731        7,814,500
  Held-to-maturity securities                                                   --               --        4,622,964
Purchases of premises and equipment                                       (825,980)        (153,070)        (183,670)
Proceeds from branch deposit acquisition                                10,547,750               --               --
Other, net                                                              (1,255,705)        (167,257)              --
--------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                  (69,619,018)     (33,948,975)     (36,892,967)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in checking, passbook, and money market
  deposit accounts                                                      (2,867,790)      (2,223,204)     (12,771,943)
Net increase in certificates of deposit                                  6,709,329       11,067,579       17,874,967
Increase in advances from the Federal Home Loan Bank                    65,200,000        7,500,000       20,500,000
Proceeds from issuance of stock, net of shares acquired by ESOP                 --       19,053,168               --
Cash dividends paid to stockholders                                       (592,500)        (109,105)              --
Purchase of RRP shares                                                  (1,063,170)              --               --
Purchase of treasury stock                                              (2,948,004)              --               --
--------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                               64,437,865       35,288,438       25,603,024
--------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                    (2,337,936)       4,017,107       (9,802,872)
Cash and cash equivalents at beginning of year                           7,561,710        3,544,603       13,347,475
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                              $  5,223,774     $  7,561,710     $  3,544,603
====================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest (includes interest credited on deposits of $5,780,308,
    $5,006,336, and $3,552,250 in 1997, 1996, and 1995,
    respectively)                                                     $ 10,129,159     $  7,300,703     $  5,702,391
  Income taxes                                                           1,237,534          393,016          405,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Foreclosed mortgage loans transferred to real estate owned            $    911,072     $    133,256     $    124,821

                See notes to consolidated financial statements.

                        PITTSBURGH HOME FINANCIAL CORP.

                   Notes to Consolidated Financial Statements
                               September 30, 1997

1. BASIS OF PRESENTATION AND ORGANIZATION

The consolidated financial statements include the accounts of Pittsburgh Home Financial Corp. (the Company) and its wholly owned subsidiary, Pittsburgh Home Savings Bank (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

The Bank is a state-chartered stock savings bank headquartered in Pittsburgh, Pennsylvania, and conducts business from seven offices in Allegheny and Butler counties. The Bank is primarily engaged in attracting retail deposits from the general public and using such deposits to originate loans. The Company and Bank are subject to the regulations of certain federal and state agencies and periodic examinations by certain regulatory authorities.

In September 1995, the Bank formed Pittsburgh Home Financial Corp. to acquire 100% of the capital stock of the Bank upon its conversion from the mutual to stock form of ownership. The Bank's conversion and the Company's common stock offering were completed on April 1, 1996, with the sale of 2,182,125 shares of $.01 par value common stock at $10 per share. The Company received proceeds of $20,981,250 (net of $840,000 of organization and stock offering costs). In conjunction with the conversion and offering, the Company established an Employee Stock Ownership Plan (ESOP) (see Note 9) which acquired 8% of the shares issued, or 174,570 shares for $1,928,082.

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

CASH AND NONINTEREST-EARNING DEPOSITS

The Bank is required by the Federal Reserve Bank to maintain cash and reserve balances. The reserve calculation is 0% of the first $4.4 million of checking deposits, 3% of the next $44.9 million of checking deposits and 10% of total checking deposits over $49.3 million. These required reserves, net of allowable credits, amounted to $408,000 at September 30, 1997.

INVESTMENT SECURITIES TRADING

Trading securities, comprised primarily of bank and thrift equities held principally for resale in the near term, are classified as trading account securities and recorded at their fair values based on quoted market prices. Unrealized gains and losses on trading account securities are included in earnings during the period.

INVESTMENT SECURITIES AVAILABLE FOR SALE

Fair values for investment securities available for sale are based upon quoted market prices. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Declines in the fair value of individual available for sale securities below their cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses.

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

                        PITTSBURGH HOME FINANCIAL CORP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS RECEIVABLE, NET

Loans are reported at their outstanding principal adjusted for any chargeoffs, the allowance for loan losses, and any deferred fees or costs on originated loans. Loan origination and commitment fees and certain direct origination costs have been deferred and recognized as an adjustment of the yield of the related loan, adjusted for anticipated loan prepayments.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes more than 90 days past due. A reserve for the loss of accrued but uncollected interest is established at the time the interest accrual is discontinued. Interest ultimately collected is credited to income in the period of recovery.

Impaired loans consist of nonhomogeneous loans in which management has determined, based on the evaluation of current information and events, that it is probable that the Bank will not be able to collect all of the amounts due on these loans in accordance with the contractual terms of the loan agreements. Nonaccrual, substandard and doubtful commercial and other real estate loans are evaluated for impairment and have been included in management's assessment of the adequacy of the allowance.

The allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are recorded at the lower of the carrying amount of the loan or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues and expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized.

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

EARNINGS PER SHARE

The Company completed its initial stock offering on April 1, 1996, and accordingly, earnings per share for 1996 is computed on net income and common stock outstanding from that date. Earnings per share (EPS) is calculated by dividing net income by the number of weighted average common shares outstanding and common stock equivalent shares outstanding. As discussed in Note 9, the Company accounts for the 174,570 shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account. The weighted average number of common and common equivalent shares outstanding for the period April 1 through September 30, 1996 was 2,011,919, and for the year ended September 30, 1997 was 1,903,542.

                        PITTSBURGH HOME FINANCIAL CORP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

TREASURY STOCK

The acquisition of treasury stock is recorded under the cost method. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the average cost basis, with any excess proceeds being credited to additional paid-in capital. Two stock repurchase programs were commenced during fiscal year 1997 and each permitted up to 5% of outstanding stock to be repurchased. As of September 30, 1997, the Company had completed both repurchase programs and had repurchased 212,756 shares which represented 10% of the outstanding stock at an average cost of $13.86 per share.

STOCK OPTIONS

In October 1995, the Financial Accounting Standards Board (FASB) issued FAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's fiscal year ending September 30, 1997. FAS No. 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in Accounting Principles Board Opinion (Opinion) No. 25, "Accounting for Stock Issued to Employees." Since the Company has elected to use the accounting in Opinion No. 25, pro forma disclosures of net income and earnings per share are made as if the fair value method of accounting, as defined by FAS No. 123 had been applied (see Note 9).

GOODWILL AMORTIZATION

Amortization of goodwill related to a branch acquisition is computed using the straight-line method over ten years.

EFFECT OF NEW ACCOUNTING STANDARDS

In June 1996, the FASB issued FAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." FAS No. 125 provides new accounting and reporting standards for sales, securitizations and servicing of receivables and other financial assets, for certain secured borrowing and collateral transactions, and extinguishments of liabilities. FAS No. 125, as amended by FAS No. 127, "Deferral of Effective Date of Certain Provisions of FAS No. 125," is generally to be applied to transactions occurring after December 31, 1996, with certain provisions having been delayed until 1998. FAS No. 125 has not materially impacted the Company's financial position or results of operations as a result of adoption.

In February 1997, the FASB issued FAS No. 128, "Earnings per Share," which supersedes APB 15, "Earnings per Share," in order to simplify the standards for computing EPS. FAS No. 128 replaces the presentation of primary and fully diluted EPS with presentation of basic and diluted EPS and requires retroactive restatement for all periods presented. This standard is effective for periods ending after December 15, 1997. The effect of FAS No. 128 on the Company's EPS is not significant.

In February 1997, the FASB issued FAS No. 129, "Disclosure of Information about Capital Structure," which consolidates existing guidance relating to capital structure. This standard is also effective for reporting periods ending after December 15, 1997. The standard is not expected to significantly change the current presentation regarding capital structure.

In June 1997, the FASB issued FAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The standard is also effective for fiscal years beginning after December 15, 1997. The impact of adoption is not expected to be significant based on conditions in existence at September 30, 1997.

                        PITTSBURGH HOME FINANCIAL CORP.

3. INVESTMENT SECURITIES

Securities classified by type at September 30, 1997 and 1996, respectively, are summarized below by scheduled maturity. Mortgage-backed securities scheduled maturities are based on the estimated payment patterns of the underlying collateral.

                                                                       AVAILABLE FOR SALE
                                                    ---------------------------------------------------------
                                                                       SEPTEMBER 30, 1997
                                                    ---------------------------------------------------------
                                                     AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                                       COST            GAIN           LOSS           VALUE
-------------------------------------------------------------------------------------------------------------
U.S. Government and agency obligations due:
  Within 12 months                                  $ 1,499,844      $   3,949      $     --      $ 1,503,793
  Beyond 12 months but within 5 years                 8,233,521         19,382         8,703        8,244,200
  Beyond 5 years but within 10 years                  8,314,181         80,226         8,055        8,386,352
  Beyond 10 years                                     6,556,338        198,700        12,421        6,742,617
Corporate obligations due:
  Within 12 months                                      499,843          1,922            --          501,765
  Beyond 12 months but within 5 years                        --             --            --               --
-------------------------------------------------------------------------------------------------------------
                                                     25,103,727        304,179        29,179       25,378,727
Mortgage-backed securities:
  Government National Mortgage Association:
     Within 12 months                                        --             --            --               --
     Beyond 12 months but within 5 years                  7,864            265            --            8,129
     Beyond 5 years but within 10 years                 831,834         27,363            --          859,197
     Beyond 10 years                                 18,686,822        291,974         2,777       18,976,019
  Federal National Mortgage Association:
     Within 12 months                                        --             --            --
     Beyond 12 months but within 5 years                 13,248            455            --           13,703
     Beyond 5 years but within 10 years                      --             --            --               --
     Beyond 10 years                                  9,639,373        124,996        10,436        9,753,933
  Federal Home Loan Mortgage Corporation:
     Within 12 months                                   505,153             --         2,382          502,771
     Beyond 12 months but within 5 years                620,593         11,351            --          631,944
     Beyond 5 years but within 10 years                  65,185          2,463            --           67,648
     Beyond 10 years                                  7,330,507         94,099        22,371        7,402,235
-------------------------------------------------------------------------------------------------------------
                                                     37,700,579        552,966        37,966       38,215,579
Equity securities                                       679,062        114,000            --          793,062
Total investment securities                         $63,483,368      $ 971,145      $ 67,145      $64,387,368
=============================================================================================================

                                                                        HELD TO MATURITY
                                                     ------------------------------------------------------
                                                                       SEPTEMBER 30, 1997
                                                     ------------------------------------------------------
                                                      AMORTIZED      UNREALIZED     MARKET      UNREALIZED
                                                        COST            GAIN         VALUE         LOSS
-----------------------------------------------------------------------------------------------------------
Federal National Mortgage Association:
  Beyond 5 years but within 10 years                 $10,017,166      $  36,873     $    --     $10,054,039
===========================================================================================================

                        PITTSBURGH HOME FINANCIAL CORP.

3. INVESTMENT SECURITIES (CONTINUED)

                                                                       AVAILABLE FOR SALE
                                                    ---------------------------------------------------------
                                                                       SEPTEMBER 30, 1996
                                                    ---------------------------------------------------------
                                                     AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                                       COST            GAIN           LOSS           VALUE
-------------------------------------------------------------------------------------------------------------
U.S. Government and agency obligations due:
  Within 12 months                                  $ 4,522,607      $   1,948      $   6,883     $ 4,517,672
  Beyond 12 months but within 5 years                 8,658,939         17,484         69,367       8,607,056
  Beyond 5 years but within 10 years                  3,663,422         11,093         55,906       3,618,609
  Beyond 10 years                                     5,058,622         18,630         47,079       5,030,173

Corporate obligations due:
  Within 12 months                                           --             --             --              --
  Beyond 12 months but within 5 years                   498,901          9,067             --         507,968
-------------------------------------------------------------------------------------------------------------
                                                     22,402,491         58,222        179,235      22,281,478
Mortgage-backed securities:
  Government National Mortgage Association
     Within 12 months                                        --             --             --              --
     Beyond 12 months but within 5 years                 12,325            356             --          12,681
     Beyond 5 years but within 10 years                 487,294         14,226             --         501,520
     Beyond 10 years                                 11,381,676         77,710         44,565      11,414,821
  Federal National Mortgage Association
     Within 12 months                                        --             --             --              --
     Beyond 12 months but within 5 years                     --             --             --              --
     Beyond 5 years but within 10 years                  48,464            199             --          48,660
     Beyond 10 years                                  4,738,538         44,340         50,438       4,732,443
  Federal Home Loan Mortgage Corporation
     Within 12 months                                        --             --             --              --
     Beyond 12 months but within 5 years                854,091          1,816         22,445         833,462
     Beyond 5 years but within 10 years                 653,171          1,196            827         653,540
     Beyond 10 years                                  5,624,293         46,512         43,080       5,627,725
-------------------------------------------------------------------------------------------------------------
                                                     23,799,852        186,355        161,355      23,824,852
Equity securities                                       179,363         20,012             --         199,375
-------------------------------------------------------------------------------------------------------------
Total investment securities                         $46,381,706      $ 264,589      $ 340,590     $46,305,705
=============================================================================================================

U.S. Government obligations carried at approximately $1,000,000 at September 30, 1997 were pledged to secure deposits and for other purposes required or permitted by law.

Proceeds from sales of trading securities were $3,423,112 for the year ended September 30, 1997. Gross gains of $259,359 were realized on those sales. Additionally, proceeds from sales of mortgage-backed securities available for sale were $659,743 for the year ended September 30, 1997. Net gain of $857 was realized on those sales. There were no sales of securities in 1996 or 1995.

                        PITTSBURGH HOME FINANCIAL CORP.

4. LOANS RECEIVABLE, NET

Loans receivable, net at September 30, 1997 and 1996 are summarized below:

                                                                         1997             1996
    ----------------------------------------------------------------------------------------------
    First mortgage loans:
      Secured by 1-4 family residence                                $177,214,669     $133,575,713
      Other                                                             2,596,036        2,592,566
    Less loans in process                                             (10,003,493)      (7,745,464)
    Deferred loan costs                                                    43,292           14,502
    ----------------------------------------------------------------------------------------------
    Total first mortgage loans                                        169,850,504      128,437,317
    Home equity loans and lines                                         8,820,868        5,311,682
    Other loans                                                         4,086,773        2,930,814
    Less allowance for loan losses                                     (1,419,196)      (1,128,279)
    ----------------------------------------------------------------------------------------------
                                                                     $181,338,949     $135,551,534
    ==============================================================================================

Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                                 1997           1996          1995
    ------------------------------------------------------------------------------------------------
    Balance at beginning of year                              $1,128,279     $  920,685     $711,212
    Provision charged to income                                  360,000        300,000      304,000
    Chargeoffs                                                   (76,317)      (113,347)    (103,837)
    Recoveries                                                     7,234         20,941        9,310
    ------------------------------------------------------------------------------------------------
    Balance at end of year                                    $1,419,196     $1,128,279     $920,685
    ================================================================================================

Real estate loans in arrears three months or more or in process of foreclosure at September 30, 1997 and 1996 were as follows:

                                                                NUMBER                        % OF REAL
                                                               OF LOANS        AMOUNT       ESTATE LOANS
    -----------------------------------------------------------------------------------------------------
    1997                                                           70        $3,268,866         2.11%
    1996                                                           65        $1,796,003         1.49%

The Bank had outstanding loan origination commitments of $9,216,350 and $9,203,459, including $2,243,863 and $1,863,967 available on lines of credit, at September 30, 1997 and 1996, respectively. There were no loans committed to be sold at September 30, 1997. Included in loans receivable at September 30, 1996 are $283,350 of FHA and VA loans which the Bank committed to sell at par.

The Bank utilizes established loan underwriting procedures which generally require the taking of collateral to secure loans and does not believe it has a significant concentration of credit risk to any one borrower but does estimate that essentially all of its loans are located within and around Allegheny and Butler counties and surrounding counties in Pennsylvania.

                        PITTSBURGH HOME FINANCIAL CORP.

5. PREMISES AND EQUIPMENT

Premises and equipment and the related accumulated depreciation at September 30, 1997 and 1996 consist of the following:

                                                                       1997            1996
        ---------------------------------------------------------------------------------------
        Land                                                        $   996,558     $   517,573
        Buildings and improvements                                    1,703,577       1,611,803
        Furniture and equipment                                       1,373,807       1,118,586
        Construction in progress                                        151,418              --
        ---------------------------------------------------------------------------------------
                                                                      4,225,360       3,247,962
        Less accumulated depreciation                                (1,525,964)     (1,347,813)
        ---------------------------------------------------------------------------------------
                                                                    $ 2,699,396     $ 1,900,149
        =======================================================================================

The Bank leases office space under noncancelable operating leases. Future minimum lease commitments under these operating lease agreements are as follows:

        YEAR ENDING SEPTEMBER 30
        ------------------------------------------------------------------------------------
             1998                                                                   $ 66,300
             1999                                                                     68,415
             2000                                                                     70,636
             2001                                                                     50,968
             2002                                                                     51,416
             2003 and thereafter                                                     149,786
        ------------------------------------------------------------------------------------
             Total minimum payments                                                 $457,521
        ====================================================================================

Total rental expense for these leases charged to earnings was $64,286, $62,367, and $36,540 for the years ended September 30, 1997, 1996, and 1995, respectively.

6. DEPOSITS

Deposits at September 30, 1997 and 1996 are summarized as follows:

                                                             1997                          1996
                                                    -----------------------       -----------------------
    BALANCES BY INTEREST RATE                          AMOUNT       PERCENT          AMOUNT       PERCENT
    -----------------------------------------------------------------------------------------------------
    Savings accounts:
      Regular checking                              $  2,371,840       1.7%       $  2,807,808       2.3%
      Interest checking                                7,233,769       5.2           6,795,122       5.5
      Passbook                                        26,065,424      18.8          26,041,017      20.9
      Variable money market                            5,130,329       3.7           3,345,539       2.7
    -----------------------------------------------------------------------------------------------------
                                                      40,801,362      29.4          38,989,486      31.4
    Certificate accounts:
      0%-3.49%                                                --        --               2,246        --
      3.50%-4.49%                                        253,904       0.2              68,500       0.1
      4.50%-5.49%                                     32,185,036      23.2          38,658,993      31.1
      5.50%-6.49%                                     46,734,056      33.7          36,978,137      29.7
      6.50%-7.49%                                     17,988,704      13.0           9,434,554       7.6
      7.50%-8.49%                                        650,600       0.4             209,657       0.1
      8.50%-9.49%                                        117,200       0.1                  --        --
    -----------------------------------------------------------------------------------------------------
                                                      97,929,500      70.6          85,352,087      68.6
    -----------------------------------------------------------------------------------------------------
                                                    $138,730,862     100.0%       $124,341,573     100.0%
    =====================================================================================================

Individual retirement accounts totaled $13,040,158 and $11,698,433 at September 30, 1997 and 1996, respectively.

                        PITTSBURGH HOME FINANCIAL CORP.

6. DEPOSITS (CONTINUED)
Accrued interest payable on deposits included in other liabilities was $582,822 and $275,153 at September 30, 1997 and 1996, respectively.

The contractual maturity of certificate accounts are as follows:

                                                                          SEPTEMBER 30,
                                                                   ---------------------------
                                                                      1997            1996
        --------------------------------------------------------------------------------------
        Less than one year                                         $64,680,940     $53,021,739
        One to two years                                            16,066,946      17,425,218
        Two to three years                                           4,553,434       3,954,565
        Three to four years                                          2,272,106       3,457,260
        Thereafter                                                  10,356,074       7,493,305
        --------------------------------------------------------------------------------------
                                                                   $97,929,500     $85,352,087
        ======================================================================================

Certificate accounts of $100,000 or more at September 30, 1997 and 1996 were $12,475,142 and $8,381,679, respectively.

The weighted average interest rates for all deposits at September 30, 1997 and 1996 was 4.81% and 4.67%, respectively.

The following schedule sets forth interest expense by fiscal year by type of deposit:

                                                               1997           1996           1995
    ------------------------------------------------------------------------------------------------
    Checking and money market accounts                      $  225,973     $  192,839     $  220,105
    Passbook accounts                                          873,895        791,561        976,135
    Certificates                                             5,337,064      4,388,417      3,609,807
    ------------------------------------------------------------------------------------------------
                                                            $6,436,932     $5,372,817     $4,806,047
    ================================================================================================

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

Advances from the FHLB consist of the following:

                                                        SEPTEMBER 30, 1997           SEPTEMBER 30, 1996
                                                     ------------------------      -----------------------
                                                     WEIGHTED                      WEIGHTED
                                                     AVERAGE                       AVERAGE
                                                       RATE         AMOUNT           RATE        AMOUNT
    ------------------------------------------------------------------------------------------------------
    Less than 12 months                                5.84%     $  9,250,000        5.50%     $ 8,000,000
    One to two years                                   6.42%       12,700,000        6.27%       1,750,000
    Two to three years                                 6.18%       20,000,000        6.46%       7,700,000
    Three to four years                                6.78%        4,500,000        7.09%       2,800,000
    Thereafter                                         6.03%       55,250,000        6.71%      16,250,000
    ------------------------------------------------------------------------------------------------------
                                                       6.12%     $101,700,000        6.40%     $36,500,000
    ======================================================================================================

Approximately $49,500,000 of the outstanding FHLB advances are adjustable rate notes with a weighted average yield of 5.88% at September 30, 1997. Advances from the Federal Home Loan Bank of Pittsburgh are secured by the Bank's stock in the Federal Home Loan Bank of Pittsburgh, qualifying residential mortgage loans, U.S. Government securities, U.S. agency securities, and mortgage-backed securities issued or guaranteed by GNMA, FHLMC, and FNMA to the extent that the defined statutory value must be at least equal to the advances outstanding. The maximum remaining borrowing capacity at

                        PITTSBURGH HOME FINANCIAL CORP.

7. ADVANCES FROM FEDERAL HOME LOAN BANK (FHLB) (CONTINUED)

September 30, 1997 is approximately $81,222,000. The advances are subject to restrictions or penalties in the event of prepayment.

8. INCOME TAXES

Income tax expense in the consolidated statements of income for the years ended September 30, 1997, 1996, and 1995 includes the following components:

                                                           1997           1996           1995
        ----------------------------------------------------------------------------------------
        Federal:
          Current                                       $  847,556     $  697,035     $  561,305
          Deferred                                          40,514       (310,868)       (52,763)
        State:
          Current                                          190,230         55,774         45,458
        ----------------------------------------------------------------------------------------
                                                        $1,078,300     $  441,941     $  554,000
        ========================================================================================

A reconciliation from the expected federal statutory income tax provision to the effective tax provision expressed as a percentage of pretax income is as follows:

                                                                      PERCENTAGE OF PRETAX
                                                                             INCOME
                                                                   --------------------------
                                                                    YEAR ENDED SEPTEMBER 30
                                                                   --------------------------
                                                                   1997       1996       1995
        -------------------------------------------------------------------------------------
        Expected federal tax rate                                  34.0%      34.0%      34.0%
        State income taxes, net of federal income tax effect        4.1        3.0        3.6
        Tax-exempt interest income                                 (2.9)      (4.1)        --
        Other, net                                                   --        3.5        6.4
        -------------------------------------------------------------------------------------
        Actual effective tax rate                                  35.2%      36.4%      44.0%
        =====================================================================================

Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of deferred federal income tax assets and liabilities as of September 30, 1997 and 1996 are as follows:

                                                                          1997         1996
        -------------------------------------------------------------------------------------
        Deferred federal income tax assets:
          Allowance for loan losses                                     $537,433     $415,032
          Accrued insurance fund assessment                                   --      251,246
          Unrealized loss on securities available for sale                    --       26,000
          Other                                                           65,460       (1,686)
        -------------------------------------------------------------------------------------
        Total deferred federal income tax assets                         602,893      690,592
        Deferred federal income tax liabilities:
          Tax-based bad debt reserve in excess of base year              139,055      166,960
          Unrealized gain on securities available for sale               307,000           --
          Other                                                           14,719           --
        -------------------------------------------------------------------------------------
        Total deferred federal income tax liabilities                    460,774      166,960
        -------------------------------------------------------------------------------------
        Net deferred federal income tax assets                          $142,119     $523,632
        =====================================================================================

Retained earnings at September 30, 1996 include financial statement tax bad debt reserves of $3,385,000. The Small Business Job Protection Act of 1996 passed on August 20, 1996 eliminated the special bad debt deduction previously granted solely to thrifts. This results in the recapture of past taxes for permanent deductions arising from the "applicable excess reserve," which is the total amount of the Bank's reserve over its base year reserve as of September 30, 1987. The

                        PITTSBURGH HOME FINANCIAL CORP.

8. INCOME TAXES (CONTINUED)

recapture tax is to be paid in six equal annual installments beginning after September 30, 1996. However, deferral of these payments will be permitted for up to two years, contingent upon the Bank satisfying a specified mortgage origination test for 1996 and/or 1997. At September 30, 1996, the Bank had $409,000 in excess of the base year reserves, and subject to prevailing corporate tax rates, the Bank will owe $139,000 in federal taxes, which is reflected as a deferred tax liability. No provision is required to be made for the $2,894,000 of base year reserves.

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

Compensation expense for the ESOP was $220,827 and $95,379 for the years ended September 30, 1997 and 1996, respectively. The following summarizes the status of the ESOP shares at September 30:

                                                                        1997           1996
        --------------------------------------------------------------------------------------
        Allocated shares                                                     --             --
        Shares released for allocation                                   23,421          8,728
        Shares distributed                                                   --             --
        Unreleased shares                                               151,149        165,842
        --------------------------------------------------------------------------------------
        Total ESOP shares                                               174,570        174,570
        --------------------------------------------------------------------------------------
        Fair value of unreleased shares at September 30              $2,890,725     $1,969,373
        ======================================================================================

STOCK OPTION PLAN

At a special meeting of the stockholders held on October 15, 1996, the Company's stockholders adopted a Stock Option Plan which is designed to provide directors, officers, and key employees with a proprietary interest in the Company as an incentive to contribute to its success. A total of 218,212 shares of common stock has been reserved for issuance pursuant to the plan, which represents 10% of the common stock issued in connection with the Company's public offering. All options granted to participants under the plan shall become vested and exercisable at the rate of 20% per year on each annual anniversary date.

                        PITTSBURGH HOME FINANCIAL CORP.

9. EMPLOYEE COMPENSATION PLAN (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

The grant price of all options is equal to the fair market value of the Company's common stock at the grant date. The following table summarizes the changes in stock options outstanding at September 30, 1997:

                                                                                                           WEIGHTED
                                                                                                           AVERAGE
                                                                                                           EXERCISE
EXERCISE PRICE PER SHARE                            $11.625    $13.000    $14.075    $15.000     TOTAL      PRICE
-------------------------------------------------------------------------------------------------------------------
Outstanding at October 1, 1996                           --        --          --        --          --         --
  Granted                                           152,737     9,000      17,456     5,500     184,693      12.02
  Exercised                                              --        --          --        --          --         --
  Forfeited                                          (8,182)       --          --        --      (8,182)    (11.63)
-------------------------------------------------------------------------------------------------------------------
Outstanding at September 30, 1997                   144,555     9,000      17,456     5,500     176,511      12.04
-------------------------------------------------------------------------------------------------------------------
Exercisable at September 30, 1997                        --        --          --        --          --         --
===================================================================================================================

The Company accounts for stock options in accordance with Opinion No. 25. The following pro forma information regarding net income and earnings per share assumes the adoption of Statement No. 123 for stock options granted during the year ended September 30, 1997. The estimated fair value of the options is amortized to expense over the option and vesting period. The fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.0% and a dividend yield of 1.3%; volatility factors of the expected market price of the Company's common stock of .203 and a weighted-average expected life of seven years.

                                                                                 1997
            ----------------------------------------------------------------------------
            Net income before stock options                                   $1,983,296
            Compensation expense (tax effected) from stock options                76,929
            ----------------------------------------------------------------------------
            Pro forma net income                                              $1,906,367
            ----------------------------------------------------------------------------
            Pro forma earnings per share                                      $     1.00
            ============================================================================

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

RECOGNITION AND RETENTION PLAN AND TRUST

At a special meeting of the stockholders held on October 15, 1996, the stockholders of the Company approved and established a Recognition and Retention Plan and Trust, the objective of which is to retain qualified personnel in key positions of the Company. Directors, officers, and key employees will be eligible to receive benefits under the plan. During the year ended September 30, 1997, the Company contributed $1,063,170 to the trust to purchase 87,285 shares of common stock in connection with the Company's public offering necessary to establish the plan. Shares awarded under the Recognition and Retention Plan
(RRP) shall become vested and exercisable at the rate of 20% per year over five years on each annual anniversary date. The Company is amortizing the prepaid compensation and recording additions to stockholders' equity as the shares vest. Compensation expense attributable to the plan amounted to $194,920 in 1997.

                        PITTSBURGH HOME FINANCIAL CORP.

THRIFT PLAN

Effective October 1, 1995, the Bank provided eligible employees participation in a 401(k) contributory defined contribution plan. The Bank matches 50% of an employee's contribution up to 6% of an employee's compensation. The Bank contributed $87,300 and $86,700 to the 401(k) for the years ended September 30, 1997 and 1996, respectively.

The Bank participates in the Financial Institutions Retirement Fund (the Plan), a multiemployer pension plan administrator. The Plan provides defined pension benefits to substantially all of the Bank's employees. The Bank charged $60,000 to pension expense for each of the years ended September 30, 1997, 1996, and 1995, respectively.

10. STOCKHOLDERS' EQUITY

Under federal regulations, the Bank is required to maintain specific amounts of capital. The following table sets forth certain information concerning the Bank's regulatory capital:

                                                 SEPTEMBER 30, 1997                        SEPTEMBER 30, 1996
                                        ------------------------------------      ------------------------------------
                                         TIER I       TIER I        TOTAL          TIER I       TIER I        TOTAL
                                        LEVERAGE    RISK-BASED    RISK-BASED      LEVERAGE    RISK-BASED    RISK-BASED
                                        CAPITAL      CAPITAL       CAPITAL        CAPITAL      CAPITAL       CAPITAL
----------------------------------------------------------------------------------------------------------------------

                                                      (000S)                                    (000s)
Equity capital (1)                      $ 23,828     $  23,828     $  23,828      $ 21,817     $  21,817     $ 21,817
Plus general valuation allowances (2)         --            --         1,419            --            --        1,123
----------------------------------------------------------------------------------------------------------------------
Total regulatory capital                  23,828        23,828        25,247        21,817        21,817       22,940
Minimum required capital                  10,834         5,039         5,039         7,553         3,586        7,173
----------------------------------------------------------------------------------------------------------------------
Excess regulatory capital               $ 12,994     $  18,789     $  20,208      $ 14,264     $  18,231     $ 15,767
----------------------------------------------------------------------------------------------------------------------
Adjusted total assets                   $270,859     $ 125,979     $ 125,979      $188,832     $  89,671     $ 89,671
----------------------------------------------------------------------------------------------------------------------
Regulatory capital as a percentage         8.80%        18.91%        20.04%        11.55%        24.33%       25.58%
Minimum capital required as a
  percentage                                4.00          4.00          8.00          4.00          4.00         8.00
----------------------------------------------------------------------------------------------------------------------
Excess regulatory capital as a
  percentage                               4.80%        14.91%        12.04%         7.55%        20.33%       17.58%
======================================================================================================================
Well capitalized requirement               5.00%         6.00%        10.00%         5.00%         6.00%       10.00%
======================================================================================================================

(1) Represents equity capital of the Bank as reported to the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

(2) Limited to 1.25% of risk-adjusted total assets.

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

Subsequent to the conversion, neither the Bank nor the Company may declare or pay cash dividends on any of their shares of common stock if the effect would be to reduce stockholders' equity below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.

                        PITTSBURGH HOME FINANCIAL CORP.

11. LOANS TO RELATED PARTIES

The Bank has granted loans to certain directors and officers of the Bank and to their affiliates. Such loans are made in the ordinary course of business at the Bank's normal credit terms and do not represent more than normal risk of collection. These loans aggregated approximately $48,480, $51,880 and $277,563 at September 30, 1997, 1996 and 1995, respectively. There were $3,500 in new loans granted and repayments approximated $6,900 in fiscal 1997.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of FAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The market value of investments and mortgage-backed securities, as presented in Note 3, are based primarily upon quoted market prices. For substantially all other financial instruments, the fair values are management's estimates of the values at which the instruments could be exchanged in a transaction between willing parties. In accordance with FAS No. 107, fair values are based on estimates using present value and other valuation techniques in instances where quoted prices are not available. These techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. As such, the derived fair value estimates cannot be substantiated by comparison to independent markets, and further, may not be realizable in an immediate settlement of the instruments. FAS No. 107 also excludes certain items from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent, and should not be construed to represent, the underlying value of the Company.

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

                        PITTSBURGH HOME FINANCIAL CORP.

     Off-balance sheet instruments: Fair values for the Company's commitments to extend credit are based on their carrying value, taking into account the remaining terms and conditions of the agreements.

                                                  SEPTEMBER 30, 1997              SEPTEMBER 30, 1996
                                              ---------------------------     ---------------------------
                                                CARRYING         FAIR           CARRYING         FAIR
                                                 VALUE          VALUE            VALUE          VALUE
---------------------------------------------------------------------------------------------------------
ASSETS
Cash and interest-bearing deposits            $  5,223,774   $  5,223,774     $  7,561,710   $  7,561,710
Investment securities available for sale        64,387,368     64,387,368       46,305,705     46,305,705
Investments securities held to maturity         10,017,166     10,054,039               --             --
Trading securities                                 955,587        955,587               --             --
Loans receivable, net                          181,338,949    185,012,000      135,551,534    137,780,005
Federal Home Loan Bank stock                     5,110,000      5,110,000        1,875,000      1,875,000

LIABILITIES
Deposits                                       138,730,862    138,538,000      124,341,573    124,429,486
Advances from Federal Home Loan Bank           101,700,000    102,114,000       36,500,000     36,209,000
Advance payments by borrowers                    1,649,312      1,649,312        1,847,815      1,847,815

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly consolidated statements of income are as follows (dollar amounts in thousands, except per share data):

                          THREE MONTHS ENDED                  YEAR                    THREE MONTHS ENDED                 YEAR
               -----------------------------------------      ENDED        -----------------------------------------     ENDED
               DECEMBER    MARCH      JUNE     SEPTEMBER    SEPTEMBER      DECEMBER    MARCH      JUNE     SEPTEMBER   SEPTEMBER
                 1996       1997      1997       1997         1997           1995       1996      1996       1996        1996
--------------------------------------------------------------------------------------------------------------------------------
Total interest
  income        $3,930     $4,328    $4,679     $ 5,027      $17,964        $2,986     $3,090    $3,255     $ 3,602      $12,933
Total interest
  expense        2,284      2,547     2,829       3,148       10,808         1,886      1,863     1,781       1,962        7,492
--------------------------------------------------------------------------------------------------------------------------------
Net interest
  income         1,646      1,781     1,850       1,879        7,156         1,100      1,227     1,474       1,640        5,441
  Provision
    for loan
    losses          75         75       105         105          360            60         60        90          90          300
--------------------------------------------------------------------------------------------------------------------------------
Net interest
  income after
  provision
  for loan
  losses         1,571      1,706     1,745       1,774        6,796         1,040      1,167     1,384       1,550        5,141
Total noninterest
  income           110         88       227         304          729            93         87        90          98          368
  Total
    noninterest
    expense        996      1,165     1,098       1,205        4,464           779        869       908       1,739        4,295
--------------------------------------------------------------------------------------------------------------------------------
  Income (loss)
    before income
    taxes          685        629       874         873        3,061           354        385       566         (91)       1,214
  Income taxes     242        206       327         303        1,078           134        143       197         (32)         442
--------------------------------------------------------------------------------------------------------------------------------
Net income
  (loss)        $  443     $  423    $  547     $   570      $ 1,983        $  220     $  242    $  369     $   (59)     $   772
================================================================================================================================
    Net income
      (loss) per
      share(1)  $  .22     $  .23    $  .30     $   .30      $  1.04           N/A        N/A    $  .18     $  (.03)     $   .15
================================================================================================================================

(1) Quarterly per share amounts do not add to total for the year ended September 1997, due to rounding.

                        PITTSBURGH HOME FINANCIAL CORP.

14. CONSOLIDATED FINANCIAL INFORMATION OF PITTSBURGH HOME FINANCIAL CORP. (PARENT ONLY)

Pittsburgh Home Financial Corp. was organized in September 1995 and began operations on April 1, 1996. The Company's balance sheets as of September 30, 1997 and 1996 and related statements of income and cash flows are as follows:

BALANCE SHEETS

                                                                             1997             1996
------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                 $   708,992      $ 5,400,097
Investment securities available for sale                                    2,795,721        3,190,632
Investment securities trading                                                 955,587               --
Investment in Pittsburgh Home Savings Bank                                 24,343,750       21,752,396
Other assets                                                                   51,335           40,566
------------------------------------------------------------------------------------------------------
Total assets                                                              $28,855,385      $30,383,691
======================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities                                                         $    41,000      $    11,675
Total stockholders' equity                                                 28,814,385       30,372,016
------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                $28,855,385      $30,383,691
======================================================================================================

STATEMENTS OF INCOME

                                                                                   YEAR ENDED
                                                                          ----------------------------
                                                                             1997             1996
------------------------------------------------------------------------------------------------------
Interest income                                                           $   277,902      $   237,131
Noninterest income                                                            310,071               --
Noninterest expense                                                          (612,731)        (151,814)
------------------------------------------------------------------------------------------------------
(Loss) income before income taxes and equity in earnings of subsidiary        (24,758)          85,317
Income tax expense                                                              2,300           29,875
------------------------------------------------------------------------------------------------------
(Loss) income before equity in earnings of subsidiary                         (27,058)          55,442
Equity in earnings of Pittsburgh Home Savings Bank                          2,010,354          255,326
------------------------------------------------------------------------------------------------------
Net income                                                                $ 1,983,296      $   310,768
======================================================================================================

                        PITTSBURGH HOME FINANCIAL CORP.

14. CONSOLIDATED FINANCIAL INFORMATION OF PITTSBURGH HOME FINANCIAL CORP. (PARENT ONLY) (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED
                                                                          ----------------------------
                                                                             1997             1996
------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                $ 1,983,296      $   310,768
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
     Equity in earnings of Pittsburgh Home Savings Bank                    (2,010,354)        (255,326)
     Amortization of ESOP and RRP shares                                      415,747           95,739
     Net investment security trading purchases and sales                     (955,587)              --
     Change in other assets and liabilities                                   (20,533)         (28,891)
------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                          (587,431)         122,290

INVESTING ACTIVITIES
Investment in Pittsburgh Home Savings Bank                                         --      (10,425,624)
Purchases of investment securities                                           (500,000)      (3,240,632)
Proceeds from sales of investment securities                                1,000,000               --
------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                           500,000      (13,666,256)

FINANCING ACTIVITIES
Proceeds from sale of common stock                                                 --       19,053,168
Cash dividend on common stock                                                (592,500)        (109,105)
Purchase of stock for Treasury and RRP                                     (4,011,174)              --
------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                        (4,603,674)      18,944,063
------------------------------------------------------------------------------------------------------
(Decrease) increase in cash                                                (4,691,105)       5,400,097
Cash at beginning of year                                                   5,400,097               --
------------------------------------------------------------------------------------------------------
Ending cash and cash equivalents                                          $   708,992      $ 5,400,097
======================================================================================================

--------------------------------------------------------------------------------

                             CORPORATE INFORMATION

CORPORATE HEADQUARTERS
------------------------------------------------------

PITTSBURGH HOME FINANCIAL CORP.
438 Wood Street, Pittsburgh, Pennsylvania 15222
(412) 281-0780 - FAX: (412) 281-3750

ANNUAL MEETING
------------------------------------------------------

The Annual Stockholders' Meeting will be held at 11:00 a.m., on January 22, 1998, at The Library Center, GRW Theater, Second Level, 414 Wood Street, Pittsburgh, Pennsylvania 15222. Stockholders are encouraged to attend.

TRANSFER AGENT
------------------------------------------------------

Chase Mellon Shareholder Services L.L.C.
Attention: Investment Services
P.O. Box 750, Pittsburgh, PA 15230
(800) 756-3353

GENERAL INQUIRIES AND REPORTS
------------------------------------------------------

Pittsburgh Home Financial Corp. is required to file an annual report on Form 10-K for its fiscal year ended September 30, 1997, with the Securities and Exchange Commission. Copies of this annual report and quarterly reports may be obtained without charge by contacting Michael J. Kirk, Senior Vice President and Chief Financial Officer.

DIVIDEND REINVESTMENT PLAN
------------------------------------------------------

Pittsburgh Home Financial Corp. maintains a Dividend Reinvestment/Cash Purchase Plan for registered holders of its common stock. A brochure describing the Plan and an application to participate may be obtained by contacting Michael J. Kirk, Senior Vice President and Chief Financial Officer.

STOCK INFORMATION
------------------------------------------------------

Pittsburgh Home Financial Corp. is traded on the NASDAQ Stock Market under the symbol "PHFC." As of September 30, 1997, Pittsburgh Home Financial Corp. had 1,969,369 shares of common stock outstanding and approximately 1,700 shareholders of record.

STOCK PRICE
------------------------------------------------------

The following table illustrates Pittsburgh Home Financial Corp.'s high and low quarterly closing stock price on the NASDAQ Stock Exchange and the cash dividends per share paid during the year.

                             QUARTER ENDED                     HIGH       LOW       DIVIDENDS
            ---------------------------------------------------------------------------------
            September, 1997                                   $19.50     $15.00       $ .06
            June, 1997                                         15.25      14.00         .06
            March, 1997                                        15.50      13.00         .06
            December, 1996                                     13.63      11.50         .05
            September, 1996                                    12.38       9.25         .05
            June, 1996                                         11.75       9.75          --

                                       37