Form 10-K, Exhibit 13
period 1998-09-30
PITTSBURGH HOME FINANCIAL CORP
filed 1998-12-23
CIK 1003936

                                                                      EXHIBIT 13


FINANCIAL HIGHLIGHTS
================================================================================

At year end September 30,                                            1998                  1997                  1996
-----------------------------------------------------------------------------------------------------------------------
                                                                              (Dollar amounts in thousands,
                                                                                  except per share data)

Total assets                                                      $374,279              $273,174              $195,330

Loans receivable, net                                              211,981               181,339               135,552

Deposits                                                           153,983               138,731               124,342

FHLB Advances                                                      155,267               101,700                36,500

Reverse repurchase agreements                                       25,000                    --                    --

Stockholders' equity                                                24,799                28,814                30,372

Book value per share                                                 13.25                 14.63                 13.92


For the year ended September 30,
-----------------------------------------------------------------------------------------------------------------------

Net interest income                                                  7,901                 7,156                 5,441

Net income                                                           1,902                 1,983                   772
Net income (1)                                                       1,916                 1,781                 1,245

Basic earnings per share (beginning April 1, 1996)                    1.10                  1.11                  0.15
Basic earnings per share (beginning April 1, 1996) (1)                1.11                  1.00                  0.38

Diluted earnings per share                                            1.05                  1.08                  0.15
Diluted earnings per share (1)                                        1.06                  0.97                  0.15

Dividends per share                                                   0.31                  0.29                  0.05
Return of Capital Distribution                                        2.43                    --                    --

Selected Ratios
-----------------------------------------------------------------------------------------------------------------------

Return on average equity                                              7.33%                 6.95%                 3.80%
Return on average equity (1)                                          7.38%                 6.26%                 6.14%

Return on average assets                                              0.56%                 0.84%                 0.44%
Return on average assets (1)                                          0.57%                 0.75%                 0.71%

Interest rate spread                                                  2.10%                 2.49%                 2.64%

Net interest margin                                                   2.43%                 3.10%                 3.22%

Operating expenses as a percentage of average assets                  1.50%                 1.88%                 2.47%
Operating expenses as a percentage of average assets (1)                --                    --                  2.05%

Efficiency ratio (1)                                                 59.59%                58.93%                61.31%

----------

  (1) - Ratio or calculation for 1998 excludes trading account losses and realized gains and losses on available for sale securities of $22,000 or $14,000 after tax ($.01 per share), and for 1997 excludes trading account gains of $310,000 or $201,000 after tax ($.11). For 1996, ratio or calculation excludes one time special Savings Association Insurance Fund ("SAIF") assessment of $739,000 or $473,000 after tax ($.23 per share) incurred in the September 1996 quarter to recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC").

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
================================================================================

The selected consolidated financial and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein.


                                                                               As of and For the
                                                                            Year Ended September 30,
                                                        ------------------------------------------------------------------
                                                        1998           1997           1996            1995           1994
--------------------------------------------------------------------------------------------------------------------------
                                                                             (Dollars in Thousands)
SELECTED FINANCIAL AND OTHER DATA:
Total assets                                         $374,279       $273,174        $195,330       $157,570       $130,646
Investment securities                                  57,109         37,145          22,481         18,758         21,999
Mortgage-backed securities                             84,515         38,216          23,825         27,458         25,858
Loans receivable, net                                 211,981        181,339         135,552        102,938         65,341
Cash and cash equivalents                               4,476          5,224           7,562          3,545         13,347
Deposits                                              153,983        138,731         124,342        115,497        110,394
FHLB advances                                         155,267        101,700          36,500         29,000          8,500
Reverse repurchase agreements                          25,000             --              --             --             --
Stockholders' equity                                   24,799         28,814          30,372         10,610          9,905
Non-performing assets (1)                               4,488          4,612           2,377          2,320          2,172
Full service offices at end of period                       8              7               6              5              5
--------------------------------------------------------------------------------------------------------------------------

SELECTED OPERATING DATA:
Interest income                                       $24,414        $17,964         $12,933         $9,998         $8,756
Interest expense                                       16,513         10,808           7,492          5,836          4,917
                                                     ---------------------------------------------------------------------
Net interest income                                     7,901          7,156           5,441          4,162          3,839
Provision for losses on loans                             610            360             300            304            135
                                                     ---------------------------------------------------------------------
Net interest income after provision for losses
   on loans                                             7,291          6,796           5,141          3,858          3,704
Gain (loss) on trading securities                        (208)           310              --             --           (740)
Other noninterest  income                                 817            431             369            333            378
Other noninterest expenses                              5,114          4,476           3,557          2,932          2,761
Special SAIF assessment (2)                                --             --             739             --             --
                                                     ---------------------------------------------------------------------
Income before income taxes                              2,786          3,061           1,214          1,259            581
Income taxes                                              884          1,078             442            554            230
                                                     ---------------------------------------------------------------------
Net income                                             $1,902         $1,983            $772 (2)       $705           $351
                                                     =====================================================================
--------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE
Basic earnings per share                                $1.10          $1.11             .15 (2)
Basic earnings per share (5)                             1.11           1.00             .15 (2)
Diluted earnings per share                               1.05           1.08             .15 (2)
Diluted earnings per share (5)                           1.06            .97             .15 (2)
Dividends per share                                       .31            .29             .05 (2)
Return of capital distribution                           2.43

========================================================================= [LOGO]


SELECTED OPERATING RATIOS:
Average yield earned on interest-earning assets          7.51%          7.78%          7.66%       7.42%          6.63%
Average rate paid on interest-bearing liabilities        5.41           5.29           5.02        4.64           3.90
Average interest rate spread (4)                         2.10           2.49           2.64        2.78           2.73
Net interest margin (4)                                  2.43           3.10           3.22        3.09           2.90
Ratio of interest-earning assets to
   interest-bearing liabilities                        106.45         113.05         113.19      107.12         104.82
Net interest income to operating expenses                1.55           1.60           1.27        1.40           1.39
Operating expenses as a percent of average assets        1.50           1.88           2.47 (2)    2.14           2.02
Return on average assets                                  .56            .84            .44 (2)     .51            .26
Return on average equity                                 7.33           6.95           3.80 (2)    6.83           3.60
Ratio of average equity to average assets                7.66          12.02          11.68        7.43           7.14
----------------------------------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS (3):
Non-performing loans as a percent of total loans         1.42%          1.92%          1.55%       2.09%          3.05%
Non-performing assets as a percent of total assets       1.20           1.69           1.22        1.47           1.66
Allowance for loan losses as a percent of total loans     .77            .74            .78         .83           1.00
Allowance for loan losses as a percentage
  of non-performing loans                               54.08          38.30          50.27       39.70          32.73
----------------------------------------------------------------------------------------------------------------------
BANK CAPITAL RATIOS (3):
Tier 1 risk-based capital ratio                         18.37%         18.91%         24.33%      14.87%         19.88%
Total risk-based capital ratio                          19.40          20.04          25.58       16.12          21.13
Tier 1 leverage capital ratio                            8.29           8.80          11.55        6.73           7.58


 (1) - Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non-performing loans consist of non-accrual loans and accruing loans 90 days or more overdue, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

 (2) - Per common share data have been stated only for a partial period because of the Company's conversion to stock form on April 1, 1996. Without giving effect to the one-time special Savings Association Insurance Fund ("SAIF") assessment of $739,000 or $473,000 after tax ($.23 per share) incurred in the September 1996 quarter to recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC"), net income and net income per share would have been $1.25 million and $.38, respectively, and operating expenses as a percent of average assets, return on average assets and return on average equity would have been 2.05%, .71% and 6.14%, respectively.

 (3) - Asset Quality Ratios and Bank Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.

 (4) - Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

 (5) - Excludes impact of trading activities and sales of available for sale securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

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

         The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earning assets, which consist principally of loans, investment securities and other investments, and interest expense on interest-bearing liabilities, which consist principally of deposits, borrowings and trust preferred debt. The Bank's net income also is affected by its provision for loan losses, as well as the level of its other operating income, including loan fees and service charges and its other operating expenses, including salaries and employee benefits, occupancy expense, miscellaneous other expenses, and income taxes.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

         In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Company operates), the impact of competition for the Company's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which the Company has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q to be filed by the Company in 1999 and any Current Reports on Form 8-K filed by the Company.

CHANGES IN FINANCIAL CONDITION

         The Company's assets increased by $101.1 million or 37.0% from $273.2 million at September 30, 1997 to $374.3 million at September 30, 1998. During fiscal 1997, the Company adopted a leveraged asset policy in order to utilize its excess capital. The Company continued this approach for fiscal 1998, which attributed to increases in mortgaged-backed, U.S. Government and agency securities, and trading investment securities. The Company's investment in trading securities increased $444,000 or 46.4% from $956,000 at September 30, 1997 to $1.4 million at September 30, 1998. Investment and mortgage-backed securities increased an aggregate of $65.8 million or 88.4% from $74.4 million at September 30, 1997 to $140.2 million at September 30, 1998. The Company continued to invest in bank and thrift equities, as well as in mortgage-backed securities and U.S. Government and agency securities at a positive spread over advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh and reverse repurchase agreements. Subsequent to September 30, 1998, the Company discontinued investing in equity securities. The Company's loans receivable, net, increased $30.7 million or 16.9% from $181.3 million at September 30, 1997 to $212.0 million at September 30, 1998. The growth was primarily attributable to increases in residential mortgage loans, construction loans, and non-residential mortgages.

         Total liabilities increased by $105.1 million or 43.0% to $349.5 million at September 30, 1998 compared to $244.4 million at September 30, 1997. The increase of $15.3 million or 11.0% in deposits is attributable to the Bank's newest supermarket branch, and more aggressive deposit pricing throughout it's branch network. The Company has continued to increase its FHLB advances and other sources of borrowings to increase liquidity and used those funds to reinvest in assets at higher yields. Advances from the FHLB increased by $53.6 million or 52.7% to $155.3 million at September 30, 1998 compared to $101.7 million at September 30, 1997. During the fiscal year ended September 30, 1998, the Company also entered into reverse repurchase agreements amounting to $25.0 million. The Company's trust subsidiary, Pittsburgh Home Capital Trust I, sold $11.5 million ($10.8 million net of offering costs) of 8.56% Cumulative Trust Preferred Securities on January 30, 1998. The Trust used the proceeds from the sale of the preferred securities to purchase junior subordinated deferrable interest debentures which were issued by the Company.

         Total stockholders' equity decreased $4.0 million or 13.9% to $24.8 million at September 30, 1998 compared to $28.8 million at September 30, 1997. The decrease is primarily attributable to a special return of capital distribution totaling $4.8 million that the Company paid on December 19, 1997, and a treasury stock purchase of $1.6 million during the year, which were partially offset by an increase in comprehensive income of $2.5 million during the period.

==========================================================================[LOGO]

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID.

The following table sets forth, for the periods and as of the date indicated, information regarding the Company's average balance sheet. Information is based on average daily balances during the periods presented.

                                                                      Year ended September 30,
                                             ---------------------------------------------------------------------------------------
                             At September 30,
                                   1998               1998                             1997                         1996
                                   ----      ----------------------------   ---------------------------  ---------------------------
                                   Average                        Average                       Average                      Average
                                   Yield/    Average               Yield/   Average             Yield/   Average              Yield/
                                  Rate (1)   Balance     Interest   Rate    Balance   Interest   Rate    Balance    Interest    Rate
                                             ---------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)

INTEREST-EARNING ASSETS:
  Investment securities              7.56%   $ 58,848    $ 3,826   6.50%  $ 31,942    $ 1,991    6.23%  $ 18,868   $ 1,124   5.96%
  Mortgage-backed securities         6.46      54,200      3,702   6.83     31,449      2,194    6.98     25,597     1,703   6.65
  Loans receivable (1):
    First mortgage loans             7.98     184,110     14,930   8.11    150,099     12,351    8.23    109,032     8,991   8.25
    Other loans                      7.41      14,500      1,098   7.57      9,461        826    8.73      6,745       609   9.03
----------------------------------------------------------------------------------------------------------------------------------
  Total loans receivable             7.93     198,610     16,028   8.07    159,560     13,177    8.26    115,777     9,600   8.29
----------------------------------------------------------------------------------------------------------------------------------
  Other interest-earning assets      4.41      13,358        858   6.42      7,987        603    7.55      8,695       506   5.82
----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets        7.43%    325,016    $24,414   7.51%   230,938    $17,965    7.78    168,937   $12,933   7.66%
==================================================================================================================================

  Noninterest-earning assets                   13,497                        6,348                         4,810
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                 $338,513                     $237,286                      $173,747
==================================================================================================================================

INTEREST-BEARING LIABILITIES:
  Deposits                           4.81%   $144,866    $ 6,946   4.79%  $132,280    $ 6,437    4.87%  $114,377   $ 5,373   4.70%
  FHLB advances and other            5.87     149,759      8,831   5.90     69,268      4,312    6.23     30,092     2,012   6.69
  Guaranteed preferred
    beneficial interests in
    subordinated debt                8.80       7,667        675   8.80         --         --      --         --        --     --
  Escrows                            2.00       3,023         62   2.05      2,734         59    2.16      4,777       107   2.24
----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities   5.47%    305,315    $16,514   5.41%   204,282    $10,808    5.29%   149,246   $ 7,492   5.02%
==================================================================================================================================
  Noninterest-bearing liabilities               7,253                        4,489                         4,216
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                             312,568                      208,771                       153,462
  Stockholders' equity                         25,945                       28,515                        20,285
==================================================================================================================================
Total liabilities and
  stockholders' equity                       $338,513                     $237,286                      $173,747
==================================================================================================================================
Net interest-earning assets                  $ 19,701                     $ 26,656                      $ 19,691
==================================================================================================================================
Net interest income/interest
  rate spread                        1.96%               $ 7,900   2.10%              $ 7,157    2.49%             $ 5,441   2.64%
==================================================================================================================================
Net interest margin (2)                                            2.43%                         3.10%                       3.22%
==================================================================================================================================
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                                   106.45%                       113.05%                     113.19%
==================================================================================================================================


(1) - Includes non-accrual loans.
(2) - Net interest income divided by interest-earning assets.

================================================================================

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

                                                                        Ended September 30,
                                             1998 vs. 1997                                   1997 vs. 1996
                                       ----------------------------                    --------------------------
                                       Increase (Decrease) Due to                      Increase (Decrease) Due to
                                       ----------------------------                    --------------------------
                                                              Rate/  Total Increase                            Rate/  Total Increase
                                      Rate       Volume      Volume    (Decrease)    Rate         Volume      Volume    (Decrease)
                                      -----------------------------    ----------    -------------------------------    ----------
Interest-earning assets:
Investment securities                $  86       $1,677      $  72       $1,835      $ 184       $  779       $ 127       $ 1,090
Mortgage-backed securities             (46)       1,587        (33)       1,508         83          389          19           491
Loans receivable, net                 (289)       3,239        (99)       2,851        (39)       3,631         (15)        3,577
Other interest-earning assets          (90)         405        (60)         255        (93)         (41)          8          (126)
                                     --------------------------------------------------------------------------------------------
  Total interest-earning assets       (339)       6,908       (120)       6,449        135        4,758         139         5,032
                                     --------------------------------------------------------------------------------------------

Interest-bearing liabilities
Deposits                               (95)         612         (8)         509        193          841          30         1,064
FHLB advances                         (227)       5,011       (265)       4,519       (139)       2,620        (181)        2,300
Guaranteed preferred
  beneficial interests                  --           --        675          675         --           --          --            --
  in subordinated debt
Escrows                                 (3)           6         --            3         (4)         (46)          2           (48)
                                     --------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                        (325)       5,629        402        5,706         50        3,415        (149)        3,316
                                     --------------------------------------------------------------------------------------------
Increase (decrease)
  in net interest income             $ (14)      $1,279      $(522)      $  743      $  85       $1,343       $ 288       $ 1,716
                                     ============================================================================================

RESULTS OF OPERATIONS

NET INCOME. The Company reported net income of $1.90 million, $1.98 million, and $772,000 for the fiscal years ended September 30, 1998, 1997, and 1996, respectively. Basic and diluted earnings per share were $1.10 and $1.05, respectively, for the year ended September 30, 1998, compared to $1.11 and $1.08 for the same period ended September 30, 1997. The year ended September 30, 1998 earnings per share amounts include $.01 per share of losses related to the net losses on sales of securities. This compares to $.11 per share of gains related to sales of securities for the year ended September 30, 1997. Excluding the results of the security sales, for the year ended September 30, 1998, net income was $1.92 million as compared to $1.78 million for the year ended September 30, 1997.

         For fiscal 1998, the $81,000 or 4.1% decrease in net income was primarily attributable to a decrease in noninterest income of $132,000 or 17.8%, an increase in noninterest expense of $638,000 or 14.3%, and an increase in the provision for loan losses of $250,000 or 69.4%, which was partially offset by an increase in net interest income before provision for loan losses of $745,000 or 10.4% and a decrease in income tax expense of $194,000 or 18.0%. The Company recognized pre-tax net losses on trading account and available for sale securities of $22,000 for the fiscal year ended September 30, 1998 compared to a pre-tax net gain of $310,000 for the fiscal year ended September 30, 1997. Noninterest income (excluding trading activities and investment sales) increased $200,000 or 46.4% during fiscal 1998.

         For fiscal 1997, the $1.21 million or 156.5% increase in net income from fiscal 1996 was attributable to a $1.7 million or 31.5% increase in net interest income and a $361,000 or 97.8% increase in noninterest income. These increases in income during fiscal 1997 were partially offset by an increase of $200,000 or 4.65% in noninterest expense, which increased from $4.3 million in fiscal 1996 to $4.5 million in fiscal 1997. For fiscal 1996, the one-time $739,000 pre-tax charge for the special assessment to recapitalize the SAIF is the primary reason for the increase in noninterest expense.

         For fiscal 1998, the Company's net interest margin decreased to 2.43% from 3.10% in fiscal 1997 and the Company's interest rate spread decreased by 39 basis points to 2.10% from 2.49% for fiscal 1997. The yield earned on the Company's interest-earning assets decreased by 27 basis points to 7.51% from 7.78%, while the Company's average cost of interest-bearing liabilities increased 12 basis points to 5.41% in 1998 from 5.29% in 1997. The decrease in the Company's yield on interest-earning assets is due to the Company having a greater portion of its interest-earning assets in loans receivable which reflects lower interest rates sustained throughout the majority of fiscal 1998. The increase in the average cost of liabilities reflects the guaranteed preferred beneficial interests in subordinated debt, as well as, increased borrowings.

========================================================================= [LOGO]

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

NET INTEREST INCOME. Net interest income before the provision for losses on loans increased $745,000 or 10.4% compared to the prior fiscal year. The increase was due to the increase in investment purchases and loan origination activity. The average balance of interest-earning assets increased $94.1 million or 40.7%. The increase is primarily attributable to a $49.7 million or 78.3% increase in average investments and mortgage-backed securities and a $39.0 million or 24.4% increase in the average balance of loans receivable, when compared to the same periods in 1997. The average balance of interest-bearing liabilities increased $101.0 million or 49.4%. The increase is primarily attributable to the guaranteed preferred beneficial interests in subordinated debt with an average balance of $7.7 million and a weighted average yield of 8.80% for the year ended September 30, 1998.

         During fiscal 1998, total interest income increased $6.4 million or 35.9% compared to fiscal 1997, primarily due to a $2.9 million or 21.6% increase in interest earned on loans, a $1.8 million or 92.2% increase in interest earned on investments, a $1.5 million or 68.7% increase in interest earned on mortgage-backed securities, and a $111,000 or 38.6% increase in interest earned on interest-bearing deposits. The increase in interest on loans receivable was due to an increase in the average balance of loans receivable outstanding which increased $39.0 million or 24.4% during fiscal 1998. One-to-four family residential loans increased by $18.0 million or 11.8% when compared to fiscal 1997. The Company continues to utilize local mortgage brokers in the acquisition of new loan customers in addition to its emphasis on internally generated product. In addition, the Company continues to expand its construction loan program by slowly increasing the number of home builders that are approved to deal with the Company. The core group of builders that have a relationship with the Company continued to finance new home projects.

         During fiscal 1998, interest expense increased $5.7 million or 52.8% over the prior comparable year, due to a $4.5 million increase in interest on FHLB advances and other borrowings. The increase in interest expense on advances and other borrowings was primarily attributable to an increase in average borrowings of $80.5 million or 116.2%, which was partially offset by a decrease in the related borrowing cost of 33 basis points from 6.23% to 5.90%. The increased borrowings were used to fund the purchase of mortgage-backed and investment securities as part of the Company's leveraged asset strategy. The Company had interest expense of $675,000 due to the guaranteed preferred beneficial interests in subordinated debt. Interest expense on deposits increased $509,000 or 7.9% over the prior comparable year, due to an increase in average deposits of $12.6 million or 9.5% from 1997 to 1998.

         Net interest income before the provision for losses on loans increased $1.7 million or 31.5% during fiscal 1997 compared to the prior fiscal year, due to a $62.0 million or 36.7% increase in the average balance of interest-earning assets, primarily attributable to a 42.6% increase in average investments and mortgage-backed securities and a 37.8% increase in average loans receivable. The increase in interest-earning assets over interest-bearing liabilities was also attributable to an increase in the average yield earned on interest-earning assets from 7.66% in 1996 to 7.78% in 1997. The increases in both average balances and yield on earnings assets more than offset an increase of $55.0 million in average interest-bearing liabilities, from $149.2 million with a related cost of 5.02% in 1996 to $204.3 million with a related cost of 5.29% in 1997.

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

================================================================================

PROVISION FOR LOSSES ON LOANS. The Company establishes provisions for losses on loans, which are charged against income. It is management's policy to maintain an allowance for loan losses based on the perceived risk of loss in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based upon the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral and current economic conditions.

         For the fiscal years ended September 1998, 1997, and 1996, provisions for losses on loans amounted to $610,000, $360,000, and $300,000, respectively. During fiscal 1998, the Company increased its provision for loan losses by $250,000 or 69.4% compared to the same period during fiscal 1997. During fiscal 1997, management increased its provisions for loan losses by $60,000 or 20.0%. The increase in the level of the Company's provision for loan losses is due to the increased levels of loan originations as well as the increase in nonperforming assets. At September 30, 1998, the Company's allowance for loan losses amounted to 54.1% of total non-performing loans when compared to 38.3% for the year ended September 30, 1997.

         Although management utilizes its best judgment in providing for possible loan losses, there can be no assurance that the Company will not have to increase its provisions for losses on loans in the future as a result of future increases in non-performing loans or for other reasons, which could adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's provision for losses on loans and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination.

NONINTEREST INCOME. Total noninterest income decreased $132,000 or 17.8% during fiscal 1998 over the prior fiscal year. The Company recognized a pre-tax net loss of $208,000 on trading securities primarily due to a decline in market conditions, which was partially offset by a pre-tax net gain on available for sale securities of $186,000. The pre-tax net loss on trading activities and investment sales were offset by a $187,000 or 48.0% increase in service charges and other fees, and a $13,500 or 32.1% increase in other income. In April 1997, the Board authorized a trading account whereby up to $2.5 million could be invested in trading account securities, with not more than $1.0 million in any single issue, to be accounted for as trading securities in accordance with SFAS No. 115. Under Board authorization, there is no limit on the types of securities that the Company may invest in provided that the securities are approved under the Company's investment policy, although to date the Company has limited its investments to equity securities of financial institutions. At September 30, 1998, the Company had an aggregate of $1.4 million invested in nine securities. Subsequent to September 30, 1998, the Company discontinued investing in equity securities. Noninterest income (excluding trading activities and investment sales) increased $200,000 or 46.4% from $431,000 for the year ended September 30, 1997 to $631,000 for the year ended September 30, 1998.

         Total noninterest income increased $361,000 or 97.8% during fiscal 1997 over the prior fiscal year. The primary reason for the gain was due to gains associated with the Company's newly established trading account. Pursuant to its trading account strategy, the Company recognized a $310,000 net gain. For the fiscal year ended September 30, 1997, the Company did not recognize any gains or losses on available for sale securities. The investments purchased were primarily equity securities of financial institutions. Noninterest income (excluding trading activities) increased $62,000 or 16.8% from $369,000 for the year ended September 30, 1996 to $431,000 for the year ended September 30, 1997.

NONINTEREST EXPENSE. Total noninterest expense increased $638,000 or 14.3% during fiscal 1998 when compared to the prior fiscal year. Compensation and employee benefits increased $448,000 or 17.6%, which is attributable to the opening of a new supermarket branch, a full year's personnel expense of its Dormont branch, acquired in late 1996, the hiring of additional bank personnel, along with the expenses related to the Recognition and Retention Plan and the Employee Stock Ownership Plan. Premises and occupancy costs increased $89,000 or 19.1% and marketing expenses increased $50,000 or 27.9%. Both increases were due primarily to the opening of a new supermarket branch.

         For the fiscal year ended 1997, noninterest expense increased $180,000 or 4.19% compared to the prior fiscal year. Compensation and employee benefits increased $635,000 or 33.2% which is attributable to the hiring of a Senior Vice President of the Bank, acquiring the branch of another financial institution, the addition of two new board members at the Bank level, along with the implementation of the Recognition and Retention Plan and a full year of expense related to the Employee Stock Ownership Plan. Data processing expenses increased $138,000 or 92.0% as the Company upgraded its data processing system. Other expenses increased $297,000 or 50.4% of which $267,000 consisted of professional fees related to operating the Company as a public reporting entity.

PROVISION FOR INCOME TAXES. The Company incurred a provision for income taxes of $884,000, $1.1 million, and $442,000 for the fiscal years ended September 30, 1998, 1997, and 1996, respectively. The effective tax rate during each of the foregoing respective fiscal years was 31.7%, 35.5%, and 36.4%. See Note 10 to Consolidated Financial Statements for additional information relating to income taxes.

========================================================================= [LOGO]

ASSET AND LIABILITY MANAGEMENT

         The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets during a given time period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of September 30, 1998 and 1997, the amount of the Company's interest-bearing liabilities which were estimated to mature or reprice within one year exceeded the Company's interest-earning assets with the same characteristics by $37.9 million or 10.1% and $19.4 million or 7.2% respectively, of the Company's total assets.

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

         The Company has historically emphasized the origination of fixed-rate residential real estate loans for retention in its portfolio. At September 30, 1998, $59.5 million or 26.4% of the Company's total loan portfolio consisted of fixed-rate residential mortgage loans. However, as of such date, the Company also held in its loan portfolio $29.9 million of construction loans which reprice annually and $58.6 million of long-term residential mortgage loans which have interest rate adjustment features at seven years and fifteen years. Although the Company anticipates that a majority of its loan portfolio will continue to consist of fixed-rate loans, the Company has attempted to mitigate the interest rate risk of holding a significant portion of fixed-rate loans in its portfolio through the origination of ARMs and short-term construction and consumer loans. At September 30, 1998, ARMs comprised $52.7 million or 23.3% of the total loan portfolio and construction and consumer loans aggregated $45.4 million or 20.1% of the total loan portfolio. At September 30, 1998, $55.7 million or 14.9% of the Company's total assets consisted of investment securities, 31.6% of which have terms to maturity of less than five years. In addition, the Company has invested in adjustable rate mortgage-backed securities. At September 30, 1998, $22.2 million or 26.3% of the Company's mortgage-backed securities portfolio was comprised of ARMs. At September 30, 1998, the Company classified $131.6 million or 92.9% of its investment and mortgage-backed securities portfolios as available for sale, which permits the Company to sell such securities if deemed appropriate in response to, among other things, changes in interest rates.

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

The following table presents the Company's MVPE as of September 30, 1998 and September 30, 1997:

MARKET VALUE OF PORTFOLIO EQUITY

    Change in                    Estimated MVPE
  Interest Rates  Estimated     as a Percentage       Amount of
  (basis points)     MVPE          of Assets            Change          Percent
--------------------------------------------------------------------------------
1998                             (Dollars in Thousands)
       +400         $2,675              0.7%          $(25,290)          (90.4)%
       +300          9,005              2.4            (18,960)          (68.8)
       +200         15,780              4.2            (12,185)          (43.6)
       +100         22,310              6.0             (5,655)          (20.2)
         --         27,965              7.5                 --              --
       -100         23,474              6.3             (4,491)          (16.1)
       -200         17,829              4.8            (10,136)          (36.2)
       -300         12,336              3.3            (15,629)          (55.9)
       -400          6,611              1.8            (21,354)          (76.4)

================================================================================

MARKET VALUE OF PORTFOLIO EQUITY Continued...

    Change in                    Estimated MVPE
  Interest Rates  Estimated     as a Percentage       Amount of
  (basis points)     MVPE          of Assets            Change          Percent
--------------------------------------------------------------------------------
1997                             (Dollars in Thousands)
       +400        $16,159             5.9%          $(18,010)          (52.7)%
       +300         21,175             7.7            (12,993)          (38.0)
       +200         25,838             9.5             (8,330)          (24.4)
       +100         30,499            11.2             (3,669)          (10.7)
         --         34,168            12.5                 --              --
       -100         36,262            13.3              2,094             6.1
       -200         37,201            13.6              3,033             8.9
       -300         38,258            14.0              4,090            12.0
       -400         40,340            14.8              6,172            18.1


         As noted on the previous tables, significant increases or decreases in interest rates may adversely affect the Company's net interest income and/or MVPE because of the excess of interest-bearing liabilities over interest-earning assets repricing within shorter periods and because the Company's adjustable-rate, interest-earning assets generally are not as responsive to changes in interest rates as its interest-bearing liabilities due to terms which generally permit only annual adjustments to the interest rate and which generally limit the amount which interest rates can adjust at such time and over the life of the related asset. In addition, the proportion of adjustable-rate loans and assets in the Company's loan and investment portfolio could decrease in future periods if market rates of interest remain at or decrease below current levels.

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

         Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, and U.S. Government agency securities. On a longer-term basis, the Company invests in various loans, mortgage-backed securities, and investment securities. The Company uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. At September 30, 1998, the total approved loan commitments outstanding (excluding undisbursed portions of loans in process) amounted to $17.7 million. At the same date, the unadvanced portion of loans in process approximated $12.2 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1998 totaled $68.2 million. Management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Company.

         As of September 30, 1998, the Company had regulatory capital which was in excess of applicable limits.

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

========================================================================= [LOGO]

YEAR 2000

         The Year 2000 (Y2K) issue is primarily a result of computer software programs recognizing a two digit date field rather than the full four digits which identify the appropriate year. Any computer program or hardware that is date sensitive may recognize "00" as year 1900 as opposed to the intended year 2000. The Y2K problem started decades ago when early computers had very limited memory and storage space.

         The objective of managing the Year 2000 process is for the institution to determine the scope of the problem and to focus its efforts and attention on solving it. The Federal Financial Institution's Examination Council ("FFIEC") outlined the Year 2000 management process as a five phase procedure [(1) Awareness (2) Assessment (3) Renovation (4) Validation (5) Implementation] that each financial institution would have to navigate in identifying and fixing its Year 2000 exposures. The Company has developed a detailed timetable which identifies various milestones and deadlines to aid in managing the Year 2000 process.

         The Company outsources substantially all of its data processing functions, and it is working very closely with its third party provider and other vendors within the Bank's project plan to ensure that its operational and financial systems will not be adversely affected by the Y2K problem.

         The Awareness and Assessment phases of the Company's plan are completed and related to the understanding and educating of the Board and appropriate management personnel as to the issues related to the Y2K problem. The Company is continuously upgrading its comprehensive project plan (year 2000 binder), and has completed its inventory of equipment, hardware, and software; updated its Disaster Recovery Plan ("DRP"); and reported the project status to its Board, its regulators, and its customer base. The Awareness phase, including the comprehensive inventory of all hardware and software systems (including systems purchased from software vendors) was completed March 31, 1998. The Assessment of all hardware and software systems was completed June 30, 1998.

         The Renovation phase of the Bank's project plan centered around the initial contact and response evaluation of year 2000 letters and worksheets which were sent to vendors and suppliers; the focus was on entities which have been classified as fatal or critical to the ongoing operations of the Company. The Company is coordinating with its third party vendors and suppliers to complete their Y2K testing.

         The Validation and Implementation phases revolve around the resolution of all vendor's and supplier's compliance status. All critical equipment or services that are non-compliant will be replaced by the appropriate milestone date. The Company's testing and implementation of internal mission-critical systems is ongoing and has an expected completion date of December 31, 1998. The testing of vendor provided mission-critical systems, including the Company's third party service provider is in process and ongoing with an expected completion date of June 30, 1999. The Company and the third party service provider successfully completed its first round of online testing in September 1998. The second test is currently scheduled for March 1999.

         The Company has contacted its loan and deposit customers that may present some exposure to Y2K compliance. Commercial loan customers that are not Y2K compliant may present some risk of default. The Company's initial assessment of its commercial loan and other customer accounts present an immaterial impact on the Company's statement of operations. Continued monitoring and evaluation of this risk is incorporated into the Company's Y2K project plan.

         The Company's costs associated with Year 2000 include an additional assessment from its third party provider, consultant fees associated with its DRP and the ongoing Y2K project plan, various hard costs for the replacement of non-compliant computer, telephone, and related equipment. Excluding the "soft" costs of Company management and personnel time, the Company estimates that the total Year 2000 project costs will not exceed $200,000 (pre-tax). As of September 30,1998, the Company estimates that it has incurred less than $50,000 in connection with its Y2K project plan.

         In the event that the Company and its service providers face a "worst case" year 2K scenario and its systems would not handle the date changeover, the impact on the Company is at this point uncertain. Clearly, the Company's Y2K contingency plan would be enacted, which would include off-line, manual postings of all transactions, as well as addressing any required Company service provider changes or outsourcing to Y2K compliant entities.

         The Company's plans to complete Y2K compliance are based on management's and the Board's best estimates. There can be no guarantee that these estimates will be achieved, and ending results could be significantly different due to unforeseen circumstances.

================================================================================




(This page has been intentionally left blank.)

REPORT OF INDEPENDENT AUDITORS

========================================================================= [LOGO]

[ERNST & YOUNG LLP LETTERHEAD]



Stockholders and Board of Directors
Pittsburgh Home Financial Corp.


We have audited the accompanying consolidated statements of financial condition of Pittsburgh Home Financial Corp. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of Pittsburgh Home Financial Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Pittsburgh Home Financial Corp. and subsidiaries at September 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.


                                   /s/ ERNST & YOUNG LLP



October 30, 1998

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

================================================================================

                                                                                           SEPTEMBER 30
                                                                                  1998                      1997
                                                                      ------------------------------------------------
ASSETS
Cash                                                                         $1,959,659                 $1,844,534
Interest-bearing deposits                                                     2,516,522                  3,379,240
                                                                      ------------------------------------------------
                                                                              4,476,181                  5,223,774

Investment securities trading (cost of $1,727,163 in 1998
   and $904,875 in 1997)                                                      1,415,291                    955,587
Investment securities available for sale (cost of $128,405,910
   in 1998 and $63,483,368 in 1997)                                         130,208,910                 64,387,368
Investment securities held to maturity (fair value of $10,033,700
   in 1998 and $10,054,039 in 1997)                                          10,000,000                 10,017,166
Loans receivable, net of allowance of $1,737,973 in 1998
   and $1,419,196 in 1997                                                   211,980,925                181,338,949
Accrued interest receivable                                                   2,797,759                  2,026,718
Premises and equipment, net                                                   3,315,565                  2,699,396
Goodwill                                                                        269,618                    302,632
Federal Home Loan Bank stock--at cost                                         7,863,400                  5,110,000
Deferred income taxes                                                           221,718                     12,564
Foreclosed real estate                                                        1,273,928                    907,398
Other assets                                                                    455,429                    192,673
                                                                      ------------------------------------------------
Total assets                                                               $374,278,724               $273,174,225
                                                                      ================================================

LIABILITIES
Deposits                                                                   $153,982,999               $138,730,862
Advances from Federal Home Loan Bank                                        155,266,730                101,700,000
Reverse repurchase agreements                                                25,000,000                          -
Guaranteed preferred beneficial interests in subordinated debt               10,781,166                          -
Advances by borrowers for taxes and insurance                                 1,618,579                  1,649,312
Accrued income taxes payable                                                    543,130                    146,194
Other liabilities                                                             2,286,655                  2,133,472
                                                                      ------------------------------------------------
Total liabilities                                                           349,479,259                244,359,840

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 5,000,000 shares authorized,
   none issued                                                                        -                          -
Common stock $.01 par value, 10,000,000 shares authorized
   (2,182,125 shares issued in 1998 and 1997)                                    21,821                     21,821
Additional paid-in capital                                                   16,308,564                 21,017,411
Treasury stock--at cost, 310,424 in 1998 and 212,756 shares in 1997          (4,511,868)                (2,948,004)
Unearned shares of ESOP                                                      (1,514,220)               (1,669,498)
Unearned shares of Recognition and Retention Plan                              (655,610)                 (868,250)
Accumulated other comprehensive income                                        1,190,000                    597,000
Retained earnings (substantially restricted)                                 13,960,778                 12,663,905
                                                                      ------------------------------------------------
Total stockholders' equity                                                   24,799,465                 28,814,385
                                                                      ------------------------------------------------
Total liabilities and stockholders' equity                                 $374,278,724               $273,174,225
                                                                      ================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

========================================================================= [LOGO]

                                                                                     YEAR ENDED SEPTEMBER 30
                                                                      1998                    1997                   1996
                                                               ----------------------------------------------------------
Interest income:
   Loans                                                       $16,028,442             $13,176,737            $ 9,600,096
   Investment securities:
      Taxable                                                    7,585,237               4,180,561              2,742,092
      Tax-exempt                                                   401,040                 318,919                183,968
   Interest-bearing deposits                                       399,666                 288,290                406,650
                                                               ----------------------------------------------------------
Total interest income                                           24,414,385              17,964,507             12,932,806

Interest expense:
   Deposits                                                      6,945,652               6,436,932              5,372,817
   Advances from Federal Home Loan Bank and other                8,893,371               4,371,324              2,118,983
   Guaranteed preferred beneficial interests in
   subordinated debt                                               674,518                      --                     --
                                                               ----------------------------------------------------------
Total interest expense                                          16,513,541              10,808,256              7,491,800
                                                               ----------------------------------------------------------
Net interest income                                              7,900,844               7,156,251              5,441,006

Provision for loan losses                                          610,000                 360,000                300,000
                                                               ----------------------------------------------------------
Net interest income after provision for loan losses              7,290,844               6,796,251              5,141,006

Noninterest income (loss):
   Service charges and other fees                                  575,602                 388,892                340,625
   Net (loss) gain on trading securities                          (208,084)                310,071                     --
   Net gain on available for sale securities                       186,211                      --                     --
   Other income                                                     55,469                  41,966                 28,246
                                                               ----------------------------------------------------------
Total noninterest income                                           609,198                 740,929                368,871

Noninterest expense:
   Compensation and employee benefits                            2,999,230               2,550,712              1,915,520
   Premises and occupancy costs                                    555,102                 466,119                458,379
   Amortization of goodwill                                         33,014                  27,512                     --
   Federal insurance premium                                        89,513                  66,143                288,551
   SAIF assessment                                                      --                      --                738,961
   Loss on sale of foreclosed real estate                           30,258                  11,222                     --
   Marketing                                                       228,800                 178,943                154,636
   Data processing costs                                           243,483                 287,761                149,703
   Other expenses                                                  934,638                 887,172                589,808
                                                               ----------------------------------------------------------
Total noninterest expense                                        5,114,038               4,475,584              4,295,558
                                                               ----------------------------------------------------------
Income before income taxes                                       2,786,004               3,061,596              1,214,319
Income taxes                                                       884,486               1,078,300                441,941
                                                               ----------------------------------------------------------
Net income                                                      $1,901,518              $1,983,296               $772,378
                                                               ==========================================================

Beginning April 1, 1996
   Diluted earnings per share                                        $1.05                   $1.08                   $.15
   Dividends per share                                               $ .31                   $ .29                   $.05
   Return of capital distribution (see Note 9)                       $2.43                      --                     --
   Dilutive average shares outstanding                           1,813,475               1,842,011              2,011,919


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

========================================================================= [LOGO]

                                                                     Additional                        Unearned
                                     Comprehensive      Common         Paid-in         Treasury         Shares
                                         Income          Stock         Capital          Stock           of ESOP
                                         ------     ---------------------------------------------------------------

September 30, 1995                                  $     --     $         --     $        --     $        --
   Issuance of stock
      April 1, 1996                                   21,821       20,959,429              --              --
   Stock acquired by ESOP                                 --               --              --      (1,928,082)
   ESOP shares released                                   --             (623)             --          96,362
   Cash dividends declared
      on common stock of
      $.05 per share                                      --               --              --              --
   Change in unrealized loss
      on investment securities
      available for sale, net of
      taxes                         $  (50,000)           --               --              --              --
   Net Income                          772,378            --               --              --              --
                                    ----------
   Comprehensive income             $  722,378
                                    ==========      ------------------------------------------------------------
September 30, 1996                                    21,821       20,958,806              --      (1,831,720)
   Treasury stock purchased                               --               --      (2,948,004)             --
   Stock acquired for the
      RRP                                                 --               --              --              --
   ESOP shares released                                   --           58,605              --         162,222
   RRP amortization                                       --               --              --              --
   Cash dividends declared
      on common stock of
      $.29 per share                                      --               --              --              --
   Change in unrealized gain
      on investment securities
      available for sale, net of
      taxes                         $  647,000            --               --              --              --
   Net income                        1,983,296            --               --              --              --
                                    ----------
   Comprehensive income             $2,630,296
                                    ==========      ------------------------------------------------------------
September 30, 1997                                    21,821       21,017,411      (2,948,004)     (1,669,498)
   Treasury stock purchased                               --               --      (1,575,488)             --
   ESOP shares released                                   --           80,044              --         155,278
   Exercise of stock options                              --           (3,324)         11,624              --
   RRP amortization                                       --               --              --              --
   Return of capital                                      --       (4,785,567)             --              --
   Cash dividends declared
      on common stock of
      $.31 per share                                      --               --              --              --
   Change in unrealized
      gain on investment
      securities available for
      sale, net of taxes            $  715,900            --               --              --              --
   Less reclassification
      adjustment for gains
      included in net income          (122,900)           --               --              --              --
   Other comprehensive
      income                           593,000            --               --              --              --
   Net income                        1,901,518            --               --              --              --
                                    ----------
Comprehensive income                $2,494,518
                                    ==========      ------------------------------------------------------------
September 30, 1998                                  $ 21,821     $ 16,308,564     $(4,511,868)    $(1,514,220)
                                                    ============================================================


                                                      Accumulated
                                       Unearned         Other                               Total
                                        Shares       Comprehensive       Retained       Stockholders'
                                        of RRP          Income           Earnings           Equity
                                    -------------------------------------------------------------------

September 30, 1995                    $        --     $       --     $10,609,836     $10,609,836
   Issuance of stock
      April 1, 1996                            --             --              --      20,981,250
   Stock acquired by ESOP                      --             --              --      (1,928,082)
   ESOP shares released                        --             --              --          95,739
   Cash dividends declared
      on common stock of
      $.05 per share                           --             --        (109,105)       (109,105)
   Change in unrealized loss
      on investment securities
      available for sale, net of
      taxes                                    --        (50,000)             --         (50,000)
   Net Income                                  --             --         772,378         772,378

   Comprehensive income
                                    ------------------------------------------------------------
September 30, 1996                             --        (50,000)     11,273,109      30,372,016
   Treasury stock purchased                    --             --              --      (2,948,004)
   Stock acquired for the
      RRP                              (1,063,170)            --              --      (1,063,170)
   ESOP shares released                        --             --              --         220,827
   RRP amortization                       194,920             --              --         194,920
   Cash dividends declared
      on common stock of
      $.29 per share                           --             --        (592,500)       (592,500)
   Change in unrealized gain
      on investment securities
      available for sale, net of
      taxes                                    --        647,000              --         647,000
   Net income                                  --             --       1,983,296       1,983,296

   Comprehensive income
                                    ------------------------------------------------------------
September 30, 1997                       (868,250)       597,000      12,663,905      28,814,385
   Treasury stock purchased                    --             --              --      (1,575,488)
   ESOP shares released                        --             --              --         235,322
   Exercise of stock options                   --             --              --           8,300
   RRP amortization                       212,640             --              --         212,640
   Return of capital                           --             --              --      (4,785,567)
   Cash dividends declared
      on common stock of
      $.31 per share                           --             --        (604,645)       (604,645)
   Change in unrealized
      gain on investment
      securities available for
      sale, net of taxes                       --             --              --              --
   Less reclassification
      adjustment for gains
      included in net income                   --             --              --              --
   Other comprehensive
      income                                   --        593,000              --         593,000
   Net income                                  --             --       1,901,518       1,901,518

Comprehensive income
                                    ------------------------------------------------------------
September 30, 1998                    $  (655,610)    $1,190,000     $13,960,778     $24,799,465
                                    ============================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

=========================================================================[ LOGO]

                                                                                      YEAR ENDED SEPTEMBER 30
                                                                            1998               1997               1996
                                                                     ---------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                           $   1,901,518       $  1,983,296       $    772,378
Adjustments to reconcile net income to net cash
provided by operating activities:
  Depreciation and goodwill amortization                                   263,001            205,664            172,083
  Amortization and accretion of premiums and discounts on
     assets and deferred loan fees                                      (1,759,096)         1,250,836            149,762
  Amortization of RRP and release of ESOP shares                           447,962            415,747             95,739
  Provision for loan losses                                                610,000            360,000            300,000
  Purchase of equity securities, trading                                (9,541,568)        (4,327,987)                --
  Sale of equity securities, trading                                     8,873,780          3,423,112                 --
  Deferred tax provision (benefit)                                        (515,155)            40,514           (310,868)
  Other, net                                                              (173,371)          (507,965)         1,498,550
                                                                     ---------------------------------------------------
Net cash provided by operating activities                                  107,071          2,843,217          2,677,644

CASH FLOWS FROM INVESTING ACTIVITIES
Loan originations                                                      (80,980,474)       (81,963,200)       (65,962,930)
Loan principal repayments                                               49,638,160         40,085,559         31,099,129
Proceeds from loan sales                                                        --            617,700          1,935,500
Purchases of:
  Available-for-sale securities                                       (110,933,742)       (36,627,877)       (18,656,078)
  Held-to-maturity securities                                                   --        (10,000,000)                --
Proceeds from sales, maturities and principal repayments of:
  Available-for-sale securities                                         48,046,845          9,802,735         17,955,731
Purchases of land, premises and equipment                                 (846,156)          (825,980)          (153,070)
Proceeds from branch deposit acquisition                                        --         10,547,750                 --
Other, net                                                              (3,425,929)        (1,255,705)          (167,257)
                                                                     ---------------------------------------------------
Net cash used in investing activities                                  (98,501,296)       (69,619,018)       (33,948,975)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in checking, passbook,
  and money market deposit accounts                                      1,812,185         (2,867,790)        (2,223,204)
Net increase in certificates of deposit                                 13,440,627          6,709,329         11,067,579
Increase in advances from the Federal Home Loan Bank                    53,566,730         65,200,000          7,500,000
Increase in reverse repurchase agreements                               25,000,000                 --                 --
Net proceeds from issuance of guaranteed preferred
  beneficial interest in subordinated debt                              10,781,166                 --                 --
Proceeds from issuance of stock, net of shares acquired by ESOP                 --                 --         19,053,168
Cash dividends paid to stockholders                                       (604,645)          (592,500)          (109,105)
Return of capital distribution paid to stockholders                     (4,785,567)                --                 --
Purchase of RRP shares                                                          --         (1,063,170)                --
Purchase of treasury stock                                              (1,563,864)        (2,948,004)                --
                                                                     ---------------------------------------------------
Net cash provided by financing activities                               97,646,632         64,437,865         35,288,438
                                                                     ---------------------------------------------------

Net (decrease) increase in cash and cash equivalents                      (747,593)        (2,337,936)         4,017,107
Cash and cash equivalents at beginning of year                           5,223,774          7,561,710          3,544,603
                                                                     ---------------------------------------------------
Cash and cash equivalents at end of year                             $   4,476,181       $  5,223,774       $  7,561,710
                                                                     ===================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest (includes interest credited on deposits of
  $7,231,999, $5,780,308, and $5,006,336 in 1998, 1997,
     and 1996, respectively)                                         $  16,272,020       $ 10,129,159       $  7,300,703
  Income taxes                                                           1,231,000          1,237,534            393,016

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES
Foreclosed mortgage loans transferred to real estate owned           $   1,538,881       $    911,072       $    133,256

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

1. BASIS OF PRESENTATION AND ORGANIZATION

The consolidated financial statements include the accounts of Pittsburgh Home Financial Corp. (the Company) and its wholly owned subsidiaries, Pittsburgh Home Savings Bank (the Bank) and Pittsburgh Home Capital Trust I (the "Trust"). All significant intercompany balances and transactions have been eliminated in consolidation.

The Bank is a state-chartered stock savings bank headquartered in Pittsburgh, Pennsylvania, and conducts business from eight offices in Allegheny and Butler counties. The Bank is primarily engaged in attracting retail deposits from the general public and using such deposits to originate loans. The Company and Bank are subject to the regulations of certain federal and state agencies and periodic examinations by certain regulatory authorities.

In September 1995, the Bank formed Pittsburgh Home Financial Corp. to acquire 100% of the capital stock of the Bank upon its conversion from the mutual to stock form of ownership. The Bank's conversion and the Company's common stock offering were completed on April 1, 1996, with the sale of 2,182,125 shares of $.01 par value common stock at $10 per share. The Company received proceeds of $20,981,250 (net of $840,000 of organization and stock offering costs). In conjunction with the conversion and offering, the Company established an Employee Stock Ownership Plan (ESOP) (see Note 11) which acquired 8% of the shares issued, or 174,570 shares for $1,928,082.

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

CASH AND NONINTEREST-EARNING DEPOSITS

The Bank is required by the Federal Reserve Bank to maintain cash and reserve balances. The reserve calculation is 0% of the first $4.7 million of checking deposits, 3% of the next $43.1 million of checking deposits and 10% of total checking deposits over $47.8 million. These required reserves, net of allowable credits, amounted to $614,000 at September 30, 1998.

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

INVESTMENT SECURITIES AVAILABLE FOR SALE

Investment securities available for sale are carried at fair value based upon quoted market prices. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses.

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

========================================================================= [LOGO]

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

EARNINGS PER SHARE

Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" (Statement No. 128), is effective in 1998 and provides a simpler calculation called basic Earnings Per Share (EPS) which replaces primary EPS under Accounting Principles Board Opinion No. 15. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Options, warrants, and other potentially dilutive securities are excluded from the basic calculation, but are included in diluted EPS. All prior periods have been restated and recorded in accordance with Statement No. 128. As discussed in Note 11, the Company accounts for the 174,570 shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                                   1998                  1997                  1996
                                                                ------------------------------------------------------
Numerator for basic and diluted
   earnings per share--net income                               $1,901,518            $1,983,296            $  772,378
Denominator:
   Denominator for basic earnings per share--
      weighted average shares                                    1,725,921             1,792,430             2,011,919
Effect of dilutive securities:
   Employee stock options                                           55,007                30,845                    --
   Unvested Management Recognition Plan Stock                       32,547                18,736                    --
                                                                ------------------------------------------------------
Dilutive potential common shares                                    87,554                49,581                    --
                                                                ------------------------------------------------------
Denominator for diluted earnings per share--adjusted
   weighted average shares and assumed conversions               1,813,475             1,842,011             2,011,919
                                                                ======================================================
Basic earnings per share                                             $1.10                 $1.11                 $0.15
                                                                ======================================================
Diluted earnings per share                                           $1.05                 $1.08                 $0.15
                                                                ======================================================

TREASURY STOCK

The acquisition of treasury stock is recorded under the cost method. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the average cost basis, with any excess proceeds being credited to additional paid-in capital.

STOCK OPTIONS

In October 1995, the Financial Accounting Standards Board (FASB) issued FAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's fiscal year ended September 30, 1997. FAS No. 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in Accounting Principles Board Opinion (Opinion) No. 25, "Accounting for Stock Issued to Employees." Since the Company has elected to use the accounting in Opinion No. 25, pro forma disclosures of net income and earnings per share are made as if the fair value method of accounting, as defined by FAS No. 123 had been applied (see Note 11).

GOODWILL AMORTIZATION

Amortization of goodwill related to a branch acquisition is computed using the straight-line method over ten years.

INTEREST RATE CAP AGREEMENT

The Company enters into interest rate caps as a means of hedging interest rate risk on floating rate liabilities. The costs of cap transactions are deferred and amortized over the contract period. The amortized costs of cap transactions are included in interest expense on advances and other borrowings.

NEW ACCOUNTING STANDARDS

Effective October 1, 1997, the Company adopted FASB Statement 130, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or stockholders' equity. Statement 130 requires unrealized gains or losses on the Company's securities, which are reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130. For the years ended September 30, 1998, 1997, and 1996, comprehensive income was $2,494,518, $2,630,296, and $722,378, respectively.

As of October 1, 1997, the Company adopted the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which had been delayed until after December 31, 1997 by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement 125, an amendment of FASB Statement 125." The effect of adopting the additional provisions of Statement 125 as amended by Statement 127 had no material impact on the Company's financial positions or results of operations.

========================================================================= [LOGO]

During 1997, the FASB issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. This statement requires public companies to disclose certain information about reportable operating segments in complete sets of financial statements of the company and in interim condensed financial statements. These disclosure requirements will have no effect on the Company's financial position or results of operations.

The FASB has issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The standard is effective for fiscal years beginning after June 15, 1999, and will be adopted by the Company for the year ended September 30, 2000. The Company is in the process of determining the impact of adoption.

RECLASSIFICATIONS

Certain reclassifications have been made in prior year financial statements to conform to current presentation.

3. INVESTMENT SECURITIES

Securities classified by type at September 30, 1998 and 1997 are summarized below by scheduled maturity.

                                                                         AVAILABLE FOR SALE
                                                                         SEPTEMBER 30, 1998
                                                   -----------------------------------------------------------
                                                      AMORTIZED      UNREALIZED      UNREALIZED        MARKET
                                                        COST            GAIN            LOSS            VALUE
                                                   -----------------------------------------------------------
U.S. Government and agency obligations due:
  Within 12 months                                 $  1,198,046      $   5,000       $     --     $  1,203,046
  Beyond 12 months but within 5 years                 1,996,234         42,000             --        2,038,234
  Beyond 5 years but within 10 years                 13,100,139        186,000          1,000       13,285,139
  Beyond 10 years                                    14,366,100        411,000             --       14,777,100
                                                   -----------------------------------------------------------
                                                     30,660,519        644,000          1,000       31,303,519
Mortgage-backed securities:
Government National Mortgage Association:
  Within 12 months                                           --             --             --               --
  Beyond 12 months but within 5 years                     4,209            113             --            4,322
  Beyond 5 years but within 10 years                    689,230         36,349             --          725,579
  Beyond 10 years                                    51,919,479        613,093             --       52,532,572
Federal National Mortgage Association:
  Within 12 months                                           --             --             --               --
  Beyond 12 months but within 5 years                    10,648            251             --           10,899
  Beyond 5 years but within 10 years                         --             --             --               --
  Beyond 10 years                                    21,530,468        376,195             --       21,906,663
Federal Home Loan Mortgage Corporation:
  Within 12 months                                      111,633            391             --          112,024
  Beyond 12 months but within 5 years                   277,175             --          8,159          269,016
  Beyond 5 years but within 10 years                     48,126            210            332           48,004
  Beyond 10 years                                     3,305,132         84,184          2,295        3,387,021
Collateralized Mortgage Obligations:
  Within 12 months                                           --             --             --               --
  Beyond 12 months but within 5 years                        --             --             --               --
  Beyond 5 years but within 10 years                         --             --             --               --
  Beyond 10 years                                     5,513,067         37,704         31,704        5,519,067
                                                   -----------------------------------------------------------
                                                     83,409,167      1,148,490         42,490       84,515,167

Equity securities                                    14,336,224        206,814        152,814       14,390,224
                                                   -----------------------------------------------------------
Total available-for-sale securities                $128,405,910     $1,999,304       $196,304     $130,208,910
                                                   ===========================================================

                                                                          HELD TO MATURITY
                                                                         SEPTEMBER 30, 1998
                                                   -----------------------------------------------------------
                                                      AMORTIZED      UNREALIZED      UNREALIZED        MARKET
                                                        COST            GAIN            LOSS            VALUE
                                                   -----------------------------------------------------------
Agency Obligations:
Federal National Mortgage Association:
Beyond 5 years but within 10 years                 $ 10,000,000     $   33,700       $     --     $ 10,033,700
                                                   ===========================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                                                                         AVAILABLE FOR SALE
                                                                         SEPTEMBER 30, 1997
                                                   -----------------------------------------------------------
                                                      AMORTIZED      UNREALIZED      UNREALIZED        MARKET
                                                        COST            GAIN            LOSS            VALUE
                                                   -----------------------------------------------------------
U.S. Government and agency obligations due:
  Within 12 months                                 $  1,499,844       $  3,949        $    --      $ 1,503,793
  Beyond 12 months but within 5 years                 8,233,521         19,382          8,703        8,244,200
  Beyond 5 years but within 10 years                  8,314,181         80,226          8,055        8,386,352
  Beyond 10 years                                     6,556,338        198,700         12,421        6,742,617

Corporate obligations due:
  Within 12 months                                      499,843          1,922             --          501,765
  Beyond 12 months but within 5 years                        --             --             --               --
                                                   -----------------------------------------------------------
                                                     25,103,727        304,179         29,179       25,378,727
Mortgage-backed securities:
Government National Mortgage Association:
  Within 12 months                                           --             --             --               --
  Beyond 12 months but within 5 years                     7,864            265             --            8,129
  Beyond 5 years but within 10 years                    831,834         27,363             --          859,197
  Beyond 10 years                                    18,686,822        291,974          2,777       18,976,019
Federal National Mortgage Association:
  Within 12 months                                           --             --             --               --
  Beyond 12 months but within 5 years                    13,248            455             --           13,703
  Beyond 5 years but within 10 years                         --             --             --               --
  Beyond 10 years                                     9,639,373        124,996         10,436        9,753,933
Federal Home Loan Mortgage Corporation:
  Within 12 months                                      505,153             --          2,382          502,771
  Beyond 12 months but within 5 years                   620,593         11,351             --          631,944
  Beyond 5 years but within 10 years                     65,185          2,463             --           67,648
 Beyond 10 years                                      7,330,507         94,099         22,371        7,402,235
                                                   -----------------------------------------------------------
                                                     37,700,579        552,966         37,966       38,215,579

Equity securities                                       679,062        114,000             --          793,062
                                                   -----------------------------------------------------------
Total available for sale securities                 $63,483,368       $971,145        $67,145      $64,387,368
                                                   ===========================================================

                                                                         HELD TO MATURITY
                                                                        SEPTEMBER 30, 1997
                                                   -----------------------------------------------------------
                                                      AMORTIZED      UNREALIZED      UNREALIZED        MARKET
                                                        COST            GAIN            LOSS            VALUE
                                                   -----------------------------------------------------------
Agency Obligations:
Federal National Mortgage Association:
Beyond 5 years but within 10 years                  $10,017,166       $ 36,873        $    --      $10,054,039
                                                   ===========================================================

U.S. Government obligations carried at approximately $1 million at September 30, 1998 were pledged to secure deposits and for other purposes required or permitted by law.

Gross realized gains and gross realized losses on sales of available for sale securities were $305,458 and $119,247, respectively, in 1998 and $2,184 and $1,328 respectively, in 1997. There were no sales of securities in 1996.

Trading securities unrealized holding losses of $394,896 and unrealized holding gains of $116,212 were included in earnings for the years ended September 30, 1998 and 1997, respectively. There were no trading securities in 1996.

========================================================================= [LOGO]

4. LOANS RECEIVABLE, NET

Loans receivable, net at September 30, 1998 and 1997 are summarized below:

                                                   1998                     1997
                                               -------------------------------------
First mortgage loans:
Secured by 1-4 family residence                $170,100,323             $152,113,126
1-4 family residential construction              30,558,277               25,101,543
Other                                             7,531,381                2,596,036
Less loans in process                           (12,227,046)             (10,003,493)
Deferred loan costs                                  90,338                   43,292
                                               -------------------------------------
Total first mortgage loans                      196,053,273              169,850,504
                                               =====================================

Home equity loans and lines                      13,371,773                8,820,868
Other loans                                       4,293,852                4,086,773
Less allowance for loan losses                   (1,737,973)              (1,419,196)
                                               -------------------------------------
                                               $211,980,925             $181,338,949
                                               =====================================

Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                            1998                   1997                   1996
                                        --------------------------------------------------------
Balance at beginning of year            $1,419,196             $1,128,279             $  920,685
Provision charged to income                610,000                360,000                300,000
Chargeoffs                                (363,393)               (76,317)              (113,347)
Recoveries                                  72,170                  7,234                 20,941
                                        --------------------------------------------------------
Balance at end of year                  $1,737,973             $1,419,196             $1,128,279
                                        ========================================================


Real estate loans in arrears three months or more or in process of foreclosure at September 30, 1998 and 1997 were as follows:

                      NUMBER                             % OF REAL
                     OF LOANS            AMOUNT        ESTATE LOANS
                     ----------------------------------------------
1998                    45             $2,810,242          1.58%
1997                    70             $3,268,866          2.11%

The Bank had outstanding loan origination commitments of $17,740,720 and $9,216,350, including $3,202,776 and $2,243,863 available on lines of credit, at September 30, 1998 and 1997, respectively. There were no loans committed to be sold at September 30, 1998 and 1997.

The Bank utilizes established loan underwriting procedures which generally require the taking of collateral to secure loans and does not believe it has a significant concentration of credit risk to any one borrower but does estimate that essentially all of its loans are located within and around Allegheny and Butler counties and surrounding counties in Pennsylvania.

5. PREMISES AND EQUIPMENT

Premises and equipment and the related accumulated depreciation at September 30, 1998 and 1997 consist of the following:

                                                 1998                 1997
                                          -----------------------------------
Land                                        $1,149,808         $   996,558
Buildings and improvements                   2,230,557           1,703,577
Furniture and equipment                      1,608,180           1,373,807
Construction in progress                        82,971             151,418
                                          -----------------------------------
                                             5,071,516           4,225,360
Less accumulated depreciation               (1,755,951)         (1,525,964)
                                          -----------------------------------
                                            $3,315,565          $2,699,396
                                          ===================================

Depreciation expense was $229,987, $180,904 and $172,083 for the years ended September 30, 1998, 1997 and 1996, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

The Bank leases office space under noncancelable operating leases. Future minimum lease commitments under these operating lease agreements are as follows:

YEAR ENDING SEPTEMBER 30

1999                                     $  91,447
2000                                        94,636
2001                                        96,968
2002                                        77,416
2003                                        53,987
2004 and thereafter                        157,276
                                          --------
Total minimum payments                    $571,730
                                          ========

Total rental expense for these leases charged to earnings was $88,300, $64,286, and $62,367, for the years ended September 30, 1998, 1997, and 1996, respectively.

6. DEPOSITS

Deposits at September 30, 1998 and 1997 are summarized as follows:

                                                  1998                                       1997
BALANCES BY                      -------------------------------------      ----------------------------------
INTEREST RATE                       AMOUNT                  PERCENT            AMOUNT                  PERCENT

SAVINGS ACCOUNTS:
Regular checking                 $  1,624,085                 1.1%          $  2,371,840                 1.7%
Interest checking                  11,126,464                 7.2              7,233,769                 5.2
Passbook                           26,266,587                17.1             26,065,424                18.8
Variable money market               3,595,736                 2.3              5,130,329                 3.7
                                 -----------------------------------------------------------------------------
                                   42,612,872                27.7             40,801,362                29.4
CERTIFICATE ACCOUNTS:
3.50%--4.49%                               --                  --                253,904                 0.2
4.50%--5.49%                       26,078,956                16.9             32,185,036                23.2
5.50%--6.49%                       74,170,480                48.2             46,734,056                33.7
6.50%--7.49%                       10,505,657                 6.8             17,988,704                13.0
7.50%--8.49%                          507,834                 0.3                650,600                 0.4
8.50%--9.49%                          107,200                 0.1                117,200                 0.1
                                 -----------------------------------------------------------------------------
                                  111,370,127                72.3             97,929,500                70.6
                                 -----------------------------------------------------------------------------
                                 $153,982,999               100.0%          $138,730,862               100.0%
                                 =============================================================================


Individual retirement accounts totaled $14,604,241 and $13,040,158 at September 30, 1998 and 1997, respectively.

Accrued interest payable on deposits included in other liabilities was $306,682 and $593,029 at September 30, 1998 and 1997, respectively.

The contractual maturity of certificate accounts are as follows:

                                                           SEPTEMBER 30
                                        --------------------------------------------------
                                             1998                                   1997
                                        --------------------------------------------------

Less than one year                      $ 68,175,211                           $64,680,940
One to two years                          18,948,064                            16,066,946
Two to three years                         8,528,455                             4,553,434
Three to four years                        3,155,582                             2,272,106
Thereafter                                12,562,815                            10,356,074
                                        --------------------------------------------------
                                        $111,370,127                           $97,929,500
                                        ==================================================

Certificate accounts of $100,000 or more at September 30, 1998 and 1997 were $18,573,341 and $12,475,142, respectively.

The weighted average interest rates for all deposits at September 30, 1998 and 1997 was 4.60% and 4.81%, respectively.

========================================================================= [LOGO]

The following schedule sets forth interest expense by fiscal year by type of deposit:

                                                  1998           1997            1996
                                           ----------------------------------------------

Checking and money market accounts         $  271,747      $  225,973       $  192,839
Passbook accounts                             686,904         873,895          791,561
Certificates                                5,987,001       5,337,064        4,388,417
                                           ----------------------------------------------
                                           $6,945,652      $6,436,932       $5,372,817
                                           ==============================================

7. NOTES PAYABLE AND OTHER BORROWINGS

FHLB ADVANCES

The Bank is a member of the Federal Home Loan Bank (FHLB) System. As a member, the Bank has the ability to borrow "advances" which are collateralized by certain mortgages and investment securities. The Bank is also required to maintain an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh in an amount not less than 1% of its outstanding residential loans or 5% of its outstanding advances (whichever is greater), if any, payable to the Federal Home Loan Bank of Pittsburgh as calculated at December 31 of each year.

Advances from the FHLB consist of the following:

                                           SEPTEMBER 30, 1998                      SEPTEMBER 30, 1997
                                    ----------------------------------        -----------------------------
STATED MATURITY                       WEIGHTED                                  WEIGHTED
                                    AVERAGE RATE            AMOUNT            AVERAGE RATE        AMOUNT
                                    -----------------------------------------------------------------------
Less than 12 months                   6.42%           $ 12,700,000               5.84%         $  9,250,000
One to two years                      6.18%             20,000,000               6.42%           12,700,000
Two to three years                    6.23%              9,500,000               6.18%           20,000,000
Three to four years                   5.89%             45,250,000               6.78%            4,500,000
Thereafter                            5.53%             67,816,730               6.03%           55,250,000
                                    -----------------------------------------------------------------------
                                      5.84%           $155,266,730               6.12%         $101,700,000
                                    =======================================================================

Approximately $112,500,000 of the outstanding FHLB advances are adjustable rate notes with a weighted average yield of 5.58% at September 30, 1998. Advances from the Federal Home Loan Bank of Pittsburgh are secured by the Bank's stock in the Federal Home Loan Bank of Pittsburgh, qualifying residential mortgage loans, U.S. Government securities, U.S. agency securities, and mortgage-backed securities issued or guaranteed by GNMA, FHLMC, and FNMA to the extent that the defined statutory value must be at least equal to the advances outstanding. The maximum remaining borrowing capacity at September 30, 1998 is $86,548,270. The advances are subject to restrictions or penalties in the event of prepayment.

REVERSE REPURCHASE AGREEMENTS

The Bank enters into sales of securities under agreements to repurchase. These transactions are reflected as a liability on the accompanying Consolidated Statements of Financial Condition. The dollar amount of securities underlying the agreements remains in the asset account, although the securities underlying the agreements are delivered to primary dealers who manage the transactions. All of the agreements were to repurchase identical securities.

At September 30, 1998, reverse repurchase agreements outstanding amounted to $25 million with a weighted average rate of 5.46% and a maturity date of May 8, 2008. After two years, $5 million of reverse repurchase agreements may be called with the remaining amount of $20 million callable after three years. Securities underlying these reverse repurchase agreements consisted of mortgage-backed securities with carrying values of $32.6 million (market value of $33.0 million) at September 30, 1998. The maximum amounts of outstanding reverse repurchase agreements during the year ended September 30, 1998 were $25 million.

8. TRUST PREFERRED SECURITIES

On January 30, 1998, the Company issued, through a wholly owned subsidiary, Pittsburgh Home Capital Trust I (the Trust) 8.56% Cumulative Trust Preferred Securities (Preferred Securities) and received proceeds of $10,764,829 (net of $735,171 of offering costs). The Preferred Securities have an aggregate liquidation amount of $11,500,000, which are redeemable at the option of the Company on or after January 30, 2028 or upon occurrence of certain regulatory events. Holders of Preferred Securities are entitled to receive cumulative cash distributions, at the annual rate of 8.56% of the liquidation amount of $10 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears. The Company has guaranteed the payment of distributions and payments on liquidation of redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

The Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust, which consist solely of 8.56% Subordinated Debentures (the Subordinated Debentures) issued by the Company to the Trust. The Subordinated Debentures bear interest at 8.56%, payable quarterly. The Subordinated Debentures are unsecured and are effectively subordinated to all existing and future liabilities of the Company. The Company has the right, at any time, so long as no event of default has occurred, to defer payments of interest on the Subordinated Debentures for a period not to exceed 20 consecutive quarters. Exercise of this right by the Company will result in the deferral of quarterly payments on the Preferred Securities; however, interest will continue to accrue on the Subordinated Debentures and unpaid dividends accumulate on the Preferred Securities. The proceeds from the Preferred Securities qualify as Tier I capital with respect to the Company under risk-based capital guidelines established by the Federal Reserve. Federal Reserve guidelines for calculation of Tier I capital limit the amount of cumulative preferred stock which can be included in Tier I capital to 25% of total Tier I capital.

9. RETURN OF CAPITAL DISTRIBUTION

On December 19, 1997, the Company paid a one-time cash distribution of $2.50 per share. The Company obtained a private letter ruling from the Internal Revenue Service which allowed stockholders to treat $2.43 per share of this distribution as a return of capital. The return of capital was reflected as a reduction to additional paid-in capital in the Company's financial statements. For the stockholders, the return of capital is treated as a reduction in the cost basis of the shares and is not subject to income taxes until the shares are sold. The remaining $.07 per share was treated as an ordinary dividend. The total distribution paid was $4,923,423 on 1,969,369 shares of stock.

10. INCOME TAXES

Income tax expense in the consolidated statements of income for the years ended September 30, 1998, 1997, and 1996, respectively, includes the following components:

                                         1998           1997             1996
                                   ---------------------------------------------
Federal:
  Current                          $1,190,420     $  847,556         $ 697,035
  Deferred                           (515,155)        40,514          (310,868)
State:
  Current                             209,221        190,230            55,774
                                   ---------------------------------------------
                                   $  884,486     $1,078,300         $ 441,941
                                   =============================================

A reconciliation from the expected federal statutory income tax provision to the effective tax provision expressed as a percentage of pretax income is as follows:

                                                                     PERCENTAGE OF PRETAX INCOME
                                                                       YEAR ENDED SEPTEMBER 30
                                                                1998           1997              1996
                                                            ---------------------------------------------
Expected federal tax rate                                       34.0%          34.0%             34.0%
State income taxes, net of federal income tax effect             5.0            4.1               3.0
Tax-exempt interest income                                      (4.0)          (2.9)             (4.1)
Other, net                                                      (3.3)            --               3.5
                                                            ---------------------------------------------
Actual effective tax rate                                       31.7%          35.2%             36.4%
                                                            =============================================

========================================================================= [LOGO]

Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of deferred federal income tax assets and liabilities as of September 30, 1998 and 1997 are as follows:

                                                                    1998               1997
                                                            --------------------------------------
Deferred federal income tax assets:
   Allowance for loan losses                                       $590,911          $482,527
   Parent NOL carryforward                                          399,338                --
                                                            --------------------------------------
Total deferred federal income tax assets                            990,249           482,527

Deferred federal income tax liabilities:
   Tax-based bad debt reserve in excess of base year                115,626           139,055
   Unrealized gain on securities available for sale                 613,000           307,000
  Other                                                              39,905            23,908
                                                            --------------------------------------
Total deferred federal income tax liabilities                       768,531           469,963
                                                            --------------------------------------
Net deferred federal income tax assets                             $221,718          $ 12,564
                                                            ======================================

The Company and the Bank have elected to file separate federal tax returns on the current and prior years. It is anticipated that the Company and the Bank will file a consolidated return in future years and utilize the Company's (parent) loss carryforward to offset future taxes.

Retained earnings at September 30, 1998 include financial statement tax bad debt reserves of $3,303,000. The Small Business Job Protection Act of 1996 passed on August 20, 1996 eliminated the special bad debt deduction previously granted solely to thrifts. This results in the recapture of past taxes for permanent deductions arising from the "applicable excess reserve," which is the total amount of the Bank's reserve over its base year reserve as of September 30, 1987. The recapture tax is to be paid in six equal annual installments beginning after September 30, 1996. However, deferral of these payments is permitted for up to two years, as a result of the Bank satisfying a specified mortgage origination test for 1996 and 1997. At September 30, 1998, the Bank had $341,000 in excess of the base year reserves, and subject to prevailing corporate tax rates, the Bank will owe $115,626 in federal taxes, which is reflected as a deferred tax liability. No provision is required to be made for the $2,894,000 of base year reserves.

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5% of earnings based on generally accepted accounting principles with certain adjustments.

11. EMPLOYEE BENEFIT PLANS

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

The Company accounts for its ESOP in accordance with Statement of Position 93-6. As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as deferred ESOP shares in the statement of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt.

In connection with the Company's return of capital (see Note 9), the Company petitioned the Internal Revenue Service in a private letter ruling request to treat the return of capital distribution to the ESOP's unallocated shares as being attributable to the proceeds of the original loan from the Company to the ESOP since it represents the diminution in value of those shares. As such, the Company used the return of capital distribution on the unallocated shares held by the ESOP to acquire 20,848 shares of the Company's stock on the open market.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Compensation expense for the ESOP was $235,321, $220,827, and $95,739 for the years ended September 30, 1998, 1997 and 1996, respectively. The total shares allocated to participants in the ESOP were 37,480 and 23,421 at September 30, 1998 and 1997, respectively.

The following summarizes the status of the ESOP shares at September 30:

                                                           1998               1997               1996
                                                       -------------------------------------------------
Beginning balance of unreleased ESOP shares               151,149            165,842            174,570
Additional shares purchased                                20,848                 --                 --
Shares released for allocation                            (14,059)           (14,693)            (8,728)
                                                       -------------------------------------------------
Ending balance of unreleased ESOP shares                  157,938            151,149            165,842
                                                       =================================================

Fair value of unreleased shares at September 30        $2,132,163         $2,890,725         $1,969,373
                                                       =================================================

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

In connection with the Company's return of capital dividend (see Note 9), the Company petitioned the Internal Revenue Service in a private letter ruling request to treat the return of capital dividend impact on the Company's stock option plan as a "corporate transaction" as opposed to a modification since the related dividend did not cause a reduction in the market value of the Company's stock price. The Company did receive a favorable ruling to this petition, and the adjustment of the stock option strike price of $1.25 was reviewed and did meet the "spread" and "ratio" tests; thus, the reduced strike price is presented as such in the table below.

The grant price of all options is equal to the fair market value of the Company's common stock at the grant date. The following table summarizes the changes in stock options outstanding, at and during the two year period ended September 30, 1998:


                                                                                                               WEIGHTED
                                                                                                                AVERAGE
                                                                                                               EXERCISE
Exercise price per share      $10.375       $11.75      $13.625     $13.75      $18.50         TOTAL            PRICE
                             ============================================================================================
Outstanding
  at October 1, 1996               --           --           --         --          --            --           $    --
     Granted                  152,737        9,000       17,456      5,500          --       184,693            10.850
     Exercised                     --           --           --         --          --            --
     Forfeited                 (8,182)          --           --         --          --        (8,182)           10.375
                             --------------------------------------------------------------------------------------------
Outstanding
  at September 30, 1997       144,555        9,000       17,456      5,500          --       176,511            10.872
     Granted                       --           --           --         --      19,000        19,000            18.500
     Exercised                   (800)          --           --         --          --          (800)           10.375
     Forfeited                     --       (2,000)          --         --          --        (2,000)           11.750
                             --------------------------------------------------------------------------------------------

Outstanding
  at September 30, 1998       143,755        7,000       17,456      5,500      19,000       192,711           $11.617
                             ============================================================================================

Exercisable
  at September 30, 1998        28,111        1,800        3,491      1,100          --        34,502           $10.883
                             ============================================================================================

The Company accounts for stock options in accordance with Opinion No. 25. The following pro forma information regarding net income and earnings per share assumes the adoption of Statement No. 123 for stock options granted during the year ended September 30, 1998. The estimated fair value of the options is amortized to expense over the option and vesting period. The fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rates of 6.0% and a dividend yield of 1.3%; volatility factors of the expected market price of the Company's common stock of .203 and a weighted average expected life of seven years.

========================================================================= [LOGO]

                                                                          1998              1997
                                                                    ----------------------------
Net income before stock options                                     $1,901,518        $1,983,296
Compensation expense (tax effected) from stock options                 101,271            76,929
                                                                    ----------------------------
Pro forma net income                                                $1,800,247        $1,906,367
                                                                    ============================
Pro forma dilutive earnings per share                                    $0.99             $1.03
                                                                    ============================

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

RECOGNITION AND RETENTION PLAN AND TRUST

At a special meeting of the stockholders held on October 15, 1996, the stockholders of the Company approved and established a Recognition and Retention Plan and Trust, the objective of which is to retain qualified personnel in key positions of the Company. Directors, officers, and key employees will be eligible to receive benefits under the plan. During the year ended September 30, 1997, the Company contributed $1,063,170 to the trust to purchase 87,285 shares of common stock in connection with the Company's public offering necessary to establish the plan. Shares awarded under the Recognition and Retention Plan
(RRP) shall become vested and exercisable at the rate of 20% per year over five years on each annual anniversary date. The Company is amortizing the prepaid compensation and recording additions to stockholders' equity as the shares vest. Compensation expense attributable to the plan amounted to $212,640 and $194,920 in 1998 and 1997, respectively.

The Company's return of capital distribution, (see Note 9), paid on shares in the Recognition and Retention Plan and Trust were treated as a special credit to participant's accounts and will be released in the same manner and term as the original award. As original shares are released, the related special distribution on shares will also be released.

THRIFT PLAN

Effective October 1, 1995, the Bank provided eligible employees participation in a 401(k) contributory defined contribution plan. The Bank matches 50% of an employee's contribution up to 6% of an employee's compensation. The Bank contributed $35,923, $31,922, and $26,700 to the 401(k) for the years ended September 30, 1998, 1997, and 1996, respectively.

PENSION PLAN

The Bank participates in a retirement plan which covers all eligible employees through the Financial Institution Retirement Fund, a member of the Pentegra Group, which is a multiemployer defined benefit plan. The fund does not compute and provide separate actuarial valuations or segregation of plan assets by employer. The actuarial cost method used for funding the plan is the projected benefit method. Pension expense was approximately $15,000, $60,000, and $60,000 for the periods ended September 30, 1998, 1997, and 1996, respectively. The Bank has been notified by the plan administrator that the plan is fully funded at June 30, 1998, which is the plan year-end.

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Interest rate cap agreements are instruments used by the Company in hedging certain short-term liabilities. An interest rate cap is an agreement whereby the seller of the cap contractually agrees to pay the buyer the difference between the actual interest rate and the strike rate per the cap contract (if the actual rate is higher than the strike rate). At September 30, 1998, the Company had notional balances of interest rate cap agreements totaling $25 million. The Bank would receive variable interest payments based on the spread between the variable three-month LIBOR rate and the strike price of the caps if the variable three-month LIBOR rate is higher than the strike rate. The strike price of the agreement held by the Bank at September 30, 1998 was 7.00%. Unamortized costs at September 30, 1998 were $221,000 and were included in other assets. The agreement has an expiration date of March 6, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

13. STOCKHOLDERS' EQUITY

Under federal regulations, the Bank is required to maintain specific amounts of capital. The following table sets forth certain information concerning the Bank's regulatory capital:

                                                        SEPTEMBER 30, 1998                           SEPTEMBER 30, 1997
                                              --------------------------------------------------------------------------------------
                                                TIER I         TIER I       TOTAL RISK-      TIER I         TIER I       TOTAL RISK-
                                               LEVERAGE      RISK-BASED        BASED        LEVERAGE      RISK-BASED        BASED
                                               CAPITAL        CAPITAL         CAPITAL       CAPITAL        CAPITAL         CAPITAL
                                              --------------------------------------------------------------------------------------
                                                                         (Dollars in Thousands)

Equity capital (1)                             $ 31,049       $ 31,049       $ 31,049       $ 23,828       $ 23,828       $ 23,828
Plus general valuation allowances (2)                --             --          1,738             --             --          1,419
                                              --------------------------------------------------------------------------------------
Total regulatory capital                         31,049         31,049         32,787         23,828         23,828         25,247
Minimum required capital                         14,993          6,761         13,522         10,834          5,039         10,078
                                              --------------------------------------------------------------------------------------
Excess regulatory capital                        16,056         24,288         19,265         12,994         18,789         15,169
                                              ======================================================================================
Adjusted total assets                          $374,565       $169,022       $169,022       $270,859       $125,979       $125,979
                                              ======================================================================================

Regulatory capital as a percentage                 8.29%         18.37%         19.40%          8.80%         18.91%         20.04%
Minimum capital required as a percentage           4.00           4.00           8.00           4.00           4.00           8.00
                                              ======================================================================================
Excess regulatory capital as a percentage          4.29%         14.37%         11.40%          4.80%         14.91%         12.04%
                                              ======================================================================================
Well-capitalized requirement                       5.00%          6.00%         10.00%          5.00%          6.00%         10.00%
                                              ======================================================================================

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

14. LOANS TO RELATED PARTIES

The Bank has granted loans to certain directors and officers of the Bank and to their affiliates. Such loans are made in the ordinary course of business at the Bank's normal credit terms and do not represent more than normal risk of collection. These loans aggregated approximately $24,253, $48,480, and $51,880 at September 30, 1998, 1997, and 1996, respectively. There were no new loans granted and repayments approximated $24,227 in fiscal 1998.

15. FAIR VALUES OF FINANCIAL INSTRUMENTS

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

========================================================================= [LOGO]

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

Interest rate cap: The fair value of interest rate swaps, caps and floors which represent the estimated amount the Company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and when appropriate, the current creditworthiness of the counterparties are obtained from dealer quotes.

Off-balance sheet instruments: Fair values for the Company's commitments to extend credit are based on their carrying value, taking into account the remaining terms and conditions of the agreements.


                                                           SEPTEMBER 30, 1998                          SEPTEMBER 30, 1997
                                                  ------------------------------------------------------------------------------
                                                    CARRYING                FAIR                CARRYING                 FAIR
                                                     VALUE                  VALUE                VALUE                   VALUE
                                                  ------------------------------------------------------------------------------
ASSETS
Cash and interest-bearing deposits                $  4,476,181          $  4,476,181          $  5,223,774          $  5,223,774
Investment securities available for sale           130,208,910           130,208,910            64,387,368            64,387,368
Investments securities held to maturity             10,000,000            10,033,700            10,017,166            10,054,039
Trading securities                                   1,415,291             1,415,291               955,587               955,587
Loans receivable, net                              211,980,925           218,439,925           181,338,949           185,012,000
Federal Home Loan Bank stock                         7,863,400             7,863,400             5,110,000             5,110,000
Interest rate market cap                               221,000                59,682                    --                    --

LIABILITIES
Deposits                                           153,982,999           155,176,999           138,730,862           138,538,000
Advances from Federal Home Loan Bank               155,266,730           161,425,000           101,700,000           102,114,000
Advance payments by borrowers                        1,618,579             1,618,579             1,649,312             1,649,312
Reverse repurchase agreements                       25,000,000            26,567,000                    --                    --
Guaranteed preferred beneficial
   interests in subordinated debt                   10,781,166            11,658,470                    --                    --

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly consolidated statements of income are as follows (dollar amounts in thousands, except per share data):

                                           Three Months Ended                    Year Ended
                                ---------------------------------------------
                                December       March        June    September     September
                                    1997        1998        1998         1998          1998
                                -------------------------------------------------------------

Total interest income             $5,319      $5,990      $6,372      $ 6,733       $24,414
Total interest expense             3,470       3,909       4,390        4,744        16,513
                                -------------------------------------------------------------
Net interest income                1,849       2,081       1,982        1,989         7,901
Provisions for loan losses           120         120         120          250           610
                                -------------------------------------------------------------
Net interest income after
     provision for loan
     losses                        1,729       1,961       1,862        1,739         7,291

Total noninterest income             327         179         165          (92)          579
Total noninterest expense          1,193       1,352       1,267        1,272         5,084
                                -------------------------------------------------------------
Income before income
     taxes                           863         788         760          375         2,786
Income taxes                         292         278         264           50           884
                                -------------------------------------------------------------
Net income                        $  571      $  510      $  496      $   325       $ 1,902
                                =============================================================

Basic earnings per share (1)      $  .33      $  .30      $  .29      $   .19       $  1.10
                                =============================================================

Diluted earnings per share (1)    $  .31      $  .28      $  .27      $   .18       $  1.05
                                =============================================================


                                            Three Months Ended                 Year Ended
                                --------------------------------------------
                                December       March        June   September    September
                                    1996        1997        1997        1997         1997
                                ---------------------------------------------------------

Total interest income             $3,930      $4,328      $4,679      $5,027      $17,964
Total interest expense             2,284       2,547       2,829       3,148       10,808
                                ---------------------------------------------------------
Net interest income                1,646       1,781       1,850       1,879        7,156
Provisions for loan losses            75          75         105         105          360
                                ---------------------------------------------------------
Net interest income after
     provision for loan
     losses                        1,571       1,706       1,745       1,774        6,796

Total noninterest income             110          88         227         304          729
Total noninterest expense            996       1,165       1,098       1,205        4,464
                                ---------------------------------------------------------
Income before income
     taxes                           685         629         874         873        3,061
Income taxes                         242         206         327         303        1,078
                                ---------------------------------------------------------
Net income                        $  443      $  423      $  547      $  570      $ 1,983
                                =========================================================

Basic earnings per share (1)      $  .23      $  .24      $  .32      $  .33      $  1.11
                                =========================================================

Diluted earnings per share (1)    $  .23      $  .23      $  .31      $  .32      $  1.08
                                =========================================================


 (1) - Quarterly per share amounts do not add to total for the years ended September 1998 and 1997, due to rounding.

========================================================================= [LOGO]

17. CONSOLIDATED FINANCIAL INFORMATION OF PITTSBURGH HOME FINANCIAL CORP. (PARENT ONLY)

Pittsburgh Home Financial Corp. was organized in September 1995 and began operations on April 1, 1996. The Company's statement of financial condition as of September 30, 1998 and 1997 and related statements of income and cash flows are as follows:


STATEMENT OF FINANCIAL CONDITION                                                  YEAR ENDED
                                                                            1998                  1997
                                                                      -----------------------------------
ASSETS
Cash and cash equivalents                                              $ 2,711,341            $   708,992
Investment securities available for sale                                        --              2,795,721
Investment securities trading                                                   --                955,587
Investment in Pittsburgh Home Savings Bank                              32,509,194             24,343,750
Other assets                                                               511,640                 51,335
                                                                      -----------------------------------
Total assets                                                           $35,732,175            $28,855,385
                                                                      ===================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Guaranteed preferred beneficial interest in subsidiary debt            $10,781,166            $        --
Other liabilities                                                          151,544                 41,000
                                                                      -----------------------------------
Total liabilities                                                       10,932,710                 41,000
Total stockholders' equity                                              24,799,465             28,814,385
                                                                      -----------------------------------
Total liabilities and stockholders' equity                             $35,732,175            $28,855,385
                                                                      ===================================

STATEMENTS OF INCOME
                                                                                    YEAR ENDED
                                                                             1998                1997
                                                                      -----------------------------------

Interest and dividend income                                           $    56,709            $   277,902
Interest expense                                                          (674,518)                    --
Noninterest income                                                          69,206                310,071
Noninterest expense                                                       (583,425)              (612,731)
                                                                      -----------------------------------
(Loss) before income taxes and equity in earnings of subsidiary         (1,132,028)               (24,758)
Income tax credit (expense)                                                375,314                 (2,300)
                                                                      -----------------------------------
(Loss) before equity in earnings of subsidiary                            (756,714)               (27,058)
Equity in earnings of Pittsburgh Home Savings Bank                       2,658,232              2,010,354
                                                                      -----------------------------------
Net income                                                             $ 1,901,518            $ 1,983,296
                                                                      ===================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED
                                                                    1998                     1997
                                                                -----------------------------------
OPERATING ACTIVITIES
Net income                                                      $ 1,901,518             $ 1,983,296
Adjustments to reconcile net income to net cash used
  in operating activities:
Equity in earnings of Pittsburgh Home Savings Bank               (2,658,232)             (2,010,354)
Amortization of ESOP and RRP shares                                 447,962                 415,747
Net trading securities purchases and sales                          904,875                (955,587)
Change in other assets and liabilities                              900,074                 (20,533)
                                                                -----------------------------------
Net cash used in operating activities                             1,496,197                (587,431)

INVESTING ACTIVITIES
Purchases of available-for-sale securities                       (1,040,000)               (500,000)
Proceeds from sales of available-for-sale securities              3,719,062               1,000,000
                                                                -----------------------------------
Net cash provided by investing activities                         2,679,062                 500,000

FINANCING ACTIVITIES
Proceeds from issuance of guaranteed preferred
  beneficial interest in subordinated debt                       10,781,166                      --
Capital contribution to bank subsidiary                          (6,000,000)                     --
Return of capital paid to stockholders                           (4,785,567)                     --
Cash dividend on common stock                                      (604,645)               (592,500)
Purchase of stock for Treasury and RRP                           (1,563,864)             (4,011,174)
                                                                -----------------------------------
Net cash provided by (used in) financing activities              (2,172,910)             (4,603,674)
                                                                -----------------------------------

Increase (decrease) in cash                                       2,002,349              (4,691,105)
Cash at beginning of year                                           708,992               5,400,097
                                                                -----------------------------------
Ending cash and cash equivalents                                $ 2,711,341             $   708,992
                                                                ===================================

CORPORATE INFORMATION
                                                                          [LOGO]
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS
PITTSBURGH HOME FINANCIAL CORP.
438 Wood Street, Pittsburgh, Pennsylvania 15222
(412) 281-0780  FAX: (412) 281-3750


ANNUAL MEETING
The Annual Stockholders Meeting will be held at 11:00 a.m., on January 28, 1999, at The Library Center, GRW Theater, Second Level, 414 Wood Street, Pittsburgh, Pennsylvania 15222. Stockholders are encouraged to attend.

TRANSFER AGENT
Chase Mellon Shareholder Services L.L.C.
Attention: Investment Services
P.O. Box 750, Pittsburgh, PA 15230
(800) 756-3353

GENERAL INQUIRIES AND REPORTS
Pittsburgh Home Financial Corp. is required to file an annual report on Form 10-K for its fiscal year ended September 30, 1998, with the Securities and Exchange Commission. Copies of this annual report and quarterly reports may be obtained without charge by contacting Michael J. Kirk, Executive Vice President and Chief Financial Officer.

DIVIDEND REINVESTMENT PLAN
Pittsburgh Home Financial Corp. maintains a Dividend Reinvestment/Cash Purchase Plan for registered holders of its common stock. A brochure describing the Plan and application to participate may be obtained by contacting Michael J. Kirk, Executive Vice President and Chief Financial Officer.

STOCK INFORMATION
Pittsburgh Home Financial Corp. is traded on the NASDAQ Stock Market under the symbol "PHFC." As of September 30, 1998, Pittsburgh Home Financial Corp. had 1,871,701 shares of common stock outstanding and approximately 1,600 stockholders of record.

STOCK PRICE
The following table illustrates Pittsburgh Home Financial Corp.'s high and low quarterly closing stock price on the NASDAQ Stock Exchange and the cash dividends per share paid during the year.

QUARTER ENDED                       HIGH                 LOW            DIVIDENDS
September, 1998                    $17.75              $13.00            $ .06
June, 1998                          18.75               16.75              .06
March, 1998                         18.63               17.00              .06
December, 1997                      21.50               17.75              .13
Return of Capital Distribution                                           $2.43

September, 1997                    $19.50              $15.00            $ .06
June, 1997                          15.25               14.00              .06
March, 1997                         15.50               13.00              .06
December, 1996                      13.63               11.50              .05

                                                                              41