Form 10-K405, Exhibit 13
period 1999-09-30
PITTSBURGH HOME FINANCIAL CORP
filed 1999-12-29
CIK 1003936

                                                                      Exhibit 13

FINANCIAL HIGHLIGHTS

As of the year ended September 30,                                                      1999             1998              1997
-------------------------------------------------------------------------------------------------------------------------------

   (Dollar amounts in thousands, except per share data)
Total assets                                                                        $415,742         $374,279          $273,174
Loans receivable, net                                                                278,085          211,981           181,339
Deposits                                                                             169,463          153,983           138,731
FHLB advances                                                                        184,067          155,267           101,700
Reverse repurchase agreements                                                         25,000           25,000                --
Stockholders' equity                                                                  22,026           24,799            28,814
Book value per share                                                                   12.33            13.25             14.63

For the year ended September 30,
--------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                                 $  8,642         $  7,901          $  7,156
Net income                                                                             2,290            1,902             1,983
Net income(1)                                                                          2,296            1,916             1,781
Basic earnings per share                                                                1.43             1.10              1.11
Basic earnings per share(1)                                                             1.44             1.11              1.00
Diluted earnings per share                                                              1.39             1.05              1.08
Diluted earnings per share(1)                                                           1.40             1.06              0.97
Dividends per share                                                                     0.28             0.31              0.29
Return of capital distribution                                                            --             2.43                --

Selected ratios
--------------------------------------------------------------------------------------------------------------------------------

Return on average equity                                                                9.74%            7.33%             6.95%
Return on average equity(1)                                                             9.76%            7.38%             6.26%
Return on average assets                                                                0.59%            0.56%             0.84%
Return on average assets(1)                                                             0.59%            0.57%             0.75%
Interest rate spread                                                                    2.04%            2.10%             2.49%
Net interest margin                                                                     2.28%            2.43%             3.10%
Operating expenses as a percent of average assets                                       1.46%            1.50%             1.88%
Efficiency ratio                                                                       59.14%           59.59%            58.93%
Nonperforming assets as a percent of total assets                                       1.21%            1.20%             1.69%
Allowance for loan losses as a percent of nonperforming loans                          63.68%           54.08%            38.30%


(1) -Ratio or calculation for 1999 and 1998 excludes trading account losses and realized gains and losses on available for sale securities of $10,000 or $6,500 after tax ($.01 per share), and a $22,000 or $14,000 after tax ($.01 per share), respectively, and for 1997 excludes trading account gains of $310,000 or $201,000 after tax ($.11).

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein.

                                                                             AS OF OR FOR THE
                                                                         YEAR ENDED SEPTEMBER 30,
                                                ------------------------------------------------------------------------
                                                   1999             1998            1997           1996           1995
                                                ------------------------------------------------------------------------
                                                                          (Dollars in Thousands)
SELECTED FINANCIAL AND OTHER DATA:
Total assets                                    $ 415,742        $ 374,279        $273,174       $195,330       $157,570
Investment securities                              33,832           57,109          37,145         22,481         18,758
Mortgage-backed securities                         75,913           84,515          38,216         23,825         27,458
Loans receivable, net                             278,085          211,981         181,339        135,552        102,938
Cash and cash equivalents                           5,319            4,476           5,224          7,562          3,545
Deposits                                          169,463          153,983         138,731        124,342        115,497
FHLB advances                                     184,067          155,267         101,700         36,500         29,000
Reverse repurchase agreements                      25,000           25,000              --             --             --
Stockholders' equity                               22,026           24,799          28,814         30,372         10,610
Non-performing assets(1)                            5,029            4,488           4,612          2,377          2,320
Full-service offices at end of period                   9                8               7              6              5
------------------------------------------------------------------------------------------------------------------------

SELECTED OPERATING DATA:
Interest income                                 $  27,659        $  24,414        $ 17,964       $ 12,933       $  9,998
Interest expense                                   19,017           16,513          10,808          7,492          5,836
                                                ---------        ---------        --------       --------       --------
Net interest income                                 8,642            7,901           7,156          5,441          4,162
Provision for losses on loans                         600              610             360            300            304
                                                ---------        ---------        --------       --------       --------
Net interest income after
   provision for losses on loans                    8,042            7,291           6,796          5,141          3,858
Gain (loss) on trading/sale of securities             (10)            (208)            310             --             --
Other noninterest income                            1,015              817             431            369            333
Other noninterest expenses                          5,727            5,114           4,476          3,557          2,932
Special SAIF assessment(2)                             --               --              --            739             --
                                                ---------        ---------        --------       --------       --------
Income before income taxes                          3,320            2,786           3,061          1,214          1,259
Income taxes                                        1,031              884           1,078            442            554
                                                ---------        ---------        --------       --------       --------
Net income                                      $   2,289        $   1,902        $  1,983       $    772       $    705
------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE:
Basic earnings per share                        $    1.43        $    1.10        $   1.11        $   .15(2)         N/A
Basic earnings per share(3)                          1.44             1.11            1.00            .15            N/A
Diluted earnings per  share                          1.39             1.05            1.08            .15            N/A
Diluted earnings per share(3)                        1.40             1.06             .97            .15            N/A
Cash dividends                                        .28              .31             .29            .05            N/A
Return of Capital Distribution                                        2.43

                                                                   AS OF OR FOR THE
                                                                YEAR ENDED SEPTEMBER 30,
                                            ---------------------------------------------------------------
                                              1999          1998         1997          1996          1995
                                            ---------------------------------------------------------------
                                                               (Dollars in Thousands)
SELECTED OPERATING RATIOS:
Average yield earned on
   interest-earning assets                    7.31%         7.51%         7.78%         7.66%         7.42%
Average rate paid on interest-
   bearing liabilities                        5.27          5.41          5.29          5.02          4.64
Average interest rate spread(4)               2.04          2.10          2.49          2.64          2.78
Net interest margin(4)                        2.28          2.43          3.10          3.22          3.09
Ratio of interest-earning assets
   to interest-bearing liabilities          104.91        106.45        113.05        113.19        107.12
Net interest income to
   operating expenses                         1.51          1.55          1.60          1.27          1.40
Operating expenses as a
   percent of average assets                  1.46          1.50          1.88          2.47          2.14
Return on average assets                       .59           .56           .84           .44           .51
Return on average equity                      9.74          7.33          6.95          3.80          6.83
Ratio of average equity to
   average assets                             6.01          7.66         12.02         11.68          7.43

ASSET QUALITY RATIOS(5):
Non-performing loans as a percent
   of total loans                             1.03%         1.42%         1.92%         1.55%         2.09%
Non-performing assets as a percent
   of total assets                            1.21          1.20          1.69          1.22          1.47
Allowance for loan losses as a
   percent of net loans                        .70           .82           .78           .78           .83
Allowance for loan losses as a
   percent of non-performing loans           63.68         54.08         38.30         50.27         39.70

BANK CAPITAL RATIOS(5):
Tier 1 risk-based capital ratio              16.16%        18.37%        18.91%        24.33%        14.87%
Total risk-based capital ratio               17.11         19.40         20.04         25.58         16.12
Tier 1 leverage capital ratio                 7.87          8.29          8.80         11.55          6.73



(1) -- Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non-performing loans consist of non-accrual loans and accruing loans 90 days or more overdue, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(2) -- Per common share data have been stated only for a partial period because of the Company's conversion to stock form on April 1, 1996. Without giving effect to the one-time special Savings Association Insurance Fund ("SAIF") assessment of $739,000 or $473,000 after tax ($.23 per share) incurred in the September 1996 quarter to recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC"), net income and net income per share would have been $1.25 million and $.38, respectively, and operating expenses as a percent of average assets, return on average assets and return on average equity would have been 2.05%, .71% and 6.14%, respectively.

(3) -- Excludes impact of trading activities and sales of available for sale securities.

(4) -- Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

(5) -- Asset Quality Ratios and Bank Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION



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


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Company operates), the impact of competition for the Company's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which the Company has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission ("SEC") filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC, including the Quarterly Reports on Form 10-Q to be filed by the Company in 2000 and any Current Reports on Form 8-K filed by the Company.


CHANGES IN FINANCIAL CONDITION

The Company's assets increased by $41.4 million or 11.1% from $374.3 million at September 30, 1998 to $415.7 million at September 30, 1999. Cash and interest-bearing deposits increased $800,000 or 17.8%, to $5.3 million at September 30, 1999 compared to $4.5 million at September 30, 1998. Investment securities trading decreased $1.4 million, as the Company discontinued its trading securities strategy. Investments and mortgage-backed securities (held to maturity and available for sale) decreased $30.5 million or 21.8% from $140.2 million at September 30, 1998 to $109.7 million at September 30, 1999. The Company's net loans receivable increased $66.1 million or 31.2% from $212.0 million at September 30, 1998 to $278.1 million at September 30, 1999. The growth is primarily attributable to increases in residential mortgage loans and to a lesser extent, commercial real estate and home equity loans. The Company has continued to develop its commercial lending expertise, and has completed the establishment of its commercial lending department. For the year ended September 30, 1999, non residential real estate loans increased from $8.1 million to $15.7 million. Commercial loans increased from $1.6 million to $3.5 million. The Company's centralized consumer loan department grew the home equity loan portfolio from $13.4 million to $18.6 million. The Company is continuing its efforts to diversify its loans receivable portfolio from its previous emphasis on 1-4 family residential lending to a more broad based, full service commercial bank-like portfolio. The largest individual dollar component of its loans receivable portfolio will continue to be its residential lending, as this has been a Company strength, ongoing high level of service and commitment in this area.

Total liabilities increased by $44.2 million or 12.6% to $393.7 million at September 30, 1999 compared to $349.5 million at September 30, 1998. The increase of $15.5 million or 10.1% in deposits is primarily the result of the continued competitive deposit pricing throughout the Company's branch network, the introduction of a new money market deposit account product, and the maturation and/or establishment of the Company's newer branches. The Company has established de novo offices or purchased a new branch in each of the past four fiscal years. The Company's newest de novo branch facility was opened in March, 1999 and finished the fiscal year with total deposits of $2.8 million which was greater than the Company's internal pro forma deposit projections. The Company's two de novo supermarket branches, opened in fiscal 1996 and 1998, have grown deposits to $12.0 million and $5.3 million, which represent 17.1% and 55.3% increases, respectively, in comparison to their deposit balances as of September 30, 1998. The Company's branch office that was purchased in fiscal 1997 grew deposits $1.8 million or 14.6% from $12.5 million at September 30, 1998 to $14.3 million at September 30, 1999. Lastly, the Company procured a $5.0 million certificate of deposit from the Commonwealth of Pennsylvania in a competitive bidding process which settled in September 1999.

The Company has continued to increase its Federal Home Loan Bank ("FHLB") advances and other sources of borrowings to increase liquidity, fund loans receivable, and to reinvest in assets at higher yields. Advances from the FHLB increased by $28.8 million or 18.5% to $184.1 million at September 30, 1999, compared to $155.3 million at September 30, 1998.

Total stockholders' equity decreased $2.8 million or 11.3% to $22.0 million at September 30, 1999, compared to $24.8 million at September 30, 1998. The decrease is primarily attributable to a decrease in the accumulated other comprehensive income equity account, of $3.7 million, treasury stock repurchases totaling $1.4 million, and dividends paid of $500,000, partially offset by net income of $2.3 million.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID.

The following table sets forth, for the periods and at the date indicated, information regarding the Company's average balance sheet. Information is based on average daily balances during the periods presented.


                                                                            As of or For the
                                                                        Year Ended September 30,
                   At September 30,   ---------------------------------------------------------------------------------------------
                               1999               1999                             1998                             1997
                           --------   ----------------------------    ------------------------------   ----------------------------
                           AVERAGE                         AVERAGE                           Average                        Average
                            YIELD/    AVERAGE               YIELD/    Average                 Yield/   Average               Yield/
                            RATE(1)   BALANCE   INTEREST     RATE     Balance   Interest       Rate    Balance   Interest     Rate
                           --------   ----------------------------    ------------------------------   ----------------------------
                                                                       (Dollars in Thousands)
INTEREST-EARNING ASSETS:
  Investment securities       6.95%  $ 48,194    $ 3,351      6.95%  $ 58,848    $ 3,826       6.50%  $ 31,942   $ 1,991     6.23%
  Mortgage-backed
   securities                 6.59     85,548      5,504      6.43     54,200      3,702       6.83     31,449     2,194     6.98
  Loans receivable(1):
   First mortgage loans       7.58    220,897     16,840      7.62    184,110     14,930       8.11    150,099    12,351     8.23
   Other loans                8.76     18,643      1,777      9.53     14,500      1,098       7.57      9,461       826     8.73
                                     --------    -------             --------    -------              --------   -------
   Total loans receivable     7.68    239,540     18,617      7.77    198,610     16,028       8.07    159,560    13,177     8.26
  Other interest-earning
   assets                     3.30      5,095        187      3.67     13,358        858       6.42      7,987       603     7.55
                                     --------    -------             --------    -------              --------   -------
   Total interest-earning
    assets                    7.32%   378,377    $27,659      7.31%   325,016    $24,414       7.51%   230,938   $17,965     7.78%
                              ====               =======      ====               =======       ====              =======     ====
Noninterest-earning assets             12,685                          13,497                            6,348
                                     --------                        --------                         --------
   Total assets                      $391,062                        $338,513                         $237,286
                                     ========                        ========                         ========

INTEREST-BEARING
 LIABILITIES:
  Deposits                    4.44%  $154,741    $ 7,012      4.53%  $144,866    $ 6,946       4.79%  $132,280   $6,437      4.87%
  FHLB advances and other     5.77    191,145     10,985      5.75    149,759      8,831       5.90     69,268    4,312      6.23
  Guaranteed preferred
   beneficial interests in
   subordinated debt          8.80     11,500      1,012      8.80      7,667        675       8.80         --       --        --
  Escrows                     0.00      3,293          8      0.24      3,023         62       2.05      2,734       59      2.16
                                     --------    -------             --------    -------              --------   -------
Total interest-bearing
 liabilities                  5.25%  $360,679    $19,017      5.27%  $305,315    $16,514       5.41%  $204,282   $10,808     5.29%
                              ====               =======      ====               =======       ====              =======     ====
Noninterest-bearing
 liabilities                            6,863                           7,253                            4,489
                                     --------                        --------                         --------
   Total liabilities                  367,542                         312,568                          208,771
Stockholders' equity                   23,520                          25,945                           28,515
                                     --------                        --------                         --------
  Total liabilities and
    stockholder's equity             $391,062                        $338,513                         $237,286
                                     ========                        ========                         ========
Net interest-earning assets          $ 17,698                        $ 19,701                         $ 26,656
                                     ========                        ========                         ========
Net interest income/interest
  rate spread                 2.07%             $  8,642      2.04%             $  7,900       2.10%             $ 7,157     2.49%
                              ====              ========      ====              ========       ====              =======     ====
Net interest margin(2)                                        2.28%                            2.43%                         3.10%
                                                              ====                             ====                          ====
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                              104.91%                          106.45%                       113.05%
                                                            ======                           ======                        ======


(1) Includes non-accrual loans.
(2) Net interest income divided by interest-earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION



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

                                                                    Year Ended September 30,
                                             --------------------------------------------------------------------------------------
                                                       1999 vs. 1998                                 1998 vs. 1997
                                             ----------------------------------          ------------------------------------------
                                              Increase (Decrease) Due to                    Increase (Decrease) Due to
                                             ----------------------------                --------------------------------
                                                                               Total                                         Total
                                                                            Increase                                      Increase
                                              Rate   Volume  Rate/Volume   (Decrease)     Rate      Volume  Rate/Volume  (Decrease)
                                              ----   ------  -----------   ----------     ----      ------  -----------  ----------
INTEREST-EARNINGS ASSETS:
  Investment securities                      $ 266   $ (693)       $ (48)      $ (475)   $  86     $ 1,677      $  72       $1,835
  Mortgage-backed securities                  (215)   2,141         (124)       1,802      (46)      1,587        (33)       1,508
  Loans receivable, net                       (610)   3,297          (98)       2,589     (289)      3,239        (99)       2,851
  Other interest-earning assets               (368)    (530)         227         (671)     (90)        405        (60)         255
                                             -----   ------        -----       ------    -----     -------      -----       ------
    Total interest-earning assets             (927)   4,215          (43)       3,245     (339)      6,908       (120)       6,449
                                             -----   ------        -----       ------    -----     -------      -----       ------

INTEREST-BEARING LIABILITIES:
  Deposits                                    (381)     473          (26)          66      (95)        612         (8)         509
  FHLB advances                               (224)   2,440          (62)       2,154     (227)      5,011       (265)       4,519
  Guaranteed preferred beneficial
    interests in subordinated debt              --      337           --          337       --          --        675          675
  Escrows                                      (56)       7           (5)         (54)      (3)          6         --            3
                                             -----   ------        -----       ------    -----     -------      -----       ------
    Total interest-bearing liabilities        (661)   3,257          (93)       2,503     (325)      5,629        402        5,706
                                             -----   ------        -----       ------    -----     -------      -----       ------
Increase (decrease) in net interest income   $(266)  $  958        $  50       $  742    $ (14)    $ 1,279      $(522)      $  743
                                             =====   ======        =====       ======    =====     =======      =====       ======


RESULTS OF OPERATIONS

NET INCOME. The Company reported net income of $2.29 million, $1.90 million, and $1.98 million for the fiscal years ended September 30, 1999, 1998, and 1997, respectively. Basic and diluted earnings per share were $1.43 and $1.39, respectively, for the year ended September 30, 1999, compared to $1.10 and $1.05, respectively, for the year ended September 30, 1998. The years ended September 30, 1999 and 1998 earnings per share amounts each include $.01 per share of losses related to the net losses on trading activities and investment sales. Excluding the results of the trading activities and investment sales, net income for the year ended September 30, 1999, was $2.30 million as compared to $1.92 million for the year ended September 30, 1998, an increase of 19.8%.

For fiscal 1999, the $390,000 or 20.5% increase in net income was primarily attributable to an increase in net interest income before provision for loan losses of $742,000 or 9.4%, an increase in noninterest income of $396,000 or 65.0%, and a decrease in the provision for loan losses of $10,000 or 1.6%, partially offset by an increase in noninterest expense of $613,000 or 12.0% and an increase in income tax expense of $147,000 or 16.6%. The Company recognized pre-tax net losses on trading account and available for sale securities of $10,000 for the fiscal year ended September 30, 1999, compared to a pre-tax net loss of $22,000 for the fiscal year ended September 30, 1998. Noninterest income (excluding trading activities and investment sales) increased $384,000 or 60.9% during fiscal 1999.

For fiscal 1998, the $81,000 or 4.1% decrease in net income was primarily attributable to an increase in the provision for loan losses of $250,000 or 69.4%, a decrease in noninterest income of $132,000 or 17.8%, and an increase in noninterest expense of $638,000 or 14.3%, which was partially offset by an increase in net interest income before provision for loan losses of $745,000 or 10.4% and a decrease in income tax expense of $194,000 or 18.0%. The Company recognized pre-tax net losses on trading account and available for sale securities of $22,000 for the fiscal year ended September 30, 1998 compared to a pre-tax net gain of $310,000 for the fiscal year ended September 30, 1997. Noninterest income (excluding trading activities and investment sales) increased $200,000 or 46.4% during fiscal 1998.

For fiscal 1999, the Company's net interest margin decreased to 2.28% from 2.43% in fiscal 1998 and the Company's interest rate spread decreased by 6 basis points to 2.04% from 2.10% for fiscal 1998. The yield earned on the Company's interest-earning assets decreased by 20 basis points from 7.51% to 7.31%, while the Company's average cost of interest-bearing liabilities decreased 14 basis points to 5.27% in 1999 from 5.41% in 1998. The decrease in the Company's yield on interest-earning assets is due to the Company having a greater portion of its interest-earning assets in loans receivable which is reflective of lower interest rates sustained throughout fiscal 1999.

For fiscal 1998, the Company's net interest margin decreased to 2.43% from 3.10% in fiscal 1997 and the Company's interest rate spread decreased by 39 basis points to 2.10% from 2.49% for fiscal 1997. The yield earned on the Company's interest-earning assets decreased by 27 basis points to 7.51% from 7.78%, while the Company's average cost of interest-bearing liabilities increased 12 basis points to 5.41% in 1998 from 5.29% in 1997. The decrease in the Company's yield on interest-earning assets is due to the Company having a greater portion of its interest-earning assets in loans receivable which is reflective of lower interest rates sustained throughout the majority of fiscal 1998. The increase in the average cost of liabilities reflects the guaranteed preferred beneficial interests in subordinated debt, as well as, increased borrowings.

NET INTEREST INCOME. Net interest income before the provision for losses on loans increased $742,000 or 9.4% compared to the prior fiscal year. The increase was due to the increase in loan origination activity and investment purchases. The average balance of interest-earning assets increased $53.4 million or 16.4%. The increase is primarily attributable to a $40.9 million or 20.6% increase in the average balance of loans receivable and a $20.7 million or 18.3% increase in the average balance of investments and mortgage-backed securities, when compared to the same periods in 1998. The average balance of interest-bearing liabilities increased $55.4 million or 18.1%. The increase is primarily attributable to increases in deposits and FHLB advances with average balances of $154.7 million, with a weighted average yield of 4.53%, and $191.1 million with a weighted average yield of 5.75%, respectively, for the year ended September 30, 1999.

During fiscal 1999, total interest income increased $3.3 million or 13.5% compared to fiscal 1998, primarily due to a $2.6 million or 16.3% increase in interest earned on loans, and a $1.8 million or 48.6% increase in interest earned on mortgage-backed securities. One-to-four family residential and residential construction loans increased by $59.3 million or 33.3% when compared to fiscal 1998. Other construction loans and nonresidential loans increased $6.6 million or 22.1%, and home equity loans and lines increased by $5.2 million or 38.8%. During fiscal 1999, the Company continued to grow its commercial and consumer lending departments and continued to utilize local mortgage brokers in the acquisition of new loan customers in addition to its emphasis on internally generated products.

During fiscal 1999, interest expense increased $2.5 million or 15.2% over the prior comparable year, due to a $2.1 million or 23.6% increase in interest expense on FHLB advances and other borrowings. The increase in interest expense on FHLB advances and other borrowings was primarily attributable to an increase in average borrowings of $41.3 or 27.6%, which was partially offset by a decrease in the related borrowing cost of 15 basis points from 5.90% to 5.75%. The increased borrowings were used to fund new loans. The Company also had interest expense of $1.0 million due to the guaranteed preferred beneficial interests in subordinated debt for the period ending September 30, 1999, as compared to $675,000, for the period ending September 30, 1998. The $325,000 increase is due to interest expense for a full twelve months as compared to nine months for the period ended September 30, 1998. Interest expense on deposits increased $66,000 or 1.0% over the prior comparable year, due to an increase in average deposits of $9.8 million or 6.8%, which was partially offset by a decrease in the related cost of 26 basis points from 4.79% to 4.53%.

During fiscal 1998, net interest income before the provision for losses on loans increased $745,000 or 10.4% compared to the prior fiscal year. The increase was due to the increase in investment purchases and loan origination activity. The average balance of interest-earning assets increased $94.1 million or 40.7%. The increase is primarily attributable to a $49.7 million or 78.3% increase in average investments and mortgage-backed securities and a $39.0 million or 24.4% increase in the average balance of loans receivable, when compared to the same periods in 1997. The average balance of interest-bearing liabilities increased $101.0 million or 49.4%. The increase is primarily attributable to the guaranteed preferred beneficial interests in subordinated debt with an average balance of $7.7 million and a weighted average yield of 8.8% for the year ended September 30, 1998.

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

PROVISION FOR LOAN LOSSES. It is management's policy to maintain an allowance for estimated losses based on the perceived risk of loss in the loan portfolio and the adequacy of the allowance. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral and current economic conditions. The allowance for loan losses is evaluated based on an assessment of the losses inherent in the loan portfolio. Management classifies all delinquent assets as Special Mention, Substandard, Doubtful or Loss. The evaluation of the adequacy of the allowance incorporates an estimated range of required allowance based on the items noted above. A reserve level is estimated by management for each category of classified loans, with an estimated percentage applied to the delinquent loan category balance. In addition, management notes that there is an inherent risk of potential loan loss in the Company's overall, nonclassified loan portfolio. This inherent risk is addressed by applying an estimated low and high percentage of potential loss to the remaining unclassified loan portfolio. Management extends out the various line item balances and estimated percentages in order to arrive at an estimated required loan loss allowance reserve. Activity for the period under analysis is taken into account (charge offs, recoveries, provision) in order to challenge the Company's overall process, as well as its previous loss history. The estimated range of required reserve balance is then compared to the current allowance for loan loss balance, and any required adjustments are made accordingly.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION



Assets classified as a Loss are considered uncollectible and of such little value that continuance, as an asset is not warranted. A Loss classification does not mean that an asset has no recovery or salvage value, but that it is not practical or desirable to defer writing off all or a portion of the asset, even though partial recovery may be affected in the future. All loans classified as Loss have been written off directly or through provision in specific allowance reserve. The allowance is increased by provisions for loan losses which are charged against income. For fiscal years ended September 30, 1999, 1998, and 1997, the Company recorded provisions for losses on loans of $600,000, $610,000 and $360,000.

The Company designates all loans that are 90 or more days past due as non-performing. Generally, when loans are classified as non-performing, unpaid accrued interest is a reduction of interest income on loans receivable and is only recognized when cash payments are received. For the year ended September 30, 1999, the Company's non-performing assets increased $500,000 to $5.0 million from $4.5 million at September 30, 1998.

Management does not attribute the increase in non-performing assets to any specific weakness within the Company or in the marketplace generally. Although management utilizes its best judgment in providing for losses with respect to its non-performing assets, there can be no assurance that the Company will be able to dispose of such non-performing assets without establishing additional provisions for losses on loans or further reductions in the carrying value of its real estate owned.

NONINTEREST INCOME. Total noninterest income increased $396,000 or 65.0% during fiscal 1999 over the prior fiscal year. The Company recognized a pre-tax loss of $182,000 on trading securities primarily due to a decline in market conditions, which was partially offset by a pre-tax net gain on available for sale securities of $172,000. Noninterest income (excluding trading activities and investment sales) increased $384,000 or 60.9% for the year. The pre-tax net loss on trading and available for sale securities were offset by a $307,000 or 53.4% increase in service charges and other fees, and a $77,000 or 138.7% increase in other income. The increase in service charges and other fees was primarily due to the increased volume of loans and deposits over fiscal 1998. The Company is a leader in the residential construction lending business in the Pittsburgh area, and the continued development of the niche has contributed to the increase in service related fees. As noted previously, the Company has implemented a fully-functional commercial lending department which has shown significant growth over the past year, which also contributed to an improvement in noninterest income. In addition, the Company joined the Freedom ATM Alliance in the second quarter of fiscal 1999 and implemented an ATM surcharge on non-alliance transactions.

Total noninterest income decreased $132,000 or 17.8% during fiscal 1998 over the prior fiscal year. The Company recognized a pre-tax net loss of $208,000 on trading securities primarily due to a decline in market conditions, which was partially offset by a pre-tax net gain on available for sale securities of $186,000. The pre-tax net loss on trading activities and investment sales were offset by a $187,000 or 48.0% increase in service charges and other fees, and a $13,500 or 32.1% increase in other income. In April 1997, the Board authorized a trading account whereby up to $2.5 million could be invested in trading account securities, with not more than $1.0 million in any single issue, to be accounted for as trading securities in accordance with SFAS No. 115. Under Board authorization, there was no limit on the types of securities that the Company could invest in provided that the securities were approved under the Company's investment policy, although the Company limited its investments to equity securities of financial institutions. At September 30, 1998, the Company had an aggregate of $1.4 million invested in nine securities. Noninterest income (excluding trading activities and investment sales) increased $200,000 or 46.4% from $431,000 for the year ended September 30, 1997 to $631,000 for the year ended September 30, 1998. As noted previously, during the first quarter of fiscal 1999, the Company discontinued its trading securities strategy.

NONINTEREST EXPENSE. Total noninterest expense increased $613,000 or 12.0% during fiscal 1999 when compared to the prior fiscal year. Compensation and employee benefits increased $321,000 or 10.7%, which was attributable to the establishment of a de novo full service branch, the hiring and establishment of the aforementioned commercial lending department, and additional lending personnel. Premises and occupancy costs increased $144,000 or 26.0% which was the result of the related costs of building a new branch and leasing space for the Company's administrative offices. Data processing costs increased $64.2 million or 26.4% which was primarily the result of an increase in service bureau expense due to a larger number of deposit and loan customers, as well as, increased usage of other service bureau functionalities. In addition, the Company upgraded and expanded its technology capabilities and its wide area network ("WAN"). Lastly, there was an increase in internal hardware and software costs, as well as, a service bureau assessment related to year 2000 updates and reconfigurations. Other expenses increased $116,000 or 12.4% which was due to increased general operating costs.

Total noninterest expense increased $638,000 or 14.3% during fiscal 1998 when compared to the prior fiscal year. Compensation and employee benefits increased $448,000 or 17.6%, which was attributable to the opening of a new supermarket branch, along with the expenses related to the Recognition and Retention Plan and the Employee Stock Ownership Plan. Premises and occupancy costs increased $89,000 or 19.1% and marketing expenses increased $50,000 or 27.9%. Both increases were due primarily to the opening of a new supermarket branch.

PROVISION FOR INCOME TAXES. The Company incurred a provision for income taxes of $1.0 million, $884,000, and $1.1 million for the fiscal years ended September 30, 1999, 1998, and 1997, respectively. The effective tax rate during each of the foregoing respective fiscal years was 31.0%, 31.7%, and 35.5%.

ASSET AND LIABILITY MANAGEMENT

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets during a given time period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of September 30, 1999, the amount of the Company's interest-bearing liabilities which were estimated to mature or reprice within one year exceeded the Company's interest-earning assets with the same characteristics by $117.9 million or 28.4% of the Company's total assets.

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

The Company has historically emphasized the origination of long-term, fixed-rate residential real estate loans for retention in its portfolio. At September 30, 1999, $91.3 million or 30.6% of the Company's total loan portfolio consisted of fixed-rate residential mortgage loans. However, as of such date, the Company also held in its loan portfolio $38.7 million of construction loans which reprice annually and $73.1 million of long-term residential mortgage loans which have interest rate adjustment features at seven years and fifteen years. Although the Company anticipates that a majority of its loan portfolio will continue to consist of fixed-rate loans, the Company has attempted to mitigate the interest rate risk of holding a significant portion of fixed-rate loans in its portfolio through the origination of ARMs and short-term construction and consumer loans. At September 30, 1999, ARMs comprised $55.4 million or 18.5% of the total loan portfolio and construction, commercial and consumer loans aggregated $59.7 million or 20.0% of the total loan portfolio. At September 30, 1999, $33.8 million or 8.1% of the Company's total assets consisted of investment securities, 7.4% of which have terms to maturity of less than five years. In addition, the Company has invested in adjustable rate mortgage-backed securities. At September 30, 1999, $16.0 million or 21.1% of the Company's mortgage-backed securities portfolio was comprised of ARMs. At September 30, 1999, the Company classified its investment and mortgage-backed securities portfolios as available for sale, which permits the Company to sell such securities if deemed appropriate in response to, among other things, changes in interest rates.

Management presently monitors and evaluates the potential impact of interest rate changes upon the level of net interest income and the market value of the Company's portfolio equity ("MVPE") on a quarterly basis. MVPE is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company focuses on the impact of a "rate shock" on the Company's net interest income in an up 200 and down 200 basis points environment. The Company did purchase the Sendero computer simulation model to assist in its in-house modeling efforts. Outside experts were engaged during fiscal 1999 to assist in the installation and development of this project. The Company is still in the implementation phase, and is currently running parallel simulations with an outside banking consultant in modeling its interest rate risk position.

The following table presents the Company's MVPE as of September 30, 1999 and 1998:

MARKET VALUE OF PORTFOLIO EQUITY

                         Change in                     Estimated MPVE
                    Interest Rates        Estimated   as a Percentage        Amount of
                    (basis points)             MPVE         of Assets           Change             Percent
             ----------------------------------------------------------------------------------------------
           1999                                    (Dollars in Thousands)
                              +400          $(9,611)             (2.3)%       $(34,506)             (138.6)%
                              +300             (563)             (0.1)         (25,458)             (102.3)
                              +200            8,182               2.0          (16,713)              (67.1)
                              +100           16,700               4.0           (8,195)              (32.9)
                                --           24,895               6.0               --
                              -100           30,942               7.4            6,047                19.5
                              -200           27,390               6.6            2,495                10.0
                              -300           21,765               5.2           (3,130)              (12.6)
                              -400           16,760               4.0           (8,135)              (32.7)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION



MARKET VALUE OF PORTFOLIO EQUITY (CONTINUED)

                               Change in                       Estimated MPVE
                           Interest Rates        Estimated     as a Percentage      Amount of
                           (basis points)             MPVE           of Assets         Change             Percent
                   ----------------------------------------------------------------------------------------------
                 1998                                     (Dollars in Thousands)

                                     +400            2,675                 0.7%       (25,290)              (90.4)%
                                     +300            9,005                 2.4        (18,960)              (68.8)
                                     +200           15,780                 4.2        (12,185)              (43.6)
                                     +100           22,310                 6.0         (5,655)              (20.2)
                                       --           27,965                 7.5             --                  --
                                     -100           23,474                 6.3         (4,491)              (16.1)
                                     -200           17,829                 4.8        (10,136)              (36.2)
                                     -300           12,336                 3.3        (15,629)              (55.9)
                                     -400            6,611                 1.8        (21,354)              (76.4)


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

Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, and U.S. Government agency securities. On a longer-term basis, the Company invests in various loans, mortgage-backed securities, and investment securities. The Company uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. At September 30, 1999, the total approved loan commitments outstanding (excluding undisbursed portions of loans in process) amounted to $30.3 million. At the same date, the unadvanced portion of loans in process approximated $19.0 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1999 totaled $84.9 million. Management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Company.

As of September 30, 1999, the Company had regulatory capital which was in excess of applicable limits.


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

YEAR 2000

The year 2000 ("Y2K") problem started decades ago when early computers had very limited memory and storage space. The Y2K issue is primarily a result of computer software programs recognizing a two = digit date field rather than the full four digits which identify the appropriate year. Any computer program or hardware that is date sensitive may recognize "00" as year 1900 as opposed to the intended year 2000.

The objective of managing the year 2000 process is for the institution to determine the scope of the problem and to focus its efforts and attention on solving it. The Federal Financial Institution's Examination Council ("FFIEC") outlined the year 2000 management process as a five phase procedure [(1) Awareness, (2) Assessment, (3) Renovation, (4) Validation, (5) Implementation] that each financial institution would have to navigate in identifying and fixing its year 2000 exposures. The Company has developed a detailed timetable which identifies various milestones and deadlines to aid in managing the year 2000 process.

The Company outsources substantially all of its data processing functions, and it is working very closely with its third party provider and other vendors within the Bank's project plan to ensure that its operational and financial systems will not be adversely affected by the Y2K problem.

The Awareness and Assessment phases of the Company's plan are completed and as related to the understanding and educating of the Board and appropriate management personnel as to the issues related to the Y2K problem. The Company is continuously upgrading its comprehensive project plan (year 2000 binder), and has completed its inventory of equipment, hardware, and software; updated its Disaster Recovery Plan ("DRP"); and reported the project status to its Board, its regulators, and its customer base. The Awareness phase, including the comprehensive inventory of all hardware and software systems (including systems purchased from software vendors) was completed March 31, 1998. The Assessment of all hardware and software systems was completed June 30, 1998.

The Renovation phase of the Bank's project plan centered around the initial contact and response evaluation of year 2000 letters and worksheets which were sent to vendors and suppliers; the focus was on entities which have been classified as fatal or critical to the ongoing operations of the Company. The Company has coordinated with its third party vendors and suppliers and has completed all of its Y2K testing.

The Validation and Implementation phases revolved around the resolution of all vendor's and supplier's compliance status. All critical equipment or services that were non-compliant were replaced. The testing of vendor provided mission-critical systems, including the Company's third party service provider was completed.

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

The Company's costs associated with year 2000 include an additional assessment from its third party provider, consultant fees associated with its DRP and the ongoing Y2K project plan, various hard costs for the replacement of non-compliant computer, telephone, and related equipment. Excluding the "soft" costs of Company management and personnel time, the Company estimates that the total year 2000 project costs have not exceeded $200,000 (pre-tax).

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

The Company's plans in regard to Y2K compliance are based on management's and the Board's best estimates. There can be no guarantee that these estimates will be achieved, and ending results could be significantly different due to unforeseen circumstances

(This page has been intentionally left blank.)

                         REPORT OF INDEPENDENT AUDITORS



                                                                    [LOGO]


Stockholders and Board of Directors
Pittsburgh Home Financial Corp.


We have audited the accompanying consolidated statements of financial condition of Pittsburgh Home Financial Corp. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of Pittsburgh Home Financial Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Pittsburgh Home Financial Corp. and subsidiaries at September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP



October 29, 1999

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                            September 30
                                                                                 ----------------------------------
                                                                                       1999                 1998
                                                                                 ----------------------------------

ASSETS
Cash                                                                             $   1,589,834        $   1,959,659
Interest-bearing deposits                                                            3,729,265            2,516,522
                                                                                 ----------------------------------
                                                                                     5,319,099            4,476,181
Investment securities trading
   (cost of $1,727,163 in 1998)                                                             --            1,415,291
Investment securities available for sale
   (cost of $113,557,150 in 1999 and $128,405,910 in 1998)                         109,745,150          130,208,910
Investment securities held to maturity
   (fair value of $10,033,700 in 1998)                                                      --           10,000,000
Loans receivable, net of allowance of
   $1,956,744 in 1999 and $1,737,973 in 1998                                       278,085,048          211,980,925
Accrued interest receivable                                                          2,635,063            2,797,759
Premises and equipment, net                                                          4,586,498            3,315,565
Goodwill                                                                               236,602              269,618
Federal Home Loan Bank stock--at cost                                                9,715,900            7,863,400
Deferred income taxes                                                                1,682,812              221,718
Foreclosed real estate                                                               1,956,740            1,273,928
Prepaid income taxes                                                                 1,242,673                   --
Other assets                                                                           536,279              455,429
                                                                                 ----------------------------------
Total assets                                                                     $ 415,741,864        $ 374,278,724
                                                                                 ==================================

LIABILITIES
Deposits                                                                         $ 169,462,592        $ 153,982,999
Advances from Federal Home Loan Bank                                               184,066,730          155,266,730
Reverse repurchase agreements                                                       25,000,000           25,000,000
Guaranteed preferred beneficial interests in subordinated debt                      10,805,672           10,781,166
Advances by borrowers for taxes and insurance                                        1,975,086            1,618,579
Accrued income taxes payable                                                                --              543,130
Other liabilities                                                                    2,405,650            2,286,655
                                                                                 ----------------------------------
Total liabilities                                                                  393,715,730          349,479,259

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value,
   5,000,000 shares authorized, none issued                                                 --                   --
Common stock $.01 par value,
   10,000,000 shares authorized
   (2,182,125 shares issued in 1999 and 1998)                                           21,821               21,821
Additional paid-in capital                                                          16,311,188           16,308,564
Treasury stock--at cost, 395,277 in 1999 and 310,424 shares in 1998                 (5,755,444)          (4,511,868)
Unearned shares of ESOP                                                             (1,340,100)          (1,514,220)
Unearned shares of Recognition and Retention Plan                                     (442,970)            (655,610)
Accumulated other comprehensive (loss) income                                       (2,516,000)           1,190,000
Retained earnings (substantially restricted)                                        15,747,639           13,960,778
                                                                                 ----------------------------------
Total stockholders' equity                                                          22,026,134           24,799,465
                                                                                 ----------------------------------
Total liabilities and stockholders' equity                                       $ 415,741,864        $ 374,278,724
                                                                                 ==================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                        Year ended September 30
                                                                        ---------------------------------------------------
                                                                            1999                1998               1997
                                                                        ---------------------------------------------------
Interest income:
   Loans                                                                $ 18,616,189        $ 16,028,442        $13,176,737
   Investment securities:
     Taxable                                                               8,444,150           7,585,237          4,180,561
     Tax-exempt                                                              412,100             401,040            318,919
Interest-bearing deposits                                                    186,730             399,666            288,290
                                                                        ---------------------------------------------------
Total interest income                                                     27,659,169          24,414,385         17,964,507

Interest expense:
   Deposits                                                                7,011,778           6,945,652          6,436,932
   Advances from Federal Home Loan Bank
     and other borrowings                                                 10,992,672           8,893,371          4,371,324
   Guaranteed preferred beneficial interests in subordinated debt          1,012,264             674,518                 --
                                                                        ---------------------------------------------------
Total interest expense                                                    19,016,714          16,513,541         10,808,256
                                                                        ---------------------------------------------------
Net interest income                                                        8,642,455           7,900,844          7,156,251

Provision for loan losses                                                    600,000             610,000            360,000
                                                                        ---------------------------------------------------
Net interest income after provision for loan losses                        8,042,455           7,290,844          6,796,251

Noninterest income:
Service charges and other fees                                               882,795             575,602            388,892
Net (loss) gain on trading securities                                       (181,856)           (208,084)           310,071
Net gain on available for sale securities                                    171,906             186,211                 --
Other income                                                                 132,417              55,469             41,966
                                                                        ---------------------------------------------------
Total noninterest income                                                   1,005,262             609,198            740,929

Noninterest expense:
   Compensation and employee benefits                                      3,319,882           2,999,230          2,550,712
   Premises and occupancy costs                                              699,506             555,102            466,119
   Amortization of goodwill                                                   33,014              33,014             27,512
   Federal insurance premium                                                  92,798              89,513             66,143
   Loss on sale of foreclosed real estate                                     16,238              30,258             11,222
   Marketing                                                                 207,051             228,800            178,943
   Data processing costs                                                     307,693             243,483            287,761
   Other expenses                                                          1,051,247             934,638            887,172
                                                                        ---------------------------------------------------
Total noninterest expense                                                  5,727,429           5,114,038          4,475,584
                                                                        ---------------------------------------------------
Income before income taxes                                                 3,320,288           2,786,004          3,061,596
Income taxes                                                               1,030,500             884,486          1,078,300
                                                                        ---------------------------------------------------
Net income                                                              $  2,289,788        $  1,901,518        $ 1,983,296
                                                                        ===================================================


Diluted earnings per share                                              $       1.39        $       1.05        $      1.08
Dividends per share                                                     $        .28        $        .31        $       .29
Return of capital distribution (see Note 9)                                       --        $       2.43                 --
                                                                        ---------------------------------------------------
Dilutive average shares outstanding                                     $  1,644,699        $  1,813,475        $ 1,842,011
                                                                        ===================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                      Comprehensive                         Additional                    Unearned Shares
                                             Income  Common Stock      Paid-in Capital   Treasury Stock           of ESOP
                                      ------------------------------------------------------------------------------------
September 30, 1996                                        $21,821          $20,958,806      $        --       $(1,831,720)
Treasury stock purchased                                       --                   --       (2,948,004)               --
Stock acquired for the RRP                                     --                   --               --                --
ESOP shares released                                           --               58,605               --           162,222
RRP amortization                                               --                   --               --                --
Cash dividends declared on common
  stock of $.29 per share                                      --                   --               --                --
Change in unrealized gain
  on investment securities
  available for sale, net
  of taxes                              $   647,000            --                   --               --                --
Net income                                1,983,296            --                   --               --                --
                                        -----------
Comprehensive income                    $ 2,630,296
                                        ===========
                                                          ----------------------------------------------------------------

September 30, 1997                                         21,821           21,017,411       (2,948,004)       (1,669,498)
Treasury stock purchased                                       --                   --       (1,575,488)               --
ESOP shares released                                           --               80,044               --           155,278
Exercise of stock options                                      --               (3,324)          11,624                --
RRP amortization                                               --                   --               --                --
Return of capital                                              --           (4,785,567)              --                --
Cash dividends declared
  on common stock
  of $.31 per share                                            --                   --               --                --
Change in unrealized gain (loss)
  on investment securities
  available for sale, net
  of taxes                              $   715,900            --                   --               --                --
Less reclassification
  adjustment for gains
  included in net income                   (122,900)           --                   --               --                --
                                        -----------
Other comprehensive income                  593,000            --                   --               --                --
Net income                                1,901,518            --                   --               --                --
                                        -----------
Comprehensive income                    $ 2,494,518
                                        ===========


                                                          ----------------------------------------------------------------
September 30, 1998                                        $21,821          $16,308,564      $(4,511,868)      $(1,514,220)
Treasury stock purchased                                       --                   --       (1,370,714)               --
ESOP shares released                                           --               37,311               --           174,120
Exercise of stock options                                      --              (34,687)         127,138                --
RRP amortization                                               --                   --               --                --
Cash dividends declared
  on common stock of
  $.28 per share                                               --                   --               --                --
Change in unrealized gain (loss)
  on investment securities
  available for sale, net
  of taxes                              $(3,534,094)           --                                    --                --

Less reclassification
  adjustment for gains
  included in net income                   (171,906)           --                                    --                --
                                        -----------
Other comprehensive income               (3,706,000)           --                                    --                --
Net income                                2,289,788            --                                    --                --
                                        -----------
Comprehensive loss                      $(1,416,212)
                                        ===========
                                                          ----------------------------------------------------------------
September 30, 1999                                        $21,821          $16,311,188      $(5,755,444)      $(1,340,100)
                                                          ================================================================



                                                          Accumulated
                                                                Other                                 Total
                                      Unearned Shares   Comprehensive          Retained        Stockholders'
                                              of RRP           Income          Earnings              Equity
                                      ---------------------------------------------------------------------
September 30, 1996                        $        --      $ (50,000)       $11,273,109         $30,372,016
Treasury stock purchased                           --             --                 --          (2,948,004)
Stock acquired for the RRP                 (1,063,170)            --                 --          (1,063,170)
ESOP shares released                               --             --                 --             220,827
RRP amortization                              194,920             --                 --             194,920
Cash dividends declared on common
  stock of $.29 per share                          --             --           (592,500)           (592,500)
Change in unrealized gain
  on investment securities
  available for sale, net
  of taxes                                         --        647,000                 --             647,000
Net income                                         --             --          1,983,296           1,983,296

Comprehensive income
                                          -----------------------------------------------------------------

September 30, 1997                          (868,250)        597,000        12,663,905           28,814,385
Treasury stock purchased                           --             --                --           (1,575,488)
ESOP shares released                               --             --                --              235,322
Exercise of stock options                          --             --                --                8,300
RRP amortization                              212,640             --                --              212,640
Return of capital                                  --             --                --           (4,785,567)
Cash dividends declared
  on common stock
  of $.31 per share                                --             --          (604,645)            (604,645)
Change in unrealized gain (loss)
  on investment securities
  available for sale, net
  of taxes                                         --             --                --                   --
Less reclassification
  adjustment for gains
  included in net income                           --             --                --                   --

Other comprehensive income                         --        593,000                --              593,000
Net income                                         --             --         1,901,518            1,901,518

Comprehensive income
                                          -----------------------------------------------------------------

September 30, 1998                        $  (655,610)    $1,190,000      $ 13,960,778          $24,799,465
Treasury stock purchased                           --             --                --           (1,370,714)
ESOP shares released                               --             --                --              211,431
Exercise of stock options                          --             --                --               92,451
RRP amortization                              212,640             --                --              212,640
Cash dividends declared
  on common stock of
  $.28 per share                                   --             --          (502,927)            (502,927)
Change in unrealized gain (loss)
  on investment securities
  available for sale, net
  of taxes                                         --             --                --                   --
                                                                                                         --
Less reclassification
  adjustment for gains
  included in net income                           --             --                --                   --

Other comprehensive income                         --     (3,706,000)               --           (3,706,000)
Net income                                         --             --         2,289,788            2,289,788
Comprehensive loss
                                          -----------------------------------------------------------------
September 30, 1999                        $  (442,970)  $ (2,516,000)     $ 15,747,639         $ 22,026,134
                                          =================================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                           Year ended September 30
                                                                         ----------------------------------------------------------
                                                                               1999                  1998                 1997
                                                                         ----------------------------------------------------------
Cash flows from operating activities
Net income                                                                $   2,289,788         $   1,901,518         $  1,983,296
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and goodwill amortization                                     354,339               263,001              205,664
     Amortization and accretion of premiums
       and discounts on assets and deferred loan fees                           196,021            (1,759,096)           1,250,836
   Amortization of RRP and release of ESOP shares                               424,071               447,962              415,747
   Provision for loan losses                                                    600,000               610,000              360,000
   Purchase of equity securities, trading                                            --            (9,541,568)          (4,327,987)
   Sale of equity securities, trading                                         1,233,435             8,873,780            3,423,112
   Deferred tax provision (benefit)                                             447,907              (515,155)              40,514
   Other, net                                                                (2,931,093)             (173,371)            (507,965)
                                                                         ----------------------------------------------------------
Net cash provided by operating activities                                     2,614,468               107,071            2,843,217

Cash flows from investing activities
Loan originations                                                          (117,917,426)          (80,980,474)         (81,963,200)
Loan principal repayments                                                    69,428,681            49,638,160           40,085,559
Net REO activity                                                               (682,812)             (366,530)
Proceeds from loan sales                                                             --                    --              617,700
Purchases of:
   Available-for-sale securities                                            (31,274,425)         (110,933,742)         (36,627,877)
   Held-to-maturity securities                                                       --                    --          (10,000,000)
Proceeds from sales, maturities and principal repayments of:
   Available-for-sale securities                                             27,711,786            48,046,845            9,802,735
   Held-to-maturity securities                                               10,000,000                    --                   --
Purchases of land, premises and equipment                                    (1,592,257)             (846,156)            (825,980)
Proceeds from branch deposit acquisition                                             --                    --           10,547,750
Other, net                                                                       56,500            (3,059,399)          (1,255,705)
                                                                         ----------------------------------------------------------
Net cash used in investing activities                                       (44,269,953)          (98,501,296)         (69,619,018)

Cash flows from financing activities
Net increase (decrease) in checking, passbook and
   money market deposit accounts                                              9,160,261             1,812,185
                                                                                                                         2,867,790
Net increase in certificates of deposit                                       6,319,332            13,440,627            6,709,329
Increase in advances from the Federal Home Loan Bank                         28,800,000            53,566,730           65,200,000
Increase in reverse repurchase agreements                                            --            25,000,000                   --
Net proceeds from issuance of guaranteed
   preferred beneficial interest in subordinated debt                                --            10,781,166                   --
Cash dividends paid to stockholders                                            (502,927)             (604,645)            (592,500)
Return of capital dividends paid to stockholders                                     --            (4,785,567)                  --
Purchase of RRP shares                                                               --                    --           (1,063,170)
Purchase of treasury stock                                                   (1,278,263)           (1,563,864)          (2,948,004)
                                                                         ----------------------------------------------------------
Net cash provided by financing activities                                    42,498,403            97,646,632           64,437,865
                                                                         ----------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                            842,918              (747,593)          (2,337,936)
                                                                         ----------------------------------------------------------
Cash and cash equivalents at beginning of year                                4,476,181             5,223,774            7,561,710
Cash and cash equivalents at end of year                                  $   5,319,099         $   4,476,181         $  5,223,774
                                                                         ==========================================================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest (includes interest credited on deposits of
   $7,039,388, $7,231,999 and $5,780,308 in 1999,
   1998 and 1997, respectively)                                           $  18,874,889         $  16,272,020         $ 10,129,159
Income taxes                                                                  2,220,000             1,231,000            1,237,534

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Foreclosed mortgage loans transferred
   to real estate owned                                                   $   1,732,496         $   1,538,881         $    911,072



See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. BASIS OF PRESENTATION AND ORGANIZATION

The consolidated financial statements include the accounts of Pittsburgh Home Financial Corp. ("the Company") and its wholly owned subsidiaries, Pittsburgh Home Savings Bank ("the Bank") and Pittsburgh Home Capital Trust I ("the Trust"). All significant intercompany balances and transactions have been eliminated in consolidation.

The Bank is a state-chartered stock savings bank headquartered in Pittsburgh, Pennsylvania, and conducts business from nine offices in Allegheny and Butler counties. The Bank is primarily engaged in attracting retail deposits from the general public and using such deposits to originate loans. The Company and Bank are subject to the regulations of certain federal and state agencies and periodic examinations by certain regulatory authorities.

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


CASH AND NONINTEREST-EARNING DEPOSITS

The Bank is required by the Federal Reserve Bank to maintain cash and reserve balances. The reserve calculation is 0% of the first $4.9 million of checking deposits, 3% of the next $41.6 million of checking deposits and 10% of total checking deposits over $46.5 million. These required reserves, net of allowable credits, amounted to $629,000 at
September 30, 1999.


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


INVESTMENT SECURITIES AVAILABLE FOR SALE

Investment securities available for sale are carried at fair value based upon quoted market prices. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a component of other comprehensive income until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses.


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

Impaired loans consist of nonhomogeneous loans in which management has determined, based on the evaluation of current information and events, that it is probable that the Bank will not be able to collect all of the amounts due on these loans in accordance with the contractual terms of the loan agreements. Nonaccrual, substandard and doubtful commercial and other real estate loans are evaluated for impairment and have been included in management's assessment of the adequacy of the allowance. At September 30, 1999, the Company had no impaired loans.

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


PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on the straight-line method, with asset lives ranging from three to thirty years. Maintenance and repairs are charged to expense as incurred.


STATEMENTS OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing deposits.


EARNINGS PER SHARE

In accordance with FAS No. 128, basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Options, warrants, and other potentially dilutive securities are excluded from the basic calculation but are included in diluted EPS. As discussed in Note 11, the Company accounts for shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:


                                                                            1999              1998              1997
                                                                         ----------------------------------------------
Numerator for basic and diluted earnings per share--net income           $2,289,788        $1,901,518        $1,983,296
Denominator:
Denominator for basic earnings per share--weighted average shares         1,602,554         1,725,921         1,792,430
Effect of dilutive securities:
   Employee stock options                                                    22,975            55,007            30,845
   Unvested Management Recognition Plan Stock                                19,170            32,547            18,736
                                                                         ----------------------------------------------
Dilutive potential common shares                                             42,145            87,554            49,581
                                                                         ----------------------------------------------

Denominator for diluted earnings per share--adjusted weighted
   average shares and assumed conversions                                 1,644,699         1,813,475         1,842,011
                                                                         ==============================================
Basic earnings per share                                                     $1.43            $1.10             $1.11
                                                                         ==============================================
Diluted earnings per share                                                   $1.39            $1.05             $1.08
                                                                         ==============================================


TREASURY STOCK

The acquisition of treasury stock is recorded under the cost method. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the average cost basis, with any excess proceeds being credited to additional paid-in capital.


STOCK OPTIONS

FAS No. 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in Accounting Principles Board Opinion (Opinion No.
25)"Accounting for Stock Issued to Employees." Since the Company has elected to use the accounting in Opinion No. 25, pro forma disclosures of net income and earnings per share are made as if the fair value method of accounting, as defined by FAS No. 123 had been applied (see Note 11).


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


COMPREHENSIVE INCOME

Effective October 1, 1997, the Company adopted FASB Statement 130, "Reporting Comprehensive Income" Statement 130, which establishes standards for reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. Statement 130 requires unrealized gains or losses on the Company's securities, which are reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130. For the year ended September 30, 1999, comprehensive loss was $1,416,212 and for the same periods in 1998 and 1997, comprehensive income was $2,494,518 and $2,630,296, respectively.


BUSINESS SEGMENTS

Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information ("FAS 131") establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The Company views itself as one segment of business which is community banking. As such, financial information for this segment does not differ materially from the information provided in the consolidated financial statements.

NEW ACCOUNTING STANDARDS

The FASB has issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. As amended by FAS 137 the standard is effective for fiscal years beginning after June 15, 2000, and will be adopted by the Company for the year ended September 30, 2001. The impact of adoption is not expected to materially affect the Company's financial condition or results of operations.


RECLASSIFICATIONS

Certain reclassifications have been made in prior year financial statements to conform to current presentation.

3. INVESTMENT SECURITIES

Securities classified by type at September 30, 1999 and 1998, are summarized below by scheduled maturity.

                                                                            Available for Sale
                                                                            September 30, 1999
                                                   ---------------------------------------------------------------------
                                                      Amortized       Unrealized          Unrealized              Market
                                                           Cost             Gain                Loss               Value
                                                   ---------------------------------------------------------------------
U.S. GOVERNMENT AND AGENCY OBLIGATIONS DUE:
   Beyond 12 months but within 5 years             $  2,494,390          $  7,000         $    9,000        $  2,492,390
   Beyond 5 years but within 10 years                 4,064,414            41,000             71,000           4,034,414
   Beyond 10 years                                   13,452,272           107,000            306,000          13,253,272
                                                   ---------------------------------------------------------------------
                                                     20,011,076           155,000            386,000          19,780,076
MORTGAGE-BACKED SECURITIES:
Government National Mortgage Association:
   Beyond 12 months but within 5 years                       --                --                 --                  --
   Beyond 5 years but within 10 years                   406,272            15,500                 --             421,772
   Beyond 10 years                                   49,956,589            72,200          1,597,700          48,431,089
Federal National Mortgage Association:
   Beyond 12 months but within 5 years                       --                --                 --                  --
   Beyond 10 years                                   14,205,953            46,900            282,200          13,970,653
Federal Home Loan Mortgage Corporation:
   Within 12 months                                          --                --                 --                  --
   Beyond 12 months but within 5 years                  153,738                --              7,900             145,838
   Beyond 5 years but within 10 years                        --                --                 --                  --
   Beyond 10 years                                    7,636,049             5,200            328,000           7,313,249
Collateralized Mortgage Obligations:
   Beyond 10 years                                    5,754,183             6,471            130,471           5,630,183
                                                   ---------------------------------------------------------------------
                                                     78,112,784           146,271          2,346,271          75,912,784
TRUST PREFERRED SECURITIES
   Beyond 10 years                                   15,433,290             1,100          1,382,100          14,052,290
                                                   ---------------------------------------------------------------------
Total available-for-sale securities                $113,557,150          $302,371         $4,114,371        $109,745,150
                                                   =====================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                             Available for Sale
                                                                             September 30, 1998
                                                   ---------------------------------------------------------------------
                                                      Amortized        Unrealized         Unrealized              Market
                                                           Cost              Gain               Loss               Value
                                                   ---------------------------------------------------------------------

U.S. GOVERNMENT AND AGENCY OBLIGATIONS DUE:
   Within 12 months                                $  1,198,046        $    5,000           $     --        $  1,203,046
   Beyond 12 months but within 5 years                1,996,234            42,000                 --           2,038,234
   Beyond 5 years but within 10 years                13,100,139           186,000              1,000          13,285,139
   Beyond 10 years                                   14,366,100           411,000                 --          14,777,100
                                                   ---------------------------------------------------------------------
                                                     30,660,519           644,000              1,000          31,303,519
MORTGAGE-BACKED SECURITIES:
Government National Mortgage Association:
   Beyond 12 months but within 5 years                    4,209               113                 --               4,322
   Beyond 5 years but within 10 years                   689,230            36,349                 --             725,579
   Beyond 10 years                                   51,919,479           613,093                 --          52,532,572
Federal National Mortgage Association:
   Beyond 12 months but within 5 years                   10,648               251                 --              10,899
   Beyond 10 years                                   21,530,468           376,195                 --          21,906,663
Federal Home Loan Mortgage Corporation:
   Within 12 months                                     111,633               391                 --             112,024
   Beyond 12 months but within 5 years                  277,175                --              8,159             269,016
   Beyond 5 years but within 10 years                    48,126               210                332              48,004
   Beyond 10 years                                    3,305,132            84,184              2,295           3,387,021
Collateralized Mortgage Obligations:
   Beyond 10 years                                    5,513,067            37,704             31,704           5,519,067
                                                   ---------------------------------------------------------------------
                                                     83,409,167         1,148,490             42,490          84,515,167
TRUST PREFERRED SECURITIES
   Beyond 10 years                                   14,336,224           206,814            152,814          14,390,224
                                                   ---------------------------------------------------------------------
Total available for sale securities                $128,405,910        $1,999,304           $196,304        $130,208,910
                                                   =====================================================================


                                                                             Held to Maturity
                                                                            September 30, 1998
                                                   ---------------------------------------------------------------------
                                                      Amortized        Unrealized        Unrealized               Market
AGENCY OBLIGATIONS:                                        Cost              Gain              Loss                Value
                                                   ---------------------------------------------------------------------
Federal National Mortgage Association:
   Beyond 5 years but within 10 years              $ 10,000,000        $   33,700         $      --         $ 10,033,700


U.S. Government obligations carried at approximately $7.5 million at September 30, 1999, were pledged to secure deposits and for other purposes required or permitted by law.

Gross realized gains and gross realized losses on sales of available for sale securities were $209,019 and $37,113, respectively, in 1999, $305,458 and $119,247, respectively, in 1998, and $2,184 and $1,328, respectively, in 1997.

Trading securities realized losses of $181,856 and $208,084 and realized gains of $310,071 were included in earnings for the years ended September 30, 1999, 1998 and 1997, respectively.

4. LOANS RECEIVABLE, NET

Loans receivable, net at September 30, 1999 and 1998 are summarized below:

                                                    -----------------------------------
                                                         1999                  1998
                                                    -----------------------------------
First mortgage loans:
Secured by 1-4 family residence                     $ 219,675,811         $ 170,100,323
 1-4 family residential construction                   17,896,602             8,179,435
 1-4 family residential construction-builder           20,827,475            21,769,842
 Non-residential                                       15,678,557             8,140,381
Less loans in process                                 (18,997,323)          (12,227,046)
Deferred loan costs                                       521,928                90,338
                                                    -----------------------------------
Total first mortgage loans                            255,603,050           196,053,273
                                                    ===================================

Home equity loans and lines                            18,556,225            13,371,773
Other loans                                             5,882,517             4,293,852
Less allowance for loan losses                         (1,956,744)           (1,737,973)
                                                    -----------------------------------
                                                    $ 278,085,048         $ 211,980,925
                                                    ===================================


Activity in the allowance for loan losses is summarized as follows for the years ended September 30:


                                    ---------------------------------------------------
                                        1999                1998               1997
                                    ---------------------------------------------------

Balance at beginning of year        $ 1,737,973         $ 1,419,196         $ 1,128,279
Provision charged to income             600,000             610,000             360,000
Chargeoffs                             (399,036)           (324,223)            (76,317)
Recoveries                               17,807              33,000               7,234
                                    ---------------------------------------------------
Net chargeoffs                         (381,229)           (291,223)            (69,083)
                                    ---------------------------------------------------
Balance at end of year              $ 1,956,744         $ 1,737,973         $ 1,419,196
                                    ===================================================


Real estate loans in arrears three months or more or in process of foreclosure at September 30, 1999 and 1998, were as follows:

                    Number                            % of Real
                  of Loans               Amount    Estate Loans
                  ---------------------------------------------
1999                   34            $2,857,313           1.25%
1998                   45            $2,810,242           1.58%

The Bank had outstanding loan origination commitments of $33,141,743 and $17,740,720 including $5,647,881 and $3,202,776 available on lines of credit, at September 30, 1999 and 1998, respectively. There were no loans committed to be sold at September 30, 1999 and 1998.

The Bank utilizes established loan underwriting procedures which generally require the taking of collateral to secure loans and does not believe it has a significant concentration of credit risk to any one borrower but does estimate that essentially all of its loans are located within and around Allegheny and Butler counties and surrounding counties in Pennsylvania.

5. PREMISES AND EQUIPMENT

Premises and equipment and the related accumulated depreciation at September 30, 1999 and 1998, consist of the following:


                                               ------------------------------------------
                                                      1999                           1998
                                               ------------------------------------------
Land                                           $ 1,149,808                    $ 1,149,808
Buildings and improvements                       2,867,894                      2,230,557
Furniture and equipment                          2,037,685                      1,608,180
Construction in progress                           608,387                         82,971
                                               ------------------------------------------
                                                 6,663,774                      5,071,516
Less accumulated depreciation                   (2,077,276)                    (1,755,951)
                                               ------------------------------------------
                                               $ 4,586,498                    $ 3,315,565
                                               ==========================================


Depreciation expense was $321,325, $229,987 and $180,904 for the years ended September 30, 1999, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Bank leases office space under noncancelable operating leases. Future minimum lease commitments under these operating lease agreements are as follows:

Year ending September 30

2000                        $134,236
2001                          84,868
2002                          75,416
2003                          53,987
2004                          56,686
2005 and thereafter          165,140
                            --------
Total minimum payments      $570,333
                            ========


Total rental expense for these leases charged to earnings was $122,115, $88,300 and $64,286, for the years ended September 30, 1999, 1998 and 1997, respectively. On August 25, 1999, the Company entered into a lease agreement for a new office complex. Management anticipates completion and occupancy of the premises in August 2000, at which time lease payments would commence. The lease is for a fifteen-year term, and the aggregate amount of the future lease payments are $5,291,000.

6. DEPOSITS

Deposits at September 30, 1999 and 1998, are summarized as follows:


                                        ------------------------------------------------------------------
                                                       1999                                1998
                                        ------------------------------------------------------------------
Balances by Interest Rate                   Amount             Percent         Amount              Percent
                                        ------------------------------------------------------------------

Savings accounts:
   Regular checking                      $  4,853,568               2.9%    $  1,624,085               1.1%
   Interest checking                       12,178,471               7.2       11,126,464               7.2
   Passbook                                27,998,549              16.5       26,266,587              17.1
   Variable money market                    6,742,544               4.0        3,595,736               2.3
                                        ------------------------------------------------------------------
                                           51,773,132              30.6%      42,612,872              27.7
Certificate accounts:
3.50%--4.49%                                9,026,266               5.3               --                --
4.50%--5.49%                               69,141,837              40.8       26,078,956              16.9
5.50%--6.49%                               29,289,209              17.3       74,170,480              48.2
6.50%--7.49%                                9,784,294               5.8       10,505,657               6.8
7.50%--8.49%                                  423,854               0.2          507,834               0.3
8.50%--9.49%                                   24,000               0.0          107,200               0.1
                                        ------------------------------------------------------------------
                                          117,689,460              69.4%     111,370,127              72.3
                                        ------------------------------------------------------------------
                                         $169,462,592             100.0%    $153,982,999             100.0%
                                        ==================================================================


Individual retirement accounts totaled $14,630,466 and $14,604,241 at September 30, 1999 and 1998, respectively.

Accrued interest payable on deposits included in other liabilities was $279,072 and $306,682 at September 30, 1999 and 1998, respectively.

The contractual maturities of certificate accounts are as follows:


                                                   September 30
                                        --------------------------------
                                                1999                1998
                                        --------------------------------
Less than one year                      $ 84,852,001        $ 68,175,211
One to two years                          11,126,729          18,948,064
Two to three years                         6,089,922           8,528,455
Three to four years                        8,000,530           3,155,582
Thereafter                                 7,620,278          12,562,815
                                        --------------------------------
                                        $117,689,460        $111,370,127
                                        ================================


Certificate accounts of $100,000 or more at September 30, 1999 and 1998 were $22,878,327 and $18,573,341, respectively.

The weighted average interest rates for all deposits at September 30, 1999 and 1998 were 4.29% and 4.60%, respectively.

The following schedule sets forth interest expense by fiscal year by type of deposit:


                                                1999              1998              1997
                                          ----------------------------------------------
Checking and money market accounts        $  317,751        $  271,747        $  225,973
Passbook accounts                            657,330           686,904           873,895
Certificates                               6,036,697         5,987,001         5,337,064
                                          ----------        ----------        ----------
                                          $7,011,778        $6,945,652        $6,436,932
                                          ==========        ==========        ==========


7. NOTES PAYABLE AND OTHER BORROWINGS

FHLB ADVANCES

The Bank is a member of the Federal Home Loan Bank (FHLB) System. As a member, the Bank has the ability to borrow "advances" which are collateralized by certain mortgages and investment securities. The Bank is also required to maintain an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh in an amount not less than 1% of its outstanding residential loans or 5% of its outstanding advances (whichever is greater), as calculated at December 31 of each year.

Advances from the FHLB consist of the following:


STATED MATURITY

                            SEPTEMBER 30, 1999                   September 30, 1998
                     --------------------------------------------------------------
                         Weighted                        Weighted
                     Average Rate           Amount   Average Rate            Amount
                     --------------------------------------------------------------
Less than 12 months          5.85%    $ 49,000,000           6.42%    $ 12,700,000
One to two years             6.23        9,500,000           6.18       20,000,000
Two to three years           5.82       45,250,000           6.23        9,500,000
Three to four years          5.71       28,500,000           5.89       45,250,000
Thereafter                   5.38       51,816,730           5.53       67,816,730
                     --------------------------------------------------------------
                             5.71%    $184,066,730           5.84%    $155,266,730
                     ==============================================================


Approximately $125,000,000 of the outstanding FHLB advances are adjustable rate notes with a weighted average yield of 5.53% at September 30, 1999. Advances from the Federal Home Loan Bank of Pittsburgh are secured by the Bank's stock in the Federal Home Loan Bank of Pittsburgh, qualifying residential mortgage loans, U.S. Government securities, U.S. agency securities, and mortgage-backed securities issued or guaranteed by GNMA, FHLMC, and FNMA to the extent that the defined statutory value must be at least equal to the advances outstanding. The maximum remaining borrowing capacity at September 30, 1999, is $59,406,000. The advances are subject to restrictions or penalties in the event of prepayment.


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

At September 30, 1999, reverse repurchase agreements outstanding amounted to $25 million with a weighted average rate of 5.46% and a maturity date of May 8, 2008. Within one year, $5 million of reverse repurchase agreements may be called with the remaining amount of $20 million callable after two years. Securities underlying these reverse repurchase agreements consisted of mortgage-backed securities with carrying values of $31.3 million (market value of $30.3 million) at September 30, 1999. The maximum amount of outstanding reverse repurchase agreements during the year ended September 30, 1999, was $25 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8. TRUST PREFERRED SECURITIES

On January 30, 1998, the Company issued, through a wholly owned subsidiary, Pittsburgh Home Capital Trust I (the Trust) 8.56% Cumulative Trust Preferred Securities (Preferred Securities) and received proceeds of $10,764,829 (net of $735,171 of offering costs). The Preferred Securities have an aggregate liquidation amount of $11,500,000, which are redeemable at the option of the Company on or after January 30, 2028, or upon occurrence of certain regulatory events. Holders of Preferred Securities are entitled to receive cumulative cash distributions, at the annual rate of 8.56% of the liquidation amount of $10 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears. The Company has guaranteed the payment of distributions and payments on liquidation of redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust.

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


10. INCOME TAXES

Income tax expense in the consolidated statements of income for the years ended September 30, 1999, 1998 and 1997, respectively, includes the following components:


                  ----------------------------------------------
                     1999              1998              1997
                  ----------------------------------------------

Federal:
   Current        $  236,965       $ 1,190,420        $  847,556
   Deferred          447,907          (515,155)           40,514
State:
   Current           345,628           209,221           190,230
                  ----------       -----------        ----------
                  $1,030,500       $   884,486        $1,078,300
                  ==========       ===========        ==========


A reconciliation from the expected federal statutory income tax provision to the effective tax provision expressed as a percentage of pretax income is as follows:


                                                             Percentage of Pretax Income
                                                                Year ended September 30
                                                            ---------------------------------
                                                             1999         1998         1997
                                                            ---------------------------------

Expected federal tax rate                                    34.0%        34.0%        34.0%
State income taxes, net of federal income tax effect          6.9          5.0          4.1
Tax-exempt interest income                                   (3.5)        (4.0)        (2.9)
Other, net                                                   (6.4)        (3.3)          --
                                                             ----         ----         ----
Actual effective tax rate                                    31.0%        31.7%        35.2%
                                                             ====         ====         ====

Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of deferred federal income tax assets and liabilities as of September 30, 1999 and 1998, are as follows:


                                                           -------------------------
                                                                 1999           1998
                                                           -------------------------
Deferred federal income tax assets:
   Allowance for loan losses                               $  665,293       $590,911
   Unrealized loss on securities available for sale         1,296,000             --
   Parent NOL carryforward                                         --        399,338
   Other                                                       52,850             --
                                                           -------------------------
Total deferred federal income tax assets                    2,014,143        990,249

Deferred federal income tax liabilities:
   Tax-based bad debt reserve in excess of base year          115,626        115,626
   Unrealized gain on securities available for sale                --        613,000
   Deferred loan fees                                         177,456             --
   Other                                                       38,249         39,905
                                                           -------------------------
Total deferred federal income tax liabilities                 331,331        768,531
                                                           -------------------------
Net deferred federal income tax assets                     $1,682,812       $221,718
                                                           =========================


The Company and the Bank will file a consolidated return and utilize the Company's (parent) loss carryforward to offset 1999 taxes.

Retained earnings at September 30, 1999, include financial statement tax bad debt reserves of $3,235,000. The Small Business Job Protection Act of 1996 passed on August 20, 1996, eliminated the special bad debt deduction previously granted solely to thrifts. This results in the recapture of past taxes for permanent deductions arising from the "applicable excess reserve," which is the total amount of the Bank's reserve over its base year reserve as of September 30, 1987. The recapture tax is to be paid in six equal annual installments beginning after September 30, 1996. However, deferral of these payments is permitted for up to two years, as a result of the Bank satisfying a specified mortgage origination test for 1997 and 1998. At September 30, 1999, the Bank had $341,000 in excess of the base year reserves, and subject to prevailing corporate tax rates, the Bank will owe $115,626 in federal taxes, which is reflected as a deferred tax liability. No provision is required to be made for the $2,894,000 of base year reserves.

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

The ESOP note bears a fixed-rate of interest equal to 8.5%, with equal payments of interest and principal payable quarterly over ten years. The loan is secured by the shares of stock purchased.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Compensation expense for the ESOP was $211,431, $235,322, and $220,827 for the years ended September 30, 1999, 1998 and 1997, respectively. The total shares allocated to participants in the ESOP were 53,244 and 37,480 at September 30, 1999 and 1998, respectively.

The following summarizes the status of the ESOP shares at September 30:


                                                      --------------------------------------------
                                                            1999             1998             1997
                                                      --------------------------------------------
Beginning balance of unreleased ESOP shares              157,938          151,149          165,842
Additional shares purchased                                   --           20,848               --
Shares released for allocation                           (15,764)         (14,059)         (14,693)
                                                      --------------------------------------------
Ending balance of unreleased ESOP shares                 142,174          157,938          151,149
                                                      ============================================
Fair value of unreleased shares at September 30       $1,723,860       $2,132,163       $2,890,725
                                                      ============================================



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

The grant price of all options is equal to the fair market value of the Company's common stock at the grant date. The following table summarizes the changes in stock options outstanding at, and during, the two year period ended September 30, 1999:


                                                                                                                         Weighted
                                                                                                                          Average
                                                                                                                         Exercise
Exercise price per share                $ 10.375     $11.75     $13.625      $13.75    $14.625   $18.50          Total      Price
=================================================================================================================================
Outstanding at October 1, 1996                --         --         --           --        --        --             --    $    --
  Granted                                152,737      9,000     17,456        5,500        --        --        184,693     10.850
  Exercised                                   --         --         --           --        --        --             --         --
  Forfeited                               (8,182)        --         --           --        --        --         (8,182)    10.375

---------------------------------------------------------------------------------------------------------------------------------
Outstanding at October 1, 1997           144,555      9,000     17,456        5,500        --        --        176,511    $10.872
  Granted                                     --         --         --           --        --    19,000         19,000     18.500
  Exercised                                 (800)        --         --           --        --        --           (800)    10.375
  Forfeited                                   --     (2,000)        --           --        --        --         (2,000)    11.750

---------------------------------------------------------------------------------------------------------------------------------
Outstanding at September 30, 1998        143,755      7,000     17,456        5,500        --    19,000        192,711     11.617
  Granted                                     --         --         --           --    24,701        --         24,701     14.625
  Exercised                               (8,182)        --         --         (550)       --        --         (8,732)    10.588
  Forfeited                                   --         --         --           --        --        --             --         --

---------------------------------------------------------------------------------------------------------------------------------
Outstanding at September 30, 1999        135,573      7,000     17,456        4,950    24,701    19,000        208,680    $12.016
=================================================================================================================================
Exercisable at September 30, 1999         54,229      2,800      6,982        1,980        --     3,800         69,791    $11.383
=================================================================================================================================


The Company accounts for stock options in accordance with Opinion No. 25. The following pro forma information regarding net income and earnings per share assumes the adoption of Statement No. 123 for stock options granted during the year ended September 30, 1999. The estimated fair value of the options is amortized to expense over the option and vesting period. The fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 6.0% and a dividend yield of 1.3%; volatility factors of the expected market price of the Company's common stock of 0.203 and a weighted average expected life of seven years.

                                                             --------------------------------------------
                                                                   1999             1998             1997
                                                             --------------------------------------------
Net income before stock options                              $2,289,788       $1,901,518       $1,983,296
Compensation expense (tax effected) from stock options          114,893          101,271           76,929
                                                             --------------------------------------------
Pro forma net income                                         $2,174,895       $1,800,247       $1,906,367
                                                             ============================================
Pro forma dilutive earnings per share                        $     1.32       $     0.99       $     1.03
                                                             ============================================


RECOGNITION AND RETENTION PLAN AND TRUST

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

At a special meeting of the stockholders held on October 15, 1996, the stockholders of the Company approved and established a Recognition and Retention Plan and Trust, the objective of which is to retain qualified personnel in key positions of the Company. Directors, officers, and key employees will be eligible to receive benefits under the plan. During the year ended September 30, 1997, the Company contributed $1,063,170 to the trust to purchase 87,285 shares of common stock in connection with the Company's public offering necessary to establish the plan. Shares awarded under the Recognition and Retention Plan
(RRP) shall become vested and exercisable at the rate of 20% per year over five years on each annual anniversary date. The Company is amortizing the prepaid compensation and recording additions to stockholders' equity as the shares vest. Compensation expense attributable to the plan amounted to $212,640 in 1999 and 1998.

The Company's return of capital distribution, (see Note 9), paid on shares in the Recognition and Retention Plan and Trust was treated as a special credit to participant's accounts and will be released in the same manner and term as the original award. As original shares are released, the related special distribution on shares will also be released.


THRIFT PLAN

Effective October 1, 1995, the Bank provided eligible employees participation in a 401(k) contributory defined contribution plan. The Bank matches 50% of an employee's contribution up to 6% of an employee's compensation. The Bank contributed $38,741, $35,923, and $31,922 to the 401(k) for the years ended September 30, 1999, 1998 and 1997, respectively.


PENSION PLAN

The Bank participates in a retirement plan which covers all eligible employees through the Financial Institution Retirement Fund, a member of the Pentegra Group, which is a multiemployer defined benefit plan. The fund does not compute and provide separate actuarial valuations or segregation of plan assets by employer. The actuarial cost method used for funding the plan is the projected benefit method. The plan was fully funded at June 30, 1999, which is the plan year-end. Pension expense was approximately $15,000, and $60,000 for the periods ended September 30, 1998 and 1997, respectively.


12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Interest rate cap agreements are instruments used by the Company in hedging certain short-term liabilities. An interest rate cap is an agreement whereby the seller of the cap contractually agrees to pay the buyer the difference between the actual interest rate and the strike rate per the cap contract (if the actual rate is higher than the strike rate). At September 30, 1999, the Company had notional balances of interest rate cap agreements totaling $25 million. The Bank would receive variable interest payments based on the spread between the variable three-month LIBOR rate and the strike price of the caps if the variable three-month LIBOR rate is higher than the strike rate. The strike price of the agreement held by the Bank at September 30, 1999, was 7%. Unamortized costs at September 30, 1999, were $170,834 and were included in other assets. The agreement has an expiration date of March 6, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. STOCKHOLDERS' EQUITY--BANK

Under federal regulations, the Bank is required to maintain specific amounts of capital. The following table sets forth certain information concerning the Bank's regulatory capital:

                                           --------------------------------------------------------------------------------------
                                                    September 30, 1999                           September 30, 1998
                                           --------------------------------------------------------------------------------------
                                             TIER I        TIER I           TOTAL          Tier I          Tier I           Total
                                           LEVERAGE    RISK-BASED      RISK-BASED        Leverage      Risk-Based      Risk-Based
                                            CAPITAL       CAPITAL         CAPITAL         Capital         Capital         Capital
                                           --------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Equity capital(1)                          $ 33,158      $ 33,158        $ 33,158        $ 31,049        $ 31,049        $ 31,049
Plus general valuation allowances(2)             --            --           1,957              --              --           1,738
                                           --------------------------------------------------------------------------------------
Total regulatory capital                     33,158        33,158          35,115          31,049          31,049          32,787
Minimum required capital                     16,863         8,208          16,417          14,993           6,761          13,522
                                           --------------------------------------------------------------------------------------
Excess regulatory capital                    16,295        24,950          18,698          16,056          24,288          19,265
                                           ======================================================================================
Adjusted total assets                      $421,565      $205,212        $205,212        $374,565        $169,022        $169,022
                                           ======================================================================================

Regulatory capital as a percentage             7.87%        16.16%          17.11%           8.29%          18.37%          19.40%
Minimum capital required as a percentage       4.00          4.00            8.00            4.00            4.00            8.00
                                           ======================================================================================
Excess regulatory capital as a percentage      3.87%        12.16%           9.11%           4.29%          14.37%          11.40%
                                           ======================================================================================
Well-capitalized requirement                   5.00%         6.00%          10.00%           5.00%           6.00%          10.00%
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


14. LOANS TO RELATED PARTIES

The Bank has granted loans to certain directors and officers of the Bank and to their affiliates. Such loans are made in the ordinary course of business at the Bank's normal credit terms and do not represent more than normal risk of collection. These loans aggregated approximately $67,227, $24,253 and $48,480 at September 30, 1999, 1998 and 1997, respectively. There was $69,000 in new loans granted, and repayments approximated $26,026 in fiscal 1999.


15. FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of FAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The market value of investments and mortgage-backed securities, as presented in Note 3, are based primarily upon quoted market prices. For substantially all other financial instruments, the fair values are management's estimates of the values at which the instruments could be exchanged in a transaction between willing parties. In accordance with FAS No. 107, fair values are based on estimates using present value and other valuation techniques in instances where quoted prices are not available. These techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. As such, the derived fair value estimates cannot be substantiated by comparison to independent markets and further, may not be realizable in an immediate settlement of the instruments. FAS No. 107 also excludes certain items from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent, and should not be construed to represent, the underlying value of the Company.

Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments:

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

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for all other loans are estimated using discounted cash flow analysis, using comparable interest rates offered for loans with similar terms to borrowers of similar credit quality.

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

Borrowings: Fair values for the Company's variable-rate FHLB advances and other borrowings are deemed to equal carrying value. Fair values for fixed-rate borrowings are estimated using a discounted cash flow analysis similar to that used in valuing fixed-rate deposit liabilities.

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


                                                               -----------------------------------------------------------------
                                                                    SEPTEMBER 30, 1999                    SEPTEMBER 30, 1998
                                                               -----------------------------------------------------------------
                                                                   CARRYING              FAIR         CARRYING              FAIR
                                                                      VALUE             VALUE            VALUE             VALUE
                                                               -----------------------------------------------------------------
ASSETS
Cash and interest-bearing deposits                             $  5,319,099      $  5,319,099     $  4,476,181      $  4,476,181
Investment securities available for sale                        109,745,150       109,745,150      130,208,910       130,208,910
Investments securities held to maturity                                   -                 -       10,000,000        10,033,700
Trading securities                                                        -                 -        1,415,291         1,415,291
Loans receivable, net                                           278,085,048       277,806,000      211,980,925       218,439,925
Federal Home Loan Bank stock                                      9,715,900         9,715,900        7,863,400         7,863,400
Interest rate market cap                                            170,834           270,760          221,000            59,682

LIABILITIES
Deposits                                                        169,462,592       168,599,000      153,982,999       155,176,999
Advances from Federal Home Loan Bank                            184,066,730       183,782,000      155,266,730       161,425,000
Advance payments by borrowers                                     1,975,086         1,975,086        1,618,579         1,618,579
Reverse repurchase agreements                                    25,000,000        24,942,000       25,000,000        26,567,000
Guaranteed preferred beneficial interests insubordinated debt    10,805,672        10,175,000       10,781,166        10,746,556

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly consolidated statements of income are as follows (dollar amounts in thousands, except per-share data):


                                         Three Months Ended           YEAR ENDED           Three Months Ended           YEAR ENDED
                                ------------------------------------             ------------------------------------
                                DECEMBER   MARCH     JUNE  SEPTEMBER   SEPTEMBER  December    March    June  September   September
                                    1998    1999     1999       1999        1999      1997     1998    1998       1998        1998
                                --------------------------------------------------------------------------------------------------

Total interest income             $6,746  $6,868   $6,847     $7,198     $27,659    $5,319   $5,990  $6,372    $ 6,733     $24,414
Total interest expense             4,743   4,619    4,702      4,953      19,017     3,470    3,909   4,390      4,744      16,513
                                 -------------------------------------------------------------------------------------------------
Net interest income                2,003   2,249    2,145      2,245       8,642     1,849    2,081   1,982      1,989       7,901
Provision for
  loan losses                        150     150      150        150         600       120      120     120        250         610
                                 -------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan
  losses                           1,853   2,099    1,995      2,095       8,042     1,729    1,961   1,862      1,739
                                                                                                                             7,291

Total noninterest income             139     286      279        302       1,006       327      179     165        (92)        579
Total noninterest expense          1,270   1,491    1,425      1,541       5,727     1,193    1,352   1,267      1,272       5,084
                                 -------------------------------------------------------------------------------------------------
Income before
  income taxes                       722     894      849        856       3,321       863      788     760        375       2,786
Income taxes                         224     278      263        266       1,031       292      278     264         50         884
                                 -------------------------------------------------------------------------------------------------
Net income                        $  498  $  616   $  586     $  590     $ 2,290    $  571   $  510  $  496    $   325     $ 1,902
                                 =================================================================================================

Basic earnings
  per share(1)                    $  .30  $  .38   $  .37     $  .36     $  1.40    $  .33   $  .30  $  .29    $   .19     $  1.10
                                 =================================================================================================
Diluted earnings per share(1)     $  .30  $  .37   $  .36     $  .36     $  1.39    $  .31   $  .28  $  .27    $   .18     $  1.05
                                 =================================================================================================


(1) Quarterly per-share amounts do not add to total for the years ended September 1999 and 1998, due to rounding.

17. CONSOLIDATED FINANCIAL INFORMATION OF PITTSBURGH HOME FINANCIAL CORP. (PARENT ONLY)

Pittsburgh Home Financial Corp. was organized in September 1995 and began operations on April 1, 1996. The Company's statement of financial condition as of September 30, 1999 and 1998, and related statements of income and cash flows are as follows:


STATEMENTS OF FINANCIAL CONDITION

                                                                                              Year ended
                                                                                 ----------------------------------
                                                                                         1999                 1998
                                                                                 ----------------------------------
ASSETS
Cash and cash equivalents                                                        $    852,917         $  2,711,341
Investment in Pittsburgh Home Savings Bank                                         30,879,126           32,509,194
Prepaid income taxes                                                                  951,462                   --
Other assets                                                                          371,179              511,640
                                                                                 ---------------------------------
Total assets                                                                     $ 33,054,684         $ 35,732,175
                                                                                 =================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Guaranteed preferred benefit interest in subsidiary debt                         $ 10,805,672         $ 10,781,166
Other liabilities                                                                     222,878              151,544
                                                                                 ---------------------------------
Total liabilities                                                                  11,028,550           10,932,710
Total stockholders' equity                                                         22,026,134           24,799,465
                                                                                 ---------------------------------
Total liabilities and stockholders' equity                                       $ 33,054,684         $ 35,732,175
                                                                                 =================================

                                                                                              Year ended
                                                                                 ----------------------------------
                                                                                         1999                 1998
                                                                                 ----------------------------------

STATEMENTS OF INCOME
Interest and dividend income                                                     $      4,420         $     56,709
Interest expense                                                                   (1,012,264)            (674,518)
Noninterest income                                                                   (251,856)              69,206
Noninterest expense                                                                  (553,772)            (583,425)
                                                                                 ---------------------------------
(Loss) before income taxes and equity in earnings of subsidiary                    (1,813,472)          (1,132,028)
Income tax credit (expense)                                                           540,000              375,314
                                                                                 ---------------------------------
(Loss) before equity in earnings of subsidiary                                     (1,273,472)            (756,714)
Equity in earnings of Pittsburgh Home Savings Bank                                  3,563,260            2,658,232
                                                                                 ---------------------------------
Net income                                                                       $  2,289,788         $  1,901,518
                                                                                 =================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





STATEMENTS OF CASH FLOWS

                                                                       Year ended
                                                            ---------------------------------
                                                                   1999                 1998
                                                            ---------------------------------

OPERATING ACTIVITIES
Net income                                                  $ 2,289,788         $  1,901,518
Adjustments to reconcile net income
   to net cash used in operating activities:
Equity in earnings of Pittsburgh Home Savings Bank           (3,563,260)          (2,658,232)
Amortization of ESOP and RRP shares                             424,071              447,962
Net trading securities purchases and sales                           --              904,875
Change in other assets and liabilities                          772,167              900,074
                                                            --------------------------------
Net cash used in operating activities                           (77,234)           1,496,197

INVESTING ACTIVITIES
Purchases of available-for-sale securities                           --           (1,040,000)
Proceeds from sales of available-for-sale securities                 --            3,719,062
                                                            --------------------------------
Net cash provided by investing activities                            --            2,679,062

FINANCING ACTIVITIES
Proceeds from issuance of guaranteed preferred
   beneficial interest in subordinated debt                          --           10,781,166
Capital contribution to bank subsidiary                              --           (6,000,000)
Return of capital distribution                                       --           (4,785,567)
Cash dividend on common stock                                  (502,927)            (604,645)
Purchase of stock for Treasury and RRP                       (1,278,263)          (1,563,864)
                                                            --------------------------------
Net cash provided by (used in) financing activities          (1,781,190)          (2,172,910)
                                                            --------------------------------

Increase (decrease) in cash                                  (1,858,424)
                                                                                   2,002,349
Cash at beginning of year                                     2,711,341              708,992
                                                            --------------------------------
Ending cash and cash equivalents                            $   852,917         $  2,711,341
                                                            ================================

                                                           CORPORATE INFORMATION


CORPORATE HEADQUARTERS

Pittsburgh Home Financial Corp.
225 Ross Street, Suite 600, Pittsburgh, Pennsylvania 15219
(412) 227-1945 FAX: (412) 227-1910


ANNUAL MEETING

The Annual Stockholders' Meeting will be held at 11:00 a.m. on January 27, 2000, at The Library Center, GRW Theater, Second Level, 414 Wood Street, Pittsburgh, Pennsylvania 15222. Stockholders are encouraged to attend.


TRANSFER AGENT

Chase Mellon Shareholder Services L.L.C.
Attention: Investment Services
P.O. Box 750, Pittsburgh, PA 15230
(800) 756-3353

GENERAL INQUIRIES AND REPORTS

Pittsburgh Home Financial Corp. is required to file an annual report on Form 10-K for its fiscal year ended September 30, 1999, with the Securities and Exchange Commission. Copies of this annual report and quarterly reports may be obtained without charge by contacting Michael J. Kirk, Executive Vice President and Chief Financial Officer.

DIVIDEND REINVESTMENT PLAN

Pittsburgh Home Financial Corp. maintains a Dividend Reinvestment/Cash Purchase Plan for registered holders of its common stock. A brochure describing the Plan and an application to participate may be obtained by contacting Michael J. Kirk, Executive Vice President and Chief Financial Officer.

STOCK INFORMATION

Pittsburgh Home Financial Corp. is traded on the NASDAQ Stock Market under the symbol "PHFC." As of September 30, 1999, Pittsburgh Home Financial Corp. had 1,786,848 shares of common stock outstanding and approximately 1,300 stockholders of record.

STOCK PRICE

The following table illustrates Pittsburgh Home Financial Corp.'s high and low quarterly closing stock price on the NASDAQ Stock Exchange and the cash dividends per share paid during the year.


QUARTER ENDED                         HIGH          LOW        DIVIDENDS

September 1999                       $13.38       $12.13        $ .07
June 1999                             13.88        13.13          .07
March 1999                            15.13        13.63          .07
December 1998                         15.50        12.13          .07

September 1998                       $17.75       $13.00        $ .06
June 1998                             18.75        16.75          .06
March 1998                            18.63        17.00          .06
December 1997                         21.50        17.75          .13
Return of Capital Distribution                                  $2.43


                                       41