Form 10-K405, Exhibit 13
period 2000-09-30
PITTSBURGH FINANCIAL CORP
filed 2000-12-29
CIK 1003936

                                                                      Exhibit 13

FINANCIAL HIGHLIGHTS


AS OF THE YEAR ENDED SEPTEMBER 30,                                        2000                1999              1998
----------------------------------------------------------------------------------------------------------------------
   (Dollar amounts in thousands, except per share data)

Total assets                                                            $438,419            $415,742          $374,279
Loans receivable, net                                                    307,428             278,085           211,981
Deposits                                                                 205,680             169,463           153,983
FHLB advances                                                            176,217             184,067           155,267
Reverse repurchase agreements                                             20,000              25,000            25,000
Stockholders' equity                                                      21,419              22,026            24,799
Book value per share                                                       12.62               12.33             13.25

For the year ended September 30,
----------------------------------------------------------------------------------------------------------------------
Net interest income                                                     $  8,529            $  8,642          $  7,901
Net income                                                                 1,167               2,290             1,902
Net income(1)                                                              1,191               2,296             1,916
Basic earnings per share                                                    0.75                1.43              1.10
Basic earnings per share(1)                                                 0.77                1.44              1.11
Diluted earnings per share                                                  0.75                1.39              1.05
Diluted earnings per share(1)                                               0.77                1.40              1.06
Dividends per share                                                         0.36                0.28              0.31
Return of capital distribution                                                --                  --              2.43

Selected ratios
----------------------------------------------------------------------------------------------------------------------
Return on average equity                                                    5.58%               9.74%             7.33%
Return on average equity(1)                                                 5.70%               9.76%             7.38%
Return on average assets                                                    0.27%               0.59%             0.56%
Return on average assets(1)                                                 0.28%               0.59%             0.57%
Interest rate spread                                                        1.83%               2.04%             2.10%
Net interest margin                                                         2.06%               2.28%             2.43%
Operating expenses as a percent of average assets                           1.68%               1.46%             1.50%
Efficiency ratio                                                           75.92%              59.14%            59.59%
Non-performing assets as a percent of total assets                          0.58%               1.21%             1.20%
Allowance for loan losses as a percent of non-performing loans            117.30%              63.68%            54.08%


(1) Ratio or calculation excludes non-recurring items (loss on sale of foreclosed real estate, net gains/losses on sale of investment securities, sale of fixed assets, and extinguishment of facility lease) of $38,000 or $24,000 after tax ($.02 per share), $10,000 or $6,500 after tax ($.01 per share), and $22,000 or $14,000 after tax ($.01 per share) for 2000, 1999 and 1998, respectively.

    SELECTED CONSOLIDATED
   FINANCIAL AND OTHER DATA

The selected consolidated financial and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein.

                                                                               AS OF OR FOR THE
                                                                           YEAR ENDED SEPTEMBER 30,
                                                       ------------------------------------------------------------
                                                         2000         1999          1998         1997        1996
                                                         ----         ----          ----         ----        ----
                                                                            (Dollars in Thousands)
SELECTED FINANCIAL AND OTHER DATA:
Total assets                                           $438,419     $415,742      $374,279     $273,174    $195,330
Investment securities                                    38,895       33,832        57,109       37,145      22,481
Mortgage-backed securities                               60,281       75,913        84,515       38,216      23,825
Loans receivable, net                                   307,428      278,085       211,981      181,339     135,552
Cash and cash equivalents                                 7,108        5,319         4,476        5,224       7,562
Deposits                                                205,680      169,463       153,983      138,731     124,342
FHLB advances                                           176,217      184,067       155,267      101,700      36,500
Reverse repurchase agreements                            20,000       25,000        25,000           --          --
Stockholders' equity                                     21,419       22,026        24,799       28,814      30,372
Non-performing assets(1)                                  2,552        5,029         4,488        4,612       2,377
Full-service offices at end of period                         9            9             8            7           6

SELECTED OPERATING DATA:
Interest income                                        $ 30,975     $ 27,659      $ 24,414     $ 17,964    $ 12,933
Interest expense                                         22,446       19,017        16,513       10,808       7,492
                                                       --------     --------      --------     --------    --------
Net interest income                                       8,529        8,642         7,901        7,156       5,441
Provision for losses on loans                               600          600           610          360         300
                                                       --------     --------      --------     --------    --------
Net interest income after
   provision for losses on loans                          7,929        8,042         7,291        6,796       5,141
Extinguishment of facility lease                           (202)
Net gain on sale of fixed assets                            550
Net loss on sale of loans                                   (18)
Gain (loss) on trading/sale of securities                  (172)         (10)         (208)         310          --
Other noninterest income                                    963        1,015           817          431         369
Other noninterest expenses                                7,400        5,727         5,114        4,476       3,557
Special SAIF assessment(2)                                   --           --            --           --         739
                                                       --------     --------      --------     --------    --------
Income before income taxes                                1,650        3,320         2,786        3,061       1,214
Income taxes                                                483        1,031           884        1,078         442
                                                       --------     --------      --------     --------    --------
Net income                                                1,167     $  2,289      $  1,902     $  1,983    $    772

PER COMMON SHARE:
Basic earnings per share                               $   0.75     $   1.43      $   1.10     $   1.11    $    .15(2)
Basic earnings per share(3)                                0.77         1.44          1.11         1.00         .15(2)
Diluted earnings per share                                 0.75         1.39          1.05         1.08         .15(2)
Diluted earnings per share(3)                              0.77         1.40          1.06          .97         .15(2)
Cash dividends                                             0.36          .28           .31          .29         .05
Return of Capital Distribution                                                        2.43

                                                         SELECTED CONSOLIDATED
                                                        FINANCIAL AND OTHER DATA


SELECTED OPERATING RATIOS:
Average yield earned on
   interest-earning assets                                  7.48%        7.31%         7.51%        7.78%        7.66%
Average rate paid on interest-
   bearing liabilities                                      5.65         5.27          5.41         5.29         5.02
Average interest rate spread(4)                             1.83         2.04          2.10         2.49         2.64
Net interest margin(4)                                      2.06         2.28          2.43         3.10         3.22
Ratio of interest-earning assets
   to interest-bearing liabilities                        104.31       104.91        106.45       113.05       113.19
Net interest income to
   operating expenses                                       1.18         1.51          1.55         1.60         1.27
Operating expenses as a
   percent of average assets                                1.68         1.46          1.50         1.88         2.47
Return on average assets                                    0.27          .59           .56          .84          .44
Return on average equity                                    5.58         9.74          7.33         6.95         3.80
Ratio of average equity to
   average assets                                           4.86         6.01          7.66        12.02        11.68

ASSET QUALITY RATIOS(5):
Non-performing loans as a percent
   of total loans                                           0.59%        1.03%         1.42%        1.92%        1.55%
Non-performing assets as a percent
   of total assets                                          0.58         1.21          1.20         1.69         1.22
Allowance for loan losses as a
   percent of net loans                                     0.73          .70           .82          .78          .78
Allowance for loan losses as a
   percent of non-performing loans                        117.30        63.68         54.08        38.30        50.27

BANK CAPITAL RATIOS(5):
Tier 1 risk-based capital ratio                            14.47%       16.16%        18.37%       18.91%       24.33%
Total risk-based capital ratio                             15.46        17.11         19.40        20.04        25.58
Tier 1 leverage capital ratio                               7.33         7.87          8.29         8.80        11.55


(1) -- Non-performing assets consist of non-performing loans and foreclosed real estate. Non-performing loans consist of non-accrual loans and accruing loans 90 days or more overdue, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(2) -- Per common share data have been stated only for a partial period because of the Company's conversion to stock form on April 1, 1996. Without giving effect to the one-time special Savings Association Insurance Fund ("SAIF") assessment of $739,000 or $473,000 after tax ($.23 per share) incurred in the September 1996 quarter to recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC"), net income and earnings per share would have been $1.25 million and $.38, respectively, and operating expenses as a percent of average assets, return on average assets and return on average equity would have been 2.05%, .71% and 6.14%, respectively.

(3) -- Excludes impact of non-recurring items.

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

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
--------------------------------------------------------------------------------

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

The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earning assets, which consist principally of loans, investment securities and other investments, and interest expense on interest-bearing liabilities, which consist principally of deposits and borrowings. The Company's net income also is affected by its provision for loan losses, as well as the level of its other operating income, including loan fees and service charges and its other operating expenses, including salaries and employee benefits, occupancy expenses, federal deposit insurance premiums, miscellaneous other expenses, and income taxes.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995
--------------------------------------------------------------------------------

In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Company operates), the impact of competition for the Company's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which the Company has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission ("SEC") filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC, including the Quarterly Reports on Form 10-Q to be filed by the Company in 2001 and any Current Reports on Form 8-K filed by the Company.

CHANGES IN FINANCIAL CONDITION
--------------------------------------------------------------------------------

The Company's assets increased by $22.7 million or 5.5% from $415.7 million at September 30, 1999 to $438.4 million at September 30, 2000. Cash and interest-bearing deposits increased $1.8 million or 34.0% to $7.1 million at September 30, 2000 compared to $5.3 million at September 30, 1999. Investments and mortgage-backed securities (held to maturity and available for sale) decreased $10.5 million or 9.6% from $109.7 million at September 30, 1999 to $99.2 million at September 30, 2000. The Company's net loans receivable increased $29.3 million or 10.5% from $278.1 million at September 30, 1999 to $307.4 million at September 30, 2000. The growth is primarily attributable to increases in residential mortgage loans, commercial mortgage loans and home equity loans. For the year ended September 30, 2000, commercial mortgage loans increased from $10.1 million to $46.6 million. Commercial lines of credit decreased from $3.4 million to $1.6 million. The Company's centralized consumer loan department increased the home equity loan portfolio from $18.6 million to $21.5 million. The Company is continuing its efforts to diversify its loans receivable portfolio from its previous emphasis on 1-4 family residential lending to a more broad based, full service commercial bank-like portfolio. It should be noted that the largest individual dollar component of the Company's loans receivable portfolio continues to be residential lending, as this has been a Company strength.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                    FINANCIAL CONDITION AND RESULTS OF OPERATION

Total liabilities increased by $23.3 million or 5.9% to $417.0 million at September 30, 2000, compared to $393.7 million at September 30, 1999, due to an increase in deposits, which was partially offset by a decrease in FHLB advances. Deposits increased $36.2 million or 21.4% primarily as a result of the continued competitive deposit pricing throughout the Company's branch network, the introduction of a new money market deposit account product, the maturation and/or establishment of the Company's newer branches, and the purchase of wholesale and Commonwealth of Pennsylvania certificates of deposit. The Company has established de novo offices or purchased a new branch in each of the past five fiscal years. The Company's de novo branch facility, which opened in fiscal 1999, increased its deposits by $5.2 million or 185.0% from $2.8 million at September 30, 1999 to $8.0 million at September 30, 2000. The Company's two de novo supermarket branches, opened in fiscal 1996 and 1998, have grown their deposits to $16.2 million and $7.2 million, which represent 34.9% and 35.5% increases, respectively, in comparison to their deposit balances as of September 30, 1999. The Company's branch office that was purchased in fiscal 1997 increased its deposits by $1.3 million or 9.11% from $14.3 million at September 30, 1999, to $15.6 million at September 30, 2000. Lastly, the Company procured $15.8 million in certificate of deposits from the Commonwealth of Pennsylvania in a competitive bidding process and $10.1 million in wholesale certificate of deposits which settled in fiscal 2000.

The Company's Federal Home Loan Bank ("FHLB") advances and other sources of borrowings decreased from $209.1 million at September 30, 1999, to $196.2 million at September 30, 2000, a decrease of $12.9 million or 6.2%. Advances from the FHLB decreased by $7.9 million or 4.3% to $176.2 million at September 30, 2000, compared to $184.1 million at September 30, 2000. Reverse repurchase agreements decreased from $25.0 million at September 30, 1999, to $20.0 million at September 30, 2000, a 20.0% decrease.

Total stockholders' equity decreased $600,000 or 2.7% to $21.4 million at September 30, 2000, compared to $22.0 million at September 30, 1999. The net decrease is primarily attributable to an increase in comprehensive income of $755,000 offset by $618,000 in cash dividends paid, along with the purchase of treasury shares totaling $1.1 million.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table sets forth, for the periods and at the date indicated, information regarding the Company's average balance sheet. Information is based on average daily balances during the periods presented.

                                AT SEPTEMBER                                YEAR ENDED SEPTEMBER 30,
                                  30, 2000               2000                        1999                          1998
                               -------------  --------------------------  ---------------------------  ---------------------------
                                  AVERAGE                        AVERAGE                      AVERAGE                      AVERAGE
                                   YIELD/     AVERAGE             YIELD/  AVERAGE             YIELD/   AVERAGE              YIELD/
                                  RATE(1)     BALANCE  INTEREST    RATE   BALANCE   INTEREST   RATE    BALANCE   INTEREST    RATE
                               -------------  --------------------------  ---------------------------  ---------------------------
                                                                   (Dollars in Thousands)
Interest-earning assets:
  Investment securities            7.85%      $ 40,755  $ 3,122    7.66%  $ 48,194  $ 3,351     6.95%   $ 58,848  $ 3,826    6.50%
  Mortgage-backed securities       6.53         65,048    4,349    6.69     85,548    5,504     6.43      54,200    3,702    6.83
  Loans receivable(1):
    First mortgage loans           7.97        262,905   20,077    7.61    220,897   16,840     7.62     184,110   14,930    8.11
    Other loans                    6.12         41,743    3,266    7.82     18,643    1,777     9.53      14,500    1,098    7.57
                                              --------  -------           -------   -------             --------  -------
  Total loans receivable           7.66        304,648   23,343    7.66    239,540   18,617     7.77     198,610   16,028    8.07
  Other interest-earning assets    4.67          3,260      161    4.45      5,095      187     3.67      13,358      858    6.42
                                              --------  -------           -------   -------             --------  -------
  Total interest-earning assets    7.50%       414,071  $30,975    7.48%   378,377  $27,659     7.31%    325,016  $24,414    7.51%
                                   ====                 =======  ======             =======   ======              =======  ======
Noninterest-earning assets                      16,014                      12,685                        13,497
                                              --------                    --------                      --------
  Total assets                                $430,085                    $391,062                      $338,513
                                              ========                    ========                      ========

Interest-bearing liabilities:
  Deposits                         5.32%      $172,619  $ 8,320    4.82%  $154,741  $ 7,012     4.53%   $144,866  $ 6,946    4.79%
  FHLB advances and other          6.46        212,861   13,117    6.16    191,145   10,985     5.75     149,759    8,831    5.90
  Guaranteed preferred
   beneficial interests in
   subordinated debt               8.77         11,500    1,009    8.77     11,500    1,012     8.80       7,667      675    8.80
  Escrows                            --             --       --      --      3,293        8     0.24       3,023       62    2.05
                                   ----       --------  -------  ------   --------  -------   ------    --------  -------  ------
  Total interest-bearing
    liabilities                    5.99%       396,980  $22,446    5.65%   360,679  $19,017     5.27%    305,315  $16,514    5.41%
                                   ====                 =======  ======             =======   ======              =======  ======

Noninterest-bearing liabilities                 12,204                       6,863                         7,253
                                              --------                    --------                      --------
  Total liabilities                            409,184                     367,542                       312,568
Stockholders' equity                            20,901                      23,520                        25,945
                                              --------                    --------                      --------
  Total liabilities and
    retained earnings                         $430,085                    $391,062                      $338,513
                                              ========                    ========                      ========

Net interest-earning assets                   $ 17,091                    $ 17,698                      $ 19,701
                                              ========                    ========                      ========
Net interest income/
 interest rate spread              1.51%                $ 8,529    1.83%            $ 8,642     2.04%             $ 7,900    2.10%
                                   ====                 =======  ======             =======   ======              =======  ======
Net interest margin(2)                                             2.06%                        2.28%                        2.43%
                                                                 ======                       ======                       ======
Ratio of average interest-
 earning assets to average
 interest-bearing liabilities                                    104.31%                      104.91%                      106.45%
                                                                 ======                       ======                       ======


(1)  Includes non-accrual loans.

(2)  Net interest income divided by interest-earning assets.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                    FINANCIAL CONDITION AND RESULTS OF OPERATION

RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest- related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume.

                                                                      YEAR ENDED SEPTEMBER 30,
                                     ---------------------------------------------------------------------------------------------
                                            2000 VS. 1999                                       1999 VS. 1998
                                         INCREASE (DECREASE)                                INCREASE (DECREASE)
                                                 DUE TO                                            DUE TO
                                     -----------------------------       TOTAL         -----------------------------       TOTAL
                                                             RATE/      INCREASE                               RATE/     INCREASE
                                     RATE      VOLUME       VOLUME     (DECREASE)      RATE      VOLUME       VOLUME    (DECREASE)
                                     ----      ------       ------     ----------      ----      ------       ------    ----------

Interest-earnings assets:
 Investment securities            $   341     $  (517)      $  (53)     $  (229)      $ 266     $ (693)       $ (48)      $ (475)
 Mortgage-backed securities           216      (1,319)         (52)      (1,155)       (215)     2,141         (124)       1,802
 Loans receivable, net               (573)      3,740        1,558        4,725        (610)     3,297          (98)       2,589
 Other interest-earning assets         40         (54)         (11)         (25)       (368)      (530)         227         (671)
                                  -------     -------       ------      -------       -----     ------        -----       ------
  Total interest-earning assets        24       1,850        1,442        3,316        (927)     4,215          (43)       3,245
                                  -------     -------       ------      -------       -----     ------        -----       ------

Interest-bearing liabilities
 Deposits                             446         810           52        1,308        (381)       473          (26)          66
 FHLB advances                        794       1,248           90        2,132        (224)     2,440          (62)       2,154
 Guaranteed preferred
 beneficial interests in
 subordinated debt                     (3)         --           --           (3)         --        337           --          337
 Escrows                               (8)         (8)           8           (8)        (56)         7           (5)         (54)
                                  -------     -------       ------      -------       -----     ------        -----       ------
  Total interest-bearing
    liabilities                     1,229       2,050          150        3,429        (661)     3,257          (93)       2,503
                                  -------     -------       ------      -------       -----     ------        -----       ------
Increase (decrease) in
 net interest income              $(1,205)    $  (200)      $1,292      $  (113)      $(266)    $  958        $  50       $  742
                                  =======     =======       ======      =======       =====     ======        =====       ======

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

NET INCOME. The Company reported net income of $1.17 million, $2.29 million, and $1.90 million for the fiscal years ended September 30, 2000, 1999 and 1998, respectively. Fully diluted earnings per share were $.75 for the year ended September 30, 2000, compared to $1.39 and $1.05, respectively, for the years ended September 30, 1999, and September 30, 1998.

For fiscal 2000, the $1.12 million or 48.9% decrease in net income was primarily attributable to a decrease in net interest income before provision for loan losses of $113,000 or 1.31%, an increase in noninterest expense of $1.67 million or 29.2%, which was partially offset by an increase in noninterest income of $116,000 or 11.5% for the year. The Company recognized pre-tax net gains on sale of fixed assets of $550,000, which was partially offset by net losses on sale of investments, mortgage loans, and foreclosed real estate of $384,000, and a loss on an early extinguishment of a facility lease of $202,000. This compares to pre-tax net losses on investment sales and sales of foreclosed real estate of $26,000 for the year ended September 30, 1999.


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

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

For fiscal 2000, the Company's net interest margin decreased by 22 basis points to 2.06% from 2.28% in fiscal 1999 and the Company's interest rate spread decreased by 21 basis points to 1.83% from 2.04% for fiscal 1999. The yield earned on the Company's interest-earning assets increased by 17 basis points from 7.31% to 7.48%, while the Company's average cost of interest-bearing liabilities increased 38 basis points to 5.65% in 2000 from 5.27% in 1999. The margin compression is primarily a result of increasing funding costs related to the Company's interest-bearing liabilities.

For fiscal 1999, the Company's net interest margin decreased by 15 basis points to 2.28% from 2.43% in fiscal 1998 and the Company's interest rate spread decreased by 6 basis points to 2.04% from 2.10% for fiscal 1998. The yield earned on the Company's interest-earning assets decreased by 20 basis points from 7.51% to 7.31%, while the Company's average cost of interest-bearing liabilities decreased 14 basis points to 5.27% in 1999 from 5.41% in 1998. The decrease in the Company's yield on interest-earning assets is due to the Company having a greater portion of its interest-earning assets in loans receivable which is reflective of lower interest rates sustained throughout fiscal 1999.

NET INTEREST INCOME. Net interest income before the provision for losses on loans decreased $113,000 or 1.31% in fiscal 2000 compared to the prior fiscal year. The decrease was due to increased funding costs related to the Company's interest-bearing liabilities. The average balance of interest-earning assets increased $35.7 million or 9.4%. The increase is primarily attributable to a $65.1 million or 27.2% increase in the average balance of loans receivable and a $27.9 million or 20.9% decrease in the average balance of investments and mortgage-backed securities, which was offset by an increase in the weighted average yield of 44 basis points from 6.62% to 7.06%, when compared to fiscal 1999. The average balance of interest-bearing liabilities increased $36.3 million or 10.1%. The increase is primarily attributable to increases in deposits with average balances of $172.6 million, with a weighted average yield of 4.82%, and FHLB advances with an average balance of $212.9 million with a weighted average yield of 6.16%, respectively, for the year ended September 30, 2000.

During fiscal 2000, total interest income increased $3.3 million or 11.9% compared to fiscal 1999, primarily due to a $4.7 million or 25.4% increase in interest earned on loans, which was offset by a $1.2 million or 21.0% decrease in interest earned on mortgage-backed securities. One-to-four family residential and residential construction loans increased by $12.3 million or 5.2% when compared to fiscal 1999. The Company's commercial mortgage loan portfolio increased $10.1 million or 27.7%, and home equity loans increased $2.9 million or 15.6%. During fiscal 2000, the Company continued to increase its commercial and consumer lending departments.

During fiscal 2000, interest expense increased $3.4 million or 18.0% over fiscal 1999, due primarily to a $2.1 million or 19.3% increase in interest expense on FHLB advances and other borrowings. The increase in interest expense on FHLB advances and other borrowings was primarily attributable to an increase in average borrowings of $21.7 million or 11.4%, with an increase in the related borrowing cost of 41 basis points from 5.75% to 6.16%. The Company also had increased interest expense on deposits of $1.3 million or 18.7%. Average deposits increased $17.9 million or 11.6% with an increase in the related cost of 29 basis points from 4.53% to 4.82%. The Company also had interest expense of $1.0 million in connection with outstanding trust preferred securities for 2000 and 1999.

During fiscal 1999, net interest income before the provision for losses on loans increased $742,000 or 9.4% compared to fiscal 1998. The increase was due to the increase in loan origination activity and investment purchases. The average balance of interest-earning assets increased $53.4 million or 16.4%. The increase is primarily attributable to a $40.9 million or 20.6% increase in the average balance of loans receivable and a $20.7 million or 18.3% increase in the average balance of investments and mortgage-backed securities, when compared to fiscal 1998. The average balance of interest-bearing liabilities increased $55.4 million or 18.1%. The increase is primarily attributable to increases in deposits, with an average balance of $154.7 million, with a weighted average yield of 4.53%, and FHLB advances with an average balance of $191.1 million with a weighted average yield of 5.75%, for the year ended September 30, 1999.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                    FINANCIAL CONDITION AND RESULTS OF OPERATION

During fiscal 1999, total interest income increased $3.3 million or 13.5% compared to fiscal 1998, primarily due to a $2.6 million or 16.3% increase in interest earned on loans, and a $1.8 million or 48.6% increase in interest earned on mortgage-backed securities. One-to-four family residential and residential construction loans increased by $59.3 million or 33.3% when compared to fiscal 1998. Other construction and commercial mortgage loans increased $6.6 million or 22.1%, and home equity loans and lines increased by $5.2 million or 38.8%. During fiscal 1999, the Company continued to grow its commercial and consumer lending departments and continued to utilize local mortgage brokers in the acquisition of new loan customers in addition to its emphasis on internally generated products.

During fiscal 1999, interest expense increased $2.5 million or 15.2% over the prior comparable year, due to a $2.1 million or 23.6% increase in interest expense on FHLB advances and other borrowings. The increase in interest expense on FHLB advances and other borrowings was primarily attributable to an increase in average borrowings of $41.3 or 27.6%, which was partially offset by a decrease in the related borrowing cost of 15 basis points from 5.90% to 5.75%. The increased borrowings were used to fund new loans. The Company also had interest expense of $1.0 million in connection with outstanding trust preferred securities in fiscal 1999, as compared to $675,000, for fiscal 1998. The $325,000 increase is due to interest expense for a full twelve months as compared to nine months for the period ended September 30, 1998. Interest expense on deposits increased $66,000 or 1.0% over the prior comparable year, due to an increase in average deposits of $9.8 million or 6.8%, which was partially offset by a decrease in the related cost of 26 basis points from 4.79% to 4.53%.

PROVISION FOR LOAN LOSSES. It is management's policy to maintain an allowance for estimated losses based on the perceived risk of loss in the loan portfolio and the adequacy of the allowance. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral and current economic conditions. The allowance for loan losses is evaluated based on an assessment of the losses inherent in the loan portfolio. Management classifies all delinquent assets as Special Mention, Substandard, Doubtful or Loss. The evaluation of the adequacy of the allowance incorporates an estimated range of required allowance based on the items noted above. A reserve level is estimated by management for each category of classified loans, with an estimated percentage applied to the delinquent loan category balance. In addition, management notes that there is an inherent risk of potential loan loss in the Company's overall, non-classified loan portfolio. This inherent risk is addressed by applying an estimated low and high percentage of potential loss to the remaining unclassified loan portfolio. Management extends out the various line item balances and estimated percentages in order to arrive at an estimated required loan loss allowance reserve. Activity for the period under analysis is taken into account (charge offs, recoveries, provision) in order to challenge the Company's overall process, as well as its previous loss history. The estimated range of required reserve balance is then compared to the current allowance for loan loss balance, and any required adjustments are made accordingly.

Assets classified as a Loss are considered uncollectible and of such little value that continuance as an asset is not warranted. A Loss classification does not mean that an asset has no recovery or salvage value, but that it is not practical or desirable to defer writing off all or a portion of the asset, even though partial recovery may be affected in the future. All loans classified as a Loss have been written off directly or through provision in specific allowance reserve. The allowance is increased by provisions for loan losses which are charged against income. For fiscal years ended September 30, 2000, 1999 and 1998, the Company recorded provisions for losses on loans of $600,000, $600,000 and $610,000.

The Company designates all loans that are 90 or more days past due as non-performing. Generally, when loans are classified as non-performing, unpaid accrued interest is a reduction of interest income on loans receivable and is only recognized when cash payments are received. For the year ended September 30, 2000, the Company's non-performing assets decreased $2.4 million to $2.6 million from $5.0 million at September 30, 1999.

Although management utilizes its best judgment in providing for losses with respect to its non-performing assets, there can be no assurance that the Company will be able to dispose of such non-performing assets without establishing additional provisions for losses on loans or further reductions in the carrying value of its real estate owned.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

NONINTEREST INCOME. Total noninterest income increased $116,000 or 11.5% during fiscal 2000 over fiscal 1999. The Company recognized pre-tax net gains on sale of fixed assets of $550,000, offset by net losses of $172,000 on sale of investments, $18,000 on sale of mortgage loans, and $202,000 on an early extinguishment of a facility lease. Noninterest income (excluding the fixed asset sales, investment sales, loans sales, and the early lease extinguishment) decreased $52,000 or 5.1% for the year. Service charges and other fees decreased $109,000 or 12.4% which was offset by an increase of $57,000 or 42.9% in other income.

Total noninterest income increased $396,000 or 65.0% during fiscal 1999 over the prior fiscal 1998. The Company recognized a pre-tax loss of $182,000 on trading securities primarily due to a decline in market conditions, which was partially offset by a pre-tax net gain on available for sale securities of $172,000. Noninterest income (excluding trading activities and investment sales) increased $384,000 or 60.9% for the year. Service charges and other fees increased $307,000 or 53.4%, and other income increased $77,000 or 138.7%. The increase in service charges and other fees was primarily due to the increased volume of loans and deposits over fiscal 1998. The Company is a leader in the construction lending business in the Pittsburgh area, and the continued development of the niche has contributed to the increase in service related fees.

NONINTEREST EXPENSE. Total noninterest expense increased $1.7 million or 29.2% during fiscal 2000 when compared to fiscal 1999. Compensation and employee benefits increased $315,000 or 9.5%, which was primarily attributable to increased personnel for the subsidiary Bank's new branch offices. Premises and occupancy costs increased $161,000 or 23.0% which was the result of the construction of a branch office, the relocation of two branch offices, the closing of a branch office, the sale of two branch facilities, and the establishment of a new administrative facility. Marketing costs increased $269,000 or 130.0%. Effective April 3, 2000, the Company and the Bank changed their names to Pittsburgh Financial Corp. and BankPittsburgh, respectively, and a significant portion of the costs incurred were a result of the name changes and related marketing. Other expenses increased $760,000 or 72.3% which was attributable to the ongoing operating expenses of the Company. The Company recognized "non-recurring" costs associated with the name changes, establishment of a Delaware company, consulting and planning fees, and executive severance charges. Although many of these items will benefit future operating periods of the Company, the expenses were recognized in the current period operating results.

Total noninterest expense increased $613,000 or 12.0% during fiscal 1999 when compared to fiscal 1998. Compensation and employee benefits increased $321,000 or 10.7%, which was attributable to the establishment of a de novo full service branch, the hiring and establishment of the aforementioned commercial lending department, and additional lending personnel. Premises and occupancy costs increased $144,000 or 26.0% which was the result of the related costs of building a new branch and leasing space for the Company's administrative offices. Data processing costs increased $31,000 or 10.1% which was primarily the result of an increase in service bureau expense due to a larger number of deposit and loan customers, as well as, increased usage of other service bureau functionalities. In addition, the Company upgraded and expanded its technology capabilities and its wide area network ("WAN"). Lastly, there was an increase in internal hardware and software costs, as well as, a service bureau assessment related to year 2000 updates and reconfigurations. Other expenses increased $116,000 or 12.4% which was due to increased general operating costs.

PROVISION FOR INCOME TAXES. The Company incurred a provision for income taxes of $483,000, $1.0 million and $884,000 for the fiscal years ended September 30, 2000, 1999 and 1998, respectively. The effective tax rate during each of the foregoing respective fiscal years was 29.3%, 31.0% and 31.7%. See Note 10 to Consolidated Financial Statements for additional information relating to income taxes.

                                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSET AND LIABILITY MANAGEMENT
--------------------------------------------------------------------------------

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets during a given time period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of September 30, 2000, the amount of the Company's interest-bearing liabilities which were estimated to mature or reprice within one year exceeded the Company's interest-earning assets with the same characteristics by $51.5 million or 11.8% of the Company's total assets.

The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Asset/Liability Management Committee of the Board of Directors. This Committee meets at least quarterly to, among other things, set interest rate risk targets and review the Company's current composition of assets and liabilities in light of the prevailing interest rate environment. The Committee assesses its interest rate risk strategy quarterly, which is reviewed by the full Board of Directors.

The Company has historically emphasized the origination of long-term fixed-rate residential real estate loans for retention in its portfolio. At September 30, 2000, $111.2 million or 34.5% of the Company's total loan portfolio consisted of fixed-rate residential mortgage loans. However, as of such date, the Company also held in its loan portfolio $51.8 million of one-, three- and five-year ARMs and $78.0 million of long-term residential mortgage loans which have interest rate adjustment features at seven years and fifteen years. The Company has attempted to mitigate the interest rate risk of holding a significant portion of fixed-rate loans in its portfolio through the origination of the ARMs and short-term construction and consumer loans. At September 30, 2000, ARMs comprised $51.8 million or 16.1% of the total loan portfolio and construction, commercial and consumer loans aggregated $59.7 million or 18.5% of the total loan portfolio. At September 30, 2000, $38.9 million or 8.9% of the Company's total assets consisted of investment securities, 4.2% of which have terms to maturity of less than five years. In addition, the Company has invested in adjustable rate mortgage-backed securities. At September 30, 2000, $6.7 million or 8.8% of the Company's mortgage-backed securities portfolio was comprised of ARMs. At September 30, 2000, the Company classified its investment and mortgage-backed securities portfolios as available for sale, which permits the Company to sell such securities if deemed appropriate in response to, among other things, changes in interest rates.

Management presently monitors and evaluates the potential impact of interest rate changes upon the level of net interest income and the economic value of the Company's equity ("EVE") on a monthly basis. EVE is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company focuses on the impact of a plus and minus 200 basis point immediate interest rate shock on its net interest income. The Company utilizes the Sendero system for its in-house modeling efforts and also works with an outside banking consultant in modeling its interest rate risk position.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents the Company's EVE as of September 30, 2000:

                         ECONOMIC VALUE OF PORTFOLIO EQUITY
-----------------------------------------------------------------------------------
                                     ESTIMATED
  CHANGE IN                           EVE AS A
INTEREST RATES      ESTIMATED        PERCENTAGE          AMOUNT
(BASIS POINTS)          EVE           OF ASSETS         OF CHANGE          PERCENT
-----------------------------------------------------------------------------------
                               (Dollars in Thousands)

   +400              $(1,304)           (0.3)%         $(29,930)          (104.6)%
   +300                5,215             1.2            (23,411)           (81.8)
   +200               12,882             2.9            (15,744)           (55.0)
   +100               20,757             4.7             (7,869)           (27.5)
     --               28,626             6.5                 --               --
   -100               29,839             6.7              1,213              4.2
   -200               21,451             4.8             (7,175)           (25.1)
   -300               10,109             2.3            (18,517)           (64.7)
   -400                  401             0.1            (28,225)           (98.6)


The following table presents the Company's EVE as of September 30, 1999:

                         ECONOMIC VALUE OF PORTFOLIO EQUITY
-----------------------------------------------------------------------------------
                                      ESTIMATED
   CHANGE IN                          EVE AS A
INTEREST RATES       ESTIMATED       PERCENTAGE          AMOUNT
(BASIS POINTS)          EVE           OF ASSETS         OF CHANGE          PERCENT
-----------------------------------------------------------------------------------
                               (Dollars in Thousands)

   +400              $(9,611)           (2.3)%         $(34,506)          (138.6)%
   +300                 (563)           (0.1)           (25,458)          (102.3)
   +200                8,182             2.0            (16,713)           (67.1)
   +100               16,700             4.0             (8,195)           (32.9)
     --               24,895             6.0                 --               --
   -100               30,942             7.4              6,047             19.5
   -200               27,390             6.6              2,495             10.0
   -300               21,765             5.2             (3,130)           (12.6)
   -400               16,760             4.0             (8,135)           (32.7)


As noted on the previous tables, significant increases or decreases in interest rates may adversely affect the Company's net interest income and/or EVE because of the excess of interest-bearing liabilities over interest-earning assets repricing within shorter periods and because the Company's adjustable-rate, interest-earning assets generally are not as responsive to changes in interest rates as its interest-bearing liabilities due to terms which generally permit only annual adjustments to the interest rate and which generally limit the amount which interest rates can adjust at such time and over the life of the related asset. In addition, the proportion of adjustable-rate loans and assets in the Company's loan and investment portfolio could decrease in future periods if market rates of interest remain at or decrease below current levels.

                                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

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

Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, and U.S. Government agency securities. On a longer-term basis, the Company invests in various loans, mortgage-backed securities and investment securities. The Company uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. At September 30, 2000, the total approved loan commitments outstanding (excluding undisbursed portions of loans in process) amounted to $8.6 million. At the same date, the unadvanced portion of loans in process approximated $13.2 million. Certificates of deposit scheduled to mature in one year or less at September 30, 2000 totaled $56.0 million. Management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Company.

As of September 30, 2000, the Company had regulatory capital which was in excess of applicable limits.


REGULATORY AGREEMENTS
--------------------------------------------------------------------------------

During fiscal 2000, the Bank entered into a Memorandum of Understanding ("MOU") with the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking and the Company entered into a MOU with the Federal Reserve Bank ("FRB") of Cleveland.

The MOU with the FDIC required the Bank, among other things, to initiate various procedures to improve its funds management and interest rate risk management practices. Specifically, the agreement required the Bank to implement policies and take various actions within specified time periods. Among the actions required by the MOU is the development by the Bank of a funding plan (the "Funding Plan") to establish objectives to improve the Bank's liquidity and funds management practices. The Funding Plan must include, at a minimum, strategies to: (1) reduce dependence on short-term borrowings; (2) improve liquidity levels; (3) improve the level of core deposits; and (4) reduce the level of pledged assets. The MOU required the Bank to submit the Funding Plan to the regulators for their approval. Although the Bank has filed its Funding Plan, until the Funding Plan receives regulatory approval the Bank's asset growth is limited to growth that can be funded through internal sources or core deposit growth. Pursuant to the MOU, the Bank also has agreed to revise its contingency liquidity policy to include all realistic available options to the Bank in the event liquidity decreases and a detailed description of the steps that would be taken under each option to access funds. The Bank will also (1) ensure that adequate personnel are in place to measure, monitor and control levels of interest rate risk; (2) improve interest rate risk and liquidity monitoring tools; and (3) institute a system of internal, independent review of reports prepared for the Bank's board of directors and its committees. Quarterly reports are submitted by the Bank to the regulators describing the actions taken to ensure compliance with the MOU. The Bank has already begun to take various actions to implement the requirements of the MOU. It believes that the adoption of new policies, the revisions to existing policies and procedures and the implementation of the other changes required by the MOU have improved the Bank's funds management and risk management practices.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The MOU with the FRB provides that the Company will provide the FRB with prior notification before the payment of dividends, that the Company will not incur any additional debt without the prior written approval of the FRB and that the Company will not expand it activities without the prior written approval of the FRB. The MOU further provides that the Company take all actions necessary to ensure that the Company complies with all supervisory actions imposed on the Bank by the FDIC.


IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------

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

REPORT OF INDEPENDENT AUDITORS

                                                        [ERNST & YOUNG LLP LOGO]

Stockholders and Board of Directors
Pittsburgh Financial Corp.


We have audited the accompanying consolidated statements of financial condition of Pittsburgh Financial Corp. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of Pittsburgh Financial Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Pittsburgh Financial Corp. and subsidiaries at September 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP


October 27, 2000

                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                 SEPTEMBER 30
                                                                                        -------------------------------
                                                                                            2000               1999
                                                                                        ------------       ------------
ASSETS
Cash                                                                                    $  1,625,542       $  1,589,834
Interest-bearing deposits                                                                  5,482,745          3,729,265
                                                                                        ------------       ------------
                                                                                           7,108,287          5,319,099

Investment securities available for sale                                                  99,175,745        109,745,150
   (cost of $103,612,745 in 2000 and $113,557,150 in 1999)
Loans receivable, net of allowance of $2,237,554 in 2000 and $1,956,744 in 1999          307,428,407        278,085,048
Accrued interest receivable                                                                2,828,129          2,635,063
Premises and equipment, net                                                                5,512,905          4,586,498
Goodwill                                                                                     203,589            236,602
Federal Home Loan Bank stock--at cost                                                     10,763,400          9,715,900
Deferred income taxes                                                                      1,966,506          1,682,812
Foreclosed real estate                                                                       643,751          1,956,740
Prepaid income taxes                                                                       1,762,164          1,242,673
Other assets                                                                               1,026,133            536,279
                                                                                        ------------       ------------
Total assets                                                                            $438,419,016       $415,741,864
                                                                                        ============       ============

LIABILITIES
Deposits                                                                                $205,680,077       $169,462,592
Advances from Federal Home Loan Bank                                                     176,216,730        184,066,730
Reverse repurchase agreements                                                             20,000,000         25,000,000
Guaranteed preferred beneficial interests in subordinated debt                            10,830,178         10,805,672
Advances by borrowers for taxes and insurance                                              1,846,333          1,975,086
Other liabilities                                                                          2,426,569          2,405,650
                                                                                        ------------       ------------
Total liabilities                                                                        416,999,887        393,715,730

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued                         --                 --
Common stock $.01 par value, 10,000,000 shares authorized                                     21,821             21,821
   (2,182,125 shares issued in 2000 and 1999)
Additional paid-in capital                                                                16,284,286         16,311,188
Treasury stock--at cost, 484,619 shares in 2000 and 395,277 shares in 1999                (6,874,791)        (5,755,444)
Unearned shares of ESOP                                                                   (1,150,704)        (1,340,100)
Unearned shares of Recognition and Retention Plan                                           (230,330)          (442,970)
Accumulated other comprehensive (loss) income                                             (2,928,000)        (2,516,000)
Retained earnings (substantially restricted)                                              16,296,847         15,747,639
                                                                                        ------------       ------------
Total stockholders' equity                                                                21,419,129         22,026,134
                                                                                        ------------       ------------
Total liabilities and stockholders' equity                                              $438,419,016       $415,741,864
                                                                                        ============       ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   Year ended September 30
                                                                       -----------------------------------------------
                                                                           2000             1999              1998
                                                                           ----             ----              ----

Interest income:
   Loans                                                               $23,342,660       $18,616,189       $16,028,442
   Investment securities:
      Taxable                                                            7,323,405         8,444,150         7,585,237
      Tax-exempt                                                           147,938           412,100           401,040
Interest-bearing deposits                                                  160,985           186,730           399,666
                                                                       -----------       -----------       -----------
Total interest income                                                   30,974,988        27,659,169        24,414,385

Interest expense:
   Deposits                                                              8,320,181         7,011,778         6,945,652
   Advances from Federal Home Loan Bank and other borrowings            13,117,271        10,992,672         8,893,371
   Guaranteed preferred beneficial interests in subordinated debt        1,008,906         1,012,264           674,518
                                                                       -----------       -----------       -----------
Total interest expense                                                  22,446,358        19,016,714        16,513,541
                                                                       -----------       -----------       -----------
Net interest income                                                      8,528,630         8,642,455         7,900,844

Provision for loan losses                                                  600,000           600,000           610,000
                                                                       -----------       -----------       -----------
Net interest income after provision for loan losses                      7,928,630         8,042,455         7,290,844

Noninterest income:
   Service charges and other fees                                          773,619           882,795           575,602
   Extinguishment of facility lease                                       (201,500)               --                --
   Net gain on sale of fixed assets                                        549,609                --                --
   Net loss on sale of loans                                               (18,375)               --                --
   Net (loss) gain on trading securities                                        --          (181,856)         (208,084)
   Net (loss) on available for sale securities                            (171,539)          171,906           186,211
   Other income                                                            189,179           132,417            55,469
                                                                       -----------       -----------       -----------
Total noninterest income                                                 1,120,993         1,005,262           609,198

Noninterest expense:
   Compensation and employee benefits                                    3,634,426         3,319,882         2,999,230
   Premises and occupancy costs                                            860,262           699,506           555,102
   Amortization of goodwill                                                 33,015            33,014            33,014
   Federal insurance premium                                                51,484            92,798            89,513
   Loss on sale of foreclosed real estate                                  193,620            16,238            30,258
   Marketing                                                               476,279           207,051           228,800
   Data processing costs                                                   338,908           307,693           243,483
   Other expenses                                                        1,811,718         1,051,247           934,638
                                                                       -----------       -----------       -----------
Total noninterest expense                                                7,399,712         5,727,429         5,114,038
                                                                       -----------       -----------       -----------
Income before income taxes                                               1,649,911         3,320,288         2,786,004
Income taxes                                                               483,000         1,030,500           884,486
                                                                       -----------       -----------       -----------
Net income                                                             $ 1,166,911       $ 2,289,788       $ 1,901,518
                                                                       ===========       ===========       ===========

Diluted earnings per share                                             $       .75       $      1.39       $      1.05
Dividends per share                                                    $       .36       $       .28       $       .31
Return of capital distribution (see Note 9)                                     --                --           $  2.43
                                                                       -----------       -----------       -----------
Dilutive average shares outstanding                                      1,555,207         1,644,699         1,813,475
                                                                       ===========       ===========       ===========

See notes to consolidated financial statements.

                                        CONSOLIDATED STATEMENTS OF CHANGES
                                              IN STOCKHOLDERS' EQUITY

 Years ended September 30, 2000, 1999 and 1998
                                                                                              ACCUMULATED
                                             ADDITIONAL                 UNEARNED    UNEARNED    OTHER                     TOTAL
                     COMPREHENSIVE  COMMON    PAID-IN      TREASURY      SHARES      SHARES  COMPREHENSIVE   RETAINED  STOCKHOLDERS'
                         INCOME     STOCK     CAPITAL       STOCK       OF ESOP      OF RRP     INCOME       EARNINGS     EQUITY
                     -------------  ------   ----------    --------     --------    -------- -------------   --------  -------------
September 30,  1997                $21,821  $21,017,411  $(2,948,004) $(1,669,498) $(868,250) $   597,000  $12,663,905  $28,814,385
Treasury stock
   purchased                            --           --   (1,575,488)          --         --           --           --   (1,575,488)
ESOP shares
   released                             --       80,044           --      155,278         --           --           --      235,322
Exercise of stock
   options                              --       (3,324)      11,624           --         --           --           --        8,300
RRP amortization                        --           --           --           --    212,640           --           --      212,640
Return of capital                       --   (4,785,567)          --           --         --           --           --   (4,785,567)
Cash dividends
   declared on
   common stock
   of $.31 per share                    --           --           --           --         --           --     (604,645)    (604,645)
Change in unrealized
   gain on investment
   securities
   available for
   sale, net of taxes $   715,900       --           --           --           --         --           --           --           --
Less reclassification
   adjustment for
   gains included in
   net income            (122,900)      --           --           --           --         --           --           --           --
                      -----------
Other comprehensive
   income                 593,000       --           --           --           --         --      593,000           --      593,000
                      -----------
Net Income              1,901,518       --           --           --           --         --           --    1,901,518    1,901,518
                      -----------
Comprehensive income  $ 2,494,518
                      ===========  -------  -----------  -----------  -----------  ---------  -----------  -----------  -----------

September 30, 1998                  21,821   16,308,564   (4,511,868)  (1,514,220)  (655,610)   1,190,000   13,960,778   24,799,465
Treasury stock
   purchased                            --           --   (1,370,714)          --         --           --           --   (1,370,714)
ESOP shares released                    --       37,311           --      174,120         --           --           --      211,431
Exercise of stock
   options                              --      (34,687)     127,138           --         --           --           --       92,451
RRP amortization                        --           --           --           --    212,640           --           --      212,640
Cash dividends declared
   on common stock of
   $.28 per share                       --           --           --           --         --           --     (502,927)    (502,927)
Change in unrealized
   gain (loss) on
   investment
   securities
   available for
   sale, net of
   taxes              $(3,534,094)      --           --           --           --         --           --           --           --
Less reclassification
   adjustment for
   gains included in
   net income            (171,906)      --           --           --           --         --           --           --           --
                      -----------
Other comprehensive
   income              (3,706,000)      --           --           --           --         --   (3,706,000)          --   (3,706,000)
Net Income              2,289,788       --           --           --           --         --           --    2,289,788    2,289,788
                      -----------
Comprehensive loss    $(1,416,212)
                      ===========  -------  -----------  -----------  -----------  ---------  -----------  -----------  -----------
September 30, 1999                 $21,821  $16,311,188  $(5,755,444) $(1,340,100) $(442,970) $(2,516,000) $15,747,639  $22,026,134
TREASURY STOCK
   PURCHASED                            --           --   (1,119,347)          --         --           --           --   (1,119,347)
ESOP SHARES RELEASED                    --      (26,902)          --      189,396         --           --           --      162,494
RRP AMORTIZATION                        --           --           --           --    212,640           --           --      212,640
CASH DIVIDENDS
   DECLARED ON COMMON
   STOCK OF $.36
   PER SHARE                            --           --           --           --         --           --     (617,703)    (617,703)
CHANGE IN UNREALIZED
   GAIN ON INVESTMENT
   SECURITIES
   AVAILABLE FOR SALE,
   NET OF TAXES       $  (240,461)      --           --           --           --         --           --           --           --
LESS RECLASSIFICATION
   ADJUSTMENT FOR
   GAINS INCLUDED IN
   NET INCOME            (171,539)      --           --           --           --         --           --           --           --
                      -----------
OTHER COMPREHENSIVE
   INCOME (LOSS)         (412,000)      --           --           --           --         --     (412,000)          --     (412,000)
NET INCOME              1,166,911       --           --           --           --         --           --    1,166,911    1,166,911
                      -----------
COMPREHENSIVE INCOME  $   754,911
                      ===========  -------  -----------  -----------  -----------  ---------  -----------  -----------  -----------
SEPTEMBER 30, 2000                 $21,821  $16,284,286  $(6,874,791) $(1,150,704) $(230,330) $(2,928,000) $16,296,847  $21,419,129
                                   =======  ===========  ===========  ===========  =========  ===========  ===========  ===========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                YEAR ENDED SEPTEMBER 30
                                                                                        --------------------------------------
                                                                                        2000             1999             1998
                                                                                        ----             ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                         $  1,166,911     $   2,289,788     $  1,901,518
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation and goodwill amortization                                            477,661           354,339          263,001
      Amortization and accretion of premiums
        and discounts on assets and deferred loan fees                                  895,244           196,021       (1,759,096)
   Amortization of RRP and release of ESOP shares                                       375,134           424,071          447,962
   Provision for loan losses                                                            600,000           600,000          610,000
   Purchase of equity securities, trading                                                    --                --       (9,541,568)
   Gain on sale of building                                                            (549,609)               --               --
   Loss on sale of loans                                                                 18,375                --               --
   Sale of equity securities, trading                                                        --         1,233,435        8,873,780
   Deferred tax provision (benefit)                                                     (70,964)          447,907         (515,155)
   Other, net                                                                          (766,249)       (2,931,093)        (173,371)
                                                                                   ------------     -------------    -------------
Net cash provided by operating activities                                             2,146,503         2,614,468          107,071

CASH FLOWS FROM INVESTING ACTIVITIES
Loan originations                                                                   (83,755,828)     (117,917,426)     (80,980,474)
Loan principal repayments                                                            50,670,944        69,428,681       49,638,160
Net foreclosed real estate activity                                                   1,312,989          (682,812)        (366,530)
Proceeds from loan sales                                                              8,891,906                --               --
Purchases of:
   Available-for-sale securities                                                    (17,133,427)      (31,274,425)    (110,933,742)
   Held-to-maturity securities                                                               --                --               --
Proceeds from sales, maturities and principal repayments of:
   Available-for-sale securities                                                     19,366,332        27,711,786       48,046,845
   Held-to-maturity securities                                                               --        10,000,000               --
Purchases of land, premises and equipment                                            (2,226,188)       (1,592,257)        (846,156)
Proceeds from disposition of building                                                 1,404,743                --               --
Other, net                                                                             (519,221)           56,500       (3,059,399)
                                                                                   ------------     -------------    -------------
Net cash used in investing activities                                               (21,987,750)      (44,269,953)     (98,501,296)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in checking, passbook and
   money market deposit accounts                                                      4,480,813         9,160,261        1,812,185
Net increase in certificates of deposit                                              31,736,672         6,319,332       13,440,627
(Decrease) Increase in advances from the Federal Home Loan Bank                      (7,850,000)       28,800,000       53,566,730
(Decrease) Increase in Reverse Repurchase Agreements                                 (5,000,000)               --       25,000,000
Net proceeds from issuance of guaranteed
   preferred beneficial interest in subordinated debt                                        --                --       10,781,166
Cash dividends paid to stockholders                                                    (617,703)         (502,927)        (604,645)
Return of capital dividends paid to stockholders                                             --                --       (4,785,567)
Purchase of treasury stock                                                           (1,119,347)       (1,278,263)      (1,563,864)
                                                                                   ------------     -------------    -------------
Net cash provided by financing activities                                            21,630,435        42,498,403       97,646,632
                                                                                   ------------     -------------    -------------
Net increase (decrease) in cash and cash equivalents                                  1,789,188           842,918         (747,593)
                                                                                   ------------     -------------    -------------
Cash and cash equivalents at beginning of year                                        5,319,099         4,476,181        5,223,774
Cash and cash equivalents at end of year                                           $  7,108,287     $   5,319,099    $   4,476,181
                                                                                   ============     =============    =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest (includes interest credited on deposits of
      $8,113,503, $7,039,388 and $7,231,999
      in 2000, 1999 and 1998, respectively)                                        $ 22,314,730     $  18,272,020    $  16,272,020
Income taxes                                                                          1,073,185         2,220,000        1,231,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Foreclosed mortgage loans transferred to foreclosed real estate                    $    983,013     $   1,732,496    $   1,538,881


See notes to consolidated financial statements.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND ORGANIZATION
--------------------------------------------------------------------------------

The consolidated financial statements include the accounts of Pittsburgh Financial Corp. (formerly Pittsburgh Home Financial Corp.) ("Company") and its wholly owned subsidiaries, Pittsburgh Savings Bank (d/b/a BankPittsburgh) (formerly Pittsburgh Home Savings Bank) ("Bank") and Pittsburgh Home Capital Trust I ("Trust"). All significant intercompany balances and transactions have been eliminated in consolidation.

The Bank is a state-chartered stock savings bank headquartered in Pittsburgh, Pennsylvania, and conducts business from nine banking offices and two loan centers in Allegheny and Butler counties. The Bank is primarily engaged in attracting retail deposits from the general public and using such deposits, together with other borrowings, to originate loans. The Company and Bank are subject to the regulations of certain federal and state agencies and periodic examinations by certain regulatory authorities.

In September 1995, the Bank formed Pittsburgh Financial Corp. to acquire 100% of the capital stock of the Bank upon its conversion from the mutual to stock form of ownership. The Bank's conversion and the Company's common stock offering were completed on April 1, 1996, with the sale of 2,182,125 shares of $.01 par value common stock at $10 per share. The Company received proceeds of $20,981,250 (net of $840,000 of organization and stock offering costs). In conjunction with the conversion and offering, the Company established an Employee Stock Ownership Plan (ESOP) (see Note 11), which acquired 8% of the shares issued, or 174,570 shares, for $1,928,082.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

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

CASH AND NONINTEREST-EARNING DEPOSITS

The Bank is required by the Federal Reserve Bank to maintain cash and reserve balances. The reserve calculation is 0% of the first $5.0 million of checking deposits, 3% of the next $39.3 million of checking deposits and 10% of total checking deposits over $44.3 million. These required reserves, net of allowable credits, amounted to $780,000 at September 30, 2000.

INVESTMENT SECURITIES TRADING

Trading securities, comprised primarily of bank and thrift equities held principally for resale in the near term, are classified as trading account securities and recorded at their fair values based on quoted market prices. The Company did not recognize any unrealized gains and losses on trading account securities during the period.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

Impaired loans consist of nonhomogeneous loans in which management has determined, based on the evaluation of current information and events, that it is probable that the Bank will not be able to collect all of the amounts due on these loans in accordance with the contractual terms of the loan agreements. Nonaccrual, substandard and doubtful commercial and other real estate loans are evaluated for impairment and have been included in management's assessment of the adequacy of the allowance. At September 30, 2000, impaired loans were not significant.

The allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

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

EARNINGS PER SHARE

In accordance with FAS No. 128, basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Options, warrants and other potentially dilutive securities are excluded from the basic calculation, but are included in diluted EPS. As discussed in Note 11, the Company accounts for shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                                             2000             1999              1998
                                                                         ----------        ----------       ----------
Numerator for basic and diluted earnings per share--net income           $1,166,911        $2,289,788       $1,901,518
Denominator:
Denominator for basic earnings per share--weighted average shares         1,552,541         1,602,554        1,725,921
Effect of dilutive securities:
   Employee stock options                                                     2,666            22,975           55,007
   Unvested Management Recognition Plan Stock                                    --            19,170           32,547
                                                                         ----------        ----------       ----------
Dilutive potential common shares                                              2,666            42,145           87,554
                                                                         ----------        ----------       ----------

Denominator for diluted earnings per share--adjusted weighted
   average shares and assumed conversions                                 1,555,207         1,644,699        1,813,475
                                                                         ==========        ==========       ==========
Basic earnings per share                                                    $ .75             $1.43            $1.10
                                                                         ==========        ==========       ==========
Diluted earnings per share                                                  $ .75             $1.39            $1.05
                                                                         ==========        ==========       ==========



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

COMPREHENSIVE INCOME

Effective October 1, 1997, the Company adopted FASB Statement 130, "Reporting Comprehensive Income" Statement 130, which establishes standards for reporting and display of comprehensive income and its components. Statement 130 requires unrealized gains or losses on the Company's securities, which are reported separately in stockholders' equity, to be included in other comprehensive income. Comprehensive income (loss) was $754,911, ($1,416,212) and $2,494,518 for the year ended September 30, 2000, 1999 and 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BUSINESS SEGMENTS

Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information ("FAS 131") establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to stockholders. The Company views itself as one segment of business which is community banking. As such, financial information for this segment does not differ materially from the information provided in the consolidated financial statements.

NEW ACCOUNTING STANDARDS

The FASB has issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. As amended by FAS 138 the standard is effective for fiscal years beginning after June 15, 2000, and will be adopted by the Company for the quarter ended December 31, 2000. The impact of adoption is not expected to materially affect the Company's financial condition or results of operations.

RECLASSIFICATIONS

Certain reclassifications have been made in prior year financial statements to conform to current presentation.


3. INVESTMENT SECURITIES
--------------------------------------------------------------------------------

Securities classified by type at September 30, 2000 and 1999 are summarized below by scheduled maturity.

                                                                                  AVAILABLE FOR SALE
                                                                                  SEPTEMBER 30, 2000
                                                           ----------------------------------------------------------------
                                                             Amortized        Unrealized      Unrealized          Market
                                                               Cost             Gain             Loss              Value
                                                           ------------       ----------      ----------        -----------
U.S. GOVERNMENT AND AGENCY OBLIGATIONS DUE:
   Within one year                                         $  3,490,090         $ 3,061       $      962        $ 3,492,189
   Beyond 12 months but within 5 years                       12,671,350          49,174           15,280         12,705,244
   Beyond 5 years but within 10 years                         3,465,784              --          141,999          3,323,785
   Beyond 10 years                                            6,462,517              --          283,337          6,179,180
                                                           ------------         -------       ----------        -----------
                                                             26,089,741          52,235          441,578         25,700,398
MORTGAGE-BACKED SECURITIES:
Government National Mortgage Association:
   Beyond 12 months but within 5 years                               --              --               --                 --
   Beyond 5 years but within 10 years                           214,317           2,789               --            217,106
   Beyond 10 years                                           40,802,200           4,226        1,316,686         39,489,740
Federal National Mortgage Association:
   Beyond 12 months but within 5 years                               --              --               --                 --
   Beyond 10 years                                           11,255,137           5,429          285,984         10,974,582
Federal Home Loan Mortgage Corporation:
   Within 12 months                                                  --              --               --                 --
   Beyond 12 months but within 5 years                               --              --               --                 --
   Beyond 5 years but within 10 years                                --              --               --                 --
   Beyond 10 years                                            5,311,236              --          219,724          5,091,512
Collateralized Mortgage Obligations:
   Beyond 10 years                                            4,593,950              --           86,273          4,507,677
                                                           ------------         -------       ----------        -----------
                                                             62,176,840          12,444        1,908,667         60,280,617
Trust Preferred Securities
   Beyond 10 years                                           15,346,164              --        2,151,434         13,194,730
                                                           ------------         -------       ----------        -----------
Total available-for-sale securities                        $103,612,745         $64,679       $4,501,679        $99,175,745
                                                           ============         =======       ==========        ===========

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                             AVAILABLE FOR SALE
                                                                             SEPTEMBER 30, 1999
                                                      ----------------------------------------------------------------
                                                        AMORTIZED        UNREALIZED      UNREALIZED          MARKET
                                                          COST             GAIN             LOSS              VALUE
                                                      ------------       ----------      ----------       ------------
U.S. GOVERNMENT AND AGENCY OBLIGATIONS DUE:
   Beyond 12 months but within 5 years                $  2,494,390        $  7,000       $    9,000       $  2,492,390
   Beyond 5 years but within 10 years                    4,064,414          41,000           71,000          4,034,414
   Beyond 10 years                                      13,452,272         107,000          306,000         13,253,272
                                                      ------------        --------       ----------       ------------
                                                        20,011,076         155,000          386,000         19,780,076
MORTGAGE-BACKED SECURITIES:
Government National Mortgage Association:
   Beyond 12 months but within 5 years                          --              --               --                 --
   Beyond 5 years but within 10 years                      406,272          15,500               --            421,772
   Beyond 10 years                                      49,956,589          72,200        1,597,700         48,431,089
Federal National Mortgage Association:
   Beyond 12 months but within 5 years                          --              --               --                 --
   Beyond 10 years                                      14,205,953          46,900          282,200         13,970,653
Federal Home Loan Mortgage Corporation:
   Within 12 months                                             --              --               --                 --
   Beyond 12 months but within 5 years                     153,738              --            7,900            145,838
   Beyond 5 years but within 10 years                           --              --               --                 --
   Beyond 10 years                                       7,636,049           5,200          328,000          7,313,249
Collateralized Mortgage Obligations:
   Beyond 10 years                                       5,754,183           6,471          130,471          5,630,183
                                                      ------------        --------       ----------       ------------
                                                        78,112,784         146,271        2,346,271         75,912,784
TRUST PREFERRED SECURITIES
   Beyond 10 years                                      15,433,290           1,100        1,382,100         14,052,290
                                                      ------------        --------       ----------       ------------
Total available-for-sale securities                   $113,557,150        $302,371       $4,114,371       $109,745,150
                                                      ============        ========       ==========       ============

U.S. Government and Agency obligations carried at approximately $21.2 million at September 30, 2000, were pledged to secure deposits and for other purposes required or permitted by law.

Gross realized gains and gross realized losses on sales of available for sale securities were $43,882 and $215,421, respectively, in 2000; $209,019 and $37,113, respectively, in 1999; and $305,458 and $119,247, respectively, in 1998.

Trading securities realized losses of $181,856 and $208,084 were included in earnings for the years ended September 30, 1999, and 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. LOANS RECEIVABLE, NET
--------------------------------------------------------------------------------

LOANS RECEIVABLE, NET AT SEPTEMBER 30, 2000 AND 1999 ARE SUMMARIZED BELOW:

                                                                                    2000                      1999
                                                                                ------------              ------------
First mortgage loans:
   Secured by 1-4 family residence                                              $241,069,737              $219,675,811
   1-4 family residential construction                                             8,810,462                17,896,602
   1-4 family residential construction--builder                                   15,322,026                20,827,475
   Mortgage loans--commercial                                                     20,418,077                15,678,557
   Mortgage loans--commercial construction                                        10,839,388                        --
Less loans in process                                                            (13,221,686)              (18,997,323)
Deferred loan costs                                                                  520,946                   521,928
Unamortized premium                                                                   50,690                        --
                                                                                ------------              ------------
 Total first mortgage loans                                                      283,809,640               255,603,050

Home equity loans and lines                                                       21,508,266                18,556,225
Other loans                                                                        4,348,055                 5,882,517
Less allowance for loan losses                                                    (2,237,554)               (1,956,744)
                                                                                ------------              ------------
                                                                                $307,428,407              $278,085,048
                                                                                ============              ============


ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES IS SUMMARIZED AS FOLLOWS FOR THE YEARS ENDED SEPTEMBER 30:

                                                                            2000              1999             1998
                                                                         ----------        ----------       ----------
Balance at beginning of year                                             $1,956,744        $1,737,973       $1,419,196
Provision charged to income                                                 600,000           600,000          610,000
Chargeoffs                                                                 (323,030)         (399,036)        (324,223)
Recoveries                                                                    3,840            17,807           33,000
Net chargeoffs                                                             (319,190)         (381,229)        (291,223)
                                                                         ----------        ----------       ----------
Balance at end of year                                                   $2,237,554        $1,956,744       $1,737,973
                                                                         ==========        ==========       ==========

Real estate loans in arrears three months or more or in process of foreclosure at September 30, 2000 and 1999 were as follows:

                                                                        NUMBER                            % OF REAL
                                                                       OF LOANS          AMOUNT         ESTATE LOANS
                                                                       --------        ----------       ------------
2000                                                                      34           $1,912,669            .70%
1999                                                                      34           $2,857,313           1.12%

The Bank had outstanding loan origination commitments of $21,784,500 and $33,141,743, including $7,725,812 and $5,647,881 available on lines of credit, at September 30, 2000 and 1999, respectively. There were no loans committed to be sold at September 30, 2000 and 1999.

The Bank utilizes established loan underwriting procedures which generally require the taking of collateral to secure loans and does not believe it has a significant concentration of credit risk to any one borrower but does estimate that essentially all of its loans are located within and around Allegheny and Butler counties and surrounding counties in Pennsylvania.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

Premises and equipment and the related accumulated depreciation at September 30, 2000 and 1999 consist of the following:

                                                      2000              1999
                                                   ----------        ----------
Land                                               $  899,365        $1,149,808
Buildings and improvements                          4,069,037         2,867,894
Furniture and equipment                             2,649,519         2,037,685
Construction in progress                               16,595           608,387
                                                   ----------        ----------
                                                    7,634,516         6,663,774
Less accumulated depreciation                      (2,121,611)       (2,077,276)
                                                   ----------        ----------
                                                   $5,512,905        $4,586,498
                                                   ==========        ==========

Depreciation expense was $444,647, $321,325 and $229,987 for the years ended September 30, 2000, 1999 and 1998, respectively.

The Bank leases office space under noncancelable operating leases. Future minimum lease commitments under these operating lease agreements are as follows:

              Year ending September 30
              2001                          $  755,271
              2002                             755,271
              2003                             731,271
              2004                             731,271
              2005                             731,271
              2006 and thereafter            5,962,988
                                            ----------
              Total minimum payments        $9,667,343
                                            ==========

Total rental expense for these leases charged to earnings was $143,292, $122,115 and $88,300, for the years ended September 30, 2000, 1999 and 1998, respectively.

6. DEPOSITS
--------------------------------------------------------------------------------

Deposits at September 30, 2000 and 1999 are summarized as follows:

                                                                 2000                               1999
                                                      --------------------------         ---------------------------
BALANCES BY INTEREST RATE                                AMOUNT          PERCENT            AMOUNT           PERCENT
                                                      ------------       -------         ------------        -------
Savings accounts:
   Regular checking                                   $  7,026,264          3.4%         $  4,853,568           2.9%
   Interest checking                                    14,337,698          7.0            12,178,471           7.2
   Passbook                                             26,098,518         12.7            27,998,549          16.5
   Money market                                          8,791,466          4.3             6,742,544           4.0
                                                      ------------        -----          ------------         -----
                                                        56,253,946         27.4%           51,773,132          30.6%
Certificate accounts:
   3.50%-4.49%                                           6,674,337          3.3%            9,026,266           5.3%
   4.50%-5.49%                                          12,424,573          6.0            69,141,837          40.8
   5.50%-6.49%                                          52,668,226         25.6            29,289,209          17.3
   6.50%-7.49%                                          77,210,222         37.5             9,784,294           5.8
   7.50%-8.49%                                             430,200          0.2               423,854           0.2
   8.50%-9.49%                                              18,573          0.0                24,000           0.0
                                                      ------------        -----          ------------         -----
                                                       149,426,131         72.6%          117,689,460          69.4%
                                                      ------------        -----          ------------         -----
                                                      $205,680,077        100.0%         $169,462,592         100.0%
                                                      ============        =====          ============         =====

Individual retirement accounts totaled $15,562,083 and $14,630,466 at September 30, 2000 and 1999, respectively.

Accrued interest payable on deposits included in other liabilities was $485,725 and $279,072 at September 30, 2000 and 1999, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The contractual maturity of certificate accounts are as follows:

                                                          September 30
                                                --------------------------------
                                                    2000                 1999
                                                ------------        ------------
Less than one year                              $ 56,040,892        $ 84,852,001
One to two years                                  64,943,636          11,126,729
Two to three years                                20,815,990           6,089,922
Three to four years                                4,371,897           8,000,530
Thereafter                                         3,253,716           7,620,278
                                                ------------        ------------
                                                $149,426,131        $117,689,460
                                                ============        ============

Certificate accounts of $100,000 or more at September 30, 2000 and 1999 were $47,144,404 and $22,878,327, respectively.

The Bank issued $10,089,000 in wholesale certificates of deposit with maturities of eighteen months ($1,089,000 at 7.55%) and two years ($9,000,000 at 7.60%) in
May 2000. These certificates are included in the deposit totals reflected in the tables above.

The weighted average interest rates for all deposits at September 30, 2000 and 1999 was 5.19% and 4.29%, respectively.

The following schedule sets forth interest expense by fiscal year by type of deposit:

                                             2000          1999         1998
                                          ----------    ----------   ----------
Checking and money market accounts        $  508,277    $  317,751   $  271,747
Passbook accounts                            663,671       657,330      686,904
Certificate accounts                       7,148,233     6,036,697    5,987,001
                                          ----------    ----------   ----------
                                          $8,320,181    $7,011,778   $6,945,652
                                          ==========    ==========   ==========

7. NOTES PAYABLE AND OTHER BORROWINGS
--------------------------------------------------------------------------------

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

Advances from the FHLB consist of the following:

                                     SEPTEMBER 30, 2000               SEPTEMBER 30, 1999
                                ---------------------------      ----------------------------
   WEIGHTED                                      WEIGHTED
STATED MATURITY                 AVERAGE RATE      AMOUNT         AVERAGE RATE       AMOUNT
                                ------------   ------------      ------------    ------------
Less than 12 months                 6.70%      $ 35,401,000          5.85%       $ 49,000,000
One to two years                    7.07%        11,750,000          6.23%          9,500,000
Two to three years                  6.34%        23,500,000          5.82%         45,250,000
Three to four years                   --                 --          5.71%         28,500,000
Thereafter                          6.20%       105,565,730          5.38%         51,816,730
                                    ----       ------------          ----        ------------
                                    6.38%      $176,216,730          5.71%       $184,066,730
                                    ====       ============          ====        ============

Approximately $151,401,000 of the outstanding FHLB advances are adjustable rate notes with a weighted average yield of 6.32% at September 30, 2000. Advances from the Federal Home Loan Bank of Pittsburgh are secured by the Bank's stock in the Federal Home Loan Bank of Pittsburgh, qualifying residential mortgage loans, U.S. Government securities, U.S. Agency securities, and mortgage-backed securities issued or guaranteed by GNMA, FHLMC and FNMA to the extent that the defined statutory value must be at least equal to the advances outstanding. The maximum remaining borrowing capacity at September 30, 2000, is $56,630,000. The advances are subject to restrictions or penalties in the event of prepayment.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

At September 30, 2000, reverse repurchase agreements outstanding amounted to $20 million with a weighted average rate of 5.51% and a maturity date of May 8, 2008. Within one year, reverse repurchase agreements may be called. Securities underlying these reverse repurchase agreements consisted of mortgage-backed securities and U. S. Agency securities with carrying values of $22.1 million (market value of $21.4 million) at September 30, 2000. The maximum amount of outstanding reverse repurchase agreements during the year ended September 30, 2000 were $25 million.

8. TRUST PREFERRED SECURITIES
--------------------------------------------------------------------------------

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

9. RETURN OF CAPITAL DISTRIBUTION
--------------------------------------------------------------------------------

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. INCOME TAXES
--------------------------------------------------------------------------------

Income tax expense in the consolidated statements of income for the years ended September 30, 2000, 1999, and 1998, respectively, includes the following components:

                                        2000            1999            1998
                                      --------       ----------      ----------
Federal:
   Current                            $332,398       $  236,965      $1,190,420
   Deferred                            (70,694)         447,907        (515,155)
State:
   Current                             221,296          345,628         209,221
                                      --------       ----------      ----------
                                      $483,000       $1,030,500      $  884,486
                                      ========       ==========      ==========

A reconciliation from the expected federal statutory income tax provision to the effective tax provision expressed as a percentage of pretax income is as follows:

                                                             PERCENTAGE OF PRETAX INCOME
                                                            -----------------------------
                                                               YEAR ENDED SEPTEMBER 30
                                                            -----------------------------
                                                             2000        1999       1998
                                                             ----        ----       ----
Expected federal tax rate                                    34.0%       34.0%      34.0%
State income taxes, net of federal income tax effect          8.9         6.9        5.0
Tax-exempt interest income                                   (3.1)       (3.5)      (4.0)
Other, net                                                  (10.5)       (6.4)      (3.3)
                                                            -----        ----       ----
Actual effective tax rate                                    29.3%       31.0%      31.7%
                                                            =====        ====       ====

Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of deferred federal income tax assets and liabilities as of September 30, 2000 and 1999 are as follows:

                                                               2000             1999
                                                            ----------       ----------
Deferred federal income tax assets:
   Allowance for loan losses                                 $ 757,434      $   665,293
   Unrealized loss on securities available for sale          1,509,000        1,296,000
   Other                                                       117,826           52,850
                                                            ----------       ----------
Total deferred federal income tax assets                     2,384,260        2,014,143
Deferred federal income tax liabilities:
   Tax-based bad debt reserve in excess of base year            92,451          115,626
   Deferred loan fees                                          177,122          177,456
   Points and odd days deferral                                 80,847               --
   Other                                                        67,335           38,249
                                                            ----------       ----------
Total deferred federal income tax liabilities                  417,755          331,331
                                                            ----------       ----------
Net deferred federal income tax assets                      $1,966,506       $1,682,812
                                                            ==========       ==========

The Company and the Bank will file a consolidated return and utilize the Company's (parent) loss carryforward to offset future taxes.

Retained earnings at September 30, 2000 include financial statement tax bad debt reserves of $3,166,000. The Small Business Job Protection Act of 1996, passed on August 20, 1996, eliminated the special bad debt deduction previously granted solely to thrifts. This results in the recapture of past taxes for permanent deductions arising from the "applicable excess reserve," which is the total amount of the Bank's reserve over its base year reserve as of September 30, 1987. The recapture tax is to be paid in six equal annual installments beginning after September 30, 1996. However, deferral of these payments is permitted for up to two years, as a result of the Bank satisfying a specified mortgage origination test for 1997 and 1998. At September 30, 2000, the Bank had $272,000 in excess of the base year reserves, and subject to prevailing corporate tax rates, the Bank will owe $92,451 in federal taxes, which is reflected as a deferred tax liability. No provision is required to be made for the $2,894,000 of base year reserves.

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5% of earnings based on generally accepted accounting principles with certain adjustments.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

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

Compensation expense for the ESOP was $162,494, $211,431 and $235,322 for the years ended September 30, 2000, 1999 and 1998, respectively. The total shares allocated to participants in the ESOP were 70,392 and 53,244 at September 30, 2000 and 1999, respectively.

The following summarizes the status of the ESOP shares at September 30:

                                                                             2000             1999              1998
                                                                          ----------       ----------        ----------
Beginning balance of unreleased ESOP shares                                  142,174          157,938           151,149
Additional shares purchased                                                       --               --            20,848
Shares released for allocation                                               (17,148)         (15,764)          (14,059)
                                                                          ----------       ----------        ----------
Ending balance of unreleased ESOP shares                                     125,026          142,174           157,938
                                                                          ==========       ==========        ==========
Fair value of unreleased shares at September 30                           $1,125,234       $1,723,860        $2,132,163
                                                                          ==========       ==========        ==========

STOCK OPTION PLANS

The Company has Stock Option Plans that are designed to provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to its success. All options granted to participants under the plans become vested and exercisable at the rate of 20% per year on each annual anniversary date. The Company's 1996 Plan was adopted in October 1996 and had a total of 218,212 shares of common stock reserved for issuance pursuant to the plan. All of the original shares under the 1996 Plan have been awarded. The Company's 2000 Plan was adopted in January 2000 and had a total of 88,365 shares of common stock reserved for issuance. There were 23,000 option shares granted in March 2000 pursuant to this plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Company's return of capital dividend (see Note 9), the Company petitioned the Internal Revenue Service in a private letter ruling request to treat the return of capital dividend impact on the Company's 1996 Stock Option Plan as a "corporate transaction" as opposed to a modification since the related dividend did not cause a reduction in the market value of the Company's stock price. The Company did receive a favorable ruling to this petition, and the adjustment of the stock option strike price of $1.25 was reviewed and did meet the "spread" and "ratio" tests; thus, the reduced strike price is presented as such in the table below.

The grant price of all options is equal to the fair market value of the Company's common stock at the grant date. The following table summarizes the changes in stock options outstanding at, and during, the two year period ended September 30, 2000:

                                                                                                              WEIGHTED
                                                                                                               AVERAGE
EXERCISE PRICE                                                                                                EXERCISE
  PER SHARE             $9.000    $10.375     $11.75    $13.625     $13.75    $14.625     $18.50     TOTAL      PRICE
-----------------------------------------------------------------------------------------------------------------------
Outstanding at
   October 1, 1998                143,755      7,000     17,456      5,500         --     19,000    192,711    $11.617
   Granted                  --         --         --         --         --     24,701         --     24,701     14.625
   Exercised                --     (8,182)        --         --       (550)        --         --     (8,732)    10.588
   Forfeited                --         --         --         --         --         --         --         --         --
                        ------    -------      -----     ------      -----     ------     ------    -------    -------
Outstanding at
   September 30, 1999             135,573      7,000     17,456      4,950     24,701     19,000    208,680    $12.016
   Granted              23,000         --         --         --         --         --         --     23,000      9.000
   Exercised                --         --         --         --         --         --         --         --         --
   Forfeited                --         --         --         --         --         --         --         --         --
                        ------    -------      -----     ------      -----     ------     ------    -------    -------
Outstanding at
   September 30, 2000   23,000    135,573      7,000     17,456      4,950     24,701     19,000    231,680    $11.716
                        ------    -------      -----     ------      -----     ------     ------    -------    -------
Exercisable at
   September 30, 2000       --     96,988      4,200     10,474      2,970      7,340      8,800    130,772    $11.541
                        ======    =======      =====     ======      =====     ======     ======    =======    =======

The Company accounts for stock options in accordance with Opinion No. 25. The following pro forma information regarding net income and earnings per share assumes the adoption of Statement No. 123 for stock options granted during the year ended September 30, 2000. The estimated fair value of the options is amortized to expense over the option and vesting period. The fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 6.0% and a dividend yield of 1.3%; volatility factors of the expected market price of the Company's common stock of .203 and a weighted average expected life of seven years.

                                                                         2000                1999
                                                                      ----------          ----------
Net income before stock options                                       $1,166,911          $2,289,788
Compensation expense (tax effected) from stock options                   120,716             114,893
Pro forma net income                                                  $1,046,195          $2,174,895
                                                                      ----------          ----------
Pro forma dilutive earnings per share                                    $0.67               $1.32
                                                                      ==========          ==========

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

RECOGNITION AND RETENTION PLAN AND TRUST

At a special meeting of the stockholders held on October 15, 1996, the stockholders of the Company approved and established a Recognition and Retention Plan and Trust, the objective of which is to retain qualified personnel in key positions of the Company. Directors, officers and key employees will be eligible to receive benefits under the plan. During the year ended September 30, 1997, the Company contributed $1,063,170 to the trust to purchase 87,285 shares of common stock in connection with the Company's public offering necessary to establish the plan. Shares awarded under the Recognition and Retention Plan
(RRP) shall become vested and exercisable at the rate of 20% per year over five years on each annual anniversary date. The Company is amortizing the prepaid compensation and recording additions to stockholders' equity as the shares vest. Compensation expense attributable to the plan amounted to $212,640 in 2000, 1999 and 1998.

The Company's return of capital distribution, (see Note 9), paid on shares in the Recognition and Retention Plan and Trust were treated as a special credit to participant's accounts and will be released in the same manner and term as the original award. As original shares are released, the related special distribution on shares will also be released.

THRIFT PLAN

Effective October 1, 1995, the Bank provided eligible employees participation in a 401(k) contributory defined contribution plan. The Bank matches 50% of an employee's contribution up to 6% of an employee's compensation. The Bank contributed $46,156, $38,741 and $35,923 to the 401(k) for the years ended September 30, 2000, 1999 and 1998, respectively.

PENSION PLAN

The Bank participates in a retirement plan which covers all eligible employees through the Financial Institution Retirement Fund, a member of the Pentegra Group, which is a multiemployer defined benefit plan. The fund does not compute and provide separate actuarial valuations or segregation of plan assets by employer. The actuarial cost method used for funding the plan is the projected benefit method. The plan was fully funded at June 30, 2000, which is the plan year-end. Pension expense was approximately $15,000 for the period ended September 30, 1998.

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
--------------------------------------------------------------------------------

Interest rate cap agreements are instruments used by the Company in hedging certain short-term liabilities. An interest rate cap is an agreement whereby the seller of the cap contractually agrees to pay the buyer the difference between the actual interest rate and the strike rate per the cap contract (if the actual rate is higher than the strike rate). At September 30, 2000, the Company had notional balances of interest rate cap agreements totaling $25 million. The Bank would receive variable interest payments based on the spread between the variable three-month LIBOR rate and the strike price of the caps if the variable three-month LIBOR rate is higher than the strike rate. The strike price of the agreement held by the Bank at September 30, 1999 was 7%. Unamortized costs at September 30, 2000 were $120,833 and were included in other assets. The agreement has an expiration date of March 6, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

Under federal regulations, the Bank is required to maintain specific amounts of capital. The following table sets forth certain information concerning the Bank's regulatory capital:

                                               SEPTEMBER 30, 2000                          SEPTEMBER 30, 1999
                                     -----------------------------------------------------------------------------------
                                      TIER I         TIER I          TOTAL        TIER I         TIER I          TOTAL
                                     LEVERAGE      RISK-BASED     RISK-BASED     LEVERAGE      RISK-BASED     RISK-BASED
                                      CAPITAL        CAPITAL        CAPITAL       CAPITAL        CAPITAL        CAPITAL
                                     -----------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
Equity capital(1)                     $ 32,782      $ 32,782       $ 32,782       $ 33,158      $ 33,158       $ 33,158
Plus general valuation
   allowances(2)                            --            --          2,238             --            --          1,957
                                      --------      --------       --------       --------      --------       --------
Total regulatory capital                32,782        32,782         35,020         33,158        33,158         35,115
Minimum required capital                17,890         9,060         18,119         16,863         8,208         16,417
                                      --------      --------       --------       --------      --------       --------
Excess regulatory capital               14,892        23,722         16,901         16,295        24,950         18,698
                                      ========      ========       ========       ========      ========       ========
Adjusted total assets                 $447,244      $226,490       $226,490       $421,565      $205,212       $205,212
                                      ========      ========       ========       ========      ========       ========

Regulatory capital as a percentage      7.33%        14.47%         15.46%          7.87%        16.16%         17.11%
Minimum capital required
   as a percentage                      4.00          4.00           8.00           4.00          4.00           8.00
                                      --------      --------       --------       --------      --------       --------
Excess regulatory capital
   as a percentage                      3.33%        10.47%          7.46%          3.87%        12.16%          9.11%
                                      ========      ========       ========       ========      ========       ========
Well-capitalized requirement            5.00%         6.00%         10.00%          5.00%         6.00%         10.00%
                                      ========      ========       ========       ========      ========       ========


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

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. LOANS TO RELATED PARTIES
--------------------------------------------------------------------------------

The Bank has granted loans to certain directors and officers of the Bank and to their affiliates. Such loans are made in the ordinary course of business at the Bank's normal credit terms and do not represent more than normal risk of collection. These loans aggregated approximately $48,206, $67,227 and $24,253 at September 30, 2000, 1999 and 1998, respectively. There were no new loans granted and repayments approximated $19,021 in fiscal 2000.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

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

DEPOSIT LIABILITIES: The fair values disclosed for interest checking, money market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow analysis, applying a comparable Federal Home Loan Bank advance rate to the aggregated weighted average maturity on time deposits.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                       SEPTEMBER 30, 2000                       SEPTEMBER 30, 1999
                                                 -----------------------------            -----------------------------
                                                   CARRYING           FAIR                  CARRYING           FAIR
                                                     VALUE            VALUE                   VALUE            VALUE
                                                 ------------     ------------            ------------     ------------
ASSETS
Cash and interest-bearing deposits               $  7,108,287     $  7,108,287            $  5,319,099     $  5,319,099
Investment securities available for sale           99,175,745       99,175,745             109,745,150      109,745,150
Loans receivable, net                             307,428,407      308,451,000             278,085,048      277,806,000
Federal Home Loan Bank stock                       10,763,400       10,763,400               9,715,900        9,715,900
Interest rate cap                                     120,833          112,468                 170,834          270,760

LIABILITIES
Deposits                                         $205,680,077     $205,218,000            $169,462,592     $168,599,000
Advances from Federal Home Loan Bank              176,216,730      177,175,000             184,066,730      183,782,000
Advance payments by borrowers                       1,846,333        1,846,333               1,975,086        1,975,086
Reverse repurchase agreements                      20,000,000       19,060,000              25,000,000       24,942,000
Guaranteed preferred beneficial
   interests in subordinated debt                  10,830,178        9,582,000              10,805,672       10,175,000

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------

Quarterly consolidated statements of income are as follows (dollar amounts in thousands, except per share data):

                             THREE MONTHS ENDED                                 THREE MONTHS ENDED
                    ------------------------------------   YEAR ENDED   ------------------------------------   YEAR ENDED
                    DECEMBER   MARCH    JUNE   SEPTEMBER    SEPTEMBER   DECEMBER   MARCH     JUNE  SEPTEMBER    SEPTEMBER
                      1999     2000     2000     2000         2000        1998     1999      1999     1999        1999
                    ------------------------------------   ----------   ------------------------------------   ----------
Total interest
   income            $7,571   $7,808   $7,790    $7,806      $30,975     $6,746   $6,868    $6,847   $7,198      $27,659
                     ------   ------   ------    ------      -------     ------   ------    ------   ------      -------
Total interest
   expense            5,284    5,495    5,699     5,968       22,446      4,743    4,619     4,702    4,953       19,017
                     ------   ------   ------    ------      -------     ------   ------    ------   ------      -------
Net interest
   income             2,287    2,313    2,091     1,838        8,529      2,003    2,249     2,145    2,245        8,642
Provision for
   loan losses          150      150      150       150          600        150      150       150      150          600
                     ------   ------   ------    ------      -------     ------   ------    ------   ------      -------
Net interest
   income after
provision for
loan losses           2,137    2,163    1,941     1,688        7,929      1,853    2,099     1,995    2,095        8,042
Total noninterest
   income               301      (51)     649       222        1,121        139      286       279      302        1,006
Total noninterest
expense               1,613    1,725    1,910     2,152        7,400      1,270    1,491     1,425    1,541        5,727
                     ------   ------   ------    ------      -------     ------   ------    ------   ------      -------
Income before
   income taxes         825      387      680      (242)       1,650        722      894       849      856        3,321
Income taxes            252       67      240       (76)         483        224      278       263      266        1,031
                     ------   ------   ------    ------      -------     ------   ------    ------   ------      -------
Net income           $  573   $  320   $  440    $ (166)     $ 1,167     $  498   $  616    $  586   $  590      $ 2,290
                     ======   ======   ======    ======      =======     ======   ======    ======   ======      =======
Basic earnings
   per share(1)      $  .36   $  .20   $  .29    $ (.11)     $   .75     $  .30   $  .38    $  .37   $  .36      $  1.40
                     ======   ======   ======    ======      =======     ======   ======    ======   ======      =======
Diluted earnings
   per share(1)      $  .36   $  .20   $  .29    $ (.11)     $   .75     $  .30   $  .37    $  .36   $  .36      $  1.39
                     ======   ======   ======    ======      =======     ======   ======    ======   ======      =======

(1) Quarterly per share amounts do not add to total for the years ended September 2000 and 1999, due to rounding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



17. CONSOLIDATED FINANCIAL INFORMATION OF PITTSBURGH FINANCIAL CORP.
    (PARENT ONLY)
--------------------------------------------------------------------------------

Pittsburgh Financial Corp. was organized in September 1995 and began operations on April 1, 1996. The Company's statements of condition as of September 30, 1999 and 1998 and related statements of income and cash flows are as follows:

STATEMENTS OF FINANCIAL CONDITION

                                                                           2000                 1999
                                                                        -----------         -----------
ASSETS
Cash and cash equivalents                                               $   534,166         $   852,917
Investment in BankPittsburgh                                             30,057,821          30,879,126
Prepaid income taxes                                                      1,509,019             951,462
Other assets                                                                398,876             371,179
                                                                        -----------         -----------
Total assets                                                            $32,499,882         $33,054,684
                                                                        ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Guaranteed preferred benefit interest in subsidiary debt                $10,830,178         $10,805,672
Other liabilities                                                           250,574             222,878

Total liabilities                                                        11,080,752          11,028,550
Total stockholders' equity                                               21,419,130          22,026,134
                                                                        -----------         -----------
Total liabilities and stockholders' equity                              $32,499,882         $33,054,684
                                                                        ===========         ===========

STATEMENTS OF INCOME

                                                                                   YEAR ENDED
                                                                        -------------------------------
                                                                           2000                 1999
                                                                        -----------         -----------
Interest and dividend income                                            $        --         $     4,420
Interest expense                                                         (1,008,906)         (1,012,264)
Noninterest income                                                          (73,000)           (251,856)
Noninterest expense                                                        (545,981)           (553,772)
                                                                        -----------         -----------

(Loss) before income taxes and equity in earnings of subsidiary          (1,627,887)         (1,813,472)
Income tax credit (expense)                                                 502,000             540,000
                                                                        -----------         -----------

(Loss) before equity in earnings of subsidiary                           (1,125,887)         (1,273,472)
                                                                        -----------         -----------

Equity in earnings of BankPittsburgh                                      2,292,798           3,563,260
                                                                        -----------         -----------

Net income                                                              $ 1,166,911         $ 2,289,788
                                                                        ===========         ===========

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED SEPTEMBER 30,
                                                                                  -------------------------------
                                                                                     2000                 1999
                                                                                  -----------         -----------
OPERATING ACTIVITIES
Net income                                                                        $ 1,166,911         $ 2,289,788
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of BankPittsburgh                                               (2,292,798)         (3,563,260)
Amortization of ESOP and RRP shares                                                   375,134             424,071
Change in other assets and liabilities                                              2,169,052             772,167
                                                                                  -----------         -----------

Net cash used in operating activities                                               1,418,299             (77,234)
                                                                                  -----------         -----------

INVESTING ACTIVITIES
Net cash provided by investing activities                                                  --                  --

FINANCING ACTIVITIES
Cash dividend on common stock                                                        (617,703)           (502,927)
Purchase of stock for Treasury and RRP                                             (1,119,347)         (1,278,263)
                                                                                  -----------         -----------

Net cash provided by (used in) financing activities                                (1,737,050)         (1,781,190)
                                                                                  -----------         -----------

Increase (decrease) in cash                                                          (318,751)         (1,858,424)
Cash at beginning of year                                                             852,917           2,711,341
                                                                                  -----------         -----------
Ending cash and cash equivalents                                                  $   534,166         $   852,917
                                                                                  ===========         ===========

CORPORATE INFORMATION

CORPORATE HEADQUARTERS
   Pittsburgh Financial Corp.
   1001 Village Run Road, Wexford, Pennsylvania 15090
   (724) 933-4509  Fax:  (724) 933-4533

ANNUAL MEETING
   The Annual Stockholders' Meeting will be held at 11:00 a.m. on January 25, 2001, at The Library Center, GRW Theater, Second Level, 414 Wood Street, Pittsburgh, Pennsylvania 15222. Stockholders are encouraged to attend.

TRANSFER AGENT
   Mellon Investor Services LLC
   Overpeck Centre
   85 Challenger Road
   Ridgefield Park, New Jersey 07660
   (800) 756-3353

GENERAL INQUIRIES AND REPORTS
   Pittsburgh Financial Corp. is required to file an annual report on Form 10-K for its fiscal year ended September 30, 2000, with the Securities and Exchange Commission. Copies of this annual report and quarterly reports may be obtained without charge by contacting Michael J. Kirk, Executive Vice President and Chief Financial Officer.


DIVIDEND REINVESTMENT PLAN
   Pittsburgh Financial Corp. maintains a Dividend Reinvestment/Cash Purchase Plan for registered holders of its common stock. A brochure describing the Plan and an application to participate may be obtained by contacting Michael J. Kirk, Executive Vice President and Chief Financial Officer.

STOCK INFORMATION
   Pittsburgh Financial Corp. is traded on the NASDAQ Stock Market under the symbol "PFC." As of September 30, 1999, Pittsburgh Financial Corp. had 1,697,506 shares of common stock outstanding and approximately 1,300 stockholders of record.

STOCK PRICE
   The following table illustrates Pittsburgh Financial Corp.'s high and low quarterly closing stock price on the NASDAQ Stock Exchange and the cash dividends per share paid during the year.


QUARTER ENDED                     HIGH             LOW         DIVIDENDS
September 2000                   $ 9.13          $ 8.06           $.09
June 2000                          9.00            8.00            .09
March 2000                        12.88            8.13            .09
December 1999                     13.47           11.38            .09

September 1999                   $13.38          $12.13           $.07
June 1999                         13.88           13.13            .07
March 1999                        15.13           13.63            .07
December 1998                     15.50           12.13            .07




                                       48